As filed with the Securities and Exchange Commission on May 2, 2022

Registration No. 333-262699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SATELLOGIC INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	6770	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ruta 8 Km 17,500, Edificio 300

Oficina 324 Zonamérica

Montevideo, 91600, Uruguay

00-598-25182302

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rick Dunn

Satellogic Inc.

Chief Financial Officer

210 Delburg Street

Davidson, NC 28036

(704) 894-4482

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq.

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, FL 33131

Tel: (305) 579-0576

Fax: (305) 579-0717

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 2, 2022

PRELIMINARY PROSPECTUS

SATELLOGIC INC.

94,739,154 CLASS A ORDINARY SHARES

41,464,693 WARRANTS

Offered by Selling Securityholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to (a) 94,739,154 Class A Ordinary Shares of Satellogic Inc. (the “Company”), which include (i) up to 7,533,463 Class A Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were purchased by such investors upon the closing of the Business Combination in a private placement at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (ii) up to 1,500,000 Class A Ordinary Shares issued to the Sponsor pursuant to the Forward Purchase Contract at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (iii) up to 535,085 Class A Ordinary Shares issuable to certain former holders of Nettar Series X Preferred Shares at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (iv) 6,250,0000 Class A Ordinary Shares issued to the Sponsor and the former independent directors of CF V in exchange for the Sponsor’s and such directors’ CF V Class B Common Stock acquired in connection with the formation of CF V at a price of $0.003 per share, (v) 600,000 Class A Ordinary Shares issued to the Sponsor in exchange for the Sponsor’s Class A Common Stock acquired in connection with the CF V Private Placement at a price of $10.00 per share, (vi) up to 2,208,229 Class A Ordinary Shares issued to an affiliate of the Sponsor in lieu of advisory and other fees owed to them at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (vii) up to 985,026 Class A Ordinary Shares issued to an affiliate of the Sponsor in satisfaction of debt owed to them at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (viii) the Liberty Shares (comprising 20,000,000 Class A Ordinary Shares) issued pursuant to the Liberty Subscription Agreement at a price of $7.50 per share, (ix) 13,662,658 Class A Ordinary Shares issuable to Emiliano Kargieman, Nettar’s founder and the Company’s Chief Executive Officer, upon conversion of our Class B Ordinary Shares for no additional consideration which Class B Ordinary Shares were issued to Nettar’s founder at the Closing of the Business Combination in exchange for his ordinary and preference shares in Nettar which he received for no consideration, (x) 533,333 Class A Ordinary Shares issuable upon the exercise of Warrants having an exercise price of $8.63 per share (the “$8.63 Warrants”), (xi) 7,500,000 Class A Ordinary Shares issuable upon the exercise of Warrants having an exercise price of $10.00 per share (the “$10.00 Liberty Warrants”), (xii) 15,000,000 Class A Ordinary Shares issuable upon the exercise of Warrants having an exercise price of $15.00 per share (the “$15.00 Liberty Warrants”), (xiii) 2,500,000 Class A Ordinary Shares issuable upon the exercise of Warrants having an exercise price of $20.00 per share (the “PIPE Warrants”) and (xiv) 15,931,360 Class A Ordinary Shares issuable upon conversion of Warrants having an exercise price of $2.51635975 per share (the “Columbia Warrants”) and (b) 41,464,693 Warrants to purchase Class A Ordinary Shares which include (i) 533,333 $8.63 Warrants, (ii) 7,500,000 $10.00 Liberty Warrants, (iii) 15,000,000 $15.00 Liberty Warrants, (iv) 2,500,000 PIPE Warrants and (v) 15,931,360 Columbia Warrants. Except as described in this prospectus under “Information Related to Offered Securities”, no separate consideration was paid for any of the warrants registered hereby. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary — Recent Developments — Business Combination.” Additional details regarding the securities being registered, and the Selling Securityholders is set forth in this prospectus under “Information Related to Offered Securities”.

We will receive up to an aggregate of $394,691,696.86 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 533,333 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Description of Securities — Warrants”. The closing price of our Class A Ordinary Shares on Nasdaq on April 4, 2022 was $9.25, which is $0.75, $5.75, and $10.25 below the exercise price of the $10.00 Liberty Warrants, $15.00 Liberty Warrants and PIPE Warrants, respectively and $0.62 and $6.7336425 above the $8.63 Warrants and the Columbia Warrants, respectively. The Columbia Warrants are not exercisable until July 24, 2022. If the market price for our Class A Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants other than the $8.63 Warrants and the Columbia Warrants, which represent $44,691,696.79 in proceeds, will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of securities to be offered by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any securities pursuant to this prospectus.

Our registration of the Class A Ordinary Shares and Warrants covered by this prospectus does not mean that either we or any Selling Securityholders will issue, offer or sell, as applicable, any of the Class A Ordinary Shares or Warrants. The Selling Securityholders may offer and sell the Class A Ordinary Shares or Warrants covered by this prospectus in a number of different ways and at varying prices, subject to, in certain circumstances, applicable lock-up restrictions. As described above, the Selling Securityholders purchased the Class A Ordinary Shares covered by this prospectus for prices ranging from no consideration to $8.00, which is at or below the $10.00 price per unit purchased by public investors in the SPAC IPO. The closing price of our Class A Ordinary Shares and our $8.63 Warrants on Nasdaq on April 4, 2022 was $9.25 and $0.9251, respectively. None of our other warrants are listed for trading on any securities exchange. Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their Class A Ordinary Shares covered by this prospectus even if the market price per Class A Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. Immediately after effectiveness of this registration statement, 9,920,136 Class A Ordinary Shares registered on this registration statement that were purchased by Selling Securityholders for prices below current market prices (assuming the maximum number of Additional Shares, as described herein, are issued) will be able to be sold pursuant to this registration statement which could have a material negative impact on the market price of the Class A Ordinary Shares. An additional 74,844,018 Class A Ordinary Shares that were purchased by their holders for prices ranging from no consideration to $8.00 (assuming the maximum number of Additional Shares, as described herein, are issued) and which are currently subject to lock-up restrictions, will be able to be sold pursuant to this registration statement when the lock-up restrictions on those Class A Ordinary Shares expire, which could have a material negative impact on the market price of the Class A Ordinary Shares at such time. For more detail regarding the lock-up restrictions applicable to certain of the securities offered pursuant to this registration statement, please see “Information Related to Offered Securities”. We provide more information about how the Selling Securityholders may resell the Class A Ordinary Shares or Warrants in the section entitled “Plan of Distribution.”

We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 26 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED                 , 2022

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the selling securityholders have authorized any other person to provide you with different or additional information. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

The Company name, logos and other trademarks and service marks of the Company appearing in this prospectus are the property of the Company. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

EXCHANGE RATE PRESENTATION

Certain amounts described in this prospectus have been expressed in U.S. dollar for convenience and, when expressed in U.S. dollar in the future, such amounts may be different from those set forth in this prospectus due to intervening exchange rate fluctuations.

FINANCIAL STATEMENT PRESENTATION

CF V

The historical financial statements of CF V were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation currency of the U.S. Dollar.

Nettar Group Inc.

Nettar Group Inc.’s audited consolidated financial statements as of December 31, 2021 included in this prospectus have been prepared in accordance with IFRS as issued by the IASB and are denominated in U.S. dollars. Nettar Group Inc. refers in various places in this prospectus to non-IFRS financial measures, including Adjusted EBITDA, which are more fully explained in “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations-Non-IFRS Financial Measures”. The presentation of non-IFRS information is not meant to be considered in isolation or as a substitute for the Company’s audited consolidated financial results prepared in accordance with IFRS.

Satellogic

Satellogic was incorporated on June 29, 2021 for the sole purpose of effectuating the transactions described herein. Through December 31, 2021, Satellogic had no material assets and did not operate any businesses. Accordingly, no financial statements of the Company have been included in this prospectus.

The Business Combination is made up of the series of transactions provided for in the Merger Agreement as described elsewhere within this prospectus. The transactions are accounted for as a capital reorganization under IFRS.

The Company qualifies as a foreign private issuer and will prepare its financial statements in accordance with IFRS and will be denominated in U.S. dollars.

The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by the registrant. The adjustments presented in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Satellogic after giving effect to the Business Combination. CF V and Satellogic did not have any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

INDUSTRY AND MARKET DATA

This prospectus contains estimates, projections, and other information concerning Satellogic’s industry and business, as well as data regarding market research, estimates, and forecasts prepared by Satellogic’s management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Satellogic operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, Satellogic obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

FREQUENTLY USED TERMS

In this prospectus:

“$8.63 Warrants” means warrants to purchase our Class A Ordinary Shares at an exercise price of $8.63 per share which warrants, when issued, had an exercise price of $11.50 which was reduced pursuant to the terms of the warrants as described herein consisting, as of the date hereof, of (a) 8,333,333 Public Warrants, (b) 333,333 Warrants issued to Sponsor in exchange for CF V warrants purchased by Sponsor pursuant to the Forward Purchase Contract and (c) 200,000 Warrants issued to Sponsor in exchange for warrants purchased by Sponsor in a private placement in connection with the SPAC IPO.

“$10.00 Liberty Advisory Fee Warrants” means 2,500,000 warrants to purchase our Class A Ordinary Shares at an exercise price of $10.00 per share, which have been issued to the Liberty Manager pursuant to the Liberty Letter Agreement.

“$10.00 Liberty Share Warrants” means the 5,000,000 warrants to purchase our Class A Ordinary Shares at an exercise price of $10.00 per share, which have been issued to Liberty pursuant to the Liberty Subscription Agreement.

“$10.00 Liberty Warrants” means the $10.00 Liberty Share Warrants and the $10.00 Liberty Advisory Fee Warrants.

“$15.00 Liberty Warrants” means 15,000,000 warrants to purchase our Class A Ordinary Shares at an exercise price of $15.00 per share, which have been issued to Liberty pursuant to the Liberty Subscription Agreement.

“2018 NPA” means the Note Purchase Agreement dated as of April 6, 2018, as amended and restated in the 2019 NPA.

“2019 NPA” means the Amended and Restated Note Purchase Agreement dated as of September 9, 2019, as amended from time to time.

“2020 NPA” means the Note Purchase Agreement dated as of September 25, 2020, as amended from time to time.

“Additional Shares” means the Series X Additional Shares, the PIPE Additional Shares, the FPC Additional Shares, the CF Fee Letter Additional Shares and the Promissory Note Waiver Letter Additional Shares, collectively.

“Adjustment Period” means the 30-calendar day period ending on (and including) the date that this registration statement is declared effective.

“Adjustment Period VWAP” means the volume weighted average price of a Class A Ordinary Share, as reported on the Nasdaq, determined for the Trading Days that occur during the Adjustment Period (as reported on Bloomberg).

“Advisory Fee Warrant Agreement” means that certain Warrant Agreement dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company governing the warrants issued pursuant to the Liberty Letter Agreement as modified by the Liberty Restated Letter Agreement.

“Assignment and Assumption Agreement” means that certain Assignment, Assumption and Amendment Agreement dated as January 25, 2022 by and among CF V, the Company and Continental Stock Transfer & Trust Company.

v

“Assumed Options” means Nettar Options that have been assumed by the Company and converted into options to purchase Class A Ordinary Shares.

“Board” means the board of directors of Satellogic.

“Business Combination” means the Mergers and the other Transactions consummated pursuant to the Merger Agreement.

“BVI” means the British Virgin Islands.

“BVI Act” means the BVI Business Companies Act, 2004, as amended.

“Cantor” means Cantor Fitzgerald L.P., a Delaware limited partnership and an affiliate of the Sponsor, CF&Co. and, prior to the consummation of the Business Combination, CF V.

“Cantor Fee Letters” means the Promissory Note Waiver Letter and the CF Fee Letter.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership and an affiliate of the Sponsor.

“CF Fee Letter” means that certain fee letter dated as of January 18, 2022 by and among CF V, the Company and CF&Co.

“CF Fee Letter Additional Shares” means the Class A Ordinary Shares CF&Co. will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00 pursuant to the CF Fee Letter.

“CF Securities” means Cantor Fitzgerald Securities, a New York general partnership and an affiliate of the Sponsor.

“CF V” means Satellogic V Inc. (formerly known as CF Acquisition Corp. V), a Delaware corporation.

“CF V Board” means the board of directors of CF V.

“CF V Class A Common Stock” means Class A common stock of CF V, par value $0.0001 per share.

“CF V Class B Common Stock” means Class B common stock of CF V, par value $0.0001 per share.

“CF V Common Stock” means, collectively, the CF V Class A Common Stock and the CF V Class B Common Stock.

“CF V Merger” means the merger of SPAC Merger Sub with and into CF V.

“CF V Merger Effective Time” means the date and time that the CF V Merger became effective in accordance with the Merger Agreement.

“CF V Public Shares” means the shares of CF V Class A Common Stock sold as part of the CF V Units in the SPAC IPO.

“CF V Public Warrants” means the CF V Warrants sold as part of the CF V Units in the SPAC IPO.

“CF V Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by CF V or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer taxes, and (C) filing fees paid to governmental authorities in connection with the Transactions in accordance with the Merger Agreement.

“CF V Units” means units of CF V, each unit comprising one share of CF V Class A Common Stock and one-third of one CF V Warrant.

“CF V Warrants” means warrants to purchase shares of CF V Class A Common Stock.

“Class A Ordinary Shares” means the class A ordinary shares of the Company, par value $0.0001 per share.

“Class B Ordinary Shares” means the class B ordinary shares of the Company, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Closing Date” means January 25, 2022.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Satellogic Inc. following the Closing.

“Company Governing Documents” means the Memorandum and Articles of Association of Satellogic.

“Columbia Loan” means the Loan and Security Agreement dated March 8, 2021, by and between Columbia River Investment Limited, a BVI company, and the Company.

“Columbia Warrants” means the Warrant issued to Columbia River Investment Limited pursuant to the Columbia Loan.

“Convertible Notes” means the convertible notes Satellogic issued pursuant to the 2018 NPA, the 2019 NPA and 2020 NPA.

“Convertible Notes Conversion” means the conversion of the Convertible Notes into Nettar Preference Shares immediately prior to the Initial Merger Effective Time in accordance with the Merger Agreement, the Convertible Notes, the Stockholder Support Agreement and the Nettar Governing Documents.

“CRIL” means Columbia River Investment Limited.

“Debt and Share Exchange” means that certain exchange transaction entered into between CRIL and Nettar on March 8, 2021.

“Forward Purchase Contract” means that certain amendment and restatement of the forward purchase contract, dated January 28, 2021, by and between CF V and the Sponsor pursuant to which the Sponsor agreed to purchase, and the Company agreed to issue and sell to the Sponsor, 1,250,000 Class A Ordinary Shares (subject to adjustment) and 333,333 Warrants.

“Forward Purchase Securities” means 1,250,000 Class A Ordinary Shares and 333,333 warrants to purchase Class A Ordinary Shares.

“Founder Shares” means 6,250,000 shares of CF V Class B Common Stock owned by Sponsor and the independent directors of CF V (including any shares of CF V Class A Common Stock issued upon conversion of such shares of CF V Class B Common Stock and the Class A Ordinary Shares issued in exchange thereof pursuant to the CF V Merger).

“FPC Additional Shares” means the Class A Ordinary Shares the Sponsor will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“IFRS” means the International Financial Reporting Standards.

“Initial Merger” means the merger of the Company with and into Target Merger Sub.

“Initial Merger Effective Time” means the date and time that the Initial Merger became effective in accordance with the Merger Agreement.

“Insider Letter” means the letter agreement, dated as of January 28, 2021, as amended as of the date of the Merger Agreement, by and among CF V, Sponsor and certain Insiders, pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the CF V securities and as of the Closing, Company securities) owned by them.

“Insiders” means the former officers and directors of CF V.

“Liberty” means the Liberty Investor together with the Liberty Manager.

“Liberty Closing” means the date on which the Liberty Investment was consummated, being February 10, 2022.

“Liberty Investor” means Liberty Strategic Capital (SATL) Holdings, LLC, a Cayman Islands limited liability company and an investment vehicle managed by the Liberty Manager.

“Liberty Investment” means the investment made by the Liberty Investor pursuant to which it agreed to purchase, and the Company agreed to issue and sell to the Liberty Investor, (i) 20,000,000 Class A Ordinary Shares (the “Liberty Shares”), (ii) 5,000,000 $10.00 Liberty Share Warrants, and (iii) 15,000,000 $15.00 Liberty Warrants, in a private placement for an aggregate purchase price of $150.0 million.

“Liberty Letter Agreement” means that certain Letter Agreement dated as of January 18, 2022 by and among the Company, the Sponsor and the Liberty Investor, which was agreed to by Emiliano Kargieman for the purpose of certain provisions therein.

“Liberty Manager” means Liberty 77 Capital L.P., the investment manager of the Liberty Investor.

“Liberty Restated Letter Agreement” means that certain Amended and Restated Letter Agreement dated as of February 10, 2022 by and among the Company, Emiliano Kargieman, the Sponsor and the Liberty Investor, which amended and restated the Liberty Letter Agreement.

“Liberty Subscription Agreement” means that certain subscription agreement dated as of January 18, 2022 by and among the Company, Liberty and CF V, pursuant to which the Liberty Investment was made.

“Liberty Warrant Agreement” means that certain Warrant Agreement dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company governing the warrants issued pursuant to the Liberty Subscription Agreement.

“Lock-Up Addendum” means the addendum to the PIPE Subscription Agreement which, if executed by a PIPE Investor, (i) subjects the PIPE Investor to a lock-up period of two years from the Closing with respect to the Class A Ordinary Shares held by such PIPE Investor and subjected to such lock-up and (ii) entitles the PIPE Investor to be issued that number of PIPE Warrants equal to the number of PIPE Shares subjected to such lock-up.

“Lock-Up Agreements” means the separate lock-up agreements entered into concurrently with the execution of the Merger Agreement among CF V, the Company and a number of Nettar Shareholders and holders of Convertible Notes, pursuant to which the Ordinary Shares received by such Nettar Shareholders and holders of Convertible Notes are locked-up and subject to transfer restrictions for a period of time following the Closing.

“Lock-Up Company Securityholder” means a Nettar Shareholder and/or holder of Convertible Notes that was subject to a Lock-Up Agreement upon the Closing.

“Lock-Up PIPE Investor” means the PIPE Investor that elected to be subject to the Lock-Up Addendum upon the Closing.

“Lock-Up Securities” means the Ordinary Shares and/or Assumed Options to be received by a Lock-Up Company Securityholder that are subject to the Lock-Up Agreement upon consummation of the Business Combination, including any Ordinary Shares underlying the Assumed Options held by such Lock-Up Company Securityholder, and further including any other securities held by such Lock-Up Company Securityholder immediately following the Business Combination which are convertible into, or exercisable, or exchangeable for, Ordinary Shares (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements or shares issued in connection with the conversion of Nettar Series X Preferred Shares).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of July 5, 2021 (as it may be amended, supplemented or otherwise modified from time to time) by and among the Satellogic Inc., Target Merger Sub, SPAC Merger Sub and Nettar Group Inc.

“Mergers” means the CF V Merger together with the Initial Merger.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nettar” means Nettar Group Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands.

“Nettar Governing Documents” means collectively, the Amended and Restated Memorandum of Association dated April 23, 2021 of Nettar Group Inc. and the Amended and Restated Articles of Association of Nettar Group Inc. dated April 23, 2021

“Nettar Options” means any options granted, or approved by the Board of Directors of Nettar Group Inc. for grant but not yet granted, under the Nettar Group Inc. 2015 Stock Plan to purchase Ordinary Shares.

“Nettar Ordinary Shares” means the ordinary shares of Nettar Group Inc., par value $0.00001 per share.

“Nettar Preference Shares” means, collectively, (i) the series A preference shares of Nettar Group Inc., par value $0.00001 per share, (ii) the series B preference shares of Nettar Group Inc., par value $0.00001 per share, (iii) the series B-1 preference shares of Nettar Group Inc., par value $0.00001 per share and (iv) the Nettar Group Inc. Series X Preferred Shares, par value $0.00001 per share.

“Nettar Series X Preferred Shares” means the series X preference shares of Nettar Group Inc., par value $0.00001 per share.

“Nettar Series X Shareholders” means the holders of Nettar Series X Preferred Shares outstanding immediately prior to the consummation of the Business Combination.

“Nettar Shares” means, collectively, the Nettar Ordinary Shares together with the Nettar Preference Shares.

“Nettar Shareholders” means, collectively, holders of Nettar Shares immediately prior to the consummation of the Business Combination.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“PIPE Additional Shares” means the Class A Ordinary Shares each PIPE Investor will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“PIPE Investment” means the sale of Class A Ordinary Shares pursuant to PIPE Subscription Agreements in a private placement that occurred concurrently with the closing of the Business Combination.

“PIPE Investors” means investors that subscribed for Class A Ordinary Shares in the PIPE Investment including the Non-redeeming Holders.

“PIPE Shares” means such number of Class A Ordinary Shares purchased by the PIPE Investors pursuant to the PIPE Subscription Agreements excluding the shares purchased in the open market by Non-redeeming Holders.

“PIPE Subscription Agreements” mean the Subscription Agreements, dated as of July 5, 2021, by and among CF V, Satellogic Inc. and the PIPE Investors.

“PIPE Warrant Agreement” means that certain Warrant Agreement dated January 25, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company governing the PIPE Warrants.

“PIPE Warrants” means the warrants to acquire 2,500,000 Class A Ordinary Shares at a purchase price of $20.00 per share issued pursuant to the Lock-Up Addendum, which number of warrants is equal to the 2,500,000 PIPE Shares that the Lock-Up PIPE Investor elected to subject to lock-up pursuant to the Lock-Up Addendum.

“Public Warrant Agreement” means that certain Warrant Agreement dated January 28, 2021, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company governing the $8.63 Warrants.

“Public Warrants” means Warrants to purchase Class A Ordinary Shares that are listed to trade publicly on a nationally recognized exchange.

“Promissory Note Waiver Letter” means that certain Waiver Letter entered into on January 18, 2022 by and between the Company and CF Securities.

“Promissory Note Waiver Letter Additional Shares” means the Class A Ordinary Shares the Sponsor will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00 pursuant to the Promissory Note Waiver Letter.

“Ordinary Shares” means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Satellogic” means Satellogic Inc.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

x

“Series X Additional Shares” means the Class A Ordinary Shares that each Nettar Series X Shareholder will be entitled to receive if the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share. In the event the Adjustment Period VWAP is less than $8.00, the Adjustment Period VWAP for purposes of this calculation will be deemed to be $8.00.

“SPAC IPO” means CF V’s initial public offering of CF V Units, consummated on February 2, 2021.

“SPAC Merger Sub” means Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of Satellogic.

“Sponsor” means CFAC Holdings V, LLC, a Delaware limited liability company.

“Sponsor Earn-Out Shares” means the Class A Ordinary Shares that the Sponsor has subjected to forfeiture pursuant to the Sponsor Support Agreement.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of July 5, 2021 by and among Satellogic Inc., the Sponsor and Nettar Group Inc.

“Target Merger Sub” means Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Satellogic.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transactions” means, collectively, the Mergers, the Convertible Notes Conversion and each of the other transactions contemplated by the Merger Agreement or any of the ancillary agreements related thereto.

“Trust Account” means the Trust Account of CF V which was for the benefit of CF V’s public stockholders.

“U.S. dollar”, “$” or “USD” each refers to the United States Dollar.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Warrants” means the $10.00 Liberty Warrants, the $8.63 Warrants, the $15.00 Liberty Warrants, the PIPE Warrants and the Columbia Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statements contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of the Company. These statements are based on the beliefs and assumptions of the management of the Company. Although the Company believe its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	the benefits from the Business Combination;

•	the Company’s ability to maintain the listing of the Class A Ordinary Shares or Public Warrants on Nasdaq;

•	the Company’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•	changes in the Company’s strategy, future operations, financial condition, estimated revenue and losses, projected costs, prospects and plans;

•	the Company’s ability to coordinate with the NOAA Commercial Remote Sensing Regulatory Affairs agency to assure an understanding of regulations as they evolve;

•	the implementation, market acceptance and success of the Company’s business model;

•	the Company’s expectations surrounding capital requirements as it seeks to build and launch more satellites;

•	the Company’s expectations surrounding the growth of its commercial platform as a part of its revenues;

•	the Company’s expectations surrounding the insurance it will maintain going forward;

•	the Company’s ability to conduct remaps of the planet with increasing regularity or frequency as it increases its number of satellites;

•	the Company’s ability to productize its internal data analytics platform;

•	the Company’s plans to build out its constellation of satellites to 202 by 2025;

•	the Company’s ability to launch satellites less expensively than its competitors; and

•	the Company’s ability to increase satellite production to meet demand and reach its mapping goals.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements that speak only as of the date hereof. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any legal proceedings that may be instituted against the Company or others following announcement of the Business Combination and the transactions contemplated therein;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	the possibility the Company may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates;

•	the significant uncertainty created by the COVID-19 pandemic;

•	the Company is highly dependent on the services of its executive officers;

•	the Company may experience difficulties in managing its growth and expanding its operations;

•

the success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services, including to commercial customers, and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process;

•	the Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business;

•	if the Company is unable to scale production of its satellites as planned, its business and results of operations could be adversely affected;

•

the Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material adverse impact on its business, financial condition, and results of operations;

•

the market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes;

•

the Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control;

•

the market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected;

•	if the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations;

•	satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which can materially and adversely affect the Company’s operations; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company.” and similar terms are to Nettar Group Inc. (d/b/a Satellogic) before the Business Combination and to the Company after the Business Combination.

The Company

The Company’s predecessor, Nettar, was founded in 2010 to help solve some of the greatest challenges of our time: resource utilization and distribution by providing its customers with access to a continually refreshed source of global, high-quality data that is critical to better inform decision-making aimed at addressing these challenges.

The Company is the first vertically integrated geospatial analytics company and is building the first scalable, fully automated Earth Observation (“EO”) platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for its customers. The Company plans to democratize access to geospatial data by providing planetary insights at what it believes to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

The mailing address of the Company’s principal executive offices is Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.

Market Overview

Existing terrestrial methods and high-resolution satellites utilized for obtaining EO imagery have a number of critical shortcomings and have had limited commercial applicability to date. The manner in which actionable data is collected is extremely inefficient. Whether by helicopters, drones, planes, IoT sensor networks, or what we most commonly do, the boots-on-the-ground, data collection today is extremely inefficient and very costly and not scalable.

Satellites in low earth orbit (“LEO”) are, in fact, particularly well-positioned to collect data over the surface of the earth. A satellite will orbit the planet every ninety minutes, and the earth is spinning under it, so a single satellite will eventually remap the entire surface of the earth—adding a constellation of these satellites increases the frequency of remaps.

The existing high-resolution earth observation satellites, our legacy competitors, are not well-suited to do this because the technology they are utilizing is simply too expensive and the economic use case, we believe, is not viable for broad, commercial application. Our legacy competitors must task their satellites for specific customer demands and price the imagery relative to the cost of the underlying satellite, which is quite expensive. This is why the existing EO market is relatively small and generally limited to governments and defense and intelligence customers that can afford to pay the price charged by our competitors.

We operate in the NewSpace sector, which refers to the increased commercialization and privatization of the space sector. There are a few NewSpace companies trying to build satellites for imaging at a lower cost, but they essentially fall into two categories. They either do not have sufficient resolution or they are forced to effectively trade resolution for capacity. Either way, they are limited in terms of image capture and thereby unable to remap the entire surface of the earth at high resolution with unit economics that are competitive with our own. The Company believes it has solved these problems through technology innovation and vertical integration.

The Company plans to leverage its superior unit economics and put enough satellites in orbit to remap the entire surface of the earth in high-resolution on a daily basis and, in doing so, we expect to completely reshape the business model for high resolution EO as well as a number of adjacent or alternative technologies being utilized today that are considerably less efficient (e.g., drones, helicopters, planes, etc.). By remapping the entire world every day, we will be able to deliver our data to customers at near zero marginal cost. This will effectively allow us to price our data based upon the value we create in each customer’s value chain as opposed to the current model whereby the pricing is inextricably linked to the high cost of the satellite. This is what we believe will allow us to expand the market for high resolution EO and tap into an estimated $140 billion market opportunity.

Competitive Advantage

We believe that we are well-positioned to compete with legacy satellite providers and NewSpace geospatial data providers. Key elements of our competitive advantages include the following:

•

Superior Unit Economics. With estimated 60x to 100x better unit economics than our competitors, we plan to put enough satellites in orbit to collect data over the entire surface of the planet continuously (with daily remaps) and deliver this data to customers at near zero marginal costs. By delivering data to customers at near zero marginal cost, we expect to be able to price our services based on the value that we create for our customers within their value chain and not on the cost of data acquisition (i.e., satellite cost, launch, etc.). This is a critical element of our business model and what we believe to be a paradigm shift in high resolution EO imagery that is made possible by our superior unit economics.

•

Superior design and technology. The principal challenge associated with collecting well-exposed, high-resolution imagery from orbit is that the satellite is moving at 27,000 kilometers per hour (or 7 kilometers per second). Legacy satellite operators have solved this problem by using a telescope with a very large aperture that allows them to collect well-exposed images that have no blur. These satellites are extremely expensive to build and launch. Conversely, our NewSpace competitors attempt to solve this problem with a small platform relying on a series of methods that will ultimately drive a trade-off between the resolution achieved and the capture capability. This is why our NewSpace competitors are only able to capture approximately one-tenth of data per day per satellite in comparison to our satellites. Our solution to this problem is centered around our patented and unique camera design that utilizes adaptive optics allowing us to collect approximately 10x more data from orbit than any of our competitors using a very small aperture. Additionally, our camera design has afforded us the ability to create a compact satellite design resulting in 3x lower mass and lower launch costs.

•

Vertically integrated. We are a vertically integrated company and we design our satellites and all of their subsystems, including onboard computers, propulsion system, telescopes, cameras, radios, sensors and actuators. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. By designing every core component with our specific mission in mind (as compared to sourcing non-mission specific components built for a wide range of applications as our competitors do), we lower the cost of our materials by a factor of 10x. Our cost to deploy a high resolution imaging satellite in orbit today, including launch costs, is approximately $1 million compared to our NewSpace competitors’ average cost of approximately $10 million with an average of 10 times less capacity.

•	High frequency remaps. We anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025 with our full constellation. When we reach weekly remaps, we expect to control approximately 80% of the global supply of high resolution imagery in the market at near zero marginal cost, effectively consolidating supply, which will allow us to also consolidate demand on our platform. We believe this would create a significant disincentive for any competitor to build infrastructure to do the same. In addition, we believe that the archive of everything that is happening on the planet on a daily basis, in high resolution, will allow us, our partners and customers to train better AI algorithms. By doing so, we expect to serve customers on a larger scale which would allow for the improvement of these algorithms at a faster pace, thereby creating a network effect on the accumulation of archived data that we plan to build in our catalog.

We believe that these characteristics—the near zero marginal cost for data distribution, the consolidation of demand on the network and the network effects on the accumulation of data in our catalog—will uniquely position the Company to capitalize on the significant TAM opportunities.

Recent Developments

Business Combination

On the Closing Date, the Company consummated the Business Combination contemplated by the Merger Agreement. Specifically,

•

Target Merger Sub merged with and into Nettar, the separate existence of Target Merger Sub ceased and Nettar was the surviving company of such merger and became a direct, wholly-owned subsidiary of the Company (the “Initial Merger”);

•

immediately following confirmation of the effective filing of the Initial Merger, CF V merged with and into SPAC Merger Sub, the separate existence of SPAC Merger Sub ceased and CF V was the surviving corporation of such merger and became a direct wholly owned subsidiary of the Company;

•	the single share of the Company outstanding immediately prior to the Mergers was cancelled for no consideration;

•

as a result of the Initial Merger, the ordinary shares and preference shares of Nettar Group Inc. that were issued and outstanding immediately prior to the effective time of the Initial Merger (other than (i) any treasury shares or share held by the Company or any of its affiliates and (ii) any dissenting shares) were automatically cancelled and ceased to exist in exchange for (x) in the case of the Company’s Chief Executive Officer, Emiliano Kargieman, such number of newly issued Class B Ordinary Shares, of the Company and (y) in all other cases, Class A Ordinary Shares of the Company, as determined in the Merger Agreement;

•

as a result of the CF V Merger, each CF V Unit issued and outstanding immediately prior to the effective time of the CF V Merger (the “CF V Merger Effective Time”) was automatically separated and the holder thereof was deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant and, immediately following the separation of each CF V Unit, (a) each share of CF V Class B Common Stock automatically converted into one share of CF V Class A Common Stock (the “Initial Conversion”) and (b) immediately following the Initial Conversion, each share of CF V Class A Common Stock that was issued and outstanding immediately prior to the CF V Merger Effective Time (other than any treasury share held by CF V or share held by any subsidiary of CF V), was cancelled and ceased to exist in exchange for the right to receive Class A Ordinary Shares in accordance with the Merger Agreement;

•

each CF V Warrant outstanding immediately prior to the CF V Merger Effective Time was assumed by the Company and converted into a warrant exercisable for that number of Class A Ordinary Shares as determined in accordance with the Merger Agreement;

•	all Convertible Notes of Nettar Group Inc. converted into Nettar Preference Shares as determined in accordance with the Merger Agreement;

•

all Nettar Preference Shares outstanding immediately prior to the effective time of the Initial Merger (other than dissenting shares) were converted into a number of Class A Ordinary Shares as determined in the Merger Agreement;

•

all options to purchase ordinary shares of Nettar Group Inc. were assumed by the Company and became options to purchase Class A Ordinary Shares (the “Assumed Options”) as determined in accordance with the Merger Agreement; and

•

the Columbia Warrants outstanding immediately prior to the effective time of the Initial Merger was assigned to Satellogic and became a warrant exercisable for that number of Class A Ordinary Shares as determined in accordance with the Merger Agreement.

PIPE Investment

Contemporaneously with the execution of the Merger Agreement, CF V and the Company entered into separate subscription agreements (the “Subscription Agreements”) with the PIPE Investors (including the Sponsor), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and CF V and the Company agreed to sell to the PIPE Investors, an aggregate of 6,966,770 Class A Ordinary Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $69.7 million, with the Sponsor’s Subscription Agreement accounting for approximately $23.2 million of the purchase price. Pursuant to the Subscription Agreements, certain PIPE Investors (the “Non-redeeming Subscribers”) (other than the Sponsor) elected to offset their commitment to purchase Class A Ordinary Shares by the number of shares of CF V Class A Common Stock they then held and, among other things, agreed not to redeem such shares in connection with the Business Combination. The Non-redeeming Subscribers collectively held 1,150,000 shares of CF V Class A Common Stock which reduced the number of Class A Ordinary Shares issued and sold to the PIPE Investors on the Closing Date to 5,816,770 and the aggregate purchase price for the PIPE Investors to $58.2 million.

On July 5, 2021, the Sponsor, CF V and the Company entered into an amendment and restatement of that certain forward purchase contract, dated January 28, 2021, by and between CF V and the Sponsor (the “Amended and Restated Forward Purchase Contract”), pursuant to which the Sponsor agreed to purchase, and the Company agreed to issue and sell to the Sponsor, 1,250,000 Class A Ordinary Shares (subject to adjustment), and 333,333 Warrants, which transaction closed on the Closing Date.

At the Closing of the Business Combination, pursuant to the relevant Subscription Agreement, the Company issued a non-redeemable warrant to purchase 2,500,000 Class A Ordinary Shares to a PIPE Investor at an exercise price of $20.00 per share. In exchange, the PIPE Investor agreed to a two-year lock-up with respect to all of its Class A Ordinary Shares issued pursuant to the PIPE Investment. Like the Warrants, the PIPE Warrant became exercisable 30 days after the Closing Date or February 25, 2022 and will expire 5 years after the Closing Date (January 25, 2027), or earlier upon redemption or liquidation.

None of the Subscription Agreements, Amended and Restated Forward Purchase Contract nor any other agreement provides any investor with the right to sell back shares to the Company after the Closing Date.

Liberty Subscription Agreement

On January 18, 2022, the Company and CF V entered into the Liberty Subscription Agreement with the Liberty Investor, pursuant to which the Liberty Investor agreed to purchase, and the Company agreed to issue and sell to the Liberty Investor, following satisfaction or waiver of the conditions in the Liberty Subscription Agreement, certain securities of the Company, including (i) 20,000,000 Class A Ordinary Shares (the “Liberty Shares”), (ii) 5,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A Ordinary Share at an exercise price of $10.00 per share (the “$10.00 Liberty Share Warrants”), and (iii) 15,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A

Ordinary Share at an exercise price of $15.00 per share (the “$15.00 Liberty Warrants” and, together with the $10.00 Liberty Share Warrants, the “Liberty Share Warrants”), in a private placement for an aggregate purchase price of $150.0 million. The Liberty Share Warrants are exercisable as and from the Liberty Closing, will expire on the fifth anniversary of the Liberty Closing (February 10, 2027) and are subject to the terms and conditions set out in the Liberty Warrant Agreement attached as Exhibit 10.19 hereto.

The Liberty Closing occurred on February 10, 2022.

In connection with the Liberty Investment the Company agreed to provide the Liberty Investor with the same registration rights with respect to the Liberty Securities (as defined below) as the Company provided to the PIPE Investors in the PIPE Subscription Agreements, including “demand” registration rights that require the Company to register under the Securities Act the Class A Ordinary Shares and Liberty Share Warrants held or acquired by Liberty. The “Liberty Securities” means the Liberty Shares, the Liberty Share Warrants, and the Class A Ordinary Shares issuable upon exercise of the Liberty Share Warrants.

The Liberty Investor has agreed to subject the Liberty Securities to transfer restrictions until January 25, 2023.

Liberty Letter Agreement

Contemporaneously with the closing of the Liberty Investment, the Company, Liberty and the Sponsor entered into the Liberty Restated Letter Agreement. The parties to the Liberty Restated Letter Agreement agreed that for so long as a Cessation Event (as defined in the Liberty Restated Letter Agreement, i.e., if the Liberty Investor (or affiliates managed by the Liberty Manager or its affiliates) cease to hold, in the aggregate, at least 6,666,666 Class A Ordinary Shares) has not occurred, among other things:

•

the Liberty Investor has the right to nominate two directors (including any successors) for election to the Board by the Company’s shareholders (the “Liberty Directors”), which director nominees must be reasonably acceptable to the Company. In this regard, the parties have further agreed that:

○

The Sponsor and Mr. Kargieman will vote their Class A Ordinary Shares and Class B Ordinary Shares, (and those held by any persons over which they have voting control), in favor of the election of the Liberty Director nominees.

○

Secretary Mnuchin will be nominated for election as non-executive Chairman to the Board to serve as one of the Liberty Directors. For so long as Secretary Mnuchin is a Liberty Director, he shall be the non-executive Chairman of the Board, and the Sponsor and Mr. Kargieman shall not be required to vote for any person designated by the Liberty Investor to replace Secretary Mnuchin unless such party consents in writing to such replacement, such consent not to be unreasonably withheld.

○

Mr. Kargieman will cause any transferee of any Class B Ordinary Shares held by him to agree, as a condition to such transfer, to all of his obligations under the Liberty Letter Agreement (other than in the case of a transfer to a transferee that would result in automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares in accordance with the Company’s Governing Documents).

○

The Liberty Investor’s right to nominate the Liberty Directors will cease immediately following the occurrence of a Cessation Event, and the terms of any then-serving Liberty Directors will expire at the next election of directors (but in no event more than one year after the Cessation Event).

○

The Company will (a) take all necessary action to cause the Liberty Directors to be elected to the Board; (b) maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Liberty Investor; (c) provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law in the Company’s Governing Documents; (d) not increase or decrease the maximum number of directors permitted to serve on the Board without the prior written consent of the Liberty Investor; and (e) not take any action, including making or recommending any amendment to the Company Governing Documents that could reasonably be expected to adversely affect the Liberty Investor’s rights under the Liberty Letter Agreement;

•

in addition to the Liberty Directors, the Board will initially include Ted Wang, Brad Halverson, and another person designated by Mr. Kargieman who is reasonably acceptable to the Liberty Investor, and in compliance with NASDAQ listing requirements;

•	the Liberty Investor has the right to nominate one Liberty Director to serve on each committee of the Board, subject to certain conditions;

•

for so long as Mr. Kargieman and his affiliates beneficially own at least one-third of the number of shares of the Company owned by him on the date of the Closing (subject to customary adjustments for corporate events), Mr. Kargieman will have the right to designate two directors for election to the Board by the Company’s shareholders, one of whom will be Mr. Kargieman and the other shall be reasonably acceptable to the Liberty Investor and the Sponsor, who will initially be Marcos Galperin, and the Sponsor and the Liberty Investor will vote any shares held by them in favor of the election of such persons; and

•

for so long as the Sponsor and its affiliates beneficially own at least one-third of the number of shares of the Company owned by them on the date of the Closing (subject to customary adjustments for corporate events), Mr. Lutnick will be nominated for election by the Board to the Company’s shareholders and Mr. Kargieman and the Liberty Investor will vote any shares held by them in favor of the election of Mr. Lutnick.

In addition, so long as Class B Ordinary Shares are outstanding, the Company will be required to obtain the written consent of the Liberty Investor if it were to issue in a transaction, or series of transactions, a number of shares that equals or exceeds 20% of its then-outstanding ordinary shares on a fully diluted basis (assuming exercise of all options and warrants of the Company); provided that no such consent shall be required if such issuance of shares is made in connection with:

•	any acquisition by the Company of any equity interests, assets, properties, or business of any person;

•	any merger, consolidation, or other business combination involving the Company;

•	any transaction or series of related transactions involving a change of control (as defined in the Liberty Letter Agreement); or

•	any equity split, payment of distributions, or any similar recapitalization.

An advisory fee is payable by the Company to the Liberty Manager in exchange for advisory services to be provided to the Company by the Liberty Manager (whereby the Liberty Investor will cause the Liberty Manager to be reasonably available to advise the Company from time to time until the occurrence of a Cessation Event). The advisory fee payable for such services include:

•

2,500,000 warrants, each providing the right to purchase one (1) Class A Ordinary Share at an exercise price of $10.00 per share (the “Liberty Advisory Fee Warrants”), which were issued on the Liberty Closing; and

•

for so long as a Cessation Event has not occurred, $1.25 million to be paid in cash on the eighteen (18) month anniversary of the Liberty Closing and on the last day (or, if not a business day, the immediately following business day) of each of the following five (5) successive three-month anniversaries of such 18-month anniversary (each, an “Advisory Fee Cash Payment” and, together, the “Advisory Fee Cash Payments”), representing aggregate Advisory Fee Cash Payments of up to $7,500,000. From and after a Cessation Event, no Advisory Fee Cash Payments shall be payable by the Company.

The Liberty Advisory Fee Warrants are exercisable as and from the one-year anniversary of, and will expire on the fifth anniversary of, the Liberty Closing (February 10, 2027). The Liberty Advisory Fee Warrants are subject to substantially the same terms as the Liberty Share Warrants and, the registration rights as they apply to the Liberty Securities pursuant to the Liberty Subscription Agreement also apply to the shares underlying the Liberty Advisory Fee Warrants. For so long as the Liberty Investor or its permitted transferees hold Liberty Share Warrants or Liberty Advisory Fee Warrants, such warrants will not be redeemable by the Company.

In connection with the Liberty Letter Agreement, the Company amended the Company Governing Documents to, among other things, modify the voting rights of the holders of Class B Ordinary Shares from ten votes per share to a number of votes per share such that, as of the Liberty Closing, the aggregate number of votes attributable to the Class B Ordinary Shares is equal to the aggregate number of votes attributable to Class A Ordinary Shares held by the Liberty Investor (subject to certain adjustments).

The Company has reimbursed the Liberty Investor for all reasonable and documented out-of-pocket expenses incurred by it in connection with the transaction contemplated by the Liberty Letter Agreement and the Liberty Subscription Agreement, in the amount of $250,000.

In connection with the Liberty Restated Letter Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share after giving effect to any forfeitures of Company Class B Ordinary Shares pursuant to Section 2.10 of the Merger Agreement shall equal (x) 20,000,000, divided by (y) (i) 13,662,658, minus (ii) the number of such forfeited Company Class B Ordinary Shares (in no event shall such forfeited shares be more than 651,596 Company Class B Ordinary Shares), but taking into account any adjustment that may have occurred theretofore pursuant to clause 7.2 of the Company’s Memorandum of Association. In the event that any Earnout Shares (as defined in the Merger Agreement) are issued to Mr. Kargieman pursuant to Section 2.11 of the Merger Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share shall be adjusted such that the number of votes attributable to each Company Class B Ordinary Share is reduced in a manner that results in a vote per share as if a number of shares equal to such Earnout Shares had not been forfeited pursuant to Section 2.10 of the Merger Agreement.

Cantor Fees and Loan

On January 18, 2022, CF V, the Company and CF&Co. entered into the CF Fee Letter pursuant to which they agreed that of the CF V Transaction Expenses payable to CF&Co., which in aggregate total approximately $21.94 million (comprised of $5.0 million of M&A advisory fees, $8.75 million of business combination marketing fees, and approximately $8.19 million of placement agent fees), only the M&A advisory fees were to be paid in cash while the remainder were to be paid in the form of an aggregate of 2,058,229 newly-issued Class A Ordinary Shares issued on the Closing Date, consisting in part of 600,000 Class A Ordinary Shares issued in connection with the placement fee due on the Liberty Investment (the “Liberty Placement Shares”). Such payments were made on the Closing Date.

The Company and CF Securities, entered into a Secured Promissory Note, dated December 23, 2021 (as modified by that certain letter agreement, dated December 30, 2021, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Promissory Note”), pursuant to which, CF Securities agreed to loan the Company (i) $7,500,000 (the “Initial Loan”) and (ii) if requested by the Company, up to an additional $7,500,000, which the Company had the right to request until the earlier to occur of (A) the closing of the Transactions and the permitted equity issuance, and (B) February 15, 2022 (the “Additional Loan” and together with the Initial Loan, the “Loans”).

On January 18, 2022, CF Securities, the Company and Nettar Group Inc. entered into the Promissory Note Waiver Letter pursuant to which the Company and CF Securities agreed that the Company would repay the

Initial Loan, including all principal and interest, by the issuance of 788,021 Class A Ordinary Shares and such repayment occurred on the Closing Date.

Adjustment of Warrant Price and Warrant Redemption Price

On April 1, 2022, the Company informed Continental Stock Transfer & Trust Company that, pursuant to Section 4.3.2 of the Public Warrant Agreement, as modified and assumed by the Assignment and Assumption Agreement, the Warrant Price (as defined in the Warrant Agreement) with respect to the $8.63 Warrants issued and outstanding under the Public Warrant Agreement will be adjusted from $11.50 to $8.63 and the Redemption Price (as defined in the Warrant Agreement) of the $8.63 Warrants will be adjusted from $18.00 to $13.50.

Status of Registration Statement

As noted above, pursuant to the registration provisions of the PIPE Subscription Agreements, the Liberty Subscription Agreement, the Registration Rights Agreement, the Forward Purchase Contract and the Liberty Restated Letter Agreement (the “Registration Provisions”), we agreed with the relevant investors that the registration statement registering their Company securities, including the Additional Shares which the issuance of is determined based on the effective date of this Registration Statement, would be filed on or before February 25, 2022 and would be declared effective on or before April 25, 2022. Although we initially filed this registration statement on February 14, 2022 in compliance with the Registration Provisions this registration statement has not been declared effective. Although we will use our best efforts to have this registration statement declared effective as soon as practical, there is no assurance we will not be further delayed as a result of further comments or other regulatory requirements.

Certain Agreements Related to the Business Combination

Lock-up Agreement

In connection with the Closing of the Business Combination, holders (the “Lock-Up Company Securityholders”) of at least 85% of Nettar Shares immediately prior to the consummation of the Business Combination on a fully-diluted basis entered into Lock-Up Agreements. The Ordinary Shares received by such shareholders (the “Lock-Up Securities”) and/or holders of Convertible Notes will be locked-up until the earliest of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the closing price of the Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Lock-Up Company Securityholders, the date on which the closing price of the Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) subsequent to the Closing, the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Lock-up Addendum

In connection with the PIPE Subscription Agreements, the PIPE Investors had the option to become party to the Lock-Up Addendum, and one PIPE Investor elected to become party to the Lock-Up Addendum. The Lock-Up Addendum locks up the Lock-Up PIPE Investor’s 2,500,000 PIPE Shares for a period of two years from the Closing Date. In exchange for consenting to such lock-up period, at Closing, the Lock-Up PIPE Investor received PIPE Warrants at an exercise price of $20.00 per share in equal number to the Lock-Up PIPE Investor’s 2,500,000 PIPE Shares subject to the lock-up.

Insider Letter

Pursuant to the Insider Letter, the Sponsor and the Insiders agreed to not transfer any Founder Shares and 250,000 Class A Ordinary Shares issuable to Sponsor under the Forward Purchase Contract until the earlier of (i) one year after the Closing Date and (ii) subsequent to the Closing Date, (x) if the last reported sale price of Class A Ordinary Shares equals or exceeds $12.00 per share for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Sponsor Support Agreement

Pursuant to the Sponsor Support Agreement, the Sponsor subjected the Sponsor Earn-Out Shares to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year-post-Closing earnout, with (i) one-third of the Sponsor Earn-Out Shares being released if the closing price of Class A Ordinary Shares exceeds $12.50 for 10 out of any 20 Trading Days, (ii) one-third of the Sponsor Earn-Out Shares being released if the stock price of Class A Ordinary Shares exceeds $15.00 for 10 out of any 20 Trading Days and (iii) one-third of the Sponsor Earn-Out Shares being released if the stock price of Class A Ordinary Shares exceeds $20.00 for 10 out of any 20 Trading Days, in each case, subject to early release for release events including a sale, change of control, going private transaction or delisting after the Closing.

Registration Rights Agreements

Pursuant to the Registration Rights Agreements, dated as of January 25, 2022 by and among the Company and each of Emiliano Kargieman and CRIL (Mr. Kargieman and CRIL together, the “Holding Parties”), the Company agreed to file a registration statement to register (i) all Ordinary Shares held by the Holding Parties on the Closing Date, (ii) all shares issuable to upon the exercise of Warrants held by the Holding Parties on the Closing Date and (iii) any other security of the Company issued or issuable with respect to the Class A Ordinary Shares.

Additional Shares

Pursuant to the PIPE Subscription Agreements, PIPE Investors are entitled to receive PIPE Additional Shares if the Adjustment Period VWAP is less than $10.00 per share (up to a maximum of 1,716,693 PIPE Additional Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which an equal number of Ordinary Shares held by the Sponsor, the Nettar Shareholders and holders of Convertible Notes would be forfeited and cancelled).

Pursuant to the Amended and Restated Forward Purchase Contract, the Sponsor is entitled to receive the FPC Additional Shares if the Adjustment Period VWAP is less than $10.00 per share (up to a maximum of 250,000 FPC Additional Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which an equal number of Ordinary Shares held by the Sponsor, the Nettar Shareholders and holders of Convertible Notes would be forfeited and cancelled).

In the event the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share, each Nettar Series X Shareholder will be entitled to receive a certain number of additional Class A Ordinary Shares calculated in a similar manner as the PIPE Additional Shares and FPC Additional Shares (up to a maximum of 535,085 additional Class A Ordinary Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share, in connection with which issuance an equal number of Ordinary Shares held by the Sponsor, the Nettar Shareholders and holders of Convertible Notes would be forfeited and cancelled).

Pursuant to the CF Fee Letter, in the event the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share, CF&Co. will be entitled to receive a certain number of additional Class A Ordinary Shares calculated in a similar manner as the PIPE Additional Shares and FPC Additional Shares (up to a maximum of 150,000 additional Class A Ordinary Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share).

The determination of Adjustment Period VWAP for all issuances of Additional Shares will be made on the date on which the registration statement of which this prospectus is a part is declared effective. Following effectiveness, we will communicate in writing with those investors eligible to receive Additional Shares to confirm the amount of Additional Shares such investor is eligible to receive.

Pursuant to the Promissory Note Waiver Letter, in the event the Adjustment Period VWAP is less than $10.00 per Class A Ordinary Share, CF&Co. will be entitled to receive a certain number of additional Class A Ordinary Shares calculated in a similar manner as the PIPE Additional Shares and FPC Additional Shares (up to a maximum of 197,005 additional Class A Ordinary Shares, if the Adjustment Period VWAP is less than or equal to $8.00 per share).

However, to the extent Ordinary Shares are forfeited as described above and, at any time during the five year period following the Closing Date, the closing price of Class A Ordinary Shares is at or above $15.00 for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period, certain of our shareholders will then receive a number of newly issued Ordinary Shares equal to the number of shares that they had previously forfeited (such issuance of newly issued Ordinary Shares the “Forfeited Share Re-issuance”).

Implications of Being an “Emerging Growth Company,”

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company,” the Company may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•

not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

The Company may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” The Company expects to remain an “emerging growth company” until December 31, 2022.

Implications of Being a “Foreign Private Issuer”

The Company is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after the Company no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

The Company may take advantage of these reporting exemptions until such time as it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a “foreign private issuer,” as defined by the SEC, the Company is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by the Trading Market for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Company has elected to avail itself of the exemptions available to it under Rule 5613(c) of the Trading Market rules by forgoing (i) the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (ii) the requirement that the Company have a nominating and corporate governance committee composed of entirely independent directors. The Company will be eligible to take advantage of additional exemptions from certain corporate governance standards of the Trading Market.

The Company intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Trading Market corporate governance rules and listing standards.

Because the Company is, and upon the Closing is expected to be, a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Summary Risk Factors

Investing in the Company’s securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in the Company’s securities. These risks include, among others:

•

The Company is an early stage company that has not demonstrated a sustained ability to generate revenues. If it does not generate revenue as expected, its financial condition will be materially and adversely affected.

•

The success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process.

•	The Company’s sales efforts involve considerable time and expense and the Company’s sales cycle is often long and unpredictable.

•	The Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business.

•	If the Company is unable to scale production of its satellites as planned, its business and results of operations could be materially and adversely affected.

•

The Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material and adverse impact on its business, financial condition, and results of operations.

•

Although the Company designs many of its key satellite components, the Company relies on third party vendors and manufacturers to build and provide its satellite components, products or services and the inability of these vendors and manufacturers to meet the Company’s needs could have a material adverse effect on its business.

•

The Company depends on ground station and cloud-based computing infrastructure operated by third parties for value added services, and any errors, disruption, performance problems or failure in their or its operational infrastructure could materially and adversely affect the Company’s business, financial condition and results of operations.

•

The Company’s customer contracts may require it to meet certain minimum service requirements which can vary significantly from customer to customer. Any failure to meet its service requirements may materially and adversely affect the Company’s business, results of operations and financial condition.

•

The market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes.

•

The Company may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or the Company may be unable to successfully integrate acquisitions, which could disrupt it operations and materially and adversely impact its business and operating results.

•	The Company faces competition for geospatial intelligence, imagery and related data analytic products and services which may limit its ability to gain market share.

•

The Company’s products and services are complex and could have unknown defects or errors, which may increase its costs, harm its reputation with customers, give rise to costly litigation, or divert its or its customers’ resources from other purposes.

•

The Company’s business is capital intensive, and it may not be able to raise adequate capital to finance its business strategies, including funding future satellites, or it may be able to do so only on terms that significantly restrict its ability to operate its business.

•

The Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control.

•

The market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected.

•	If the Company’s satellites and related equipment have shorter useful lives than it anticipates, it may be required to recognize impairment charges.

•	If the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations.

•	Satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which could materially and adversely affect the Company’s operations.

•

The Company typically purchases pre-launch and launch insurance coverage for its satellites to address the risk of potential systemic anomalies, failures, collisions with its satellites or other satellites or debris, or catastrophic events that occur prior to or during launch. However, such insurance may be insufficient or unavailable on acceptable cost and terms, if at all.

•

Coordination results may adversely affect the Company’s ability to use its satellites in certain orbital locations for its proposed service or coverage area or may delay its ability to launch satellites and thereby operate its proposed services.

•	Prolonged unfavorable weather conditions could negatively impact the Company’s operations.

•

To date, based on the structure of the Company’s business and operations and informal discussion with regulators, the Company does not believe its satellite operations are subject to U.S. regulation. If it is determined by a U.S. regulatory authority that the Company’s operations are subject to U.S. law, the Company could be subject to penalties and other adverse consequences as a result of noncompliance.

•

If the Company is successful in becoming a U.S. governmental contractor, its business will be subject to significant U.S. regulations, and reductions or changes in U.S. government spending, including the U.S. defense budget, could reduce its revenue and adversely affect its business.

•

The Company’s business with governmental entities is subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively impacted by any change thereto.

•

The Company’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on the Company’s business.

•

The Company is subject to the orbital slot and spectrum access requirements of the International Telecommunication Union (“ITU”) and the regulatory and licensing requirements in each of the countries in which it provides services, operates facilities, or licenses terminals, and the Company’s business is sensitive to regulatory changes internationally and in those countries.

•	Data breaches or incidents involving the Company’s technology or products could damage its business, reputation and brand and substantially harm its business and results of operations.

•	The Company’s technologies contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

•

The Company relies on the significant experience and specialized expertise of its senior management, engineering, sales and operational staff and must retain and attract qualified and highly skilled personnel in order to grow its business successfully. If the Company is unable to build, expand, and deploy additional members its management, engineering, sales and operational staff in a timely manner, or at all, or to hire, retain, train, and motivate such personnel, its growth and long-term success could be adversely impacted.

•

The ability of the Company’s management to operate the business successfully is largely dependent upon the efforts of certain key personnel of the Company. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

•

The dual class structure of the Ordinary Shares has the effect of concentrating voting control with certain shareholders of the Company and limiting its other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

•	Failure to maintain effective internal controls over financial reporting could have a material adverse effect on the Company’s business, operating results and stock price.

•

The Company is an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Class A Ordinary Shares may be less attractive to investors.

Corporate Structure

The following diagram shows the ownership and structure of the Company immediately following the consummation of the Business Combination.

(1)	The diagram above only shows selected subsidiaries of the Company.

(2)	All lines represent 100% ownership unless otherwise indicated.

Corporate Information

The Company was incorporated under the laws of the British Virgin Islands on June 29, 2021 for the sole purpose of effectuating the Business Combination, having its registered office at Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, BVI and its principal executive office is located at 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay and its telephone number is 00-598-25182302. The Company’s principal website address is www.satellogic.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it a part of this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Ordinary Shares and Warrants.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 26 of this prospectus.

Issuance of Ordinary Shares

Class A Ordinary Shares to be issued upon exercise of all Warrants	41,464,693

Resale of Ordinary Shares

Class A Ordinary Shares offered by the Selling Securityholders	53,274,461

Resale of Warrants

Warrants offered by the Selling Securityholders	41,464,693

Use of Proceeds	We will receive up to an aggregate of $394,691,696.86 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. If the market price for our Class A Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants other than the $8.63 Warrants and the Columbia Warrants, which represent $44,691,696.79 in proceeds, will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

Dividend Policy	The Company currently expect to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on its Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Lock-Up Restrictions	Certain of our shareholders are subject to certain restrictions on transfer until the termination of the applicable lock-up restrictions. See “Summary — Recent Developments — Certain Agreements Related to the Business Combination — Lock-up Agreement”; “Summary — Recent Developments — Certain Agreements Related to the Business Combination — Lock-up Addendum”, “Summary — Recent Developments — Certain Agreements Related to the Business Combination — Lock-up Addendum” and “Summary — Recent Developments — Certain Agreements Related to the Business Combination — Liberty Investment” for further discussion.

Liquidity	This offering involves the potential sale of up to 94,739,154 Class A Ordinary Shares of the Company, including 41,464,693 Class A Ordinary Shares issuable upon exercise of the Warrants covered by this prospectus, which represent 71.7% of our total outstanding Class A Ordinary Shares. Liberty would have beneficial ownership and control of 31.4% of our Class A Ordinary Shares, assuming exercise of all Warrants registered hereby (including the Liberty Advisory Fee Warrants which are not exercisable until February 10, 2023), conversion of all Class B Ordinary Shares into Class A Ordinary Shares and issuance of all Additional Shares. Once this registration statement is effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described under “Plan of Distribution”, to sell the shares registered hereby. The resale, or expected or potential resale, of a substantial number of our Class A Ordinary Shares in the public market could adversely affect the market price for our Class A Ordinary Shares and make it more difficult for our shareholders to sell their Class A Ordinary Shares at times and prices that you feel are appropriate.

Market for our securities	Our Class A Ordinary Shares and certain of our $8.63 Warrants are listed on The Nasdaq Capital Market under the symbols “SATL” and “SATLW,” respectively. As of April 4, 2022 the closing price of our Class A Ordinary Shares and our listed $8.63 Warrants was $9.25 and $0.9251, respectively.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to the offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of

•	up to 94,739,154 Class A Ordinary Shares (the “Offered Shares”), which include:

•	7,533,463 Class A Ordinary Shares, comprised of 5,816,770 PIPE Shares and up to 1,716,693 PIPE Additional Shares (see the discussion of the issuance of Additional Shares below),

•

1,500,000 Class A Ordinary Shares, comprised of 1,250,000 Class A Ordinary Shares purchased by the Sponsor pursuant to the Forward Purchase Contract (the “FPC Shares”) and up to 250,000 FPC Additional Shares,

•	up to 535,085 Series X Additional Shares,

•

6,250,000 Class A Ordinary Shares issued to the Sponsor and the former independent directors of CF V in exchange for the Sponsor’s and such directors’ CF V Class B Common Stock acquired in connection with the formation of CF V at a price of $0.003 per share,

•	600,000 Class A Ordinary Shares issued to the Sponsor in exchange for the Sponsor’s Class A Common Stock acquired in connection with the CF V Private Placement at a price of $10.00 per share,

•

2,208,229 Class A Ordinary Shares, comprised of 2,058,229 Class A Ordinary Shares issued to an affiliate of the Sponsor in lieu of advisory and other fees owed to them (the “CF Fee Letter Shares”) and up to 150,000 CF Fee Letter Additional Shares,

•

985,026 Class A Ordinary Shares, comprised of 788,021 Class A Ordinary Shares issued to an affiliate of Sponsor is satisfaction of debt owed to them (the “CF Promissory Note Shares”) and up to 197,005 Promissory Note Waiver Letter Agreement Additional Shares,

•	20,000,000 Liberty Shares,

•

13,662,658 Class A Ordinary Shares issuable upon conversion of our Class B Ordinary Shares which Class B Ordinary Shares were issued to Emiliano Kargieman, Nettar’s founder and the Company’s Chief Executive Officer, at the Closing of the Business Combination in exchange for his ordinary and preference shares in Nettar,

•	533,333 Class A Ordinary Shares issuable upon the exercise of $8.63 Warrants,

•	5,000,000 Class A Ordinary Shares issuable upon the exercise of the $10.00 Liberty Shares Warrants,

•	2,500,000 Class A Ordinary Shares issuable upon the exercise of the $10.00 Liberty Advisory Fee Warrants,

•	15,000,000 Class A Ordinary Shares issuable upon the exercise of the $15.00 Liberty Warrants,

•	2,500,000 Class A Ordinary Shares issuable upon the exercise of the PIPE Warrants and

•	15,931,360 Class A Ordinary Shares issuable upon conversion of the Columbia Warrants.

•	41,464,693 Warrants to purchase Class A Ordinary Shares (the “Offered Warrants”) which include

•	533,333 $8.63 Warrants,

•	7,500,000 $10.00 Liberty Warrants,

•	15,000,000 $15.00 Liberty Warrants,

•	2,500,000 PIPE Warrants and

•	15,931,360 Columbia Warrants.

The following table includes information relating to the Offered Shares held by the Sponsor, PIPE Investors (other than the Sponsor), Nettar Series X Shareholders, Liberty and CRIL, including the price each Selling Securityholder paid for the Offered Shares, the potential profit relating to such Offered Shares and any applicable lock-up restrictions. The public offering price in the SPAC IPO was $10.00 per unit, which consisted of one share and one-third of one warrant. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their Class A Ordinary Shares covered by this prospectus even if the market price per Class A Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

Offered Shares*	Number of Shares		Effective Purchase Price per share(1)		Potential Profit per share(2)	Lock-Up Restrictions
Sponsor
PIPE Shares and PIPE Additional Shares	2,895,963		$8.00		$1.25	None
FPC Shares and FPC Additional Shares not subject to lock-up	1,250,000		$6.67		$2.58	None
FPC Shares subject to lock-up	250,000		$6.67		$2.58	January 25, 2023
CF Fee Letter Shares and CF Fee Letter Additional Shares	2,208,229		$8.00		$1.25	None
CF Promissory Note Shares and Promissory Note Waiver Letter Agreement Additional Shares	985,026		$8.00		$1.25	None
Shares issuable upon exercise of $8.63 Warrants	533,333		$8.63		$0.62	None
Founder Shares	6,250,000	(3)	$0.003		$9.22	January 25, 2023
CF V Private Placement Shares	600,000		$10.00		—	None
PIPE Holders (excluding Sponsor)
PIPE Shares and PIPE Additional Shares subject to lock-up agreement	3,125,000		$8.00		$1.25	January 25, 2024
PIPE Shares and PIPE Additional Shares not subject to lock-up agreement	1,512,500		$8.00		$1.25	None
Shares issuable upon exercise of PIPE Warrants	2,500,000		$20.00		—	January 25, 2024
Nettar Series X Shareholders
Series X Additional Shares	535,085		$8.00		$1.25	None
Liberty
Liberty Shares	20,000,000		$7.50		$1.75	January 25, 2023
Shares issuable upon exercise of $10.00 Liberty Shares Warrants	5,000,000		$10.00		—	January 25, 2023
Shares issuable upon exercise of the $10.00 Liberty Advisory Fee Warrants	2,500,000		$10.00		—	None
Shares issuable upon exercise of the $15.00 Liberty Warrants	15,000,000		$15.00		—	January 25, 2023
CRIL
Shares issuable upon exercise of the Columbia Warrants	15,931,360		$2.516359765		$6.73364025	July 24, 2022
Nettar Founder
Shares issuable upon conversion of the Class B Ordinary Shares	13,662,658		$0.00	(4)	$9.25	January 25, 2023

*	Assumes the maximum number of Additional Shares have been issued and that the Forfeited Share Re-issuance (as defined below) has occurred.

(1)

The Effective Purchase Price represents the purchase price paid for the Offered Shares assuming the Selling Securityholders receive the maximum number of Additional Shares that they may be entitled to as described below.

(2)	Based on the closing price of the Class A Ordinary Shares on April 4, 2022 of 9.25.
(3)	Consisting of (i) 6,230,000 Class A Ordinary Shares held by the Sponsor and (ii) 10,000 shares held by each of Louis Zurita and Natasha Cornstein, respectively.
(4)

The Class B Ordinary Shares are convertible into an equal number of Class A Ordinary Shares for no additional consideration. The Class B Ordinary Shares were issued to Emiliano Kargieman, Nettar’s founder and the Company’s Chief Executive Officer, at the Closing of the Business Combination in exchange for his ordinary and preference shares in Nettar which he received for no consideration.

Additional Shares

Pursuant to various agreements described under “Certain Relationships and Related Person Transactions”, certain Selling Securityholders, including the Sponsor, are entitled to receive additional Class A Ordinary Shares if the Adjustment Period VWAP is less than $10.00 per share with the maximum number of additional shares to be issued being the amount issuable if the Adjustment Period VWAP was $8.00. Other than with respect to the CF Fee Letter Additional Shares and the Promissory Waiver Letter Additional Shares, upon issuance of any Additional Shares, an equal number of Class A Ordinary Shares held by the Sponsor, the Nettar Shareholders and holders of Convertible Notes would be forfeited and cancelled.

However, to the extent Ordinary Shares are forfeited and, at any time during the five year period following the Closing Date, the closing price of Class A Ordinary Shares is at or above $15.00 for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period, certain of our shareholders will then receive a number of newly issued Ordinary Shares equal to the number of shares that they had previously forfeited.

The determination of the Adjustment Period VWAP for all issuances of Additional Shares will be made on the date on which the registration statement of which this prospectus is a part is declared effective. Following effectiveness, we will communicate with those investors eligible to receive Additional Shares to confirm in writing the amount of Additional Shares such investor is eligible to receive.

The public offering price in the SPAC IPO was $10.00 per share. Given that the purchase price paid by the Selling Securityholders for the Offered Shares ranged from no consideration to $8.00 (assuming the issuance of the maximum number of Additional Shares), although the Selling Securityholders may sell their shares for a gain and experience a positive rate of return, our public stockholders may not experience a similar rate of return on the securities they purchased as the Selling Securityholders will experience upon the sale of the Offered Shares.

The following table includes information relating to the Offered Warrants including the date the Offered Warrants are exercisable, the exercise price and any applicable lock-up restrictions.

Offered Warrants	Date Exercisable	Effective Purchase Price		Exercise Price	Lock-Up Restrictions
$8.63 Warrants	Immediately	$0.00		$8.63	None
$10.00 Liberty Share Warrants	Immediately	$0.00		$10.00	January 25, 2023
$10.00 Liberty Advisory Fee Warrants	February 10, 2023	$0.00	(1)	$10.00	None
$15.00 Liberty Warrants	Immediately	$0.00		$15.00	January 25, 2023
PIPE Warrants	Immediately	$0.00	(2)	$20.00	January 25, 2024
Columbia Warrants	July 24, 2022	$0.00		$2.51635975	July 24, 2022

(1)	The $10.00 Liberty Advisory Fee Warrants were granted in exchange for advisory services provided by the Liberty Manager pursuant to the Liberty Letter Agreement.
(2)	The PIPE Warrants were granted to a PIPE Investor in exchange for such PIPE Investor agreeing to subject their shares to a two-year lock-up period.

SELECTED HISTORICAL FINANCIAL DATA OF CF V

The following table sets forth selected historical financial information derived from CF V’s audited financial statements as of December 31, 2021 and for the years ended December 31, 2021 and 2020 included elsewhere in this prospectus. You should read the following selected financial data in conjunction with the financial statements and the related notes appearing elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	469,569	—

Total current assets	494,569	25,000

Deferred offering costs associated with proposed initial public offering	—	131,695
Other assets	32,819	—
Cash equivalents held in Trust Account	250,020,961	—

Total Assets	$250,548,349	$156,695

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accrued expenses	$2,885,820	$94,560
Payables to related party	—	37,640
Sponsor loan—promissory notes	1,272,767	—
Franchise tax payable	200,000	—

Total Current Liabilities	4,358,587	132,200

Mandatorily redeemable Class A common stock liability	226,741,050	—
Warrant liability	4,603,733	—
Forward purchase securities liability	1,966,803	—

Total Liabilities	237,670,173	132,200
Commitments and Contingencies (Note 5)

Class A common stock subject to possible redemption, 2,325,895 and 0 shares at redemption value of $10.00 per share as of December 31, 2021 and 2020, respectively	23,258,950	—

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of both December 31, 2021 and 2020	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 600,000 issued and outstanding (excluding 22,674,105 mandatorily redeemable shares and 2,325,895 shares subject to possible redemption) as of December 31, 2021 and no shares issued and outstanding as of December 31, 2020	60	—
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 and 7,187,500(1) shares issued and outstanding as of December 31 2021 and 2020, respectively	625	719
Additional paid-in-capital	10,826,286	24,281
Accumulated deficit	(21,207,745)	(505)

Total Stockholders’ Equity (Deficit)	(10,380,774)	24,495

Total Liabilities and Stockholders’ Equity	$250,548,349	$156,695

Income Statement

	For the Year Ended December 31, 2021	For the Period from January 23, 2020 (Inception) through December 31, 2020
General and administrative costs	$4,163,009	$505
Administrative expenses—related party	109,643	—
Franchise tax expense	202,204	—

Loss from operations	(4,474,856)	(505)

Interest income on investments held in Trust Account	20,961	—
Interest expense on mandatorily redeemable Class A common stock liability	(10,665,317)	—
Change in fair value of warrant liability	5,745,493	—
Change in fair value of forward purchase securities liability	(1,966,803)	—

Net loss	$(11,340,522)	$(505)

Weighted average number of shares of common stock outstanding:
Class A—Public shares	21,192,758	—
Class A—Private placement	547,397	—
Class B—Common stock(1)	6,250,000	6,250,000

Basic and diluted net loss per share:
Class A—Public shares	$(0.41)	$(0.00)
Class A—Private placement	$(0.41)	$(0.00)
Class B—Common stock	$(0.41)	$(0.00)

(1)

For the period from January 23, 2020 (inception) through December 31, 2020, it excludes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised in full by the underwriter. This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellations of 7,187,500 shares of Class B common stock in December 2020 and 7,187,500 shares of Class B common stock in January 2021.

Statement of Cash Flows

	For the Year Ended December 31, 2021	For the Period from January 23, 2020 (Inception) through December 31, 2020
Cash flows from operating activities
Net Loss	$(11,340,522)	$(505)
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid by related party	882,268	—
Interest income on investments held in Trust Account	(20,961)	—
Interest expense on mandatorily redeemable Class A common stock liability	10,665,317	—
Change in fair value of warrant liability	(5,745,493)	—
Change in fair value of forward purchase securities liability	1,966,803	—
Stock-based compensation	160,969	—
Change in operating assets and liabilities:
Other assets	494,749	—
Accrued expenses	2,791,260	505
Payables to related party	(37,640)	—
Franchise tax payable	200,000	—
Deferred offering costs associated with proposed initial public offering	131,695	—

Net cash provided by operating activities	148,445	—

Cash flows from investing activities
Cash deposited in Trust Account	(250,000,000)	—

Net cash used in investing activities	(250,000,000)	—

Cash flows from financing activities
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from related party—Sponsor loan	1,272,767	—
Proceeds received from initial public offering	250,000,000	—
Proceeds received from private placement	6,000,000	—
Offering costs paid	(5,393,362)	—
Payment of related party payable	(2,027,850)	—

Net cash provided by financing activities	249,851,555	25,000

Net change in cash	—	25,000
Cash at beginning of period	25,000	—

Cash at end of period	$25,000	$25,000

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses	$—	$94,055

Offering costs paid with note payable to Sponsor	$91,750	$37,640

Prepaid expenses paid with payables to related party	$997,137	$—

SELECTED HISTORICAL FINANCIAL DATA OF NETTAR GROUP INC.

The information presented below is derived from Nettar Group Inc.’s consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus as of December 31, 2021 and 2020 and for the three years ended December 31, 2021, 2020 and 2019, respectively. The information presented below should be read alongside Nettar Group Inc.’s consolidated financial statements and accompanying footnotes included elsewhere in this prospectus. You should read the following financial data together with “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of Nettar Group Inc.’s financial condition and results of operations:

	Year Ended December 31,
(amounts in thousands of USD, except per share amounts)	2021	2020	2019
Revenue	$4,247	$—	$—
Cost of sales	(1,876)	—	—
Administrative expenses	(36,649)	(8,127)	(4,324)
Research and development	(9,640)	(5,879)	(6,372)
Depreciation expense	(10,825)	(3,182)	(4,238)
Other operating expenses, net	(14,002)	(5,475)	(5,763)

Operating loss	(68,745)	(22,663)	(20,697)

Finance costs, net	(11,769)	(7,488)	(4,103)
Embedded derivative (expense) income	(42,102)	(84,224)	4,230
Gain on extinguishment of debt	3,576	—	—
Other financial income (expense)	1,067	597	(112)

Loss before income tax	(117,973)	(113,778)	(20,682)

Income tax benefit (expense)	232	(148)	(83)

Net loss	$(117,741)	$(113,926)	$(20,765)

Loss per share
Basic and diluted, loss for the period attributable to ordinary equity holders of the parent	$(23.35)	$(23.47)	$(4.30)
Net cash used in operating activities	(27,720)	(17,330)	(14,069)

Net cash used in investing activities	(11,213)	(9,245)	(8,301)

Net cash provided by financing activities	27,900	17,780	27,016

Total assets	50,682	54,618

Total liabilities	283,560	171,906

Total equity (deficit)	(232,878)	(117,288)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company.” And similar terms are to Nettar Group Inc. before the business combination and to Satellogic after the business combination.

Introduction

The following table sets forth the capitalization of the Company on an unaudited pro forma consolidated basis as of December 31, 2021, after giving effect to the Business Combination.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET (in thousands of USD)

(amounts in USD)	As of December 31, 2021
Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$192,347
Other current assets	3,891
Total current assets	196,238
Total non-current assets	38,258

Total assets	$234,496

Liabilities and Shareholders’ Equity
Total non-current liabilities	75,022
Total current liabilities	31,911

Total liabilities	$106,933

Shareholders’ equity
Ordinary shares	—
Preferred shares	—
Treasury shares	—
Warrants	161,432
CF V Class A common stock	—
CF V Class B common stock	—
Satellogic Inc. Class A Ordinary Shares	11
Additional paid-in capital	322,319
Other paid-in capital	12,432
Foreign currency translation reserve	(86)
Retained earnings	(368,545)

Total shareholders’ equity	$127,563

Total liabilities and shareholders’ equity	$234,496

The foregoing pro forma financial figures do not reflect the increase in redemptions of an aggregate of 469,541 shares of CF V Class A Common Stock on the Extended Redemption Date (as defined below) which brought the total aggregate redemptions of CF V Class A Common Stock from 22,674,105 to 23,143,646.

Prior to the Closing, on December 6, 2021, in connection with the expected vote to approve the Business Combination Proposal at CF V’s Special Meeting, certain shareholders of CF V exercised their right to redeem 22,674,105 shares of CF V Class A Common Stock for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of approximately $226.7 million (the “Original Redemption Amount”).

In connection with the entry into the Liberty Investment, the CF V Board determined to give the CF V public stockholders that hold shares of CF V Class A Common Stock and did not previously exercise their right to have their shares of CF V Class A Common Stock redeemed, a further opportunity to exercise their redemption rights prior to the January 24, 2022 Special Meeting (the “Extended Redemption Date”). In connection with the Extended Redemption Date, certain stockholders of CF V exercised their right to redeem 469,541 shares of CF V Class A Common Stock for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount, together with the Original Redemption Amount of approximately $231.4 million.

In connection with the Closing of the Business Combination, Nettar (i) repaid all principal and interest due under the Loan and Security Agreement, dated as of March 8, 2021, by and between the Company and Columbia River Investment Limited and (ii) issued 788,021 shares to CF Securities in repayment of all amounts due under the Initial Loan.

RISK FACTORS

An investment in the Company’s securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus before you decide to purchase the Company’s securities. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of the Company’s securities could decline and you could lose part or all of your investment. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company.” and similar terms are to Nettar Group Inc. (d/b/a Satellogic) before the Business Combination and to the Company after the Business Combination.

Risk Related to the Company’s Business and Industry

The Company is an early stage company that has not demonstrated a sustained ability to generate revenues. If it does not generate revenue as expected, its financial condition will be materially and adversely affected.

Since inception, the Company has devoted substantially all of its resources to designing, building and developing its satellites and satellite components and technology, enhancing its geospatial analytics capabilities and services, planning its business, raising capital and providing general and administrative support for these operations. As a relatively new business, the Company has not demonstrated a sustained ability to generate sufficient revenue from its geospatial intelligence, imagery and related data analytic products and services (“EO services”) or conduct sufficient sales and marketing activities necessary for successful commercialization of its platform. Consequently, any assessment you make about the Company’s current business or future success or viability may not be as accurate as it could be if the Company had a longer operating history. Further, the Company’s limited financial track record, without meaningful revenue from its expected future principal business, is of limited reference value for your assessment of the Company’s business and future prospects.

The Company incurred losses of approximately $117.7 million and $113.9 million for the years ended December 31, 2021 and 2020, respectively, and began to recognize revenues in 2021. The Company will continue to incur losses each quarter until it is able to onboard a sufficient number of customers and contracts, and launch and scale a sufficient number of its constellation of satellites, to become profitable. As the Company works to transition from initial start-up activities to commercial production and sales, it is difficult to forecast its future results. The Company has limited insight into trends that may emerge and affect its business, including its ability to attract and retain customers and the competition it will face. If the Company’s revenue grows slower than it anticipates or the Company otherwise falls materially short of its forecasts and expectations, it may not be able to achieve profitability and its financial condition will be materially and adversely affected which could cause Satellogic’s stock price to decline and investors to lose confidence in Satellogic.

The success of the Company’s business will be highly dependent on its ability to effectively market and sell its EO services and to convert contracted revenues and its pipeline of potential contracts into actual revenues, which can be a costly process.

To date, the Company has relied heavily on equity and debt financing to fund its business and operations, and is currently generating revenue from one large customer contract (Zhong Ke Guang Qi Space Information Technology Co., Ltd (“ABDAS”)) and a base of smaller customer contracts. Since launching 13 of its satellites in late 2020, 4 satellites in June 2021 and 5 satellites in April 2022, the Company has significantly accelerated its sales and marketing efforts to government defense and intelligence agencies particularly in non-U.S. countries. The Company’s success will be highly dependent on its ability to convert its significant pipeline of potential contracts into recognized revenues. If the Company fails to sign contracts with at least some portion of the customers for large projects currently envisaged in its pipeline, particularly over the next couple of years when any large contract would significantly impact the Company’s revenues and financial results, and grow a sufficient number of contracts with such customers, its business, financial condition and results of operations will be materially and adversely affected.

The Company’s ability to establish and expand its customer relationships and sell its EO services is subject to a number of factors, including its ability to overcome concerns by customers relating to the Company’s lack of experience or track record in providing EO services to customers in the same industry or at all, competition from larger, more experienced service providers, its customers’ satisfaction or dissatisfaction with its geospatial data and analytics platform and/or its geospatial intelligence, imagery and related data analytic products and services, the frequency and severity of errors or disruptions in its platform, reliability of its satellites and/or its platform, the effects of general economic conditions, competitive offerings or alternatives, reductions in the Company’s customers’ spending levels, and pricing.

In addition, continued concerns regarding prior ownership of a minority interest in the Company’s shares by a Chinese entity and its minor operations in China could impact the Company’s ability to win bids from, or enter into customer contracts with certain government agencies or commercial customers.

The Company’s sales growth is dependent upon its ability to implement sophisticated and potentially costly sales and marketing initiatives. These initiatives may not be effective in generating sales, and in such event results of operations will be harmed. In the near term, the Company intends to derive substantially all of its revenues from providing geospatial intelligence, imagery and related data analytic products and services to international government defense and intelligence agencies, and in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries. The Company cannot assure you that it will be able to secure future business or that the potential uses for its services in commercial applications will develop. It is difficult to predict the Company’s future revenues and appropriately budget for the Company’s expenses, and the Company has limited insight into trends that may emerge and affect its business. The projected financial information appearing elsewhere in this registration statement was prepared by Company management and reflects current estimates of future performance. In the event that actual results differ from the Company’s estimates or the Company adjusts its estimates in future periods, the Company’s operating results, prospects and financial position could be materially and adversely affected.

The Company’s sales efforts involve considerable time and expense and the Company’s sales cycle is often long and unpredictable.

The Company’s results of operations may fluctuate, in part, because of the intensive nature of its sales efforts and the length and unpredictability of its sales cycle. As part of its sales efforts, the Company invests considerable time and expense evaluating the specific needs and requirements of its potential customers which currently consists largely of government agencies and educating these potential customers about the technical capabilities and value of its satellites and its geospatial intelligence, imagery and related data analytic products and services as well as the better unit economics the Company can offer, which in the case of government agencies can be less important. In addition, the Company has only recently began to grow its sales team, and its sales efforts have historically depended on the significant involvement of its senior management team. Given the nature of the potential customers, the length of the Company’s sales cycle tends to be long and also varies substantially from customer to customer. In addition, the timing and cycle of contract bidding processes particularly for government contracts can be very unpredictable and can change or lengthen on very little notice and for reasons outside of the Company’s control. Because decisions to purchase the Company’s EO services involves significant financial commitments, potential customers generally evaluate the Company’s products and technologies at multiple levels within their organization, each of which often have specific requirements, and typically involve senior officials and management, and multiple internal approvals. The Company could spend substantial time, effort, and money in its sales efforts without producing any sales. If the Company’s sales efforts to a potential customer do not result in sufficient revenue to justify its investments, its business, financial condition, and results of operations could be materially and adversely affected.

The Company may face risks and uncertainties associated with defense-related contracts, which may have a material adverse effect on its business.

The Company is still largely an early stage company and has only begun to recognize revenues in 2021. Acquiring defense-related governmental contracts is part of the Company’s growth strategy. To the extent the Company acquires defense-related customers, its geospatial intelligence, imagery and related data analytic products and services would be incorporated into different defense programs. Whether the Company’s contracts are directly with the U.S. government, a foreign government, or one of their respective agencies, or indirectly as a subcontractor or team member, its contracts and subcontracts would be subject to special risks. For example:

•

Changes in government administration and national and international priorities, including developments in the geo-political environment, could have a significant impact on national or international defense spending priorities and the efficient handling of routine contractual matters. These changes could have a negative impact on the Company’s business in the future.

•

The Company may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. The Company may not be awarded the contract if the pricing or product offering is not competitive, either at the Company’s level or the prime or subcontractor level. In addition, in the event the Company is awarded a contract, it is subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process and changes in governmental policies or regulations and other political factors. In addition, the Company may be subject to multiple rebid requirements over the life of a defense program in order to continue to participate in a program, which can result in the loss of the contract or significantly reduce the Company’s revenue or margin from the program. The government’s requirements for more frequent technology refreshes on defense programs may lead to increased costs and lower long-term revenues.

•

Consolidation among defense industry contractors has resulted in a few large contractors with increased bargaining power relative to the Company. The increased bargaining power of these contractors may adversely affect the Company’s ability to compete for contracts and, as a result, may materially and adversely affect its business or results of operations in the future.

•	The Company’s usage policy currently restricts usage of its data and platforms for peaceful use only, and that may limit the Company’s ability to compete for and win certain defense related contracts.

The Company’s pricing structure may not be optimal and may require adjustments over time.

The pricing of the Company’s products and services will vary depending on the specific application and customer specifications. Given the complexity in determining pricing structures for its geospatial intelligence, imagery and related data analytic products and services, the Company may experience difficulty determining the appropriate price structure for its products and services. This may result in missed revenue opportunities and lower than expected margins if the Company prices its products and services too low, or in the Company losing bids if it prices its products and services too high. In addition, the Company expects that it may need to change its pricing model from time to time, including as a result of competition, global economic conditions, reductions in the Company’s customers’ spending levels generally, changes in product mix, pricing studies or changes in how information technology infrastructure is broadly consumed. Similarly, as the Company introduces new products and services, or as a result of the evolution of its existing products and services, it may have difficulty determining the appropriate price structure for its products and services. In addition, as new and existing competitors introduce new products or services that compete with the Company’s, or revise their pricing structures, the Company may be unable to attract new customers at the same price or based on the same pricing model as it will have used historically. Moreover, customers may demand price concessions. As a result, the Company may be required from time to time to revise its pricing structure or reduce its prices, which could materially and adversely affect its business, financial condition, and results of operations.

If the Company is unable to scale production of its satellites as planned, its business and results of operations could be materially and adversely affected.

The Company’s business plan is based on the Company building out its constellation of satellites to 202 by 2025. The Company’s ability to achieve its production plans and deliver its products and services to its customers will depend upon many factors, including its ability to:

•	prepare high throughput production factories for production to build a large number of satellites (at least 100 annually);

•	acquire sufficient quantities of third-party components and supplies;

•	recruit and train new staff while maintaining its desired quality levels;

•	implement an effective supplier strategy and supply chain management system; and

•	adopt manufacturing and quality control processes, which it must successfully introduce and scale for production at any new production facilities.

The Company may be unable to prepare high throughput production factories for production within the planned timeframes, in a cost-effective manner or at all due to a variety of factors, including, but not limited to, a failure to acquire or lease a production facility, a stoppage of construction as a result of the COVID-19 pandemic, insufficiency of utility infrastructure, unexpected construction problems, permitting and other regulatory issues, severe weather, labor disputes, and issues with subcontractors or vendors. In addition, the cost to scale satellite production may be more than the Company is currently forecasting based on higher plant acquisition and build out costs, higher labor costs, increases in plant and equipment costs, increased transportation and supply chain costs and higher costs to manage and administer the plant and supply chain. The Company’s inability to build and launch satellites on the current projected timeline and at the expected cost could significantly delay or reduce expected revenue, profitability and cash flow over the next five years. No assurance can be given that construction of the satellites will be completed on time or at all, or as to whether the Company will have sufficient funds available to complete construction if it experiences unexpected delays or costs.

The Company is dependent on third parties to transport and launch its satellites into space and any delay could have a material and adverse impact on its business, financial condition, and results of operations.

The Company is dependent on third parties to transport its satellites and ground station equipment around the world and to launch and deliver its satellites into space. Currently there are only a few companies who offer launch services, including Space Exploration Technologies Corp (“SpaceX”), with whom the Company has entered into a multi-launch agreement. The Company requires timely and affordable access to launch services that meet its business and technical requirements to deploy for its satellite constellation. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause prices to increase, or result in the Company’s inability to secure space on a launch vehicle and, as a result, delays in its launch schedule. Additionally, adverse events with respect to the Company’s launch service providers, such as satellite launch failures or financial difficulties (which some of these providers have previously experienced), could result in increased costs or delays in the launch of the Company’s satellites. Moreover, a shortage of transportation providers for the Company’s satellites and ground station equipment may cause its costs to increase, delays in its ability to launch its satellites, gaps in its service coverage and adversely affect its ability to meet customer demand. Any of these situations could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Further, in the event that a launch is delayed, the Company’s timing for recognition of revenue may be impacted depending on the length of the delay and the nature of its customer contracts. While such delays are common in the space industry, any delay in a launch could result in a delay in recognizing revenue which could materially and adversely impact the Company’s financial statements or result in negative impacts to its earnings during a specified time period, which could have a material adverse effect on its business, financial condition, and results of operations.

Although the Company designs many of its key satellite components, the Company relies on third party vendors and manufacturers to build and provide its satellite components, products or services and the inability of these vendors and manufacturers to meet the Company’s needs could have a material adverse effect on its business.

The Company designs the core components that go into developing and manufacturing its satellites to be mission specific, partners with third parties to manufacture those components for it and then assembles, integrates and tests the components and satellites in its own facilities. The Company’s ability to manage its production line and supply of raw materials and components to meet production goals may be constrained by its suppliers’ inability to scale production. An inability to grow the number of satellites the Company has in orbit could jeopardize its ability to fulfill obligations under customer contracts, which could, in turn, result in reduced sales, contract penalties or terminations, damage to customer relationships and the Company’s reputation and could have a material adverse effect on its business, financial condition, results of operations, or cash flows.

The Company is impacted by increases in the prices of raw materials used in the production of its satellites. The Company monitors sources of supply in an effort to attempt to assure that adequate raw materials and other components and supplies are available. Prolonged disruptions in the supply of any of its key raw materials or components, difficulty completing qualification of new sources of supply, implementing use of replacement materials, components or new sources of supply, or a continuing increase in the prices of raw materials, energy, or components could have a material adverse effect on the Company’s operating results, financial condition, or cash flows. Moreover, the imposition of tariffs or import/export restrictions on raw materials or supplied components could have a material adverse effect on the Company’s operations.

In addition, the Company cannot assure you that its suppliers have obtained and will be able to obtain or maintain all licenses, permits and approvals necessary for their operations or comply with all applicable laws and regulations, and failure to do so by them may lead to interruption in their business operations, which in turn may result in shortages of components supplied to the Company.

The Company depends on ground station and cloud-based computing infrastructure operated by third parties for value added services, and any errors, disruption, performance problems or failure in their or its operational infrastructure could materially and adversely affect the Company’s business, financial condition and results of operations.

The Company relies on the technology, infrastructure, and software applications, including software-as-a-service offerings, of certain third parties, such as ground station infrastructure operated by two separate third party vendors, in order to launch and deliver its satellites into space and operate some or all of certain key features or functions of its business, including deployment of its cloud-based imagery services and other geospatial and data analytic services. The Company does not have control over the operations of the facilities of the third parties that it uses. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that they become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in the delivery of the Company’s geospatial intelligence, imagery and related data analytic products and services, its ability to manage its operations could be interrupted, until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase the Company’s costs, and could materially and adversely affect its business financial condition and results of operations.

The Company’s customer contracts may require it to meet certain minimum service requirements which can vary significantly from customer to customer. Any failure to meet its service requirements may materially and adversely affect the Company’s business, results of operations and financial condition.

The Company’s agreements with customers may provide for minimum service level commitments, which contain specifications regarding the availability and performance of its products and services such as assured access and guaranteed capacity. Any failure of or disruption to the Company’s infrastructure could impact the performance of its satellites and the availability of its products and services to its customers. Although the Company’s customers will expect some level of potential disruption based on the product specifications and general operational conditions, if the Company is unable to meet any minimum service requirements or if it suffers extended periods of poor performance or unavailability of its products and services, it may lose customer contracts and suffer reputational harm which could materially and adversely affect the Company’s business, financial condition, and results of operations.

The market may not accept the Company’s geospatial intelligence, imagery and related data analytic products and services, and its business is dependent upon its ability to keep pace with the latest technological changes.

The market for the Company’s geospatial intelligence, imagery and related data analytic products and services is characterized by rapid technological change and evolving industry standards. Failure to respond in a timely and cost-effective way to these technological developments could have a material adverse effect on the Company’s business and operating results. As a result, the Company’s success will depend, in part, on its ability to develop and market service offerings that respond in a timely manner to the technological advances and needs of its customers, and evolving industry standards. In addition, although in the near term, the Company intends to derive substantially all its revenues from providing geospatial intelligence, imagery and related data analytic products and services to international government defense and intelligence agencies, in the longer-term, it intends to expand its operations to serve commercial customers in a variety of markets and industries and through a wide range of applications.

The Company believes that, in order to remain competitive in the future, it will need to continue to invest significant financial resources to improve the technology its existing products and services and develop new products and services both for existing applications and new commercial applications, including through internal research and development, acquisitions and joint ventures or other collaboration arrangements. These expenditures could divert the Company’s attention and resources from other projects, and it cannot be sure that these expenditures will ultimately lead to the timely development of new product or service offerings and technologies or identification of and expansion into new markets and applications.

Due to the design complexity of the Company’s products and services, the Company may, in the future, experience delays in completing the development and introduction of new or enhanced products or product applications. Any delays could result in increased costs of development or deflect resources from other projects. In addition, there can be no assurance that the market for the Company’s geospatial intelligence, imagery and related data analytic products and services will develop or continue to expand or that the Company will be successful in identifying new markets or applications as it currently anticipates. The failure of the Company’s technology to gain market acceptance could significantly reduce its planned revenues and harm its business. Market acceptance of the Company’s products and services depends on a number of factors, including the quality, scope, timeliness, sophistication, and price of substitute products and services. The Company cannot be sure that its competitors will not develop competing technologies that gain market acceptance in advance of the Company’s technologies or develop technologies that better meet the needs of the Company’s customers. The possibility exists that the Company’s competitors might develop new technology or offerings that might cause the Company’s existing technology and offerings to become obsolete. If the Company fails to develop, manufacture, and market innovative technologies that enable the Company’s products and services to meet customers’ requirements or its technologies fail to achieve market acceptance more rapidly as compared to its competitors, its ability to procure new contracts could be negatively impacted and its business may not continue to grow in line with expectations or at all. If the Company is unable to achieve sustained growth, it may be unable to execute its business strategy, expand its business or fund other liquidity needs and its business, financial condition, and results of operations could be materially and adversely affected.

The Company may not be able to identify suitable acquisition candidates or consummate acquisitions on acceptable terms, or the Company may be unable to successfully integrate acquisitions, which could disrupt its operations and materially and adversely impact its business and operating results.

The Company intends to continue to pursue acquisitions of complementary technologies, products and businesses as a component of its growth strategy. Acquisitions involve certain known and unknown risks that could cause the Company’s sales growth or operating results to differ from its expectations. For example:

•	the Company may not be able to identify suitable acquisition candidates or to consummate acquisitions on acceptable terms;

•	the Company may not be able to obtain the necessary financing, on favorable terms or at all, to finance any or all of its potential acquisitions; and

•	acquired technologies, products or businesses may not perform as the Company expects and the Company may fail to realize the anticipated benefits from the acquisition.

In addition, the Company’s acquisition strategy may divert management’s attention away from its existing business, resulting in the loss of key customers or employees, and expose the Company to unanticipated problems or legal liabilities, including responsibility as a successor for undisclosed or contingent liabilities of acquired businesses or assets.

If the Company fails to conduct due diligence on its potential targets effectively, for example, the Company may not identify problems at target companies or fail to recognize incompatibilities or other obstacles to successful integration. The Company’s inability to successfully integrate future acquisitions could impede it from realizing all of the benefits of those acquisitions and could materially weaken its business operations. The integration process may disrupt the Company’s business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by the Company and could harm its results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses.

Further, even if the operations of an acquisition are integrated successfully, the Company may not realize the full benefits of the acquisition, including the synergies, cost savings or growth opportunities that it expects. These benefits may not be achieved within the anticipated time frame, or at all. Further, acquisitions may cause the Company to issue securities that would dilute its current stockholders’ ownership percentage, use a substantial portion of its cash resources, experience volatility in earnings due to changes in contingent consideration related to acquisition earn-out liability estimates or become subject to litigation.

The Company faces competition for geospatial intelligence, imagery and related data analytic products and services which may limit its ability to gain market share.

The Company operates in the NewSpace sector, which refers to the increased commercialization and privatization of the space sector. Competition in the Company’s imagery services business is highly diverse, and while its competitors offer different products, there is often competition for contracts that are part of governmental budgets. The Company’s major existing and potential competitors for its geospatial intelligence, imagery and related data analytic products and services include commercial satellite imagery companies, state-owned imagery providers, aerial imagery companies, free sources of imagery and unmanned aerial vehicles. The Company also faces competition from companies that provide geospatial data analytic information and services to the U.S. government, including defense prime contractors.

The Company plans to leverage its superior unit economics and put enough satellites in orbit to remap the entire surface of the earth in high-resolution on a daily basis and, in doing so expects to deliver its data to customers at near zero marginal cost which the Company believes will provide it with a competitive advantage. However, the Company’s competitors or potential competitors could, in the future, offer satellite-based imagery or other products and services with more attractive features than the Company’s products and services that could outweigh the lower cost of the Company’s products and services. The emergence of new remote imaging technologies or the continued growth of low-cost imaging satellites, could negatively affect the Company’s sales efforts. More importantly, if competitors develop and launch satellites or other imagery-content sources with more advanced capabilities and technologies than the Company’s, or offer products and services at lower prices than the Company’s, the Company’s business and results of operations could be harmed.

The U.S. government and foreign governments may develop, construct, launch and operate their own imagery satellites, which could reduce their need to rely on the Company and other commercial suppliers. In addition, such governments could sell or provide free of charge imagery from their satellites and thereby compete with the Company’s geospatial intelligence, imagery and related data analytic products and services. Also, governments may at times make the Company’s imagery freely available for humanitarian purposes, which could impair the Company’s revenue growth with non-governmental organizations.

In addition, some of the Company’s international competitors currently benefit from, and others may benefit in the future from, subsidies and other protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Government support of this nature greatly reduces the commercial risks associated with satellite development activities for these competitors. This market environment may result in increased pressures on the Company’s pricing and other competitive factors.

Some of the Company’s competitors have made or could make acquisitions of businesses that allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions, the Company’s current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote greater resources to bring these products and services to market, initiate or withstand substantial price competition, or develop and expand their product and service offerings more quickly than the Company. These competitive pressures in the Company’s market or its failure to compete effectively may result in fewer orders, reduced revenue and margins, and impair our ability to acquire market share. In addition, it is possible that industry consolidation may impact customers’ perceptions of the viability of smaller or even mid-size companies and consequently customers’ willingness to purchase from such firms.

The Company may not compete successfully against its current or potential competitors. If the Company is unable to compete successfully, or if competing successfully requires the Company to take costly actions in response to the actions of its competitors, its business, financial condition, and results of operations could be materially and adversely affected. In addition, companies competing with the Company may have an entirely different pricing or distribution model. Increased competition could result in fewer customer contracts, price reductions, reduced margins, and inability to gain market share, any of which could harm the Company’s business and results of operations.

The Company may fail to foresee challenges with international operations.

The Company’s future success will depend heavily upon on its ability to oversee production operations at facilities and locations outside of the United States and management’s day-to-day oversight. Its international operations expose it to numerous challenges and risks, including, but not limited to, adverse political, regulatory, legislative and economic conditions in various jurisdictions; costs of complying with varying governmental regulations; fluctuations in currency exchange rates; and difficulties in protecting intellectual property rights in foreign countries. Unforeseen challenges in sustaining efficient operations, decreases in product quality, language and cultural difference, political and economic unrest, or theft of intellectual property from these satellite production facilities, or other yet undiscovered challenges could materially and adversely affect the Company, its financial position, results of operations and cash flows.

The Company’s products and services are complex and could have unknown defects or errors, which may increase its costs, harm its reputation with customers, give rise to costly litigation, or divert its or its customers’ resources from other purposes.

The Company employs sophisticated design and testing processes and practices. Nevertheless, the Company’s products and services may contain defects or errors, or experience performance problems when first introduced, when new versions or enhancements are released, or even after these products have been in use for a period of time. The Company’s systems may not be successfully implemented, pass required acceptance criteria, or operate or give the desired output, or it may not be able to detect and fix all defects in its satellites and its geospatial intelligence, imagery and related data analytic products and services, or resolve any delays or availability issues in the launch services it procures. These problems could result in expensive and time-consuming design modifications, delays in the introduction of new products or enhancements, significant increases in the Company’s service and maintenance costs, termination of contracts for convenience, diversion of its personnel’s attention from its product development efforts, exposure to liability for damages, damaged customer relationships, and harm to its reputation, any of which could materially and adversely harm its results of operations. In addition, increased development costs could be substantial and could reduce the Company’s operating margins.

The Company’s employees or others acting on its behalf may engage in misconduct or other improper activities, which could cause it to lose contracts or cause it to incur costs.

The Company is exposed to the risk that employee fraud or other misconduct from its employees or others acting on its behalf could occur. Misconduct by employees or others could include intentional failures to comply with the various regulatory regimes to which the Company is subject, engaging in unauthorized activities, insider threats to its cybersecurity, or falsifying records relating to the success or failure of its launches, satellites or products and services generally. Misconduct by the Company’s employees or others acting on its behalf could also involve the improper use of its customers’ sensitive or classified information, which could result in regulatory sanctions against it, serious harm to its reputation, a loss of contracts and a reduction in revenues, or cause it to incur costs to respond to any related governmental inquiries. The Company has adopted policies and procedures designed to prevent misconduct. However, it is not always possible to deter misconduct, and the precautions the Company takes to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause it to lose contracts or cause a reduction in revenues. In addition, alleged or actual misconduct by employees or others acting on the Company’s behalf could result in investigations or prosecutions of persons engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for the Company regardless of whether it is alleged to have any responsibility.

The Company may in the future experience such misconduct, despite its various compliance programs. Actual or alleged misconduct or improper actions by the Company’s employees, agents, subcontractors, suppliers, business partners and/or joint ventures could subject it to administrative, civil or criminal investigations and enforcement actions; monetary and non-monetary penalties; liabilities; and the loss of privileges and other sanctions, including suspension and debarment, which could negatively impact its reputation and ability to conduct or attract new business and could materially and adversely affect the Company, its financial position, results of operations and cash flows.

The Company’s business is capital intensive, and it may not be able to raise adequate capital to finance its business strategies, including funding future satellites, or it may be able to do so only on terms that significantly restrict its ability to operate its business.

Implementation of the Company’s business strategy, such as expanding its satellite constellation and its products and services offerings, requires a substantial outlay of capital. As the Company pursues its business strategies and seeks to respond to opportunities and trends in its industry, its actual capital expenditures may differ from its expected capital expenditures. The nature of the Company’s business also requires it to make capital expenditure decisions in anticipation of customer demand, and it may not be able to correctly predict customer demand. If the Company’s customer demand exceeds its ability to respond to that demand, it may not be able to fully capture the growth in demand.

The Company currently expects that its ongoing liquidity requirements for sustaining its operations will be satisfied by cash on hand and cash generated from its existing and future operations supplemented, where necessary or advantageous, by available credit. However, the Company cannot provide assurances that its businesses will generate sufficient cash flow from operations in the future or that additional capital will be available in amounts sufficient to enable it to execute its business strategies. The availability and cost to the Company of external financing depend on a number of factors, including general market conditions, its financial performance and its credit rating. Both the Company’s credit rating and its ability to obtain financing generally may be influenced by the supply and demand characteristics of its industry generally. Declines in the Company’s expected future revenue under contracts with customers and challenging business conditions faced by its customers are among factors that may adversely affect its credit. Other factors that could impact the Company’s credit include the amount of debt in its capital structure, activities associated with its strategic initiatives, its expected future cash flows, and the capital expenditures required to execute its business strategy. The overall impact on the Company’s financial condition of any transaction that it pursues may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to any credit rating it may have from time to time. A disruption in the capital markets, due to COVID-19 or otherwise, a deterioration in the Company’s financial performance or a credit rating downgrade could limit its ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available. The Company’s debt agreements also may impose restrictions on operation of its business and could make it more difficult for it to obtain additional external financing if required.

Long-term disruptions in the capital and credit markets as a result of uncertainty due to recessions, changing or increased regulation or failures of significant financial institutions could adversely affect the Company’s access to capital. If financial market disruptions occur, it may become difficult for the Company to raise additional capital or refinance debt when needed, on acceptable terms or at all. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for its business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating other discretionary uses of cash, which could materially and adversely impact the Company’s business and its ability to execute its business strategies.

Risks Relating to the Company’s Satellites and Industry

The Company’s ability to grow its business depends on the successful production, launch, commissioning and/or operation of its satellites and related ground systems, software and analytic technologies, which is subject to many uncertainties, some of which are beyond its control.

The Company’s current primary research and development objectives focus on the development of satellites and related components that can remap the entire surface of the Earth in high resolution as well as the Company’s geospatial intelligence, imagery and related data analytic products and services, including creating a catalog of archived data. The Company has limited operational experience with its satellites with only 22 commercial satellites in orbit, 17 of which are presently delivering high-resolution data to its customers. While the Company estimates the gross costs associated with designing, building and launching its satellites to build out its constellation will be significant, there can be no assurance that it will complete these deployments on a timely basis, on budget or at all. Design, manufacture and launch of satellite systems are highly complex and historically have been subject to delays and cost over-runs. If the Company does not complete development and manufacturing of additional satellites in its anticipated timeframes or at all, its ability to grow its business will be adversely affected. The successful development, integration, and operations of the Company’s satellites and its geospatial intelligence, imagery and related data analytic products and services involves many uncertainties, some of which are beyond its control, including, but not limited to:

•	timing in finalizing satellite design and specifications;

•	performance of satellites meeting design specifications;

•	failure of satellites as a result of technological or manufacturing difficulties, design issues or other unforeseen matters;

•	engineering and/or manufacturing performance failing or falling below expected levels of output or efficiency;

•	increases in costs of materials and supplied components;

•	changes in project scope;

•	its ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of its manufacturing facilities despite risks that disrupt productions, such as natural disasters, catastrophic events or labor disputes;

•

performance of a limited number of suppliers for certain raw materials and supplied components, the accuracy of supplier representations as to the suitability of such raw materials and supplied components for its products, and their willingness to do business with it;

•	performance of its internal and third-party resources that support its research and development activities;

•	its ability to protect its intellectual property critical to the design and function of its satellites and its geospatial intelligence, imagery and related data analytic products and services;

•	its ability to continue funding and maintaining its research and development activities;

•	successful completion of demonstration missions; and

•	the impact of the COVID-19 pandemic on it, its customers and suppliers, and the global economy.

If any of the above events occur, they could have a material adverse effect on the Company’s ability to continue to develop, integrate and operate its satellites and related infrastructure, products and services, which could materially adversely affect its business, financial condition and results of operations.

The market for geospatial intelligence, imagery and related data analytics has not been established with precision, is still emerging and may not achieve the growth potential the Company expects or may grow more slowly than expected.

The market for geospatial intelligence, imagery and related data analytics has not been established with precision as the commercialization of space is a relatively new development and is rapidly evolving. The Company’s views of the total addressable market are based on a number of third-party reports which may or may not accurately reflect future market size and growth. As a result, the Company’s views of the total addressable market for its products and services may prove to be incorrect. In addition, if interest in the Company’s EO data and analytic products and services by commercial customers, or the expected growth in commercial applications for EO data and analytics, is less than expected, or the Company’s satellite and related technologies are unable to meet expected customer expectations and demand, the Company’s business and financial results will be materially and adversely affected.

The Company’s industry is characterized by changing technology and evolving standards, and it may not be successful in identifying, developing and marketing products and services that respond to rapid technological change, evolving technical standards and systems developed by others. The Company’s competitors may develop technology that better meets the needs of its customers. If the Company does not continue to develop, manufacture, and market innovative technologies or applications that meet customers’ requirements, sales may suffer, and the Company may not be able to grow its business. If the Company is unable to achieve sustained growth, it may be unable to execute its business strategy, expand its business or fund other liquidity needs, and its business prospects, financial condition and results of operations could be materially and adversely affected.

If the Company’s satellites and related equipment have shorter useful lives than it anticipates, it may be required to recognize impairment charges.

The Company evaluates its satellites for impairment and tests for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Certain of the anomalies disclosed below may be considered to represent a significant adverse change in the physical condition of a particular satellite. There can be no assurance as to the actual operational life of a satellite or that the operational life of individual components will be consistent with their design life. A number of factors will impact the useful lives of the Company’s satellites, including, among other things, the quality of their design and construction, the durability of their component parts, and the occurrence of any anomaly or series of anomalies or other risks affecting the satellites during launch and in orbit. The Company currently anticipates the useful life of an operational satellite to be approximately three years. If the Company’s satellites and related equipment have shorter useful lives than it currently anticipates, this may lead to delays in increasing the rate of its commercial payloads and declines in actual or planned revenues, which would have a material adverse effect on its business, financial condition, and results of operations.

Long-lived assets are tested periodically for impairment or whenever there is an indication that an asset may be impaired. Disruptions to the Company’s business, unexpected significant declines in its operating results, adverse technological events or changes in the regulatory markets in which it operates may result in impairment charges to its tangible and intangible assets. Any future impairment charges could substantially affect the Company’s reported results.

If the Company’s satellites fail to operate as intended, it could have a material adverse effect on its business, financial condition and results of operations.

The Company relies on data obtained from its satellites in order to provide services to its customers. The Company may become unable or limited in its ability to collect such data. For example, satellites can temporarily go out of service and be recovered, or cease to function for reasons beyond the Company’s control, including the quality of design and construction, the rate of consumption of the propellant supply, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits and space environments in which the satellites are placed and operated. The accumulated effects of solar radiation and single event upsets or electronic/catch-up events from the collision of charged particles, collisions with other objects (including, but not limited to, space debris and other spacecraft) or actions by malicious actors, including cyber related, could also damage the satellites and subject the Company to liabilities for any damages caused to other spacecraft.

The manufacturing, testing, launching and operation of satellites involves complex processes and technology. The Company’s satellites employ advanced technologies and sensors that are exposed to severe environmental stresses that have affected and could affect the performance of its satellites. Hardware component problems could lead to deterioration in performance or loss of functionality of a satellite. In addition, human operators may execute improper implementation commands that may negatively impact a satellite’s performance. Exposure of the Company’s satellites to an unanticipated catastrophic event, such as a meteor shower or a collision with space debris, could reduce the performance of, or completely destroy, the affected satellite. Even if a satellite is operated properly, minor technical flaws in the satellite’s sensors could significantly degrade its performance, which could materially affect the Company’s ability to collect imagery and market the Company’s products and services successfully.

Satellites can experience malfunctions, commonly referred to as anomalies, which have occurred and may occur in the future in the Company’s satellites. The satellites the Company employs have experienced various anomalies in the past and will likely experience anomalies in the future. Anomalies can occur as a result of various factors, such as satellite manufacturer error, whether due to the use of new or largely unproven technology or due to a design, manufacturing or assembly defect that was not discovered before launch and general failures resulting from operating satellites in the space environment. Any single anomaly could materially and adversely affect the Company’s ability to utilize the satellite. Anomalies may also reduce the expected capacity, commercial operation and/or useful life of a satellite, thereby reducing the revenue that could be generated by that satellite or create additional expenses due to the need to provide replacement or back-up satellites or satellite capacity earlier than planned and could have a material adverse effect on the Company’s business. In addition, if a satellite or satellites experience a malfunction, the satellite capacity of the Company’s unimpacted network may be insufficient to meet all of its customers’ needs or cause service interruptions, and it may need to potentially blackout or reduce service to certain customers, which would adversely affect its relationships with its customers and result in loss of revenues. Although the Company works diligently both internally and with its suppliers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, it may not be able to prevent the impact of anomalies in the future.

The Company cannot provide assurances that its satellites will continue to operate successfully in space throughout their expected operational lives. Even if a satellite is operated properly, technical flaws in that satellite’s sensors or other technical deficiencies or anomalies could significantly hinder its performance, which could materially affect the Company’s ability to collect imagery and market its products and services successfully. While certain software deficiencies may be corrected remotely, most, if not all, of anomalies or debris collision damage cannot be corrected once the satellites are placed in orbit. Further, although the Company has some ability to actively maneuver its satellites to avoid potential collisions with space debris or other spacecraft, this ability is limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of and predicted conjunctions with debris objects tracked and cataloged by the U.S. government. Additionally, some space debris is too small to be tracked and therefore its orbital location is completely unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of the Company’s satellites should a collision occur. Recent years have seen increases in the number of satellites deployed to low earth orbits, and publicly announced plans call for many thousands of additional satellite deployments over the next decade. The proliferation of these low Earth orbit constellations could materially increase the risks of potential collision with space debris or another spacecraft and affect the Company’s ability to effectively access sufficient orbital slots to support the expected growth across its business.

If the Company suffers a partial or total loss of a deployed satellite, it could require a significant amount of time and could incur substantial expense to replace that satellite. The Company may experience other problems with its satellites that may reduce their performance. If a satellite is not fully operational, the Company may lose most or all of the revenue that otherwise would have been derived from that satellite and may not be able to provide adequate services to its customers which may cause it to incur penalties under its contracts or may allow its customers not to pay it for the time that service was impacted. The Company’s inability to repair or replace a defective satellite or correct any other technical problem in a timely manner could result in a significant loss of revenue. If a satellite experiences a significant anomaly such that it becomes impaired or is no longer functional, it could significantly impact the Company’s business, prospects and profitability.

Many satellites have redundant or backup systems and components that operate in the event of an anomaly, operational failure or degradation of primary critical components, but these redundant or backup systems and components are subject to risk of failure similar to those experienced by the primary systems and components. The occurrence of a failure of any of these redundant or backup systems and components could materially impair the useful life, capacity or operational capabilities of the satellite.

Satellites are subject to production and launch delays, launch failures, damage or destruction during launch, the occurrence of which could materially and adversely affect the Company’s operations.

Delays in the production of future satellites and the manufacture or procurement of requisite components and launch vehicles, limited availability of appropriate launch windows, possible delays in obtaining regulatory approvals, satellite damage or destruction during launch, launch failures, or incorrect orbital placement could have a material adverse effect on the Company’s business, financial condition, and results of operations. The loss of, or damage to, a satellite due to a launch failure could result in significant delays in anticipated revenue to be generated by that satellite. Any significant delay in the commencement of service of a satellite could delay or potentially permanently reduce the revenue anticipated to be generated by that satellite. In addition, if the loss of a satellite were to occur, the Company may not be able to accommodate affected customers with its other satellites or data from another source until a replacement satellite is available, and it may not have on hand, or be able to obtain in a timely manner, the necessary funds to cover the cost of any necessary satellite replacement. An extended launch delay beyond planned contingency, launch failure, underperformance, delay or perceived delay could have a material adverse effect on the Company’s business prospects, financial condition, and results of operations. If delays were to occur and the Company’s remediation measures and process changes were not successful or if it experiences issues with planned manufacturing improvements or design and safety, it could experience issues in scaling up further satellite production. Such delays could cause the Company to fail to reach its goal of expanding and scaling its constellation of satellites. A failure to reach a sufficient number of satellites in the Company’s constellation may impact the revisit rates it is able to offer its customers and limit its product offerings, thereby making it less attractive to existing and potential customers.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although the Company intends to purchase launch insurance on all of its launches, if it were not able to obtain launch insurance on commercially reasonable terms and a launch failure were to occur, it would directly suffer the loss of the cost of the satellite and related costs.

The Company’s business involves significant risks and uncertainties that may not be covered by insurance.

The Company endeavors to obtain insurance coverage from established insurance carriers to cover certain risks and liabilities related to its business. However, the amount of insurance coverage that the Company maintains may not be adequate to cover all claims or liabilities. Existing coverage may be canceled while the Company remains exposed to the risk and it is not possible to obtain insurance to protect against all operational risks, natural hazards and liabilities.

Although the Company maintains insurance policies that it believes to be adequate, it cannot provide assurance that this insurance will be adequate to protect it from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful liability claim could result in substantial cost to the Company. Even if the Company is fully insured as it relates to a claim, the claim could nevertheless diminish the Company’s brand and divert management’s attention and resources, which could have a negative impact on the Company’s business, financial condition, and results of operations.

Although the Company maintains pre-launch and launch insurance coverage for its satellites, it does not maintain in-orbit lifecycle insurance coverage. Any damage or destruction to the Company’s satellites while in orbit as a result of anomalies, failures, collisions with its satellites or other satellites or debris, radiation damage or other catastrophic event will not be covered by insurance. The Company will be required to pay for the repair or replacement of such satellite which may have a material adverse effect on its financial condition and results of operation.

The Company does not maintain third-party liability insurance with respect to its satellites. Accordingly, the Company currently has no insurance to cover any third-party damages that may be caused by any of its satellites, including personal and property insurance. If the Company experiences significant uninsured losses, such events could have a material adverse impact on its business, financial condition and results of operations.

The Company typically purchases pre-launch and launch insurance coverage for its satellites to address the risk of potential systemic anomalies, failures, collisions with its satellites or other satellites or debris, or catastrophic events that occur prior to or during launch. However, such insurance may be insufficient or unavailable on acceptable cost and terms, if at all.

The Company has historically purchased pre-launch and launch insurance to address the risk of potential systemic anomalies, failures, collisions with its satellites or other satellites or debris, or catastrophic events during launch, to the extent that insurance was available on acceptable premiums and other terms. The insurance proceeds received in connection with a partial or total loss of the functional capacity of any of the Company’s satellites would not be sufficient to cover the replacement cost, if the Company chooses to do so, of an equivalent satellite. In addition, this insurance will not protect the Company against all losses to its satellites due to specified exclusions, deductibles and material change limitations and it may be difficult to insure against certain risks, including a partial deterioration in satellite performance and satellite re-entry.

The price and availability of insurance fluctuate significantly. Insurance market conditions or factors outside the Company’s control at the time it is in the market for the required insurance, such as failure of a satellite using similar components, could cause premiums to be significantly higher than current estimates and could reduce amounts of available coverage. The cost of the Company’s insurance has been increasing and may continue to increase. Higher premiums on insurance policies will reduce the Company’s operating income by the amount of such increased premiums. If the terms of insurance policies become less favorable than those currently available, there may be limits on the amount of coverage that the Company can obtain, or the Company may not be able to obtain insurance at all.

Coordination results may adversely affect the Company’s ability to use its satellites in certain orbital locations for its proposed service or coverage area or may delay its ability to launch satellites and thereby operate its proposed services.

The Company will be required to record orbital locations and operational parameters of its satellites with the International Telecommunication Union and to coordinate with other satellite operators and national administrations the use of these orbital locations and operational parameters in order to avoid interference to or from other satellites. The results of coordination may adversely affect the Company’s use of its satellites using certain orbital locations as well as the type of applications or services that the Company can accommodate. If the Company is unable to coordinate its satellites by specified deadlines, the Company may not be able to use its satellites or certain orbital locations for its proposed service or coverage area or it may lose interference protection for its satellites. The use of the Company’s satellites may also be temporarily or permanently adversely affected if the operation of other satellite networks do not conform to coordination agreements resulting in the acceptable interference levels being exceeded (such as due to operational errors associated with the transmissions to other satellite networks).

Natural disasters, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt the Company’s business or satellite launch schedules. Interruption or failure of the Company’s infrastructure could hurt its ability to effectively perform its daily operations and provide and produce its products and services, which could damage its reputation and materially and adversely affect its operating results.

The Company is vulnerable to natural disasters and significant disruptions including tsunamis, floods, earthquakes, fires, water shortages, other extreme or unusual weather conditions, epidemics or pandemics, acts of terrorism or disruptive political events where the Company’s facilities or the launch facilities of its transport partners are located, or where its third-party suppliers’ facilities are located, power shortages and blackouts, aging infrastructures and telecommunications failures. Furthermore, climate change has increased, and may continue to increase, the rate, size and scope of these natural disasters. In the event of such a natural disaster or other disruption, the Company could experience disruptions to its operations or the operations of suppliers, subcontractors, distributors or customers, which could affect the Company’s ability to maintain launch schedules or fulfill its customer contracts.

The availability of many of the Company’s geospatial intelligence, imagery and related data analytic products and services depends on the continuing operation of its satellite operations infrastructure, satellite manufacturing operations, information technology and communications systems. Any downtime, damage to or failure of the Company’s systems could result in interruptions in its service, which could reduce its revenues. The Company’s systems are vulnerable to damage or interruption from floods, fires, power loss, aging infrastructure, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm the Company’s systems. In the event the Company is unable to collect, process and deliver imagery from its facility, its daily operations and operating results would be materially and adversely affected. In addition, the Company’s ground terminal centers are vulnerable to damage or interruption from human error, intentional bad acts, earthquakes, hurricanes, floods, fires, war, terrorist attacks, power losses, hardware failures, systems failures, aging infrastructure, telecommunications failures and similar events. The occurrence of any of the foregoing could result in lengthy interruptions in the Company’s services and/or damage its reputation, which could have a material adverse effect on its business, financial condition, and results of operations.

The occurrence and impact of these factors is difficult to predict, but one or more of them could have a material adverse effect on the Company’s financial position, results of operations and/or cash flows.

Prolonged unfavorable weather conditions could negatively impact the Company’s operations.

In order for satellites to collect and deliver imagery effectively, the satellite must be able to view the desired area on a certain day at a certain time as it passes overhead. Adverse weather conditions, such as clouds or haze, may prevent satellites from collecting data and imagery or could cause the satellite to experience technical difficulties communicating with the ground terminals or collecting imagery in the same quality or volume that was intended. In addition, space weather, such as solar flares, could take the Company’s satellites out of orbit, disrupt the Company’s ground communication networks and affect the decay rate of its satellites. The occurrence of any of the foregoing could result in interruptions, which could be lengthy, in the Company’s services and/or damage its reputation, which could have a material adverse effect on its business, financial condition, and results of operations.

Risks Relating to Legal and Regulatory Matters

The Company is subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, the Company’s failure to secure timely U.S. government authorizations under these laws and regulations, or the Company’s failure to comply with these laws and regulations could have a material adverse effect on its business, financial condition and results of operations.

The Company has a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries including the U.S. Based on these activities, the Company may be required to comply with U.S. export control laws and regulations, including the International Traffic in Arms Regulations (“ITAR”) administered by the U.S. Department of State and the Export Administration Regulations (“EAR”) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”). Pursuant to these foreign trade control laws and regulations, the Company may be required, among other things, to (i) maintain a registration under ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of the Company’s satellite imagery and data business. Violations of applicable export control laws and related regulations could result in criminal and administrative penalties, including fines, possible denial of export privileges, and debarment, which could have a material adverse impact on the Company’s business, including its ability to enter into contracts or subcontracts for U.S. government customers. U.S. export licenses are required to transfer or make accessible certain of the Company’s products, software and technical information to its non-U.S. employees (called “deemed exports”).

The inability to secure and maintain other necessary export authorizations could negatively impact the Company’s ability to compete successfully or to operate its business as planned. For example, if the Company was unable to obtain or maintain its licenses to export certain spacecraft hardware, it would effectively be prohibited from launching its vehicles from certain non-U.S. locations, which would limit the number of launch providers it could use. In addition, if the Company was unable to obtain a Department of State Technical Assistance Agreement to export certain launch related services, it would experience difficulties or even be unable to perform integration activities necessary to safely integrate its transfer vehicles to non-U.S. launch vehicles. In both cases, these restrictions could lead to higher launch costs which may have a material adverse impact on the Company’s results of operations. Similarly, if the Company was unable to secure effective export licensure to authorize the full scope of activity with a foreign partner or supplier, it may be required to make design changes to spacecraft or updates to its supplier chain, which may result in increased costs to the Company or delays in vehicle launches.

Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict the Company’s operations. There is no inherent right to perform an export and given the significant discretion the government has adjudicating such authorizations in furtherance of U.S. national security and foreign policy interests, there can be no assurance the Company will be successful in its current and future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

In addition, U.S. export control laws continue to change. For example, the control lists under the ITAR and the EAR are periodically updated to reclassify specific types of export-controlled technology. For example, any changes to the jurisdictional assignment of controlled data or hardware used by the Company could result in the need for different export authorizations, each then subject to a subsequent approval. Similarly, should exceptions or exemptions under the EAR or ITAR, respectively, be changed, the Company’s activities otherwise authorized via these mechanisms may become unavailable and could result in the need for additional export authorizations.

Additionally, changes to the administrative implementation of export control laws at the agency level may suddenly occur as a result of geo-political events, which could result in existing or proposed export authorization applications being viewed in unpredictable ways, or potentially rejected, as a result of the changed agency level protocol.

To date, based on the structure of the Company’s business and operations and informal discussion with regulators, the Company does not believe its satellite operations are subject to U.S. regulation. If it is determined by a U.S. regulatory authority that the Company’s operations are subject to U.S. law, the Company could be subject to penalties and other adverse consequences as a result of noncompliance.

The raw data collected by the Company’s constellation is collected through a series of ground stations strategically located in several global locations (not within the U.S.). The Company has a mission and operations team, located in Spain and Argentina, that monitors and operates all satellites in the constellation. The majority of the Company’s satellite operations and management sits outside the U.S. As a result of these factors, the Company does not believe it is subject to U.S. regulations issued by the U.S. National Oceanic and Atmospheric Administration (“NOAA”) or the U.S. Federal Aviation Administration (“FAA”), although the Company’s agreement with SpaceX to launch its satellites does indirectly require it to comply with certain FAA licensing requirements. If U.S. regulators disagree with the Company’s determination that it is not subject to U.S. regulation and it is determined by a U.S. regulatory authority that the Company was required to, and did not, comply with U.S. regulations relating to its business and operations, the Company may be subject to penalties or other adverse consequences which could materially and adversely affect the Company’s business and results of operations.

If the Company is successful in becoming a U.S. governmental contractor, its business will be subject to significant U.S. regulations, and reductions or changes in U.S. government spending, including the U.S. defense budget, could reduce its revenue and adversely affect its business.

A large part of the Company’s growth strategy includes obtaining U.S. governmental agency customers, particularly in defense and intelligence, as well as U.S. commercial customers. If and when the Company contracts with the U.S. government or, in certain circumstances, retains services from U.S. service providers, the Company must comply with a variety of laws and regulations. A violation of these laws and regulations could result in the imposition of fines and penalties to the Company or its customers or the termination of the Company’s or their contracts with the U.S. government. As a result, there could be a delay in the Company’s receipt of orders from its customers, a termination of such orders, or a termination of any contracts between the Company and the U.S. government.

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The Company’s potential future contracts with U.S. and international defense contractors or directly with the U.S. government may be on a commercial item basis, eliminating the requirement to disclose and certify cost data. To the extent that there are interpretations or changes in the FAR regarding the qualifications necessary to sell commercial items, there could be a material impact on the Company’s business and operating results. For example, there have been legislative proposals to narrow the definition of a “commercial item” (as defined in the FAR) or to require cost and pricing data on commercial items that could limit or adversely impact the Company’s ability to contract under commercial item terms. Changes could be accelerated due to changes in the Company’s mix of business, in federal regulations, or in the interpretation of federal regulations, which may subject the Company to increased oversight by the Defense Contract Audit Agency (“DCAA”) for certain of the Company’s products or services. Such changes could also trigger contract coverage under the Cost Accounting Standards (“CAS”), further impacting the Company’s commercial operating model and requiring compliance with a defined set of business systems criteria. Growth in the value of certain contracts may increase the Company’s compliance burden, requiring the Company to implement new business systems to comply with such requirements. Failure to comply with applicable CAS requirements could adversely impact the Company’s ability to win future CAS-type contracts.

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The Company would be subject to the Defense Federal Acquisition Regulation Supplement (“DFARS”) and the Department of Defense (“DoD”) and federal cybersecurity requirements, in connection with any defense work the Company performs in the future for the U.S. government and defense prime contractors. Amendments to DoD cybersecurity requirements, such as through amendments to the FAR or DFARS, may increase the Company’s costs or delay the award of contracts if it is unable to certify that it satisfies such cybersecurity requirements.

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The U.S. government or a defense prime contractor customer could require the Company to relinquish data rights to a product in connection with performing work on a defense contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

•	The Company may enter into cost reimbursable contracts with the U.S. government or a defense prime contractor customer that could offset the Company’s cost efficiency initiatives.

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The Company would be subject to various U.S. federal export-control statutes and regulations, which may affect its business with, among others, international defense customers. In certain cases, the export of the Company’s products and technical data to foreign persons, and the provision of technical services to foreign persons related to such products and technical data, may require licenses from the U.S. Department of Commerce or the U.S. Department of State. The time required to obtain these licenses, and the restrictions that may be contained in these licenses, may result in the Company being at a competitive disadvantage with international suppliers who are not subject to U.S. federal export control statutes and regulations. In addition, violations of these statutes and regulations can result in civil and, under certain circumstances, criminal liability as well as administrative penalties which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

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Sales to U.S. prime defense contractor customers as part of foreign military sales (“FMS”) programs combine several different types of risks and uncertainties highlighted above, including risks related to government contracts, risks related to defense contracts, timing and budgeting of foreign governments, and approval from the U.S. and foreign governments related to the programs, all of which may be impacted by macroeconomic and geopolitical factors outside of the Company’s control.

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The Company may in the future derive a portion of its revenue from programs with governments and government agencies that are subject to security restrictions (e.g., contracts involving classified information, classified contracts, and classified programs), which preclude the dissemination of information and technology that is classified for national security purposes under applicable law and regulation. In general, access to classified information, technology, facilities, or programs requires appropriate personnel security clearances, is subject to additional contract oversight and potential liability, and may also require appropriate facility clearances and other specialized infrastructure. Therefore, certain of the Company’s employees with appropriate security clearances may require access to classified information in connection with the performance of a U.S. government contract. The Company must comply with security requirements pursuant to the National Industrial Security Program Operating Manual (“NISPOM”) administered by the Defense Counterintelligence and Security Agency (“DCSA”), and other U.S. government security protocols when accessing sensitive information. Failure to comply with the NISPOM or other security requirements may subject the Company to civil or criminal penalties, loss of access to sensitive information, loss of a U.S. government contract, or potentially debarment as a government contractor. Further, the DCSA has transitioned its review of a contractor’s security program to focus on the protection of controlled unclassified information and assets. Failure to meet DCSA’s new, broader requirements could adversely impact the ability to win new business as a government contractor.

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The Company may need to invest additional capital to build out higher level security infrastructure at certain of its facilities to be awarded contracts related to defense programs with higher level security requirements. Failure to invest in such infrastructure may limit the Company’s ability to obtain new contracts with defense programs.

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The Company may be required to have certain products that it purchases manufactured in the United States and other relatively high-cost manufacturing locations under the Buy American Act or other regulations, and the Company may not manufacture all products in locations that meet these requirements, which may preclude the Company’s ability to sell some products or services

If the Company were to become a contractor to agencies and departments of the U.S. government, it would likely result in it being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest, procurement integrity, bid integrity and claim presentation, among others. These investigations may be conducted without the Company’s knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings, and the Company could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with U.S. government agencies. In addition, the Company could suffer serious harm to its reputation and competitive position if allegations of impropriety were made against it, whether or not true. If the Company’s reputation or relationship were impaired due to these investigations, or if it could not obtain contracts with the U.S. government and the U.S. government otherwise ceased doing business with it or significantly decreased the amount of business it does with it, its revenues and ability to attract new business could be adversely affected.

In addition, spending authorizations for defense-related and other programs by the U.S. government have fluctuated in the past, and future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where the Company does not expect to provide services. Any contract the Company may enter into with the U.S. government and its agencies will generally be conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis, even though contract performance may extend over many years. In recent years, there has been a pattern of delays in the finalization and approval of the U.S. government budget, which can create uncertainty over the extent of future U.S. government demand for the Company’s services.

Failure to comply with the requirements of the National Industrial Security Program could jeopardize the Company’s ability to provide its products and services to the U.S. government.

The Company’s growth strategy includes seeking U.S. governmental agency customers, particularly in defense and intelligence, though it has not acquired any U.S. governmental agency customers to date. In obtaining certain U.S. governmental agency customers, those contracts may require the Company to maintain national security clearance and mitigation elements under the National Industry Security Program. Obtaining and maintaining national security clearances involves a lengthy process. In anticipation of potential future U.S. government contracts, the Company established a U.S. subsidiary, Satellogic North America, LLC, and has commenced the process of insulating the entity from foreign ownership, control or influence (“FOCI”), including by recruiting directors and employees dedicated to that entity and any U.S. governmental agency projects to be serviced by the entity. Failure to comply with any agreement with the U.S. Department of Defense regarding any appropriate FOCI mitigation arrangement could result in invalidation or termination of applicable facility security clearances, which in turn would mean that Satellogic North America, LLC, would not be able to enter into future contracts with the U.S. government requiring facility security clearances, and may result in the loss of the ability of this entity or any other future U.S. subsidiaries to complete then-existing contracts with the U.S. government.

The Company’s business with governmental entities is subject to the policies, priorities, regulations, mandates, and funding levels of such governmental entities and may be negatively impacted by any change thereto.

The Company has recently entered into contracts with governmental agencies to provide its products and services. This would subject the Company’s business to laws and regulations applicable to companies doing business with the applicable government. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors.

For instance, most government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in such event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

Government contracts often also contain provisions and are subject to laws and regulations that provide government customers with additional rights and remedies not typically found in commercial contracts. These rights and remedies allow government customers, among other things, to:

•	Terminate existing contracts for convenience with short notice;

•	Reduce orders under or otherwise modify contracts;

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For contracts subject to the Truthful Cost or Pricing Data Act, reduce the contract price or cost where it was increased because a contractor or subcontractor furnished cost or pricing data during negotiations that was not complete, accurate, and current;

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For some contracts, (i) demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process and (ii) reduce the contract price under triggering circumstances, including the revision of price lists or other documents upon which the contract award was predicated;

•	Cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	Decline to exercise an option to renew a multi-year contract;

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Claim rights in solutions, systems, or technology produced by us, appropriate such work-product for their continued use without continuing to contract for our services, and disclose such work-product to third parties, including other government agencies and our competitors, which could harm our competitive position;

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Prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment;

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Subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract;

•	Suspend or debar the Company from doing business with the applicable government; and

•	Control or prohibit the export of its services.

In addition, government contracts normally contain additional requirements that may increase the Company’s costs of doing business, reduce its gross margins, and expose it to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	Specialized disclosure and accounting requirements unique to government contracts;

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Financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	Public disclosures of certain contract and company information;

•	Mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements; and

•	Requirements to procure certain materials, components and parts from supply sources approved by the customer.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits and investigations regarding the Company’s compliance with government contract requirements. New regulations or procurement requirements (including, for example regulations regarding counterfeit and corrupt parts, supply chain diligence and cybersecurity) or changes to current requirements could increase our costs and risk of non-compliance. In addition, if the Company fails to comply with government contracting laws, regulations and contract requirements, its contracts may be subject to termination, and it may be subject to financial and/or other liability under such contract and applicable law.

Further, changes in government policies, priorities, regulations, use of commercial data providers to meet U.S. government imagery needs, government agency mandates, funding levels through agency budget reductions, the imposition of budgetary constraints or a decline in government support or deferment of funding for programs in which the Company or its customers participate could result in contract terminations, delays in contract awards, reduction in contract scope, performance penalties or breaches of its contracts, the failure to exercise contract options, the cancellation of planned procurements and fewer new business opportunities, all of which could materially and adversely impact the Company’s business, financial condition, results of operations and cash flows.

The Company’s business is subject to a wide variety of additional extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on the Company’s business.

The Company is subject to a wide variety of laws and regulations relating to various aspects of its business, including with respect to its space transport operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state and local levels frequently change, especially in relation to new and emerging industries, and the Company cannot reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. The Company monitors these developments and devotes a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit the Company’s ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts the Company’s business could require the Company to change the way it operates and could have a material adverse effect on its sales, profitability, cash flows and financial condition. Failure to comply with these laws or regulations or failure to satisfy any criteria or other requirement under such laws or regulations, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of the Company’s business, may result in civil penalties or private lawsuits, or result in a delay or the denial, suspension or revocation of licenses, certificates, authorizations or permits, which would prevent the Company from operating its business.

The U.S. and foreign governments may revise existing contract rules and regulations or adopt new contract rules and regulations at any time and may also face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Changes could impair the Company’s ability to obtain new contracts or renew contracts under which it currently performs when those contracts are eligible for re-competition. Any new contracting methods could be costly or administratively difficult for the Company to implement, which could adversely affect the Company’s business, results of operations and financial condition.

Additionally, regulation of the Company’s industry is still evolving, and new or different laws or regulations could affect the Company’s operations, increase direct compliance costs for the Company or cause any third-party suppliers or contractors to raise the prices they charge the Company because of increased compliance costs. For example, the FCC has an open notice of proposed rulemaking relating to mitigation of orbital debris, which could affect the Company and its operations. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which the Company are or may become subject, particularly where the layers are in conflict, could require alteration of the Company’s manufacturing processes or operational parameters which may adversely impact its business. The Company may not be in compliance with all such requirements at all times and, even when it believes it is in compliance, a regulatory agency may determine that it is not.

Any changes in applicable laws could adversely affect the Company’s business and financial condition. Any material failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting.

The Company is subject to the orbital slot and spectrum access requirements of the International Telecommunication Union (“ITU”) and the regulatory and licensing requirements in each of the countries in which it provides services, operates facilities, or licenses terminals, and the Company’s business is sensitive to regulatory changes internationally and in those countries.

The telecommunications industry is highly regulated, and the Company depends on access to orbital slots and spectrum resources to provide satellite services. The ITU and U.S. and other nations’ regulators allocate spectrum for satellite services, and may change these allocations, which could change or limit how the Company’s current satellites are able to be used. In addition, in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added or managed services to the Company’s customers, the Company needs to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If the Company cannot obtain, or is delayed in obtaining, the required regulatory approvals, it may not be able to provide these services to its customers, operate facilities and terminals, or expand into new services. In addition, the laws and regulations to which the Company is subject could change at any time, thus making it more difficult for the Company to obtain new regulatory approvals or causing its existing approvals to be revoked or adversely modified. Because regulatory schemes vary by country, the Company may also be subject to regulations of which it is not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect its operations in that country. If the Company cannot comply with the laws and regulations that apply to it, it could lose its revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

Increasing regulatory focus on privacy issues and expanding laws may impact the Company’s business or expose it to increased liability.

The Company collects and processes customer data, which may include personal data. Due to the sensitivity of the information and data the Company expects to manage in the future, as well as the nature of its customer base, the security features of its information systems are critical. A variety of U.S. federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or the Company’s practices. As a result, the Company’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

The Company expects that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions, including the European e-Privacy Regulation, which is currently in draft form. The Company cannot yet determine the impact such future laws, regulations and standards may have on its business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States, the European Economic Area (the “EEA”) and elsewhere may increase the Company’s compliance costs and legal liability.

The Company is also subject to additional privacy laws and regulations, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently in effect in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. The law also includes significant penalties for noncompliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide revenues for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can be the greater of £17.5 million or 4% of a group’s worldwide revenues for the preceding financial year. The GDPR, UK GDPR, and other similar regulations require companies to give specific types of notice and informed consent is required for certain actions, and the GDPR and UK GDPR imposes additional conditions in order to satisfy such consent, such as bundled consents.

The GDPR, UK GDPR, and other state and global laws and regulations have increased the Company’s responsibility and potential liability in relation to personal data, and the Company has and will continue to put in place additional processes and programs to demonstrate compliance. New privacy laws and regulations are under development at the U.S. federal and state level and in many international jurisdictions. Any actual or perceived failure to comply with the U.S., GDPR, UK GDPR, or other data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could lead to investigations, claims, and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties, and other liabilities, as well as harm to the Company’s reputation and market position.

Additionally, the Company stores customer information and content and if its customers fail to comply with their contractual obligations or applicable laws, it could result in litigation or reputational harm to the Company. The GDPR, UK GDPR, and other laws, regulations, standards and self-regulatory codes may affect the Company’s ability to reach current and prospective customers, understand how the Company’s offerings and services are being used, respond to customer requests allowed under the laws, and implement its new business models effectively. These new laws and regulations would similarly affect the Company’s competitors as well as its customers. These requirements could impact demand for the Company’s offerings and services and result in more onerous contract obligations.

Satellogic is subject to anti-corruption and anti-bribery laws in various countries, including but not limited to the U.S. Foreign Corrupt Practices Act. Satellogic can be subject to criminal and civil liability and other serious consequences for violations of such laws, which can harm its business.

Satellogic is subject to applicable anti-corruption and anti-bribery laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), and other anti-corruption, anti-bribery, and related laws in countries in which Satellogic will conduct its activities. Satellogic can, in certain circumstances, be held liable for violations of such laws committed by its employees, agents, contractors and others acting on its behalf, even if Satellogic does not explicitly authorize or have actual knowledge of such activities. Satellogic can also, in certain circumstances, be held liable for prior violations of such laws committed by Satellogic. Any violations of these laws and regulations may result in substantial civil, criminal and administrative fines and penalties, remedial measures and legal expenses, and other collateral consequences, all of which could adversely affect Satellogic’s business, results of operations, financial condition and reputation.

Although Satellogic maintains anti-corruption policies and procedures designed to address the risk of bribery, corruption and related misconduct, certain of its activities and operations present risk from an anti-corruption perspective. Satellogic has an extensive current or projected geographic scope of operations and is active or pursuing business in countries that can present heightened anti-corruption compliance risks. Satellogic’s target customer base also includes governments and government instrumentalities. Contracting with such entities can increase a company’s compliance risk exposure, since, among other things, the representatives of such entities are typically considered to be “foreign officials” under the FCPA and may be similarly characterized under other relevant anti-corruption laws. Satellogic also works with third parties, including business development agents, distributors and resellers, in certain countries, including to interact with public officials on Satellogic’s behalf. As Satellogic’s operations and sales activities continue to expand, Satellogic’s policies and procedures will similarly have to expand to adequately address the risks presented by its activities. Satellogic may fail to adequately expand its policies and procedures to address these increased risks.

Risks Relating to the Company’s Intellectual Property, Data Privacy and Information Security

The Company may be unable to protect its intellectual property rights. Disclosure of trade secrets could cause harm to the Company’s business.

To protect the Company’s proprietary rights, it relies on a combination of patents, trademarks and trade secret laws, and confidentiality agreements and license agreements with consultants, vendors and customers. The Company’s efforts to protect its intellectual property and proprietary rights may not be sufficient. Although the Company applies rigorous standards, documents and processes to protect its intellectual property, there is no absolute assurance that the steps taken to protect its technology will prevent misappropriation or infringement. The Company’s ability to enforce and protect its intellectual property rights may be limited in certain jurisdictions, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by the Company. Competitors also may harm the Company’s sales by designing products that mirror the capabilities of its products or technology without infringing on its intellectual property rights. If the Company does not obtain sufficient protection for its intellectual property, or if it is unable to effectively enforce its intellectual property rights, the Company’s competitiveness could be impaired, which would limit its growth and future revenue.

The Company attempts to protect its trade secrets and other proprietary information by entering into confidentiality, licensing and invention assignment agreements or other contracts with similar provisions with third parties and its employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to the Company. In addition, others may independently discover, or reverse engineer the Company’s trade secrets and proprietary information, and in such cases the Company could not assert any trade secret or proprietary rights against such party. Litigation may be necessary to enforce or protect the Company’s intellectual property rights, its trade secrets or determine the validity and scope of the proprietary rights of others. Litigating a claim that a party illegally or unlawfully obtained and uses the Company’s trade secrets without authorization is difficult, expensive and time consuming, and the outcome is unpredictable. If the Company is unable to protect its intellectual property, its competitors could market services or products similar to the Company’s services and products, which could reduce demand for its offerings. Any litigation to enforce the Company’s intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

The Company also tries to protect its intellectual property by filing patent applications related to its technology, inventions and improvements which are important to the development of its business. The steps the Company takes to protect its intellectual property may be inadequate. The Company currently has 19 issued patents, 2 utility models and 46 patents pending in 10 jurisdictions. The Company’s pending patent applications may not result in patents being issued, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to those of the Company. The Company cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application concerning the same subject matter as the Company has, the Company may not be entitled to the protection sought by the patent application. The Company also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. As a result, the Company cannot be certain that the patent applications that it files will be granted. Further, the scope of protection of issued patent claims is often difficult to determine.

Patents, if issued, may be challenged, invalidated or circumvented. If the Company’s patents are invalidated or found to be unenforceable, the Company will lose the ability to exclude others from making, using or selling the inventions claimed. Moreover, an issued patent does not guarantee the Company the right to use the patented technology or commercialize a product using that technology. Third parties may have blocking patents that could be used to prevent the Company from developing its product. Thus, patents that the Company may own in the future may not allow it to exploit the rights conferred by its intellectual property protection. Even if issued, they may not be issued with claims sufficiently broad to protect the Company’s technologies or may not provide the

Company with a competitive advantage against competitors with similar technologies. Despite the Company’s precautions, it may be possible for unauthorized third parties to copy the Company’s technology and use information that the Company regards as proprietary to create technology that competes with the Company’s. Further, the laws of certain countries may not adequately protect proprietary rights, and mechanisms for enforcement of intellectual property rights in such countries may be inadequate. The Company’s competitors may also design around the Company’s issued patents, which may adversely affect the Company’s business, prospects, financial condition and operating results.

The Company’s technology may violate the proprietary rights of third parties and its intellectual property may be misappropriated or infringed upon by third parties, each of which could have a negative impact on its operations.

If any of the Company’s technology violates proprietary rights of any third party, including copyrights and patents, such third party may assert infringement claims against the Company. Certain software and other intellectual property used by the Company or in its satellites, systems and products make use of or incorporate licensed software components or other licensed technology. Any claims brought against the Company may result in limitations on its ability to use the intellectual property subject to these claims. The Company may be required to redesign its satellites, systems or products or to obtain licenses from third parties to continue offering its satellites, systems or products without substantially re-engineering such products or systems.

The Company’s intellectual property rights may be invalidated, circumvented, challenged, infringed or required to be licensed to others. An infringement or misappropriation could harm any competitive advantage the Company currently derives or may derive from its proprietary rights.

Data breaches or incidents involving the Company’s technology or products could damage its business, reputation and brand and substantially harm its business and results of operations.

If the Company’s data and network infrastructure were to fail, or if the Company were to suffer an interruption or degradation of services in its data center, third-party cloud, and other infrastructure environments, it could lose important manufacturing and technical data, which could harm its business. The Company’s facilities, as well as the facilities of third parties that maintain or have access to the Company’s data or network infrastructure, are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that the Company’s or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, the Company’s ability to operate may be impaired and its business could be adversely affected. A decision to close facilities without adequate notice, or other unanticipated problems, could adversely impact the Company’s operations. Any of the aforementioned risks may be augmented if the Company’s or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The Company’s data center, third-party cloud, and managed service provider infrastructure also could be subject to break-ins, cyber-attacks, sabotage, intentional acts of vandalism and other misconduct, from a spectrum of actors ranging in sophistication from threats common to most industries to more advanced and persistent, highly organized adversaries. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that the Company experiences could result in unauthorized access to, misuse of or unauthorized acquisition of its internal sensitive corporate data, such as financial data, intellectual property, or data related to contracts with commercial or government customers or partners. Such unauthorized access, misuse, acquisition, or modification of sensitive data may result in data loss, corruption or alteration, interruptions in the Company’s operations or damage to the Company’s computer hardware or systems or those of its employees and customers. Moreover, negative publicity arising from these types of disruptions could damage the Company’s reputation.

The Company has implemented multiple layers of security measures designed to protect the confidentiality, integrity, availability and privacy of this data and the systems and devices that store and transmit such data. The Company utilizes current security technologies, and its defenses are monitored and routinely tested internally.

Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, the Company may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.

Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. The Company’s network and storage applications may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications the Company develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to the Company’s systems or facilities through fraud, trickery or other forms of deceiving the Company’s employees, contractors and temporary staff. As cyber threats continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any cybersecurity vulnerabilities. The Company expects to maintain cyber liability insurance policies covering certain security and privacy damages. However, it does not currently have a policy and even if a policy is purchased, the Company cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to it on economically reasonable terms, or at all.

The conflict in Ukraine and associated activities in Ukraine and Russia may increase the risk of cyberattacks on various types of infrastructure and operations. We believe those risks may be particularly heightened for us and other providers of geospaital intelligence, and that we face heightened risks of cyberattacks on our infrastructure, systems, and operations in connection with the conflict in Ukraine. The risk of cyberattack on the Company may be higher than that on our competitors due to our commitment to providing satellite imagery only to those organizations that will use our imagery for peaceful purposes as stated in our Terms of Use and as we have publicly stated.

Significant unavailability of the Company’s services due to attacks could cause users to cease using the Company’s services and materially adversely affect the Company’s business, prospects, financial condition and results of operations. The Company uses software which it has developed, which the Company seeks to continually update and improve. Replacing such systems is often time-consuming and expensive and can also be intrusive to daily business operations. Further, the Company may not always be successful in executing these upgrades and improvements, which may occasionally result in a failure of its systems. The Company may experience periodic system interruptions from time to time. Any slowdown or failure of the Company’s underlying technology infrastructure could harm its business, reputation and ability to execute on its business plan, which could materially adversely affect its results of operations. The Company’s disaster recovery plan or those of its third-party providers may be inadequate.

The Company’s technologies contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

The Company utilizes “open-source” software licensed from third parties on a limited basis. The Company primarily uses this software in limited cases such as in connection with satellite testing. Some of these licenses contain requirements that the Company make available source code for modifications or derivative works it creates based upon the open source software, and that it license these modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide updates, warranties, support, indemnities, assurances of title, or controls on origin of the software. Likewise, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “as-is” basis. If the Company were found to have inappropriately used open source software, it may be required to take other remedial action that may divert resources away from its development efforts, any of which could adversely affect its business, financial condition, results of operations and growth prospects. In addition, if the open source software the Company uses is no longer maintained by the relevant developer or open source community, then it may be more difficult to make the necessary revisions to the Company’s software, including modifications to address security vulnerabilities, which could impact the Company’s ability to mitigate cybersecurity risks or fulfill its contractual obligations to its customers. The Company may also face claims from others seeking to enforce the terms of an open source license, including by demanding release under certain open source licenses of the open source software, derivative works or the Company’s proprietary source code that was developed using such software. Such claims, with or without merit, could result in litigation, could be time-consuming and expensive to settle or litigate, could divert the Company’s management’s attention and other resources, could require the Company to lease some of the Company’s proprietary code, or could require the Company to devote additional research and development resources to change its technologies, any of which could adversely affect its business.

General Business Risks

The global COVID-19 outbreak has affected the Company’s business and operations.

In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, the Company has taken precautionary measures intended to minimize the risk of the virus to its employees, customers, and the communities in which it operates, which may negatively impact its business.

COVID-19 has had a negative impact on certain of the Company’s operations, supply chain, vendors, transportation networks and customers. The COVID-19 outbreak is a widespread public health crisis that is adversely affecting the economies and financial markets globally. The progression of this pandemic could negatively impact the Company’s business or results of operations through the temporary or extended closure of its operating locations or those of its suppliers. In addition, there may be changes in the Company’s potential customers’ priorities and practices, as they confront competing budget priorities and limited resources. These changes may impact current and future programs, customer priorities, government payments, and other practices, procurements, and funding decisions.

To the extent COVID-19 adversely affects the Company’s business operations, liquidity and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

The Company relies on the significant experience and specialized expertise of its senior management, engineering, sales and operational staff and must retain and attract qualified and highly skilled personnel in order to grow its business successfully. If the Company is unable to build, expand, and deploy additional members its management, engineering, sales and operational staff in a timely manner, or at all, or to hire, retain, train, and motivate such personnel, its growth and long-term success could be adversely impacted.

The Company’s performance is substantially dependent on the continued services and performance of its senior management and its highly qualified team of engineers and data scientists, many of whom have numerous years of experience, specialized expertise in its business. If the Company is not successful in hiring and retaining highly qualified engineers, data scientists and other skilled personnel, it may not be able to extend or maintain its engineering and data science expertise, and its future product development efforts could be adversely affected. Competition for hiring these employees is intense, especially regarding engineers and data scientists with specialized skills required for the Company’s business, and it may be unable to hire and retain enough engineers and data scientists to implement its growth strategy.

The Company’s future success also depends on the successful execution of its strategy to increase sales to customers, identify and engage new customers, and enter U.S. and new non-U.S. markets, which will depend on, among other things, its ability to build and expand its sales organization and operations. Identifying, recruiting, training, and managing sales personnel requires significant time, expense, and attention, including from the Company’s senior management and other key personnel, which could adversely impact its business, financial condition, and results of operations.

The Company may become involved in litigation that may materially adversely affect it.

From time to time, the Company may become involved in various legal proceedings relating to matters incidental to the ordinary course of its business, including intellectual property, commercial, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause the Company to incur significant expenses or liability or require it to change its’ business practices. Because of the potential risks, expenses and uncertainties of litigation, the Company may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, the Company cannot assure you that the results of any of these actions will not have a material adverse effect on its business.

Changes in accounting standards or inaccurate estimates or assumptions in the application of accounting policies could adversely affect the Company’s financial condition and results of operations.

The Company’s accounting policies and methods are fundamental to how it records and reports its financial condition and results of operations. Future changes in accounting standards, pronouncements or interpretations could require the Company to change its policies and procedures. The materiality of such changes is difficult to predict, and such changes could materially impact how the Company records and reports its financial condition and results of operations. In addition, some accounting policies require the use of estimates and assumptions that may affect the reported value of the Company’s assets or liabilities and results of operations and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. If those estimates, assumption or judgments were incorrectly made, we could be required to correct and restate prior period financial statements, and there can be no assurances that we will make the correct judgments in the future, should any new standards be issued. Accounting standard-setters and those who interpret the accounting standards may also amend or even reverse their previous interpretations or positions on how various standards should be applied. Any of these changes are difficult to predict and can materially impact how the Company records and reports its financial condition and results of operations, which could have a significant impact on its future financial statements.

Risk Related to being a Public Company

The Company has incurred and will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

The Company faces a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that the Company did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements increases costs and makes certain activities more time-consuming. A number of those requirements will require the Company to carry out activities the Company has not done previously. For example, the Company has created an audit and finance committee, and adopted new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements have been incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Company’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for the Company to obtain certain types of insurance, including director and officer liability insurance, and the Company may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for the Company to attract and retain qualified persons to serve on the Board, board committees or as executive officers. Furthermore, if the Company is unable to satisfy its obligations as a public company, it could be subject to delisting of its ordinary shares, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The historical financial results of the Company and unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of the Company included in this prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those that the Company will achieve in the future. The Company’s financial condition and future results of operations could be materially different from amounts reflected in the Company’s historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare the Company’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, the Company was not required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Business Combination, the Company is a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “foreign private issuer”), and faces increased legal, accounting, administrative and other costs and expenses as a public company that the Company did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities the Company has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), the Company could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Company has purchased director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this registration statement is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the Company being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of the Company on the date the Business Combination closes and the number of CF V Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Company’s future operating or financial performance and the Company’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this registration statement, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of the Company’s management to operate the business successfully is largely dependent upon the efforts of certain key personnel of the Company. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Our future performance depends, in significant part, upon the continued service of our senior management team and other key employees. We cannot be certain that we can retain these employees. The loss of the services of one or more of these or other key personnel could have a material adverse effect on our business, operating results and financial condition if we are unable to secure replacement personnel internally or through our recruitment programs and initiatives that have sufficient experience in our industry or in the management of our business. If we fail to develop, compensate, and retain a core group of senior management and other key employees and address issues of succession planning, it could hinder our ability to execute on our business strategies.

Hannover Holdings S.A. has provided notice that it may seek appraisal rights or assert claims in connection with the Business Combination.

Hannover Holdings S.A. (“Hannover”) holds Class A Ordinary Shares which amount to approximately 8.3% of the issued and outstanding Ordinary Shares as of April 6, 2022. Hannover sought appraisal, entitling it to be paid the “fair value” for its shares in cash, with respect to all of its holdings in Nettar in connection with the Initial Merger which formed part of the Business Combination and may bring other claims arising from the Business Combination. Although Hannover asserted that it is entitled to dissenters rights on any Ordinary Shares issuable upon conversion of its Convertible Notes (“Conversion Shares”), at a hearing held on November 8, 2021, a BVI court ruled that Hannover is not entitled to dissenters rights with respect to the shares issuable upon conversion of its Convertible Notes upon the Closing. The order reflecting the court’s ruling was issued on January 21, 2022, and the statutory time for appeal of such order in the BVI has passed without Hannover exercising its right to appeal. On April 6, 2022, a statutory appraisal process conducted pursuant to the laws of the BVI, to determine the “fair value” with respect to a total of 51,700 ordinary shares, 134,735 Series A preference shares, and 15,082 Series B-1 preference shares, in each case of Nettar held by Hannover prior to the consummation of the Business Combination (the “Appraisal Process”), resulted in a determination that the fair value of such shares, as of the relevant date of November 14, 2021 (which date preceded the consummation of the Business Combination), was $5.9 million. Hannover was paid such $5.9 million for the shares which were the subject of the Appraisal Process.

Any litigation brought by Hannover in connection with the Business Combination or the Conversion Shares could have a material adverse effect on the Company, including its liquidity.

Risks Related to Satellogic

The dual class structure of the Ordinary Shares has the effect of concentrating voting control with certain shareholders of the Company and limiting its other shareholders’ ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

Class B Ordinary Shares will have a number of votes per share to equal the number of votes controlled by the Liberty Investor, while Class A Ordinary Shares will have one (1) vote per share. Satellogic’s founder and

Chief Executive Officer, Emiliano Kargieman owns 13,662,658 of our Class B Ordinary Shares, granting him 100% of the voting power of the Class B Ordinary Shares and 26.0% of the voting power of Satellogic’s Ordinary Shares. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Satellogic, could deprive its shareholders of an opportunity to receive a premium for their capital stock as part of a sale of Satellogic, and might ultimately affect the market price of Class A Ordinary Shares. For information about Satellogic’s dual class structure, see the section entitled “Description of Securities.”

We cannot predict whether Satellogic’s dual class structure will result in a lower or more volatile market price of Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, Satellogic’s dual class structure may cause stockholder advisory firms to publish negative commentary about Satellogic’s corporate governance practices or otherwise seek to cause Satellogic to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of Satellogic’s corporate governance practices or capital structure could adversely affect the value and trading market of Class A Ordinary Shares.

Satellogic does not expect to declare any dividends in the foreseeable future.

The Company does not anticipate declaring any cash dividends to holders of Ordinary Shares in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, our business, or our market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of Satellogic’s securities could decline.

The trading market for Satellogic’s securities may be influenced by the research and reports that industry or securities analysts may publish about Satellogic, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on Satellogic. If no securities or industry analysts commence coverage of Satellogic, Satellogic’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover Satellogic change their recommendation regarding Ordinary Shares adversely, or provide more favorable relative recommendations about Satellogic’s competitors, the price of Ordinary Shares would likely decline. If any analyst who may cover Satellogic were to cease coverage of Satellogic or fail to regularly publish reports on it, Satellogic could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Certain holders of our Ordinary Shares may be issued additional Ordinary Shares in the event they forfeit shares and the trading price of the Ordinary Shares then meets certain earn-out thresholds. Such issuance would dilute existing holders.

Certain of our shareholders will forfeit for cancellation Ordinary Shares in the event the Adjustment Period VWAP is less than $10.00 (up to a maximum of 2,501,777 Ordinary Shares if the Adjustment Period VWAP is less than $8.00), and an equal number of Ordinary Shares will be issued to certain other of our shareholders. Additionally, up to a maximum of 347,005 Additional Shares may be issued if the Adjustment Period VWAP is less than $8.00 per share which would have a dilutive effect on our capitalization. However, in the event that a forfeiture event has occurred and, at any time during the five year period following the Closing Date, the closing price of Class A Ordinary Shares is at or above $15.00 for ten (10) Trading Days (which need not be consecutive) over a twenty (20) Trading Day period, certain of our shareholders will then receive a number of newly issued Ordinary Shares equal to the number of shares that they had previously forfeited. Based on the 30-day volume weighted average price of our Class A Ordinary Shares of $8.75 on April 25, 2022, 1,627,870 Additional Shares would be issued to certain of our shareholders.

Substantial future sales of shares of our Class A Ordinary Shares could cause the market price of our Class A Ordinary Shares to decline.

We have agreed, at our expense to prepare and file this registration statement with the SEC registering the resale of (a) up to 94,739,154 Class A Ordinary Shares of the Company, which include (i) up to 7,533,463 Class A Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were purchased by such investors upon the closing of the Business Combination in a private placement at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (ii) up to 1,500,000 Class A Ordinary Shares issued to the Sponsor pursuant to the Forward Purchase Contract at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (iii) up to 535,085 Class A Ordinary Shares issuable to certain former holders of Nettar Series X Preferred Shares at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (iv) 6,250,0000 Class A Ordinary Shares issued to the Sponsor and the former independent directors of CF V in exchange for the Sponsor’s and such directors’ CF V Class B Common Stock acquired in connection with the formation of CF V at a price of $0.003 per share, (v) 600,000 Class A Ordinary Shares issued to the Sponsor in exchange for the Sponsor’s Class A Common Stock acquired in connection with the CF V Private Placement at a price of $10.00 per share, (vi) up to 2,208,229 Class A Ordinary Shares issued to an affiliate of the Sponsor in lieu of advisory and other fees owed to them at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (vii) up to 985,026 Class A Ordinary Shares issued to an affiliate of Sponsor in satisfaction of debt owed to them at an effective price of $8.00 per share (assuming the maximum number of Additional Shares, as described herein, are issued), (viii) the Liberty Shares (comprising 20,000,000 Class A Ordinary Shares) issued pursuant to the Liberty Subscription Agreement at a price of $7.50 per share, (ix) 13,662,658 Class A Ordinary Shares issuable upon conversion of our Class B Ordinary Shares for no additional consideration, (x) 533,333 Class A Ordinary Shares issuable upon exercise of the $8.63 Warrants, (xi) 7,500,000 Class A Ordinary Shares issuable upon exercise of the $10.00 Liberty Warrants, (xii) 15,000,000 Class A Ordinary Shares issuable upon exercise of the $15.00 Liberty Warrants, (xiii) 2,500,000 Class A Ordinary Shares issuable upon exercise of the PIPE Warrants and (xiv) 15,931,360 Class A Ordinary Shares issuable upon exercise of the Columbia Warrants. The shares registered pursuant to this registration statement represent 71.7% of our total Ordinary Shares outstanding, including those issuable upon exercise of the warrants. After it is effective and until such time that it is no longer effective, the registration statement will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of our Class A Ordinary Shares in the public market could adversely affect the market price for our Class A Ordinary Shares and make it more difficult for you to sell your Class A Ordinary Shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, Selling Securityholders will continue to offer the securities covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time.

Further, the Selling Securityholders acquired their Class A Ordinary Shares on or subsequent to the closing of the Business Combination at prices ranging from no consideration to $8.00 (assuming the maximum number of Additional Shares are issued). Therefore, they may realize a positive rate of return on their investment even if the Class A Ordinary Shares are trading below $10.00 per share. If the Selling Securityholders decided to sell their shares to realize this return, it could have a material adverse effect on the price of our Class A Ordinary Shares. Additionally, certain Selling Securityholders who are subject to lock-up restrictions may choose to sell their shares in accordance with the restrictions. Such sales could have a material adverse effect on the price of our Class A Ordinary Shares.

The Selling Securityholders can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the post- business-combination company.

The Selling Securityholders acquired their Class A Ordinary Shares on or subsequent to the closing of the Business Combination at prices ranging from $7.50 to $8.00 (assuming the maximum number of Additional Shares are issued). The public offering price in the SPAC IPO was $10.00 per unit, which consisted of one share and one-third of one warrant. Consequently, the Selling Securityholders may realize a positive rate of return on the sale of their Class A Ordinary Shares covered by this prospectus even if the market price per Class A Ordinary Share is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment. In addition, because the current market price of the Class A Ordinary Shares is higher than the price certain Selling Securityholders paid for their Class A Ordinary Shares or the exercise price of certain Warrants, there is more likelihood that Selling Securityholders holding Class A Ordinary Shares or in-the-money Warrants that are not subject to lock-up restrictions, which represent 16.3% of the outstanding Class A Ordinary Shares, will sell their Class A Common Stock as soon as this registration statement is declared effective. In addition, the holders of the Columbia Warrants are subject to a lock-up restrictions which expire on July 24, 2022. The exercise price of the $8.63 Warrants is $8.63 and the exercise price of the Columbia Warrants is $2.51635975 per share each of which is below the current trading price of our Class A Ordinary Shares, which as of April 4, 2022 was $9.25 per share. Consequently, it is possible that when the lock-up restrictions expire, the holders of $8.63 Warrants and the Columbia Warrants holder will exercise their warrants and earn a positive rate of return while the public stockholders do not.

There can be no assurance that the Class A Ordinary Shares or the Warrants will remain listed on Nasdaq, or that Satellogic will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq chooses to delist Satellogic for failure to meet the listing standards, Satellogic and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that Class A Ordinary Shares are a “penny stock” which will require brokers trading in the Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, a U.S. federal statute, prevents or preempts U.S. states from regulating the sale of certain securities, which are referred to as “covered securities.” The Class A Ordinary Shares and Warrants are listed on Nasdaq and are therefore covered securities. Although the states are preempted from regulating the sale of Satellogic’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Satellogic is not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Satellogic was not listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

A market for Satellogic’s securities may not continue, which would adversely affect the liquidity and price of Satellogic’s securities.

The price of Satellogic’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for Satellogic’s securities may never develop or, if developed, it may not be sustained. In addition, the price of Satellogic’s securities can vary due to general economic conditions and forecasts, Satellogic’s general business condition and the release of Satellogic’s financial reports. Additionally, if its securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Risks for any holders of the Public Warrants.

Satellogic may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. Satellogic will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Class A Ordinary Shares equals or exceeds $13.50 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30 Trading Day period ending on the third Trading Day prior to the date on which a notice of redemption is sent to the warrant holders. Satellogic will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by Satellogic, if Satellogic has elected to require the exercise of Public Warrants on a cashless basis, Satellogic will not redeem the warrants as described above if the issuance of Class A Ordinary Shares upon exercise of Public Warrants is not exempt from registration or qualification under applicable state securities laws or Satellogic is unable to effect such registration or qualification. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. The closing price for the Class A Ordinary Shares as of April 4, 2022 was $9.25 and has never exceeded the $13.50 threshold that would trigger the right to redeem the Public Warrants.

The market price of the Company’s securities, may decline.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Currently, the public market for the Company’s securities is nascent. As an active market for the Company’s securities develops, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the Company’s operating results;

•	success of competitors;

•	the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates;

•	operating and share price performance of other companies that investors deem comparable to the Company;

•	the Company’s ability to market new and enhanced products and technologies on a timely basis;

•	changes in laws and regulations affecting the Company’s business;

•	the Company’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Class A Ordinary Shares available for public sale;

•	any major change in the Board or management;

•	sales of substantial amounts of Ordinary Shares by the Company’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s share price regardless of the Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on Satellogic’s business, operating results and stock price.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of Satellogic as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable to Satellogic. If Satellogic is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of the Class A Ordinary Shares.

Satellogic’s independent registered public accounting firm is not required to report on the effectiveness of its internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until Satellogic’s first Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by Satellogic’s management, and those control deficiencies could also represent one or more material weaknesses. In addition, Satellogic cannot predict the outcome of this determination and whether Satellogic will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years Satellogic is unable to assert that Satellogic’s internal control over financial reporting is effective, or if Satellogic’s auditors express an opinion that Satellogic’s internal control over financial reporting is ineffective, Satellogic may fail to meet the future reporting obligations in a timely and reliable manner and its financial statements may contain material misstatements. Any such failure could also adversely cause Satellogic’s investors to have less confidence in the accuracy and completeness of its financial reports, which could have a material adverse effect on the price of Satellogic’s securities.

Satellogic is an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, the Class A Ordinary Shares may be less attractive to investors.

Satellogic is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act, and is taking advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of Satellogic’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act.

Satellogic may take advantage of these reporting exemptions until it is no longer an emerging growth company. Satellogic will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, (b) in which Satellogic has total annual gross revenue of at least $1.07 billion, or (c) in which Satellogic is deemed to be a large accelerated filer, which means the market value of the Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which Satellogic has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Satellogic cannot predict if investors will find its ordinary shares less attractive because it will rely on the accommodations and exemptions available to emerging growth companies. If some investors find the Class A Ordinary Shares less attractive as a result, there may be a less active trading market for the Class A Ordinary Shares and Satellogic’s share price may be more volatile.

Risks Relating to Investment in a BVI Company and Satellogic’s Status as a Foreign Private Issuer

Because Satellogic is incorporated under the laws of the BVI, it may be more difficult for its shareholders to protect their rights than it would if they were shareholders of a corporation incorporated in another jurisdiction.

Satellogic is a company incorporated under the laws of the BVI and the majority of its assets are located outside the United States. Furthermore, a majority of its officers reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, investors may not be able to effect service of process within the United States upon certain of Satellogic’s directors or officers or to enforce against them in United States courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against these persons in courts located in jurisdictions outside the U.S.

Satellogic’s corporate affairs are to a large extent governed by its memorandum and articles of association, the BVI Act, and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Satellogic’s directors to it under BVI law are to a large extent governed by the BVI Act and the common law of BVI. The common law of the BVI is derived from English common law, and the decisions of the English courts are of persuasive authority, but are not binding on a court in BVI. The rights of Satellogic’s shareholders and the fiduciary responsibilities of its directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

In addition, BVI law permits the Board to refuse to permit a shareholder to review, copy or inspect certain documents (including the list of shareholders or directors or minutes and resolutions of shareholders) if the Board believes it would be contrary to its interests to allow review, copy or inspection. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Furthermore, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Because Satellogic is incorporated under the laws of the BVI, it may be more difficult for its shareholders to enforce judgments against Satellogic than it would if they were shareholders of a corporation incorporated in another jurisdiction.

There is no statutory recognition in the BVI of judgments obtained in the United States, although any final and conclusive monetary judgment for a definite sum obtained against Satellogic in U.S. federal or state courts would be treated by the BVI courts as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•

the U.S. court issuing the judgment had jurisdiction in the matter and Satellogic either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of Satellogic;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

BVI courts are also unlikely:

•	to recognize or enforce judgments against Satellogic of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against Satellogic in original actions brought in BVI, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There are grounds upon which a BVI court may not enforce the judgments of U.S. courts and some remedies available under the laws of U.S. jurisdictions, including some remedies available under U.S. federal securities laws, may not be permitted under the BVI courts as contrary to public policy in the BVI. Furthermore, no claim may be brought in the BVI by or against Satellogic or its directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI, however, a BVI court may impose civil liability, including the possibility of monetary damages, on Satellogic or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI law.

The rights of Satellogic’s shareholders are not as extensive as those rights of shareholders of U.S. corporations.

The rights of Satellogic’s shareholders are governed by its memorandum and articles of association, as interpreted in accordance with the laws of BVI. Where any provision of any contractual arrangement between a shareholder and Satellogic or any third party is inconsistent with the provisions of Satellogic’s memorandum and articles of association, the shareholder may be unable to claim certain remedies, including specific performance, for breach of such provision against Satellogic. As well, principles of BVI corporate law relating to such matters as the validity of a company’s procedures, the fiduciary duties of management and the rights of a company’s shareholders may differ from those that would apply if Satellogic were incorporated in a jurisdiction within the U.S. Under U.S. law, majority and controlling shareholders generally have certain “fiduciary” responsibilities to the minority shareholders. A U.S. shareholder action must be taken in good faith. Also, actions by controlling shareholders in a U.S. jurisdiction and executive compensation which are obviously unreasonable may be declared null and void. In addition, in the U.S., directors generally owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders, that deprives the corporation or its shareholders of any profit or advantage or that allows them to take advantage of a corporate opportunity for their own benefit. Many U.S. jurisdictions have enacted various statutory provisions which permit the monetary liability of directors to be eliminated or limited. Under BVI law, liability of a director of a corporation to the corporation is primarily limited to the duties set out in the memorandum and articles of association, the BVI Act, and the common law of BVI, as well as additional liability that can arise upon the insolvency of the corporation.

Further, BVI law may not protect the interests of minority shareholders to the extent that the law in the U.S. protects minority shareholders in U.S. corporations. Satellogic’s shareholders may have difficulty in protecting their interests in the face of actions by the Board and may have more limited rights than they might have as shareholders of a company incorporated in many U.S. jurisdictions.

As a foreign private issuer, Satellogic is exempt from a number of U.S. securities laws and rules promulgated thereunder and is permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the Class A Ordinary Shares.

Satellogic qualifies as a “foreign private issuer,” as defined in the SEC’s rules and regulations. Consequently, Satellogic will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Satellogic is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Satellogic’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Satellogic’s securities. For example, some of Satellogic’s key executives may sell a significant amount of Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Ordinary Shares may decline significantly. Moreover, Satellogic will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. Satellogic will also not be subject to Regulation FD under the Exchange Act, which would prohibit Satellogic from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning Satellogic than there is for U.S. public companies.

As a foreign private issuer, Satellogic will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Satellogic publicly announces these events. However, because of the above exemptions for foreign private issuers, which Satellogic intends to rely on, Satellogic’s shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

Satellogic may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject Satellogic to U.S. GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” Satellogic is not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Satellogic on June 30, 2022.

In the future, Satellogic could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although Satellogic intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Satellogic’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Satellogic under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If Satellogic is not a foreign private issuer, Satellogic will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, Satellogic would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Satellogic also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, Satellogic may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, the Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. Nasdaq rules also require shareholder approval of certain share issuances, including approval of equity compensation plans. As a foreign private issuer, Satellogic is permitted to follow home country practice in lieu of the above requirements. As long as Satellogic relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on the Board are not required to be independent directors, it will not be required to have a compensation committee, it will not be required to have a nominating and corporate governance committee composed entirely of independent directors and it is not required to obtain shareholder approval of equity incentive plans. Also, Satellogic would be required to change its basis of accounting from IFRS as issued by the IASB to U.S. GAAP, which may be difficult and costly for it to comply with. If Satellogic loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Satellogic may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

If Satellogic elects to take advantage of these exemptions, shareholders will not have the same protections afforded to shareholders of companies that are subject to all the Nasdaq corporate governance standards.

Risks Related to U.S. Federal Income Taxation

If the Company is a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of Ordinary Shares or Warrants could be subject to adverse United States federal income tax consequences.

If the Company is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined under “Material Tax Considerations—U.S. Federal Income Tax Considerations”) holds Ordinary Shares or Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations.

Within 120 days after the end of each of the Company’s taxable years for which it reasonably believes that it may be a PFIC, the Company will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If the Company determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, the Company will use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a qualified electing fund, or QEF, election with respect to the Company and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. The Company’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and the Company’s obligation to provide tax information, will last until the later of (x) five years after the end of the Company’s current taxable year, or (y) such time as the Company has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, the Company currently intends to continue to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be assurance that the Company will in fact make those determinations or provide the necessary information.

If the Company is treated as a PFIC in any taxable year in which a U.S. holder holds Ordinary Shares or Warrants, the U.S. holder may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “Material Tax Considerations—U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders of Ordinary Shares and Warrants should consult with their tax advisors regarding the potential application of these rules.

If a United States person is treated as owning at least 10% of the Company’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person (as defined in the Code) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Company’s shares, such person may be treated as a “United States shareholder” with respect to the Company. If United States shareholders own more than 50% of the value or voting power of the Company’s shares, then the Company will be considered a controlled foreign corporation. Additionally, as a result of complex attribution rules, a direct or indirect subsidiary of the Company may be considered a “controlled foreign corporation” and a United States shareholder of the Company may be subject to the controlled foreign corporation rules with respect to such the Company subsidiary even if the Company itself is not a controlled foreign corporation.

A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.

The Company cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 includes the historical operations of CF V for the year ended December 31, 2021 and gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2021. This information should be read together with the consolidated financial statements of the Company and its related notes and CF V’s respective financial statements and related notes, “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “CF V’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this registration statement.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using the following:

•	The Company’s historical audited consolidated statement of financial position as of December 31, 2021, as included elsewhere in this registration statement.

•	CF V’s historical audited balance sheet as of December 31, 2021, as included elsewhere in this registration statement.

The unaudited pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:

•	The Company’s historical audited consolidated statement of profit and loss for the year ended December 31, 2021, as included elsewhere in this registration statement.

•	CF V’s historical audited statement of operations for the year ended December 31, 2021, as included elsewhere in this registration statement.

The historical financial statements of the Company have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of United States dollars. The historical financial statements of CF V have been prepared in accordance with U.S. GAAP in its presentation currency of United States dollars. The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information (see below).

Description of the Business Combination

On July 5, 2021, CF V, the Company, Satellogic, Target Merger Sub, and SPAC Merger Sub entered into the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the mergers and the other transactions contemplated thereby.

For more information about the Merger Agreement, please see the section entitled “Recent Developments— Business Combination.”

Accounting for the Business Combination

The Business Combination is accounted for as a capital reorganization under IFRS as issued by the IASB. Under this method of accounting, CF V will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Satellogic issuing shares for the net assets of CF V, accompanied by a recapitalization. Since CF V does not meet the definition of a business in accordance with IFRS 3 (“Business Combinations”), the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). Any excess of fair value of Satellogic shares issued over the fair value of CF V’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The net assets of CF V will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be deemed to be those of the Company.

The Company has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Company Shareholders will hold a majority of the voting power of Satellogic,

•	The business of the Company will comprise the ongoing operations of Satellogic,

•	The Company’s designees will comprise a majority of the governing body of Satellogic, and

•	The Company’s senior management will be the senior management of Satellogic.

Basis of Pro Forma Presentation

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of Satellogic upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of Satellogic upon consummation of the Business Combination.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. The Company and CF V have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of CF V has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the combined pro forma financial information. No adjustments were required to convert CF V’s financial statements from U.S. GAAP to IFRS for purposes of the combined pro forma financial information, except to reclassify shares of CF V Class A Common Stock subject to redemption to non-current liabilities under IFRS. The adjustments presented in the pro forma combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Satellogic after giving effect to the Business Combination.

PRO FORMA COMBINED BALANCE SHEET AS OF DECEMBER 31, 2021

(in thousands of USD)

(Amounts shown in thousands of US dollars)	Nettar Group Inc. (Historical)	CF V (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Current assets
Cash and cash equivalents	$8,533	$25	$250,02	1(1)	$192,347
			(231,436	)(1)
			58,168	(2)
			10,000	(3)
			150,000	(4)
			(11,101	)(5)
			(41,863	)(6)
Accounts receivable—trade	1,196	—	—		1,196
Prepaids and other current assets	2,695	470	(470	)(7)	2,695

Total current assets	12,424	495	183,319		196,238

Non-current assets
Property and equipment	33,586	—	—		33,586
Right-of-use assets	2,663	—	—		2,663
Deferred income tax assets	1,640	—	—		1,640
Other financial assets and other non-current assets	369	32	(32	)(7)	369
Investments held in Trust Account	—	250,021	(250,021	)(1)	—

Total non-current assets	38,258	250,053	(250,053)		38,258

Total assets	$50,682	$250,548	$(66,734)		$234,496

Current liabilities
Accounts payable—trade	6,650	—	—		6,650
Debt	246,189	1,273	(1,273	)(5)	—
			(38,344	)(6)
			(207,845	)(7)
Lease liabilities	891	—	—		891
Contract liabilities	935	—	—		935
Accrued expenses and other liabilities	23,435	3,085	(3,085	)(5)	23,435

Total current liabilities	278,100	4,358	(250,547)		31,911

Non-current liabilities
Accounts payable—trade	2,200	—	—		2,200
Lease liabilities	1,908	—	—		1,908
Contract liabilities	1,000	—	—		1,000
Other non-current liabilities	352	—	—		352
Warrant liability	—	4,604	89	(7)	4,693
Forward purchase securities liability	—	1,967	(1,784	)(3)	183
PIPE Warrant liability	—	—	3,817	(2)	3,817
Liberty Warrant liability	—	—	47,744	(4)	47,744
Sponsor Earnout liability	—	—	12,918	(7)	12,918
Sponsor Forfeiture Earnout liability	—	—	207	(7)	207
Mandatorily redeemable Class A common stock liability	—	226,741	(226,741	)(1)	—

Total non-current liabilities	5,460	233,312	(163,750)		75,022

Total liabilities	$283,560	$237,670	$(414,297)		$106,933

(Amounts shown in thousands of US dollars)	Nettar Group Inc. (Historical)	CF V (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies
Class A common stock subject to possible redemption	—	23,259	(23,259	)(1)	—
Shareholders’ equity
Ordinary shares	—	—	—	(7)	—
Preferred shares	—	—	—	(7)	—
Treasury shares	(170,949)	—	170,949	(7)	—
CF V Class A common stock	—	—	—	(7)	—
CF V Class B common stock	—	—	—	(7)	—
Satellogic Inc. Class A ordinary shares	—	—	11	(7)	11
Additional paid-in capital	62,045	10,827	(10,827	)(7)	322,319
			18,564	(1)
			54,351	(2)
			11,784	(3)
			102,256	(4)
			(55,072	)(7)
			3,421	(7)
			108,033	(8)
			16,937	(5)
Other paid-in capital	12,432	—	—		12,432
Warrants	161,432	—	—		161,432
Foreign currency translation reserve	(86)	—	—		(86)
Retained earnings	(297,752)	(21,208)	21,208	(7)	(368,545)
			64,439	(7)
			(23,680	)(5)
			(3,519	)(6)
			(108,033	)(8)

Total equity (deficit)	$(232,878)	$(10,381)	$370,822		$127,563

Total liabilities and shareholders’ equity	$50,682	$250,548	$(66,734)		$234,496

Pro Forma Adjustments to the Condensed Combined Statement of Financial Position

(in USD)

The condensed combined statement of financial position was derived from the audited consolidated statement of financial position of the Company as of December 31, 2021 and the audited balance sheet of CF V as of December 31, 2021.

Transaction Accounting Adjustments to the Condensed Combined Statement of Financial Position

(1)	To reflect the release of cash from marketable securities held in the Trust Account, including the net impact of CF V shareholder redemptions.

(2)

Reflects proceeds of $58.2 million to be received from the PIPE Investment (with the Sponsor’s Subscription Agreement accounting for approximately $23.2 million of the PIPE Investment) with the corresponding issuance of 5,816,770 Class A Ordinary Shares, with a nominal value of $0.0001, at approximately $10.00 per share, and 2,500,000 PIPE Warrants.

(3)	Reflects proceeds of $10,000,000 received as part of the Forward Purchase Securities Agreement in exchange for 1,250,000 Satellogic Inc. Class A Ordinary Shares and 333,333 Warrants.

(4)	Reflects proceeds of $150,000,000 received from the Liberty Investment in exchange for 20,000,000 Satellogic Inc. Class A Ordinary Shares and 22,500,000 Liberty Warrants.

(5)

To reflect the direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees with approximately $11.1 million being paid in cash, and approximately $16.9 million of costs related to the business combination marketing fee and PIPE and Liberty Investment placement fees were paid through the issuance of Satellogic Inc. Class A Ordinary Shares.

(6)	To reflect the payoff of outstanding Columbia Loan at the Closing.

(7)

To reflect (a) the conversion and exchange of CF V’s Class A and Class B common stock for Satellogic Inc. Class A Ordinary Shares; (b) the elimination of CF V’s additional paid-in-capital and accumulated deficit, which includes interest income on marketable securities held in the Trust Account; (c) the conversion and exchange of the Nettar Group Inc. ordinary shares, preference shares, warrants, options, and convertible notes for Satellogic Inc. Class A Ordinary Shares and Class B Ordinary Shares; and (d) the extinguishment of the Company’s historical treasury shares, collectively as part of the Business Combination.

(8)

To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Satellogic Inc. Class A Ordinary Shares issued and the fair value of CF V’s identifiable net assets as of January 25, 2022, resulting in a $108,033 thousand increase to accumulated loss. The fair value of shares issued was based on a market price on January 25, 2022 ($8.65 per share of CF V Class A Common Stock and $0.55 for the CF V Public Warrants).

(Fair value amounts shown in thousands of USD)	Per share value	Shares		Fair value
CF V Class A Common Stock(1)	$8.65	1,856,354		16,057
CF V Class B Common Stock(1)	$8.65	4,381,000		37,896
CF V Public/Private Warrants(1)	$0.55	8,533,333		4,693
CF V Forward Purchase Securities(2)		1,250,000	(3)	1,053	(4)
PIPE Warrant liability(2)				3,817
Liberty Warrant liability(2)				47,744
Sponsor Earn-out Shares(2)				12,918
Sponsor PIPE Forfeiture Shares(2)				501
Satellogic PIPE Forfeiture Shares(2)				(8,286)

Total fair value				116,393

Book value				8,360

Excess of fair value over book value				108,033

(1)	Per share value based on closing prices as of January 25, 2022 for shares of CF V Class A Common Stock (CFV) and CF V Public Warrants (CFVW).
(2)	Fair values based on various valuation techniques using management estimates based on the best information available to management at the time of this registration statement.
(3)	Amount reflects 1,250,000 Class A ordinary shares and is not inclusive of the 333,333 warrants received in connection with the Forward Purchase Contract in exchange for $10 million.
(4)	Fair value reflects 1,250,000 Class A ordinary shares and 333,333 warrants.

PRO FORMA COMBINED STATEMENT OF PROFIT AND LOSS

YEAR ENDED DECEMBER 31, 2021

(in USD)

(Amounts shown in thousands of US dollars except per share amounts)	Nettar Group Inc. (Historical)	CF V (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$4,247	$—	$—		$4,247
Cost of sales	(1,876)	—	—		(1,876)
Administrative expenses	(36,649)	(4,475)	(23,680	)(1)	(64,804)
Research and development	(9,640)	—	—		(9,640)
Depreciation expense	(10,825)	—	—		(10,825)
Other operating expenses, net	(14,002)	—	(108,033	)(4)	(122,035)

Operating loss	(68,745)	(4,475)	(131,713)		(204,933)

Finance costs, net	(11,769)	(10,644)	10,644	(2)	(76)
			11,693	(3)
Embedded derivative (expense) income	(42,102)	—	42,102	(3)	—
Changes in fair value of warrant liability	—	5,745			5,745
Changes in fair value of forward purchase securities liability	—	(1,967)			(1,967)
Gain on extinguishment of debt	3,576	—	—		3,576
Other financial income (expense)	1,067	—	—		1,067

Loss before income tax	(117,973)	(11,341)	(67,274)		(196,588)

Income tax benefit (expense)	232	—	—		232

Net loss	$(117,741)	$(11,341)	$(67,274)		$(196,356)

Basic and diluted net loss per share	$(23.35)	$(0.41)			$(1.76)

The Company’s statement of profit and loss was derived from the audited consolidated statement of profit or loss for the year ended December 31, 2021. CF V’s statement of operations was derived from the audited statements of operations for the year ended December 31, 2021.

(1)	To reflect the direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees.

(2)	To reflect the elimination of interest expense on mandatorily redeemable Class A common stock liability

(3)

To reflect the elimination of interest expense related to Notes debt, Series X, and Cantor Loan as part of the conversion of these instruments into Class A Ordinary Shares in connection with the Closing of the Business Combination reflected as of January 1, 2021.

(4)

To reflect the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of Satellogic Class A Ordinary Shares issued and the fair value of CF V’s identifiable net assets as of January 25, 2022; refer to note 8 in the Transaction Accounting Adjustments to the Condensed Combined Statement of Financial Position.

USE OF PROCEEDS

We will receive up to an aggregate of $394,691,696.86 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 533,333 $8.63 Warrants are currently freely exercisable and transferable. The remaining Warrants are not currently exercisable or are subject to transfer restrictions as described more fully under “Description of Securities — Warrants”. The closing price of our Class A Ordinary Shares on Nasdaq on April 4, 2022 was $9.25, which is $0.75, $5.75, and $10.25 below the exercise price of the $10.00 Liberty Warrants, $15.00 Liberty Warrants and PIPE Warrants, respectively and $0.62 and $6.7336425 above the $8.63 Warrants and the Columbia Warrants, respectively. The Columbia Warrants are not exercisable until July 24, 2022. If the market price for our Class A Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants other than the $8.63 Warrants and the Columbia Warrants, which represent $44,691,696.79 in proceeds, will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of securities to be offered by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of any securities pursuant to this prospectus.

We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends and has no plan to declare or pay any dividends on Class A Ordinary Shares in the foreseeable future. The Company currently intends to retain any earnings for future operations and expansion.

CAPITALIZATION

The following table sets out our consolidated capitalization and indebtedness as of December 31, 2021. The information below should be read together with the information under “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET (in USD)

(amounts in thousands of USD)	As of December 31, 2021
Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$192,347
Other current assets	3,891
Total current assets	196,238
Total non-current assets	38,258

Total assets	$234,496
Liabilities and Shareholders’ Equity
Total non-current liabilities	75,022
Total current liabilities	31,911

Total liabilities	$106,933
Shareholders’ equity
Ordinary shares	—
Preferred shares	—
Treasury shares	—
Warrants	161,432
CF V Class A common stock	—
CF V Class B common stock	—
Satellogic Inc. Class A Ordinary Shares	11
Additional paid-in capital	322,319
Other paid-in capital	12,432
Foreign currency translation reserve	(86)
Retained earnings	(368,545)

Total shareholders’ equity	$127,563

Total liabilities and shareholders’ equity	$234,496

The foregoing pro forma financial figures do not reflect the increase in redemptions of an aggregate of 469,541 shares of CF V Class A Common Stock on the Extended Redemption Date (as defined below) which brought the total aggregate redemptions of CF V Class A Common Stock from 22,674,105 to 23,143,646.

Prior to the Closing, on December 6, 2021, in connection with the expected vote to approve the Business Combination Proposal at CF V’s Special Meeting, certain shareholders of CF V exercised their right to redeem 22,674,105 shares of CF V Class A Common Stock for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of approximately $226.7 million (the “Original Redemption Amount”).

In connection with the entry into the Liberty Investment, the CF V Board determined to give the CF V public stockholders that hold shares of CF V Class A Common Stock and did not previously exercise their right to have their shares of CF V Class A Common Stock redeemed, a further opportunity to exercise their redemption rights prior to the January 24, 2022 Special Meeting (the “Extended Redemption Date”). In

connection with the Extended Redemption Date, certain shareholders of CF V exercised their right to redeem 469,541 shares of CF V Class A Common Stock for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount, together with the Original Redemption Amount of approximately $231.4 million.

In connection with the Closing of the Business Combination, Nettar (i) repaid all principal and interest due under the Loan and Security Agreement, dated as of March 8, 2021, by and between the Company and Columbia River Investment Limited and (ii) issued 788,021 shares to CF Securities in repayment of all amounts due under the Initial Loan.

BUSINESS

References in this section to “we”, “our”, “us”, the “Company”, or “Satellogic” generally refer to Nettar Group Inc. (d/b/a Satellogic) before consummation of the Business Combination and the Company after consummation of the Business Combination.

Company Overview

The Company’s predecessor, Nettar, was founded in 2010 to help solve some of the greatest challenges of our time: resource utilization and distribution by providing its customers with access to a continually refreshed source of global, high-quality data that is critical to better inform decision-making aimed at addressing these challenges.

We are the first vertically integrated geospatial analytics company, and we are building the first scalable, fully automated earth observation (“EO”) platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for our customers. We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

We have created a highly scalable, vertically integrated and competitive operating model. We design the core components that go into creating and manufacturing our satellites to be mission specific. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. This vertical integration provides a significant cost advantage, enabling us to produce and launch satellites for less than one-tenth the cost of our competitors on average. Additionally, we own all our key intellectual property, and our patented technology allows us to capture approximately 10 times more imagery than our competitors on average. Taken together, we are achieving over 60 times better unit economics than our closest peers in the NewSpace sector and more than 100 times better unit economics than legacy competitors. We believe that our unit economics will unlock an estimated $140 billion TAM opportunity for EO commercial applications that we are positioned to serve. Additionally, we are well-positioned to effectively compete in the existing EO market that is currently supply-constrained and consists primarily of government and defense and intelligence customers.

With more than a decade of experience, we have a proven technology and a track record of delivering satellites to orbit. Currently, we have 22 commercial satellites in orbit, 17 of which are presently delivering high-resolution data to our customers. We plan to expand our constellation of satellites to 202 by 2025 and we anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025.

Market Overview

Existing terrestrial methods and high-resolution satellites utilized for obtaining EO imagery have several critical shortcomings and have had limited commercial applicability to date. The manner in which actionable data is collected is extremely inefficient. Whether by helicopters, drones, planes, Internet of Things (“IoT”) sensor networks, or what we most commonly do, the boots-on-the-ground, data collection today is extremely inefficient and very costly and not scalable.

Satellites in low earth orbit (“LEO”) are, in fact, particularly well-positioned to collect data over the surface of the earth. A satellite will orbit the planet every ninety minutes, and the earth is spinning under it, so a single satellite will eventually remap the entire surface of the earth—adding a constellation of these satellites increases the frequency of remaps.

The existing high-resolution EO satellites, our legacy competitors, are not well-suited to do this because the technology they are utilizing is simply too expensive and the economic use case, we believe, is not viable for broad, commercial application. Our legacy competitors must task their satellites for specific customer demands and price the imagery relative to the cost of the underlying satellite, which is quite expensive. This is why the existing EO market is relatively small and generally limited to governments and defense and intelligence customers that can afford to pay the price charged by our competitors.

We operate in the NewSpace sector, which refers to the increased commercialization and privatization of the space sector. There are a few NewSpace companies trying to build satellites for imaging at a lower cost, but they essentially fall into two categories. They either do not have sufficient resolution or they are forced to effectively trade resolution for capacity. Either way, they are limited in terms of image capture and thereby unable to remap the entire surface of the earth at high resolution with unit economics that are competitive with our own. We have solved these problems through technology innovation and vertical integration.

We plan to leverage our superior unit economics and put enough satellites in orbit to remap the entire surface of the earth in high-resolution on a daily basis and, in doing so, we expect to completely reshape the business model for high resolution EO as well as a number of adjacent or alternative technologies being utilized today that are considerably less efficient (e.g., drones, helicopters, planes, etc.). By remapping the entire world every day, we will be able to deliver our data to customers at near zero marginal cost. This will effectively allow us to price our data based upon the value we create in each customer’s value chain as opposed to the current model whereby the pricing is inextricably linked to the high cost of the satellite. This is what we believe will allow us to expand the market for high resolution EO and tap into an estimated $140 billion market opportunity.

Key Factors Affecting Operating Results

The Company believes that its performance and future success depends on several factors that present significant opportunities for it, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Competitive Advantage

We believe that we are well-positioned to compete with legacy satellite providers and NewSpace geospatial data providers. Key elements of our competitive advantages include the following:

•

Superior Unit Economics. With estimated 60 to 100 times better unit economics than our competitors, we plan to put enough satellites in orbit to collect data over the entire surface of the planet continuously (with daily remaps) and deliver this data to customers at near zero marginal costs. By delivering data to customers at near zero marginal cost, we expect to be able to price our services based on the value that we create for our customers within their value chain and not on the cost of data acquisition (e.g., satellite cost, launch, etc.). This is a critical element of our business model and what we believe to be a paradigm shift in high resolution EO imagery that is made possible by our superior unit economics.

•

Superior design and technology. The principal challenge associated with collecting well-exposed, high-resolution imagery from orbit is that the satellite is moving at 27,000 kilometers per hour (or 7 kilometers per second). Legacy satellite operators have solved this problem by using a telescope with a very large aperture that allows them to collect well-exposed images that have no blur. These satellites are extremely expensive to build and launch. Conversely, our NewSpace competitors attempt to solve this problem with a small platform relying on a series of methods that will ultimately drive a trade-off between the resolution achieved and the capture capability. This is why our NewSpace competitors are only able to capture approximately one-tenth of data per day per satellite in comparison to our satellites. Our solution to this problem is centered around our patented and unique camera design that utilizes adaptive optics allowing us to collect approximately 10 times more data from orbit than any of our competitors using a very small aperture. Additionally, our camera design has afforded us the ability to create a compact satellite design resulting in 3 times lower mass and lower launch costs.

•

Vertically integrated. The Company is a vertically integrated company and we design our satellites and all of their subsystems, including onboard computers, propulsion system, telescopes, cameras, radios, sensors and actuators. The Company manufactures many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. By designing every core component with our specific mission in mind (as compared to sourcing non-mission specific components built for a wide range of applications as our competitors do), we lower the cost of our materials by a factor of 10x. Our cost to deploy a high resolution imaging satellite in orbit today, including launch costs, is approximately $1 million compared to our NewSpace competitors’ average cost of approximately $10 million with an average of 10x less capacity.

•

High frequency remaps. We anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025 with our full constellation. When we reach weekly remaps, we expect to control approximately 80% of the global supply of high-resolution imagery in the market at near zero marginal cost, effectively consolidating supply, which will allow us to also consolidate demand on our platform. We believe this will create a significant disincentive for any competitor to build infrastructure to do the same. In addition, we believe that the archive of everything that is happening on the planet on a daily basis, in high resolution, will allow us, our partners and customers to train better AI algorithms. By doing so, we expect to serve customers on a larger scale which will allow for the improvement of these algorithms at a faster pace, thereby creating a network effect on the accumulation of archived data that we plan to build in our catalog.

We believe that these characteristics—the near zero marginal cost for data distribution, the consolidation of demand on the network and the network effects on the accumulation of data in our catalog—will uniquely position us to capitalize on the significant TAM opportunities.

Growth Strategies

We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, which we expect will ultimately drive better decision-making across a broad range of industries. Our growth strategy is driven by the following objectives:

•	Leverage the existing government and defense and intelligence market to help finance the constellation build-out.

•	Expand the high resolution EO market and democratize access to data for the commercial market.

•	Continue investment in R&D to innovate product offerings and satellite re-design.

•	Leverage our modular satellite design, multiple-payload systems, scaled manufacturing and satellite operations to deliver novel data streams and services from orbit.

•	Execute strategic acquisitions and partnerships related to new, complimentary, or adjacent technologies as well as continued vertical integration within our existing supply chain.

Through the Company’s two unique and complementary products, existing high resolution EO and its commercial platform, the Company intends to derive substantially all its near-term revenues from providing geospatial intelligence, imagery and related data analytic products and services to governments, and in the longer-term, intends to expand its operations to serve commercial customers in a variety of markets and industries.

Existing high-resolution EO market (Government and Defense and Intelligence)

Acquiring government and defense and intelligence contracts is part of our growth strategy. The existing high-resolution EO market is predominantly government and defense and intelligence customers. We can serve these customers today with our 22 satellites currently in orbit which have been brought online since November 2020, of which 17 satellites are currently operational. The existing high-resolution EO market is supply-limited as a consequence of global capacity constraints and increasing demand. As a result, we have been successful in building a pipeline of over $2 billion for this market. We consider our pipeline to be contracts which are in negotiations or early discussions, and we can offer no assurances that such negotiations or discussions will result in a signed contract or any revenue. These customers tend to buy through large, multi-year contracts and typically through a multi-step, outbound sales cycle.

We believe that most of these customers are interested in data that can be delivered with low latency and very high quality, which we are well-positioned to deliver.

The Company is approaching this market through direct sales as well as a network of distributors and partnerships in strategic regions across the globe. While we expect this market will reflect the majority of our revenue for the next 2-3 years and provide operational cash flow to assist in financing our constellation, we expect that our commercial platform will ultimately be significantly larger as we scale up our constellation due simply to its larger TAM.

Commercial Platform

Our second product is our commercial platform, which we expect will take full advantage of our constellation’s ability to capture high-resolution imagery at near zero marginal cost and build a catalog of the entire planet beginning with monthly remaps as done currently and moving towards weekly remaps in 2023 and daily remaps in 2025. This is a Software as a Service (“SaaS”) platform through which we plan to offer customers the ability to purchase imagery and data analytics specific to their vertical market (e.g., agriculture, forestry, energy, financial services, cartography, etc.). We expect our SaaS economics will allow us to charge customers according to the value our data provides within each customer’s value chain, whether that’s a multi-billion-dollar energy company or a farmer in the Midwestern region of the United States. We expect this platform will allow us to expand the current addressable market for high-resolution EO data and unlock a significant TAM opportunity. As our business develops and governmental and defense and intelligence customers become a smaller percentage of our customer base, we expect the commercial platform will constitute the majority of our revenue by 2025 and grow to 80-90% of our business in the long term.

The Company has conducted a number of pilot trials that we believe validate our solutions in a variety of verticals, including agriculture, forestry, energy and infrastructure. These pilots demonstrated that (1) our solutions can successfully replace other sources of data being provided by airplanes, drones, helicopters, IoT sensor networks, etc. and (2) these customers are willing to purchase at an attractive price point for our solutions. We have used this information from these pilot trials to identify an immediately addressable market which we believe will be approximately $40 billion in size once we reach weekly remaps.

Use cases for this immediately addressable market might include:

•	Monitoring hydroelectric plants in high frequency to build predictive models of energy output as well as drainage in the reservoir from the surrounding basin

•	Oil field and pipeline monitoring

•	Precision agriculture

•	Supply chain management (agriculture)

•	Tree counting (forestry)

•	Crop management (agriculture & forestry)

•	Planning for renewable energy projects

•	Precise estimation of commodities output

•	Yield prediction and harvesting (agriculture & forestry)

•	Energy output

•	Mineral output

•	Geospatial risk modeling (e.g., flood, drought, fire, environmental)

•	Real time impact assessment, disaster management and claims estimation (e.g., storm damage, earthquakes, forest fires, oil spills, etc.)

•	Real time planetary health

•	Sea level, temperature and acidity

•	Fractures in polar ice caps

•	Global temperature

•	Water distribution

•	Illegal activities (e.g., deforestation, mining, poaching, smuggling, etc.)

The $140 billion TAM that we have identified is comprised of the following:

We believe the key to unlocking this TAM lies in the ability to monitor the planet at both high resolution and high frequency and deliver this data to customers at the right price. Overall, this is how we see the market growing as we increase the frequency of data that once scaled, we expect to deliver at near zero marginal costs.

We plan to deliver our commercial data through our self-service platform through a subscription that reflects the end use of the data (vertical) and the geographic location, bundling analytics-ready data with vertical-specific semantic layers to enable quick integration of the data into our customers’ and partners’ processes, enabling fast adoption. We believe this strategy will allow customers to quickly advance their own geospatial analytics capacity by leveraging a productized version of our data layers and data platform. Beyond raw imagery data and other sources of data that we can collect from our satellites, we are building a catalog of geospatial layers from other sources, and processing and augmenting all of these to produce a growing set of derived layers, with increasing complexity and value-add, that are made available as data-services to our customers. We have developed our own internal data analytics platform which allows us, our partners and customers to prototype and iterate on geospatial models trained on our unique datasets, and then quickly roll out results into production systems. We intend to productize this platform and allow clients to use it to address their needs on their own.

Target commercial customers for our data are companies with their own internal geospatial analytics needs and capabilities as well as value-added service providers serving corporate and government customers worldwide. Subscriptions to the platform will be driven by the demand for our unique data set. We plan to combine direct sales efforts to large customers in target verticals with partnerships with geospatial service providers and imagery data distributors to reach the long tail of geospatial data and analytics consumers. We expect that as our constellation grows and affordable high-resolution imagery and its derivatives become more frequent, new applications and markets will be created.

Driven by our unique, sub-meter resolution, we believe our data sets when scaled will cover up to 80% of the requirements of our target markets, and we expect our commercial platform to become the industry standard for consuming and implementing geospatial analysis, which will give us the leverage to consolidate an increasing number of data sources from third-parties (e.g., satellites, drones, IoT data, etc.) and our own data generation efforts (from multi-spectral imagery to hyperspectral imagery to spectrum monitoring and data collection).

Operations

Overview

We believe that vertical integration across design, manufacturing and operations produces efficiencies up and down the value chain, which allows us to reduce intermediary costs, control quality and scale up more quickly.

•	Design through launch

•	Fast iteration between product innovation, production and launch

•	Owning the design to manufacturing helps eliminate third-party cost

•	In-orbit operations

•	Own and control data capture of the earth’s surface

•	Utilize third-party ground station infrastructure to reduce costs

•	Imagery & Solutions commercialization

•	Capture and own high-resolution total earth imagery. Unconstrained use of imagery

•	Use internal data science capabilities to transform images into insights

Facilities

We operate out of our headquarters in a free trade zone, Zonamerica, in Montevideo, Uruguay, which consists of approximately 2,400 square feet of office space and an approximately 5,700 square foot manufacturing pilot plant, which has a maximum annual production capacity of approximately 24 satellites. Each of our 22 satellites in orbit today were manufactured, assembled, integrated and tested in this facility. These facilities are leased pursuant to multi-year lease agreements the terms of which are scheduled to expire in October 2025. We are currently in the process of establishing a high throughput plant, which will be in the Netherlands and we believe will be capable of manufacturing at least 100 satellites annually. We believe that locating our new plant in the Netherlands has a variety of strategic advantages, including availability of skilled workforce and proximity to customers and suppliers. We expect our high throughput plant will be operational by the end of 2022.

In addition, we maintain an additional approximately 1,426,000 square feet of aggregate space dedicated to administrative, sales, mission and operations, engineering and development, and research functions in Buenos Aires, Argentina (mission and operations), Córdoba, Argentina (mission and operations), Barcelona, Spain (mission and operations), Tel Aviv, Israel (mission and operations, engineering and development), Beijing, China (sales), and Charlotte, North Carolina, U.S. (finance).

Sales and Marketing

To date, our sales teams have focused on governmental defense and intelligence customer opportunities. Since developing and launching 13 of our satellites during 2020, we have significantly accelerated our sales and marketing efforts to government defense and intelligence agencies, emphasizing both U.S. allies and direct U.S. opportunities. We plan to expand our marketing efforts to increase demand for our products and services and awareness of our brand and grow our sales team to respond to our anticipated growth and our future target commercial platform customers.

To better serve the government and defense and intelligence vertical, we plan to continue to grow our direct, outbound, outside and inside sales teams, while continuing to develop our tasking and delivery web-based platform to support distributors, up-sales and increased pricing and capacity transparency in the market.

As our capacity in orbit increases, we plan to launch a full self-serve platform and start complementing our direct and partner sales with SaaS growth strategies, generating and driving customer leads directly to the platform and launching our subscription business.

Customers

In the near term, we intend to derive substantially all our revenue from providing geospatial intelligence, imagery and related data analytic products and services to governments and, in the longer-term, intend to expand our operations to serve commercial customers in a variety of markets and industries.

We are currently dependent on two large commercial contracts in addition to a small number of other customers, for our revenue. We have one customer that accounted for more than 10% of our revenue for the year ended December 31, 2021. The agreement with the customer was originally signed on June 12, 2019 and modified on September 22, 2021. Under the terms of the modified agreement, we agreed to deliver imagery over an agreed upon geographical space for a period of 12 years on a take-or-pay basis, in exchange for $38.2 million of cash consideration, which is inclusive of VAT, and the right to use a building for an Assembly, Integration and Test facility. We also have the ability to earn additional consideration if the customer requests imagery in excess of the service cap. We agreed to collect the cash consideration, through quarterly payments of $797 thousand over ten years, which started in November 2021, with the remaining cash consideration collected as upfront milestone payments.

In November 2021, we entered a 5-year noncancellable agreement with a technology company that requires the customer to purchase a minimum of $4.0 million of multispectral, hyperspectral, full-motion video and private delivery uplift products each year. The customer pays us in non-cash consideration in the form of a license to a proprietary software platform, which we use for internal operations. The access to the platform is granted to us regardless of the level of products ordered by the customer. The customer has the option of purchasing additional products from us in exchange for cash consideration at our non-discounted standard price.

Supply Chain

We design the systems, subsystems and core components and technologies that go into creating and manufacturing our satellites. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. We then assemble, integrate and test the components and satellites in our facilities. We have a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries including the U.S.

Launch Providers

With respect to launch providers, we are generally agnostic, and our partner selection process typically revolves around availability and cost. On January 5, 2021, we signed a Multiple Launch Agreement (“MLA”) with SpaceX, our preferred rideshare launch provider, and we expect to continue our launch program with them for the foreseeable future. Our current MLA with SpaceX runs through July 30, 2022 and contemplates four rideshare launch services, including the grant to SpaceX of a right of first refusal for substantially similar missions scheduled to be launched before the end date.

For every launch, a joint launch campaign is performed at the launch provider’s facility that includes our team, the launch service provider and, in some cases, a third-party separation system supplier. We provide all the necessary equipment and personnel to test and prepare the satellites for launch while the launch service provider and, if applicable, the third-party separation systems supplier, provide the necessary machinery and personnel to integrate the satellites into the launch vehicle. Once these joint operations are complete, the launch service supplier executes the launch and delivers the satellites into the desired orbit, and we begin the regular, in-orbit operations.

Ground Station and Cloud Storage Infrastructure

We primarily utilize third parties today for ground station, processing, and storage infrastructure. As our business grows, we will continue to monitor the advantages and disadvantages of our outsourced model and may decide to vertically integrate one of more of these functions in the future.

Satellites and Technology

We are a vertically integrated company that designs, manufactures, integrates and operates our own high-resolution imaging satellites, and the image processing pipeline necessary to deliver data-as-a-service to our customers, including images and value-added layers of semantic data. We have innovative technology in every segment of our vertical integration: satellite components, satellite subsystems, satellite systems design, satellite integration and testing, satellite operations, image processing and data delivery.

Our approach towards component selection and design includes the extensive use of commercial off-the-shelf components (“COTS”) and modified-COTS, proprietary component selection and screening methods, and the systematic replacement of expensive hardware using smarter software.

Our unique camera design uses a closed-loop stabilization system and adaptive optics to enable continuous collection of high-resolution imagery from a small-telescope aperture. This patented design is one of the cornerstones of our unit-economics differentiation, allowing us to collect over 10 times more data than any other small-satellite design, and giving us great flexibility to operate our satellites under varying conditions of lighting, altitude and platform stability.

To protect our proprietary rights and technology, we rely on a combination of patents, trademarks and trade secret laws, and confidentiality agreements and license agreements with consultants, vendors and customers. As of the date of this registration statement, we have 19 patents issued, two utility models and 46 patents pending in 10 jurisdictions. We continue to invest in R&D to design, manufacture and fly new technology to orbit in every new satellite we launch, and we complete every new satellite design on a full design cycle of nine months. We drive technology R&D with the goal of maintaining our high-resolution imaging satellites in a Moore’s law equivalent curve: roughly doubling capacity every 18 months at the same price point.

As of the date of this registration statement, our satellite constellation consists of 22 NewSat satellites in orbit, 17 of which are operational. With a mass of only 38.5 kilograms, a production cost of less than $1 million (approximately $1 million including launch costs), a daily imaging production capacity of over 300,000 kilometers and carrying a multispectral camera with 1 meter resolution and a hyperspectral camera at 30 meter resolution, and combined with our patented technology, we believe that our latest satellite model, the NewSat Mark-V, is superior to those of our competitors in terms of unit economics, capacity and cost. We plan to expand our constellation of satellites to 202 by 2025.

The following table provides additional information about our current satellite constellation:

SATELLITE NAME	SATELLITE GENERATION	LAUNCH DATE	PAYLOADS*	STATUS	USEFUL LIFE
NewSat-6	Mark IV-a	Sep 2, 2020	MS, HS	Operative	3 Years
NewSat-7	Mark IV-a	Jan 15, 2020	MS, HS	Operative	3 Years
NewSat-8	Mark IV-b	Jan 15, 2020	MS, HS, IoT	Operative	3 Years
NewSat-9	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-10	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-11	Mark IV-b	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-12	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-13	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-14	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-15	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-16	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-17	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-18	Mark IV-c	Nov 6, 2020	MS, HS	Operative	3 Years
NewSat-19	Mark IV-e	Jun 30, 2021	MS, HS	Operative	3 Years
NewSat-20	Mark IV-e	Jun 30, 2021	MS, HS	Operative	3 Years
NewSat-21	Mark IV-e	Jun 30, 2021	MS, HS	Operative	3 Years
NewSat-22	Mark IV-e	Jun 30, 2021	MS, HS	Operative	3 Years
NewSat-23	Mark IV-g	Apr 1, 2022	MS, HS	Commissioning	3 Years
NewSat-24	Mark IV-g	Apr 1, 2022	MS, HS	Commissioning	3 Years
NewSat-25	Mark IV-g	Apr 1, 2022	MS, HS	Commissioning	3 Years
NewSat-26	Mark IV-g	Apr 1, 2022	MS, HS	Commissioning	3 Years
NewSat-27	Mark V-a	Apr 1, 2022	MS, HS	Commissioning	3 Years

(*)	MS = Multispectral / HS = Hyperspectral / IoT = Internet of things

Our anticipated six-year technology roadmap is as follows:

Human Capital

As of December 31, 2021, the Company had 327 full-time employees, distributed across 13 countries. We have always focused on attracting and retaining the best talent, regardless of geography, and with the highest possible cultural alignment. Our geographically distributed nature is a core tenet that reaches back to the earliest days of our company; well in advance of COVID-19 that required many employers to react and respond to remote working environments. Our diverse group of employees earnestly shares these common values:

•	Get it done. Our relentless commitment to hold ourselves accountable and deliver true value.

•	Be purpose driven. Our intrinsic motivation to make the impossible possible.

•	Never stop learning. Being intellectually curious, open-minded, and learning from others.

•	Push the limits. Challenge the status quo, leave your comfort zone and tackle impossible challenges.

•	Go beyond ego. Be humble, honest, empathetic and build together for our company, our community and our planet.

At our company, these values precede traditional performance measures when assessing a person’s fit with the company. Our vision inherently challenges conventions, and thus requires a special kind of spirit not only to succeed, but even to take on these challenges in the first place. This approach to human capital has enabled us to grow while keeping our core spirit and sense of purpose throughout the twists and turns of our life cycle.

We are committed to developing all of our people in different dimensions, including programmatic leadership, people leadership, business leadership and technological leadership. We actively promote a trust-based organization and a safe environment for risk taking by providing effective mentorship and expecting people to “disagree and commit”.

During the early years of our company, the founders and the senior leaders were the torchbearers of these values and culture, but our expectation is that every leader, which is to say every employee, subscribes to and lives by these values every day.

Long Term Growth Opportunities

Our initial EO constellation and infrastructure are the key building blocks that we expect will enable us to leverage large constellations of small satellites to deliver a wide variety of services to Earth. Our key building blocks include:

•	Complete, low-cost satellite bus

•	Modular satellite architecture

•	High-throughput satellite manufacturing

•	Satellite operations at scale

•	Multi-payload, in-orbit platform

•	Inter-satellite laser mesh

•	LEO/MEO/GEO complementarity

Regulatory

National Oceanic and Atmospheric Administration (“NOAA”)

Our satellites are purposefully designed with telescopes and image capture technology to enable and support the collection of earth imagery. Each satellite is designed and built to collect high-resolution multispectral imagery, hyperspectral imagery and full motion video. The raw data collected by our constellation is collected through a series of ground stations strategically located in several global locations outside the U.S.. We have a mission and operations team, located in Spain and Argentina, that monitors and operates all satellites in the constellation. As all our satellite operations and management are located outside the U.S., we believe that we are not under NOAA’s oversight.

We established a wholly owned subsidiary in April 2021 to focus specifically on cultivating business with U.S. customers. With this strategic investment, we anticipate modifications to some of the capture and delivery processes, particularly in support of public sector customers with discernable security and privacy requirements. As we grow our U.S. business, we expect to coordinate with the NOAA Commercial Remote Sensing Regulatory Affairs agency to assure an understanding of regulations as they evolve and to proactively share any strategic changes contemplated by us that may relate to NOAA’s purview.

The Federal Aviation Administration (“FAA”)

The Company entered into a Multi-Rideshare Agreement with SpaceX in early 2021. By entering into this agreement with a U.S.-based launch provider, we are indirectly subject to the license requirements of the Federal Aviation Administration’s Office of Commercial Space Transportation (“AST”). The FAA regulates the airspace of the U.S., through which launch vehicles must fly during launch to orbit and through which downlinks of raw data may occur if directed to a U.S.-based ground station. The AST office predominantly processes launch license requests submitted by launch vehicle operators, in our case, SpaceX, which includes information on the rideshare payloads flying on any given mission. As a result, reviews of our payloads by AST occur during, for example, the processing of the Technical Assistance Agreement that SpaceX requests and other associated launch reviews and license. For our first launch with SpaceX in June 2021, all required approvals were obtained for the successful launch. We are contracted with SpaceX as its launch provider for all currently planned launches. We entered into the agreement with SpaceX as both a practical matter to address technical objectives for our satellites as well as strategic matter to support our North American entity and charter.

We have adopted the NASA and the European Space Agency (“ESA”) standards regarding orbit debris mitigation. Having voluntarily subscribed to the United Nations Committee on Personal Uses of Outer Space orbital debris principles and guidance, we sought out the leading technical standards guiding responsible design, management, and test of space objects to meet the defined measures. To that end, we use the NASA orbit debris standard (NASA-STD-8719.14) and the European Space Agency Orbital Debris Mitigation Guidelines (IADC-02-01, Current Revision).

International Traffic in Arms Regulations (“ITAR”), Export Administration Regulations (“EAR”) and Export Controls

We have a global supply chain of upstream and downstream partners including manufacturers, suppliers and launch providers from a number of countries, including the U.S. The ITAR and EAR are the most relevant export control regulations we monitor due to their relevancy. Generally, the ITAR restricts the export of hardware, software, technical data, and services containing defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the U.S.

Based upon the technologies we have procured from U.S. sources, we have not been specifically subject to ITAR. Since our export location may invoke, in certain instances, the EAR of the Bureau of Industry and Security of the U.S. Department of Commerce, we track our component sourcing. We procure some components from U.S. suppliers listed on the Commerce Control List and we are therefore subject to the EAR. We export our satellites to the U.S. for launch due to our recent agreement with SpaceX as our launch provider. With this current sourcing model and partner ecosystem, we must comply with the EAR.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.

Many different types of internal controls and measures are required to ensure compliance with export control regulations. In particular, we routinely complete end user compliance documents, record sourcing detail regarding country of origin and known classification numbers, determine the appropriate licensing jurisdiction (where applicable), and provide notice to internal and partner foreign team members of export-controlled information restrictions. We do not export to embargoed, targeted sanction, or special policy countries. We have implemented a compliance diligence process for all third parties including, among other validations, verification of the parties with whom we contract at an entity and individual level.

Interagency Review

The review and approval of any license discussed above, as may be required, will be subject to interagency reviews that allow multiple government agencies including the U.S. Department of Commerce, U.S. Department of State, U.S. Department of Defense, NASA, and others. The purpose of this interagency review is to examine such license applications from each agency’s respective perspective including but not limited to safety, operational, national security, foreign policy and international obligations, as well as review of foreign ownership.

Other Potential Future U.S. Regulation

As we grow our U.S. business and to the extent we become a U.S. governmental contractor, our business will be subject to various additional U.S. regulation and related requirements, including but not limited to (1) the Defense Federal Acquisition Regulation Supplement and the U.S. Department of Defense and federal cybersecurity requirements, in connection with any defense work we perform in the future for the U.S. government and defense prime contractors, (2) the National Industrial Security Program Operating Manual administered by the U.S. Defense Counterintelligence and Security Agency, and other U.S. government security protocols when accessing sensitive information, (3) maintaining national security clearance and mitigation elements under the National Industry Security Program and agreement with the U.S. Department of Defense regarding any appropriate Foreign Ownership, Control or Influence mitigation arrangement with respect to our U.S.-based subsidiary and (4) routine investigations and reviews relating to compliance with various U.S. laws and regulations, including those associated with organizational conflicts of interest, procurement integrity, bid integrity and claim presentation, among others.

Legal Proceedings

It is possible that from time to time, we may be subject to various claims, lawsuits, and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. However, we do not consider any such claims, lawsuits, or proceedings currently pending, individually or in the aggregate, would be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Nettar’s financial condition and results of operations should be read in conjunction with the Nettar’s financial statements and notes to those statements included in this Registration Statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this Registration Statement. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “the Company” and similar terms are to Nettar Group Inc. (d/b/a Satellogic) before the Business Combination.

Company Overview

The Company’s predecessor in interest was founded in 2010 and the Company was founded in 2014, to help solve some of the greatest challenges of our time: resource utilization and distribution. From tradeoffs between food, energy and water supplies, to monitoring the impact of natural disasters, global health and humanitarian crises in the midst of a looming climate emergency, access to a continually refreshed source of global, high-quality data is critical to confronting some of the world’s most crucial issues. We are committed to creating a searchable catalog of everything on earth, and we believe we are uniquely positioned to provide the data that is critical to better inform decision-making aimed at addressing these challenges.

We are the first vertically integrated geospatial analytics company, and we are building the first scalable, fully automated earth observation (“EO”) platform with the ability, when scaled, to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for our customers. We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, ultimately driving better decision-making across a broad range of industries including agriculture, forestry, energy, financial services, and cartography.

We have created a highly scalable, vertically integrated and competitive operating model. We design the core components that go into creating and manufacturing our satellites to be mission specific. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. Then, we assemble, integrate and test the components and satellites in our facilities. This vertical integration provides a significant cost advantage, enabling us to produce and launch satellites for less than one-tenth the cost of our competitors on average. Additionally, we own all our key intellectual property, and our patented technology allows us to capture approximately 10x more imagery than our competitors on average. Taken together, we are achieving over 60 times better unit economics than our closest peers in the NewSpace sector and more than 100 times better unit economics than legacy competitors. Additionally, we are well-positioned to effectively compete in the existing EO market that is currently supply-constrained and consists primarily of government and defense and intelligence customers.

With more than a decade of experience, we are a proven technology and have a track record of delivering satellites to orbit. Currently, we have 22 commercial satellites in orbit, 17 of which are presently delivering high-resolution data to our customers. We plan to expand our constellation of satellites to 202 by 2025 and we anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025.

Description of Business Combination

On the Closing Date the Company, consummated the Business Combination contemplated by the Merger Agreement. Specifically,

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Target Merger Sub merged with and into Nettar, the separate existence of Target Merger Sub ceased and Nettar was the surviving company of such merger and became a direct, wholly-owned subsidiary of the Company;

•

immediately following confirmation of the effective filing of the Initial Merger, CF V merged with and into SPAC Merger Sub, the separate existence of SPAC Merger Sub ceased and CF V was the surviving corporation of such merger and became a direct wholly owned subsidiary of the Company;

•	the single share of the Company outstanding immediately prior to the Mergers was cancelled for no consideration;

•

as a result of the Initial Merger, the ordinary shares and preference shares of Nettar that were issued and outstanding immediately prior to the effective time of the Initial Merger (other than (i) any treasury shares or share held by the Company or any of its affiliates and (ii) any dissenting shares) were automatically cancelled and ceased to exist in exchange for (x) in the case of the Company’s Chief Executive Officer, Emiliano Kargieman, such number of newly issued Class B Ordinary Shares, of the Company and (y) in all other cases, Class A Ordinary Shares of the Company, as determined in the Merger Agreement;

•

as a result of the CF V Merger, each CF V Unit issued and outstanding immediately prior to the effective time of the CF V Merger (the “CF V Merger Effective Time”) was automatically separated and the holder thereof was deemed to hold one share of CF V Class A Common Stock and one-third of one CF V Warrant and, immediately following the separation of each CF V Unit, (a) each share of CF V Class B Common Stock automatically converted into one share of CF V Class A Common Stock (the “Initial Conversion”) and (b) immediately following the Initial Conversion, each share of CF V Class A Common Stock that was issued and outstanding immediately prior to the CF V Merger Effective Time (other than any treasury share held by CF V or share held by any subsidiary of CF V), was cancelled and ceased to exist in exchange for the right to receive Class A Ordinary Shares in accordance with the Merger Agreement;

•

each CF V Warrant outstanding immediately prior to the CF V Merger Effective Time was assumed by the Company and converted into a warrant exercisable for that number of Class A Ordinary Shares as determined in accordance with the Merger Agreement;

•	all Convertible Notes of Nettar converted into Nettar Preference Shares as determined in accordance with the Merger Agreement;

•

all Nettar Preference Shares outstanding immediately prior to the effective time of the Initial Merger (other than dissenting shares) were converted into a number of Class A Ordinary Shares as determined in the Merger Agreement;

•	all options to purchase ordinary shares of Nettar were assumed by the Company and became options to purchase Class A Ordinary Shares as determined in accordance with the Merger Agreement;

•

the Columbia Warrants outstanding immediately prior to the effective time of the Initial Merger was assigned to Satellogic and became a warrant exercisable for that number of Class A Ordinary Shares as determined in accordance with the Merger Agreement;

•

All Class A Ordinary Shares purchased by the PIPE Subscribers pursuant to the PIPE Subscription Agreements (except those 1,150,000 Class A Ordinary Shares which certain PIPE Subscribers elected to offset their subscription requirements with CF V Class A Common Stock) were issued to the PIPE Subscribers; and

•	2,500,000 PIPE Warrants were issued to a certain PIPE Subscriber.

Prior to the Closing, in connection with the expected vote to approve the Business Combination Proposal at CF V’s Special Meeting, certain shareholders of CF V exercised their right to redeem 23,143,646 shares of CF V Class A Common Stock for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of approximately $231.4 million (the “Redemption Amount”). After payment of the Redemption Amount, approximately $18.6 million remained in the Trust Account for distribution to the

Company at Closing. Given the Redemption Amount, the Company entered into the Liberty Investment as described below which resulted in additional proceeds of $150 million to the Company

Contemporaneously with the execution of the Merger Agreement, CF V and the Company entered into Subscription Agreements with the PIPE Investors (including the Sponsor), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and CF V and the Company agreed to sell to the PIPE Investors, an aggregate of 6,966,770 Class A Ordinary Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $69.7 million, with the Sponsor’s Subscription Agreement accounting for approximately $23.2 million of the purchase price. Pursuant to the Subscription Agreements, the Non-redeeming Subscribers (other than the Sponsor) elected to offset their commitment to purchase Class A Ordinary Shares by the number of shares of CF V Class A Common Stock they then held and, among other things, agreed not to redeem. The Non-redeeming Subscribers collectively held 1,150,000 shares of CF V Class A Common Stock which reduced the number of Class A Ordinary Shares issued and sold to the PIPE Investors on the Closing Date to 5,816,770 and the aggregate proceeds to the Company from the PIPE Investment to $58.2 million.

Sponsor, CF V and the Company entered into the Amended and Restated Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and the Company agreed to issue and sell to the Sponsor, 1,250,000 Class A Ordinary Shares (subject to adjustment), and 333,333 Warrants, which transaction closed on the Closing Date.

At the Closing, pursuant to the relevant Subscription Agreement, the Company issued a non-redeemable warrant to purchase 2,500,000 Class A Ordinary Shares to a PIPE Investor at an exercise price of $20.00 per shares. In exchange, the PIPE Investor agreed to a two-year lock-up with respect to all of its Class A Ordinary Shares issued pursuant to the PIPE. Like the Warrants, the PIPE Warrant became exercisable 30 days after the Closing Date or February 25, 2022 and will expire 5 years after the Closing Date (January 25, 2027), or earlier upon redemption or liquidation.

None of the Subscription Agreements, Amended and Restated Forward Purchase Contract nor any other agreement provides any investor with the right to sell back shares to the Company after the Closing Date.

Description of Liberty Investment

On January 18, 2022, the Company and CF V entered into the Liberty Subscription Agreement with the Liberty Investor, pursuant to which the Liberty Investor agreed to purchase, and the Company agreed to issue and sell to the Liberty Investor, following satisfaction or waiver of the conditions in the Liberty Subscription Agreement, certain securities of the Company, including (i) 20,000,000 Liberty Shares, (ii) 5,000,000 $10.00 Liberty Share Warrants, and (iii) 15,000,000 $15.00 Liberty Warrants in a private placement for an aggregate purchase price of $150.0 million. The Liberty Share Warrants are exercisable as and from the Liberty Closing, will expire on the fifth anniversary of the Liberty Closing (February 10, 2027) and are subject to the terms and conditions set out in the Liberty Warrant Agreement attached as Exhibit 10.18 hereto.

The Liberty Closing occurred on February 10, 2022.

In connection with the Liberty Investment the Company has agreed to provide the Liberty Investor with the same registration rights with respect to the Liberty Securities (as defined below) as the Company provided to the PIPE Investors in the PIPE Subscription Agreements, including “demand” registration rights that require the Company to register under the Securities Act the Class A Ordinary Shares and Liberty Share Warrants held or acquired by Liberty. The “Liberty Securities” means the Liberty Shares, the Liberty Share Warrants, and the Class A Ordinary Shares issuable upon exercise of the Liberty Share Warrants.

The Liberty Investor has agreed to subject the Liberty Securities (other than the Liberty Advisory Fee Warrants or any shares issuable in respect thereof) to transfer restrictions until January 25, 2023.

Liberty Letter Agreement

Contemporaneously with the closing of the Liberty Investment, the Company, Liberty and the Sponsor entered into the Liberty Restated Letter Agreement. The parties to the Liberty Restated Letter Agreement have agreed that for so long as a Cessation Event (as defined in the Liberty Restated Letter Agreement, i.e., if the Liberty Investor (or affiliates managed by the Liberty Manager or its affiliates) cease to hold, in the aggregate, at least 6,666,666 Class A Ordinary Shares) has not occurred, among other things:

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the Liberty Investor has the right to nominate two Liberty Directors (including any successors) for election to the Board by the Company’s shareholders, which director nominees must be reasonably acceptable to the Company. In this regard, the parties have further agreed that:

○

The Sponsor and Mr. Kargieman will vote their Class A Ordinary Shares and Class B Ordinary Shares, (and those held by any persons over which they have voting control), in favor of the election of the Liberty Director nominees.

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Secretary Mnuchin, will be nominated for election as non-executive Chairman to the Board, to serve as one of the Liberty Directors. For so long as Secretary Mnuchin is a Liberty Director, he shall be the non-executive Chairman of the Board, and the Sponsor and Mr. Kargieman shall not be required to vote for any person designated by the Liberty Investor to replace Secretary Mnuchin unless such party consents in writing to such replacement, such consent not to be unreasonably withheld.

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Mr. Kargieman will cause any transferee of any Class B Ordinary Shares held by him to agree, as a condition to such transfer, to all of his obligations under the Liberty Letter Agreement (other than in the case of a transfer to a transferee that would result in automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares in accordance with the Company’s Governing Documents).

○

The Liberty Investor’s right to nominate the Liberty Directors will cease immediately following the occurrence of a Cessation Event, and the terms of any then-serving Liberty Directors will expire at the next election of directors (but in no event more than one year after the Cessation Event).

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The Company will (a) take all necessary action to cause the Liberty Directors to be elected to the Board; (b) maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Liberty Investor; (c) provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law in the Company’s Governing Documents; (d) not increase or decrease the maximum number of directors permitted to serve on the Board without the prior written consent of the Liberty Investor; and (e) not take any action, including making or recommending any amendment to the Company Governing Documents that could reasonably be expected to adversely affect the Liberty Investor’s rights under the Liberty Letter Agreement;

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in addition to the Liberty Directors, the Board will initially include Ted Wang, Brad Halverson, and another person designated by Mr. Kargieman who is reasonably acceptable to the Liberty Investor, and in compliance with NASDAQ listing requirements;

•	the Liberty Investor has the right to nominate one Liberty Director to serve on each committee of the Board, subject to certain conditions;

•

for so long as Mr. Kargieman and his affiliates beneficially own at least one-third of the number of shares of the Company owned by him on the date of the Closing (subject to customary adjustments for corporate events), Mr. Kargieman will have the right to designate two directors for election to the Board by the Company’s shareholders, one of whom will be Mr. Kargieman and the other shall be reasonably acceptable to the Liberty Investor and the Sponsor, who will initially be Marcos Galperin, and the Sponsor and the Liberty Investor will vote any shares held by them in favor of the election of such persons; and

•

for so long as the Sponsor and its affiliates beneficially own at least one-third of the number of shares of the Company owned by them on the date of the Closing (subject to customary adjustments for corporate events), Mr. Lutnick will be nominated for election by the Board to the Company’s shareholders and Mr. Kargieman and the Liberty Investor will vote any shares held by them in favor of the election of Mr. Lutnick.

In addition, so long as Class B Ordinary Shares are outstanding, the Company will be required to obtain the written consent of the Liberty Investor if it were to issue in a transaction, or series of transactions, a number of shares that equals or exceeds 20% of its then-outstanding ordinary shares on a fully diluted basis (assuming exercise of all options and warrants of the Company); provided that no such consent shall be required if such issuance of shares is made in connection with:

•	any acquisition by the Company of any equity interests, assets, properties, or business of any person;

•	any merger, consolidation, or other business combination involving the Company;

•	any transaction or series of related transactions involving a change of control (as defined in the Liberty Letter Agreement); or

•	any equity split, payment of distributions, or any similar recapitalization.

An advisory fee is payable by the Company to the Liberty Manager in exchange for advisory services to be provided to the Company by the Liberty Manager (whereby the Liberty Investor will cause the Liberty Manager to be reasonably available to advise the Company from time to time until the occurrence of a Cessation Event). The advisory fee payable for such services include:

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2,500,000 warrants, each providing the right to purchase one (1) Class A Ordinary Share at an exercise price of $10.00 per share (the “Liberty Advisory Fee Warrants”), which were issued on the Liberty Closing; and

•

for so long as a Cessation Event has not occurred, $1.25 million to be paid in cash on the eighteen (18) month anniversary of the Liberty Closing and on the last day (or, if not a business day, the immediately following business day) of each of the following five (5) successive three-month anniversaries of such 18-month anniversary (each, an “Advisory Fee Cash Payment” and, together, the “Advisory Fee Cash Payments”), representing aggregate Advisory Fee Cash Payments of up to $7,500,000. From and after a Cessation Event, no Advisory Fee Cash Payments shall be payable by the Company.

The Liberty Advisory Fee Warrants are exercisable as and from the one-year anniversary of, and will expire on the fifth anniversary of, the Liberty Closing (February 10, 2027). The Liberty Advisory Fee Warrants are subject to substantially the same terms the Liberty Share Warrants and the registration rights as they apply to the Liberty Securities pursuant to the Liberty Subscription Agreement also apply to the shares underlying the Liberty Advisory Fee Warrants. For so long as the Liberty Investor or its permitted transferees hold Liberty Share Warrants or Liberty Advisory Fee Warrants, such warrants will not be redeemable by the Company.

In connection with the Liberty Letter Agreement, the Company amended the Company Governing Documents to, among other things, modify the voting rights of the holders of Class B Ordinary Shares from ten votes per share to a number of votes per share such that, as of the Liberty Closing, the aggregate number of votes attributable to the Class B Ordinary Shares is equal to the aggregate number of votes attributable to Class A Ordinary Shares held by the Liberty Investor (subject to certain adjustments).

The Company has reimbursed the Liberty Investor for all reasonable and documented out-of-pocket expenses incurred by it in connection with the transaction contemplated by the Liberty Letter Agreement and the Liberty Subscription Agreement, in the amount of $250,000.

In connection with the Liberty Restated Letter Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share after giving effect to any forfeitures of Company Class B Ordinary Shares pursuant to Section 2.10 of the Merger Agreement shall equal (x) 20,000,000, divided by (y) (i) 13,662,658, minus (ii) the number of such forfeited Company Class B Ordinary Shares (in no event shall such forfeited shares be more than 651,596 Company Class B Ordinary Shares), but taking into account any adjustment that may have occurred theretofore pursuant to clause 7.2 of the Company’s Memorandum of Association. In the event that any Earnout Shares (as defined in the Merger Agreement) are issued to Mr. Kargieman pursuant to Section 2.11 of the Merger Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share shall be adjusted such that the number of votes attributable to each Company Class B Ordinary Share is reduced in a manner that results in a vote per share as if a number of shares equal to such Earnout Shares had not been forfeited pursuant to Section 2.10 of the Merger Agreement.

Liquidity Update

As described above, the proceeds from the Trust Account received by the Company at Closing, net of redemptions, equaled approximately $18.6 million which together with the proceeds from the PIPE Investment and the Liberty Investment equaled $226.8 million received by the Company at or in connection with the Closing.

In addition, the Company will receive up to an aggregate of $394,691,696.86 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Of the Warrants covered by this prospectus, only 533,333 $8.63 Warrants are currently exercisable and transferable. An additional 8,333,333 Public Warrants, having an exercise price of $8.63, which were previously registered, are also currently exercisable and transferable and would represent additional proceeds due of 71,916,663.79. The remaining Warrants covered by this prospectus are not currently exercisable or are subject to transfer restrictions as described more fully under “Description of Securities — Warrants”. The closing price of our Class A Ordinary Shares on Nasdaq on April 4, 2022 was $9.25, which is $0.75, $5.75 and $10.25, below the exercise price all of the $10.00 Liberty Warrants, $15.00 Liberty Warrants and PIPE Warrants, respectively and $0.62 and $6.7336425 above the $8.63 Warrants and the Columbia Warrants, respectively. The Columbia Warrants are not exercisable until July 24, 2022. If the market price for our Class A Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants other than the $8.63 Warrants and the Columbia Warrants, which represent $44,691,696.79 in proceeds, will be exercised.

We expect to use the net proceeds received at Closing and any proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan although we believe we can fund our operations and business plan with current cash on hand without regard to any proceeds from Warrant exercises. However, additional funding may be required for a variety of reasons, including, but not limited to delays in the anticipated schedule to build and launch the Company’s constellation of satellites. In addition, the Company’s budget projections may be subject to cost overruns for reasons outside of its control and it may experience slower sales growth than anticipated, which would pose a risk to the Company achieving positive cash flow. If our current cash on hand is not sufficient to meet our financing requirements for the next 18 months, we may have to raise funds to allow us to continue to operate our business and execute on our business plan, including to buildout our constellation of satellites. We cannot be certain that funding will be available on acceptable terms or at all particularly given the amount of Company securities being offered hereby, the terms of such securities and the potential duration of this offering. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that may impact our ability to conduct business or return capital to investors. If we are unable to raise additional capital on acceptable terms, we may have to significantly scale back, delay or discontinue the development of constellation of satellites, restrict our operations or obtain funds by entering into agreements on unattractive terms.

Impact of this Offering on Liquidity

This offering involves the potential sale of up to 94,739,154 Class A Ordinary Shares of the Company, including 41,464,693 Class A Ordinary Shares issuable upon exercise of the Warrants covered by this prospectus, which represent 71.7% of our total outstanding Class A Ordinary Shares with Liberty having beneficial ownership and control of 31.4% of our Class A Ordinary Shares, assuming exercise of all Warrants registered hereby (including the Liberty Advisory Fee Warrants which are not exercisable until February 10, 2023) and conversion of all Class B Ordinary Shares into Class A Ordinary Shares. Once this registration statement is effective and during such time as it remains effective, the Selling Securityholders will be permitted, subject to the lock-up restrictions described under “Plan of Distribution” to sell the shares. The resale, or expected or potential resale, of a substantial number of shares of our ordinary shares in the public market could adversely affect the market price for our ordinary shares and make it more difficult for our shareholders to sell their ordinary shares at times and prices that you feel are appropriate.

Furthermore, we expect that, because there will be a large number of shares registered pursuant to this registration statement, the Selling Securityholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to this registration statement may continue for an extended period of time.

Key Factors Affecting Operating Results

We believe our performance and future success depends on several factors that present significant opportunities for us, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Competitive Advantage

Our competitive advantages revolve around unit economics, design and technology, vertically integrated structure and high frequency remaps.

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Superior Unit Economics. With an estimated 60x to 100x better unit economics than our competitors, we plan to put enough satellites in orbit to collect data over the entire surface of the planet continuously (with daily remaps) and deliver this data to customers at near zero marginal costs. By delivering data to customers at near zero marginal cost, we expect to be able to price our services based on the value that we create for our customers within their value chain and not on the cost of data acquisition (i.e., satellite cost, launch, etc.). This is a critical element of our business model and what we believe to be a paradigm shift in high resolution EO imagery that is made possible by our superior unit economics.

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Superior design and technology. The principal challenge associated with collecting well-exposed, high-resolution imagery from orbit is that the satellite is moving at 27,000 kilometers per hour (or 7 kilometers per second). Legacy satellite operators have solved this problem by using a telescope with a very large aperture that allows them to collect well-exposed images that have no blur. These satellites are extremely expensive to build and launch. Conversely, our NewSpace competitors attempt to solve this problem with a small platform relying on a series of methods that will ultimately drive a trade-off between the resolution achieved and the capture capability. This is why our NewSpace competitors are only able to capture approximately one-tenth of data per day per satellite in comparison to our satellites. Our solution to this problem is centered around our patented and unique camera design that utilizes adaptive optics allowing us to collect approximately 10x more data from orbit than any of our competitors using a very small aperture. Our camera design has afforded us the ability to create a compact satellite design resulting in 3x lower mass and lower launch costs.

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Vertically integrated. We are a vertically integrated company, and we design our satellites and all of their subsystems, including onboard computers, propulsion system, telescopes, cameras, radios, sensors and actuators. We manufacture many of our components, but we also partner with third parties to manufacture certain other components to our design specifications. Then, we assemble, integrate and test the components and satellites in our facilities. By designing every core component with our specific mission in mind (as compared to sourcing non-mission specific components built for a wide range of applications as our competitors do), we lower the cost of our materials by a factor of 10x. Our cost to deploy a high-resolution imaging satellite in orbit today, including launch costs, is approximately $1 million compared to our NewSpace competitors’ average cost of approximately $10 million with an average of 10x less capacity.

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High frequency remaps. We anticipate reaching weekly remaps of the planet by 2023 and daily remaps in 2025 with our full constellation. When we reach weekly remaps, we expect to control approximately 80% of the global supply of high-resolution imagery in the market at near zero marginal cost, effectively consolidating supply, which will allow us to also consolidate demand on our platform. We believe this would create a significant disincentive for any competitor to build infrastructure to do the same. In addition, we believe the archive of everything that is happening on the planet on a daily basis, in high resolution, will allow us, our partners and customers to train better AI algorithms. By doing so, we expect to serve customers on a larger scale which would allow for the improvement of these algorithms at a faster pace, thereby creating a network effect on the accumulation of archived data that we plan to build in our catalog.

We believe that these characteristics—the near zero-marginal cost for data distribution, the consolidation of demand on the platform and the network effects on the accumulation of data in our catalog—will uniquely position us to capitalize on the significant total addressable market opportunities.

Growth Strategies

We plan to democratize access to geospatial data by providing planetary insights at what we believe to be the lowest cost in the industry, which we expect will ultimately drive better decision-making across a broad range of industries. Our growth strategy is driven by the following objectives:

•	Leverage the existing government and defense and intelligence market to help finance constellation build-out.

•	Expand the high resolution EO market and democratize access to data for the commercial market.

•	Continue investment in R&D to innovate product offerings and satellite re-design.

•	Leverage our modular satellite design, multiple-payload systems, scaled manufacturing and satellite operations to deliver novel data streams and services from orbit.

•	Execute strategic acquisitions and partnerships related to new, complimentary, or adjacent technologies as well as continued vertical integration within our existing supply chain.

Through our two unique and complementary products, existing high resolution EO and its commercial platform, we intend to derive substantially all our near-term revenues from providing geospatial intelligence, imagery and related data analytic products and services to governments, and in the longer-term, intend to expand our operations to serve commercial customers in a variety of markets and industries.

Key Components of Results of Operations

The following briefly describes the components of revenue and expenses as presented in our Consolidated Statements of Profit or Loss and Comprehensive Loss.

Basis of Presentation

We are an early-stage revenue company with limited commercial operations, and our activities to date have been conducted in South America, Asia, Europe and North America. Currently, we conduct business through one operating segment. Our historical results are reported in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the rules and regulations of the US Securities and Exchange Commission (“SEC”). For more information about our basis of presentation, see Note 1 (Description of Business and Basis of Presentation) to the audited Consolidated Financial Statements of the Company.

Our Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the critical accounting policies and estimates below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The Consolidated Financial Statements are presented in United States dollars (hereinafter “US Dollars” or “$”).

Revenue

Revenue is derived from selling imagery and our only business activity is building a satellite constellation to support the selling of imagery. We may sell our imagery as a single task and recognize revenue at a point-in-time, or we may enter an arrangement that provides a stand-ready commitment and recognize revenue over time. During the year ended December 31, 2021, we began to recognize our first revenue, primarily from the selling of our imagery to a single commercial space technology customer in an over-time revenue recognition arrangement. See further discussion below, as well as in Note 4 (Revenue from Contracts with Customers, Contract Liabilities and Remaining Performance Obligations) to the audited Consolidated Financial Statements.

Cost of sales

Cost of sales includes direct costs related to ground stations, cloud and infrastructure costs and digital image processing. During 2021, the Company began to recognize cost of sales primarily related to a single customer with a commercial space technology company.

Administrative expenses

Administrative expenses consist of the costs related to salaries, wages and other benefits, professional fees and share-based compensation expense related to our back-office functions. Also included in administrative expenses are bad debt expense and other administrative expenses.

Research and development expenses

Research and development expenses consist of the costs related to salaries, wages and other benefits, professional fees, share-based compensation expense and other research and development related expenses.

Depreciation expense

Depreciation expenses includes depreciation of satellites and other property and equipment.

Other operating expenses, net

Other operating expenses, net consist of salaries, wages and other benefits, professional fees and share-based compensation related to our sales and marketing, production and mission operations functions.

Finance costs, net

Finance costs, net is primarily comprised of interest expense related to debt and accrued dividends related to the issuance of Series X Preferred Shares issued in April 2021.

Embedded derivative expense

Embedded derivative expense consists of changes in the fair value of the embedded derivative liabilities.

Gain on extinguishment of debt

Gain on extinguishment of debt consists of the net of gains and losses from the extinguishment of debt instruments.

Other financial income

Other financial income consists mainly of differences related to foreign exchange gains and losses.

Income tax expense

We are not subject to taxation in the BVI, but we may be subject to withholding taxes paid at source on interest and dividends received and paid in the various jurisdictions in which we operate. Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generate taxable income. Deferred income tax is provided using the liability method on temporary differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Key Financial Performance Indicators

We monitor a number of financial performance and liquidity measures on a regular basis in order to track the progress of our business. Included in these financial performance and liquidity measures are the non-IFRS measures, EBITDA, Adjusted EBITDA and Free Cash Flow. We believe these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of our business, as they remove the impact of items that we believe are not reflective of our underlying operating performance. The non-IFRS measures are used by us to evaluate our core operating performance and liquidity on a comparable basis and to make strategic decisions. The non-IFRS measures also facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations such as capital structures, taxation, depreciation, capital expenditures and other non-cash items (i.e., embedded derivatives, debt extinguishment and share-based compensation) which may vary for different companies for reasons unrelated to operating performance. However, different companies may define these terms differently and accordingly comparisons might not be accurate. EBITDA, Adjusted EBITDA and Free Cash Flow are not intended to be a substitute for any IFRS financial measure. For the definitions of EBITDA, Adjusted EBITDA and Free Cash Flow and reconciliations to the most directly comparable IFRS measure, see “Non-IFRS Financial Measure Reconciliations” below.

The results of certain key business metrics are as follows:

	Year Ended December 31,
(in thousands of US dollars)	2021	2020	2019
Revenue	$4,247	$—	$—
Net loss	$(117,741)	$(113,926)	$(20,765)
EBITDA	$(95,379)	$(103,108)	$(12,341)
Adjusted EBITDA	$(30,695)	$(17,497)	$(15,500)
Free cash flow	$(38,936)	$(26,589)	$(22,370)

Results of Operations

Comparison of Results for the years ended December 31, 2021 and 2020

Results of operations are as follows:

(in thousands of US dollars)	Year Ended December 31,			2021 vs. 2020

	2021	2020	2019	$ Change	% Change
Statement of Profit or Loss Data
Revenue	$4,247	$—	$—	$4,247	100%
Cost of sales	(1,876)	—	—	1,876	100%
Administrative expenses	(36,649)	(8,127)	(4,324)	28,522	351%
Research and development	(9,640)	(5,879)	(6,372)	3,761	64%
Depreciation expense	(10,825)	(3,182)	(4,238)	7,643	240%
Other operating expenses, net	(14,002)	(5,475)	(5,763)	8,527	156%

Operating loss	$(68,745)	$(22,663)	$(20,697)	$46,082	203%

Finance costs, net	(11,769)	(7,488)	(4,103)	4,281	57%
Embedded derivative (expense) income	(42,102)	(84,224)	4,230	(42,122)	(50%)
Gain on extinguishment of debt	3,576	—	—	3,576	100%
Other financial income (expense)	1,067	597	(112)	470	79%

Loss before income tax	$(117,973)	$(113,778)	$(20,682)	$4,195	4%

Income tax benefit (expense)	232	(148)	(83)	(380)	-257%

Net loss	$(117,741)	$(113,926)	$(20,765)	$3,815	3%

Revenue

During the year ended December 31, 2021, we began to recognize our first revenue primarily from the selling of our imagery to a single commercial space technology customer in an over-time revenue recognition arrangement. Revenue for the year ended December 31, 2021 increased to $4,247 thousand from zero revenue recognized for the year ended December 31, 2020.

See further discussion in Note 4 (Revenue from Contracts with Customers, Contract Liabilities and Remaining Performance Obligations) to the audited Consolidated Financial Statements.

Cost of sales

Cost of sales increased to $1,876 thousand for the year ended December 31, 2021 from zero cost of sales for the year ended December 31, 2020. The increase in cost of sales was primarily related to the agreement with a commercial space technology company.

Administrative Expenses

Administrative expenses increased $28,522 thousand, or 351%, to $36,649 thousand for the year ended December 31, 2021, compared to $8,127 thousand for the year ended December 31, 2020. The increase was primarily due to $16,263 thousand of professional and legal fees that were incurred during 2021 associated with the Business Combination. See Note 20 (Subsequent Events) to the audited Consolidated Financial Statements for more information on the Business Combination. The remaining increase was primarily driven by higher average headcount in 2021 as compared to 2020 which contributed to higher stock-based compensation expense and an increase in salaries and wages. We also recorded bad debt expense of $1,794 thousand related to delayed payments from our commercial space technology customer during the year ended December 31, 2021.

Research and Development Expenses

Research and development expenses increased $3,761 thousand, or 64%, to $9,640 thousand for the year ended December 31, 2021, compared to $5,879 thousand for the year ended December 31, 2020. The increase was driven by higher average headcount in 2021 as compared to 2020 which contributed to higher stock-based compensation expense and an increase in salaries and wages, partially offset by lower professional fees in 2021 as compared to 2020.

Depreciation expense

Depreciation increased $7,643 thousand, or 240%, to $10,825 thousand for the year ended December 31, 2021, compared to $3,182 thousand for the year ended December 31, 2020. The increase was due to the higher number of operating satellites in orbit in 2021 as compared to the previous period.

Other Operating Expenses, net

Other operating expenses, net increased $8,527 thousand, or 156%, to $14,002 thousand for the year ended December 31, 2021, compared to $5,475 thousand for the year ended December 31, 2020. The increase was primarily due to higher average headcount in 2021 as compared to 2020 which contributed to higher stock-based compensation expense and an increase in salaries and wages.

Finance Costs, net

Finance costs, net increased $4,281 thousand, or 57%, to $11,769 thousand for the year ended December 31, 2021, compared to $7,488 thousand for the year ended December 31, 2020. The increase was due to interest expense associated with the dividend for the Nettar Series X Preferred shares and the issuance of promissory notes, both of which did not have any interest expense in the prior year.

Embedded Derivative Expense

Embedded derivative expense decreased $42,122 thousand, or 50%, to $42,102 thousand for the year ended December 31, 2021, compared to $84,224 thousand of embedded derivative expense for the year ended December 31, 2020. The decrease of expense was primarily driven by a lower increase in the fair value of the bifurcated derivative component (conversion features) of the notes debt and Nettar Series X Preferred shares compared to the prior year, based on valuation techniques. The change in the fair value was recognized as an expense through the Consolidated Statement of Profit and Loss and Comprehensive Loss. See Note 15 (Financial Instrument Risk) and Note 17 (Debt) to the audited Consolidated Financial Statements for additional details.

Gain on Extinguishment of Debt

On March 8, 2021, we entered into an exchange transaction with a former shareholder. Pursuant to the exchange transaction, the former shareholder exchanged its shares and promissory notes for a loan of $40,089 thousand and issuance of a warrant. We recognized a gain on debt extinguishment of $3,258 thousand in the Consolidated Statement of Profit and Loss and Comprehensive Loss for the year ended December 31, 2021, related to the transaction. See Note 17 (Debt) to the audited Consolidated Financial Statements for additional details.

In addition, in April 2021 we agreed with our note holders, to extend the maturity dates of the 2018 and 2019 convertible notes with original due dates in April 2021 and September 2021, respectively, to April 2022. We recognized a gain on extinguishment of debt of $318 thousand in the Consolidated Statement of Profit and Loss and Comprehensive Loss for the year ended December 31, 2021, related to the agreement. See Note 17 (Debt) to the audited Consolidated Financial Statements for additional details.

Other Financial Income

Other financial income increased $470 thousand, or 79%, to $1,067 thousand for the year ended December 31, 2021, compared to $597 thousand for the year ended December 31, 2020. The increase was due to foreign currency exchange differences primarily generated by foreign exchange rates effects in operating activities (where expense is denominated in a foreign currency) of the foreign subsidiaries of Nettar.

Income Tax Expense

Income tax expense decreased $380 thousand, or 257%, to a tax benefit of $232 thousand for the year ended December 31, 2021, compared to a tax expense of $148 thousand for the year ended December 31, 2020. The decrease was due to higher stock-based compensation with minimal stock option exercises and the establishment of a bad debt allowance.

Non-IFRS Financial Measure Reconciliations

We have included reconciliations of EBITDA, Adjusted EBITDA and Free Cash Flow for the years ended December 31, 2021, 2020 and 2019 below.

EBITDA excludes charges related to finance costs and finance income, income taxes, depreciation and amortization.

Adjusted EBITDA excludes charges related to finance costs and finance income, income taxes, depreciation, amortization, merger-related transaction fees, foreign currency exchange fluctuations, debt extinguishments, changes in the fair value of embedded derivative instruments and share-based compensation.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for capital expenditures.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net loss for the periods indicated.

	Year Ended December 31,
(in thousands of US dollars)	2021	2020	2019
Net loss	$(117,741)	$(113,926)	$(20,765)
Plus finance costs, net	11,769	7,488	4,103
Less income tax (benefit) expense	(232)	148	83
Plus depreciation expense	10,825	3,182	4,238

EBITDA	$(95,379)	$(103,108)	$(12,341)

Plus professional fees related to merger transaction	16,263	—	—
Less other financial (income) expense	(1,067)	(597)	112
Less gain on extinguishment of debt	(3,576)	—	—
Plus embedded derivative expense (income)	42,102	84,224	(4,230)
Plus share-based compensation	10,962	1,984	959

Adjusted EBITDA	$(30,695)	$(17,497)	$(15,500)

The following table presents a reconciliation of Free Cash Flow to cash flows used in operating activities for the periods indicated.

	Year Ended December 31,
(in thousands of US dollars)	2021	2020	2019
Net cash flows Used in Operating Activities	$(27,720)	$(17,330)	$(14,069)
Less purchases of satellites and other property and equipment	11,216	9,259	8,301

Free Cash Flow	$(38,936)	$(26,589)	$(22,370)

Liquidity and Capital Resources

On January 25, 2022, we consummated the transactions contemplated by that previously announced Merger Agreement. The transaction resulted in the addition of approximately $168 million in cash to the Consolidated Statement of Financial Position. Our outstanding indebtedness as of December 31, 20201, which was comprised of notes debt, promissory note, Nettar Series X Preferred shares, the Columbia Loan and the Cantor Loan was converted to shares or settled as of the transaction date.

We expect our capital expenditures and working capital requirements to increase substantially in the near future as we seek to build and launch more satellites. We believe that our cash on hand resulting from the Business Combination will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 18 months from the date of this report. However, additional funding may be required for a variety of reasons, including, but not limited to, delays in the anticipated schedule to build and launch our constellation of satellites. In addition, our budget projections may be subject to cost overruns for reasons outside of our control and we may experience slower sales growth than anticipated, which would pose a risk to our achieving positive cash flow.

The net losses we have incurred since inception are consistent with our strategy and budget. We will continue to incur net losses in accordance with our operating plan as we continue to expand our constellation of satellites and our operations.

We are an early stage growth company in the early stage of development, and subject to a number of risks associated with emerging, technology-oriented companies with a limited operating history, including, but not limited to, dependence on key individuals, a developing business model, initial and continued market acceptance of our services and protection of our proprietary technology. We also have risks from competition from substitute products and services. All of these risks could have an adverse impact on our business and financial prospects and cause us to seek additional financing to fund future operations. See our Item 3 for the full listing of our Risk Factors.

Cash Flows Summary

Presented below is a summary of the Company’s operating, investing and financing cash flows:

	Year Ended December 31,

(in thousands of US dollars)	2021	2020	2019
Net cash flows:
Net cash flows used in operating activities	$(27,720)	$(17,330)	$(14,069)
Net cash flows used in investing activities	(11,213)	(9,245)	(8,301)
Net cash flows from financing activities	27,900	17,780	27,016

Net change in cash and cash equivalents	$(11,033)	$(8,795)	$4,646

Cash Flows from Operating Activities

The cash flows used in operating activities to date have been primarily comprised of costs and expenses related to development of our products, payroll, fluctuations in accounts payable and other current assets and liabilities. As we expect to increase hiring in connection with the expansion of commercial operations, we expect our cash used in operating activities to increase significantly before we begin to generate material cash flows from the business.

Cash flows used in operating activities are as follows:

	Year Ended December 31,
(in thousands of US dollars)	2021	2020	2019
Net loss	$(117,741)	$(113,926)	$(20,765)
Adjustments for the impact of non-cash items(1)	72,288	95,883	5,395

Net loss adjusted for the impact of non-cash items	(45,453)	(18,043)	(15,370)
Changes in assets and liabilities
Accounts receivable—trade(2)	(2,986)	7	12
Prepaids and other current assets(3)	(1.706)	(228)	(170)
Accounts payable—trade(4)	2,135	555	(251)
Other(5)	20,290	379	1,710

Net cash provided by operating activities	$(27,720)	$(17,330)	$(14,069)

(1)

Includes items such as depreciation, changes in the fair value of embedded derivative instruments, interest expense, income tax expense, share-based compensation expense, allowance for doubtful accounts, gain on debt extinguishment and changes in foreign currency and others.

(2)	The change is primarily due to higher accounts receivable from our commercial space technology customer.
(3)	The change is primarily due to higher prepaids from software licenses and higher advances to suppliers.
(4)	The change is primarily due to the timing of payments.
(5)

The change is primarily due to higher accrued professional fees related to the Business Combination and higher other taxes payable due to higher headcount and higher value-added taxes due to increased business activities.

Cash Flows from Investing Activities

Our cash flows used in investing activities to date have been primarily comprised of purchases of satellite components and other property and equipment. We expect the cost of investing activities to increase substantially in the near future as we ramp up satellite production activity and factory development in connection with expanding our commercial operations.

Net cash used in investing activities was $11,213 thousand for the year ended December 31, 2021 compared to $9,245 thousand for the year ended December 31, 2020. The increase in cash used in investing activities of $1,968 thousand or 21%, was primarily driven by an increase in purchases of satellite components, laboratory equipment and other property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities primarily related to funds received from the issuance of notes debt, the Cantor Loan and the issuance of the Nettar Series X Preferred shares.

Net cash provided by financing activities was $27,900 thousand for the year ended December 31, 2021 compared to $17,780 thousand for the year ended December 31, 2020. The increase was primarily due to funds received from the issuance of our Nettar Series X Preferred shares and the Cantor Loan.

Debt

We finance our operations and capital expenditures with borrowings. As of December 31, 2021, we had $246,189 thousand of outstanding indebtedness comprised of notes debt, promissory note, Series X Preferred shares and the Cantor Loan.

On January 18, 2022, we, CF Securities and Satellogic entered into the Promissory Note Waiver Letter pursuant to which Satellogic and CF Securities agreed that Satellogic would repay the Cantor Loan, including all principal and interest, by the issuance of 788,021 Class A Ordinary Shares and such repayment occurred on the Closing Date.

In December 2021, we entered into the Promissory Note with CF Securities and incurred a loan for an aggregate total amount of $7,500 thousand.

In April 2021, we incurred $20,332 thousand of indebtedness related to the issuance of Nettar Series X Preferred shares.

In April 2021, we agreed with our note holders, to extend the maturity date of the 2018 and 2019 convertible notes with original due dates in April and September 2021, respectively, to April 2022.

On March 8, 2021, we signed an Exchange Agreement in conjunction with a Loan and Security Agreement and Warrant with a holder of preferred shares and convertible notes (the “Investor”). Prior to such date, the Investor had been a note holder under the 2018 and 2019 note purchase agreements, and also owned Series A, B and B-1 preferred shares. Pursuant to the Exchange Agreement the Investor sold back to us all its shares and convertible notes, in exchange for a loan in the principal amount of $40,089 thousand and the issuance of a warrant with an aggregate exercise price of $40,089 thousand, subject to adjustment in the event of changes in the outstanding shares of the Company (e.g., recapitalizations, mergers etc.). The exercise period of warrant is the earlier of 25 years from the effective date of the warrant (March 8, 2021) and the date on which the warrant is exercised in full. The warrant is freestanding, can be separately exercised from the debt and as of December 31, 2021 is transferrable subject to a right of first refusal in favor of the Company.

The preferred shareholder transaction resulted in the derecognition of the convertible promissory notes and related embedded derivative amounting to $30,332 thousand during the year ended December 31, 2021, and recognition of a liability related to the new loan, treasury shares and a warrant classified as an equity financial instrument.

See Note 17 (Debt) to the audited Consolidated Financial Statements for additional details.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with IFRS. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on its historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements, we believe that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations.

Share-Based Compensation

Prior to completion of the Business Combination, as the Ordinary Shares were not listed on a public marketplace, the calculation of the fair value of the Ordinary Shares was subject to a greater degree of estimation in determining the basis for share-based awards that were issued. Given the absence of a public market, we were required to estimate the fair value of the Ordinary Shares at the time of each grant. We considered objective and subjective factors in determining the estimated fair value and utilized third-party valuation experts to determine the grant date share price using a Black-Scholes model. Under the Black-Scholes model, we determined the value of the Ordinary Shares based on interpolating from the valuations in the most recent external equity financing rounds and, when applicable, an expected valuation for an initial public offering of the Ordinary Shares, subject to discounts for the probability and timing of an exit event and lack of marketability, among other factors.

The assumptions underlying the valuations represent our best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if we used significantly different assumptions or estimates, the share-based compensation expense for prior periods could have been materially different.

Convertible Notes, Cantor Loan, Embedded Derivatives and Nettar Series X Preferred Shares

The initial fair value of our convertible notes, the Cantor Loan and Nettar Series X Preferred Shares (before bifurcation of the embedded derivatives) and the subsequent measurement of the embedded derivatives was calculated using an internal valuation model where many of the input parameters are not observable. The assumptions underlying the valuations represent our best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if we used significantly different assumptions or estimates, the change in the fair value of the convertible notes, Cantor Loan, our Series X Preferred shares and embedded derivatives could have been materially different. See Note 15 (Financial Instrument Risk) and Note 17 (Debt) to the Consolidated Financial Statements for additional details.

All our outstanding convertible notes, Cantor Loan and Series X Preferred shares were converted into Class A Ordinary Shares of Satellogic Inc. in connection with the closing of the Business Combination. See Note 20 (Subsequent Events) to the Consolidated Financial Statements for additional details.

Impairment of Assets

The carrying amount of our assets are reviewed at each reporting date to determine whether there is an indication of impairment in the value of the assets. Most of our fixed assets are satellites, but we also have tools, equipment, furniture and fixtures, computers and leasehold improvements. We do not own any buildings or land.

We performed an impairment test as of December 31, 2021 and 2020 due to our net loss for the year. We concluded that our fixed assets were not impaired as our test concluded that the expected future cash flows exceeded the book value of fixed assets.

Estimates of future cash flows are highly subjective judgments based on management’s experience and knowledge of our operations. These estimates can be significantly impacted by many factors, including changes in global economic conditions, operating costs, obsolescence of technology and competition.

If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If the recoverable amount of an asset is less than its carrying amount, the carrying amount of the asset would be reduced to its recoverable amount. That reduction is an impairment loss that would be recognized in the Consolidated Statement of Profit or Loss and Comprehensive Loss.

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to remain an emerging growth company at least through the end of the 2022 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

We will also rely on certain reduced reporting and other requirements that are otherwise generally applicable to public companies.

Recent Accounting Pronouncements

Refer to the Note 3 (Recent Accounting Pronouncements) in the audited Consolidated Financial Statements included in this Registration Statement for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we have made such an assessment, of their potential impact on our financial condition and our results of operations and cash flows.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

Board of Directors

The names and ages of the Company’s current directors are listed in the table below.

Name	Age	Class	Committees	Independence
Emiliano Kargieman	46	Class III	None.	Non-Independent
Ted Wang	52	Class I	Audit.	Independent
Marcos Galperin	49	Class III	None.	Independent
Brad Halverson	61	Class III	Audit (Chairperson).	Independent
Howard Lutnick	60	Class II	None.	Non-Independent
Steven Terner Mnuchin	59	Class I	None.	Non-Independent
Joseph Dunford	66	Class I	None.	Independent
Tom Killalea	55	Class II	Audit.	Independent
Miguel Gutiérrez	64	Class II	None.	Independent

Emiliano Kargieman. Mr. Kargieman serves as the Chief Executive Officer of the Company. Mr. Kargieman founded Nettar and has served as its Chief Executive Officer since July 2010. Prior to founding Nettar, Mr. Kargieman founded Core Security Technologies, which developed automated penetration testing software, and co-founded and Directed Aconcagua Ventures, which focused on investing and developing high-tech startups in Latin America to be global businesses. Mr. Kargieman has also founded various other technology startups, including GarageLab, a problem-solving laboratory based on an innovative multidisciplinary approach involving science, technology, art and business. He has independently consulted for several corporations and government agencies and served as a Member of the Special Projects Group at the World Bank. Mr. Kargieman has a formal background in number theory and philosophy.

Ted Wang. Mr. Wang has been a partner at Cowboy Ventures, a venture capital fund focused on enterprise and consumer oriented software-driven companies since February 2017. Prior to joining Cowboy Ventures, Mr. Wang was a partner at Fenwick & West, LLP, focusing his practice on emerging technology companies from October 2006 to January 2017. Mr. Wang also serves on the boards of directors of several private companies, including companies providing robotic automation software, developer operations software and software applying artificial intelligence. Mr. Wang holds a B.A. in history and Latin from Duke University and a J.D. from the University of Virginia.

Marcos Galperin. Mr. Galperin is the Chairman, President and CEO of MercadoLibre, the largest e-commerce website in Latin America, which he co-founded in 1999. He also served as a director of Globant S.A. (NYSE: GLOB) until his resignation in April 2020. Mr. Galperin also worked in the fixed income department of J.P. Morgan Securities Inc. in New York from June to August 1998 and at YPF S.A., an integrated oil company, in Buenos Aires, Argentina, where he was a Futures and Options Associate and managed YPF’s currency and oil derivatives program from 1994 to 1997. Mr. Galperin received an MBA from Stanford University and graduated with honors from the Wharton School of the University of Pennsylvania.

Brad Halverson. Mr. Halverson is the former Group President and CFO of Caterpillar, a Fortune 100 company and the world’s leading manufacturer of construction and mining equipment, diesel and gas engines, turbines, and locomotives where he served from 2013 to 2018. He joined Caterpillar in 1988, serving in various roles of increasing responsibility including leading the Caterpillar Financial Business unit as well as the Human Resources, Global Supply Chain and Information Services Functions. Mr. Halverson currently serves on the boards of Sysco Corporation, where he is the audit committee chairman, and Lear Corporation. He also previously served as a director for the U.S. Chamber of Commerce. Mr. Halverson attended the University of Illinois, where he received a Bachelor of Science Degree in Accounting and an Executive Masters of Business Administration. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Howard W. Lutnick. Mr. Lutnick is the Chairman and Chief Executive Officer of Cantor Fitzgerald, L.P. (“Cantor”). Mr. Lutnick joined Cantor in 1983 and has served as Chief Executive Officer and Chairman of Cantor since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of CF Acquisition Corp. V from April 2020 until consummation of its business combination with Satellogic in January 2022 and has served as a director of Satellogic since January 2022. Mr. Lutnick also served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. from October 2015 until consummation of its business combination with GCM Grosvenor, Inc. in November 2020, CF Finance Acquisition Corp. II from September 2019 until consummation of its business combination with View, Inc. in March 2021, and CF Finance Acquisition Corp. III from January 2020 until consummation of its business combination with AEye, Inc. in August 2021. Mr. Lutnick also serves as the Chairman and Chief Executive Officer of CF Acquisition Corp. IV since January 2020, CF Acquisition Corp. VI since April 2020, CF Acquisition Corp. VII since July 2020 and CF Acquisition Corp. VIII since July 2020. Mr. Lutnick is a member of the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, the Board of Directors of the Horace Mann School, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Steven Terner Mnuchin. Secretary Steven T. Mnuchin serves as the Managing Partner of Liberty Strategic Capital and chairs the firm’s Investment Committee. Prior to founding Liberty, he served as the 77th Secretary of the Treasury from February 2017 through January 2021. As Secretary, Mr. Mnuchin was responsible for leading the U.S. Treasury, whose mission is to maintain a strong economy, foster economic growth, and create job opportunities by promoting the conditions that enable prosperity at home and abroad. He was also responsible for strengthening national security by combating economic threats and protecting our financial system, as well as managing the U.S. Government’s finances. Mr. Mnuchin also oversaw Cybersecurity for Financial Services, IRS, and US Treasury Bureaus.

Secretary Mnuchin played a pivotal role in advancing the Administration’s economic agenda, including the passage and implementation of the Tax Cuts and Jobs Act and the CARES Act. He also led the Treasury Department’s regulatory reform efforts. Secretary Mnuchin was chair of the Committee on Foreign Investment in the United States (CFIUS) and was a member of the National Security Council. He was responsible for using economic tools to combat terrorist financing and other threats to the United States and its allies. Prior to his confirmation, he served as Founder, Chairman, and Chief Executive Officer of Dune Capital Management. He founded OneWest Bank Group LLC and served as its Chairman and Chief Executive Officer until its sale to CIT Group Inc. Earlier in his career, Secretary Mnuchin worked at The Goldman Sachs Group, Inc., where he was a Partner and served as Chief Information Officer. He has extensive experience in global financial markets and investments.

Secretary Mnuchin is committed to philanthropic activities and previously served as a Member of the Boards of the Museum of Contemporary Art Los Angeles (MOCA), the Whitney Museum of Art, the Hirshhorn Museum and Sculpture Garden on the Mall, the UCLA Health System Board, the New York Presbyterian Hospital Board, and the Los Angeles Police Foundation. He was born and raised in New York City. Secretary Mnuchin holds a BA from Yale University.

Joseph Dunford. General Joseph F. Dunford, Jr. (Ret.) serves as a Senior Managing Director of Liberty Strategic Capital and as a member of the firm’s Investment Committee. Prior to joining Liberty, General Dunford served as the 19th Chairman of the Joint Chiefs of Staff. In that capacity, he was the senior ranking U.S. officer and the principal military advisor to the President, Secretary of Defense, and the National Security Council. General Dunford was commissioned in 1977 and led Marines at all levels, to include commanding the 2nd Battalion, 6th Marines and commanding the 5th Marine Regiment during Operation Iraqi Freedom. He also served as the Assistant Division Commander of the 1st Marine Division in Iraq, Commanded I Marine Expeditionary

Force, and served as the Commander, Marine Forces U.S. Central Command. His experience in leading large organizations at the strategic level included serving as the Commandant of the Marine Corps, the Assistant Commandant of the Marine Corps, and the Commander of U.S. Forces and NATO Forces in Afghanistan.

General Dunford currently serves as the Chairman of the Board of the Injured Marine Semper Fi and America’s Fund and as a senior fellow at the Belfer Center for Science and International Affairs, Harvard Kennedy School. He serves as a director on the boards of the Lockheed Martin Corporation, Bessemer Securities Corporation, the Travis Manion Foundation, and the Atlantic Council. He is a co-chair of the Japan-U.S. Military Statesmen Forum. He is a graduate of St. Michael’s College and has graduate degrees from Georgetown University and the Fletcher School of Law and Diplomacy, Tufts University.

Tom Killalea. Mr. Killalea joined our Board as a director in March 2022. He is a seasoned technology executive with deep expertise in the areas of security, digital innovation, and customer experience. Mr. Killalea is the Owner and President of Aoinle, LLC, a consulting firm that he founded in 2014. From 1998 to 2014, Mr. Killalea served in various leadership roles at Amazon.com, Inc., most recently as its Vice President of Technology for the Kindle Content Ecosystem from 2008 to 2014. Previously, he served as its Vice President of Infrastructure and Distributed Systems from 2003 to 2008 and prior to that as Chief Information Security Officer and Vice President of Security. Mr. Killalea currently serves on the board of directors of Capital One Financial Corp., MongoDB, Inc. and Akamai Technologies, Inc. He previously served on the boards of directors of Xoom Corporation from March 2015 until its acquisition by PayPal Holdings, Inc. in November 2015 and Carbon Black, Inc. from April 2017 until its acquisition by VMware in October 2019. Mr. Killalea holds a B.Ed. in Education from the National University of Ireland and a B.S. in Computer Science from Trinity College Dublin in Ireland.

Miguel Gutiérrez. Miguel Gutiérrez is a Partner and a Co-Chief Investment Officer at The Rohatyn Group. He is a member of TRG’s Executive Committee and is based in Montevideo.

Mr. Gutiérrez has over 30 years of experience in international financial markets, with the majority of this time dedicated to emerging markets. Prior to joining TRG in October 2004, Mr. Gutiérrez served as the Chairman and CEO of the Telefónica Group in Argentina and Chairman of Grupo Concesionario del Oeste S.A. He also served as the non-executive Chairman of YPF S.A. from April 2016 to December 2019. Earlier in his career, Mr. Gutiérrez held numerous senior positions at J.P. Morgan over 21 years, most recently as the Head of Global Emerging Markets Sales, Trading, and Research and prior to that as the Head of Latin America Emerging Markets. Under Mr. Gutiérrez’s direction, J.P. Morgan established and cemented its leadership position in emerging markets sales, trading, and research. At the beginning of his time with J.P. Morgan, Mr. Gutiérrez held various senior positions, including Head of European Interest Rate Management and Treasury Manager in both Madrid and Buenos Aires. Mr. Gutiérrez holds an Advance Management Program – AMP degree from IAE – Universidad Austral in Argentina.

Pursuant to a written agreement, a copy of which is filed as an exhibit to the Registration Statement, following the consummation of the Business Combination and so long as Hannover holds at least 4% of the outstanding Ordinary Shares, Hannover shall have the right to nominate a person of its choice, reasonably acceptable to the Company, to serve on the Board as a director, subject to compliance with the independence requirements of Rule 5605 of the Nasdaq rules; provided that such director nominee agrees to be bound by such confidentiality, insider trading and other policies applicable to directors of the Company as adopted by the Board. Hannover nominated Mr. Gutierrez as its director nominee and on April 28, 2022, the Company’s Board elected Mr. Gutierrez to the Board to fill the existing vacancy on the Board.

Independence of our Board of Directors

All of our directors except Emiliano Kargieman, Howard Lutnick and Steven Mnuchin are independent directors as defined in the Nasdaq listing standards and applicable SEC rules. The Board of Directors has an audit committee composed entirely of independent directors and a Nominating and Corporate Governance Committee of whose members are a majority independent directors.

Board Committees

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Company’s audit committee consists of Brad Halverson, as Chairperson and Ted Wang and Tom Killalea as members. Each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and Mr. Halverson qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The written charter for the audit committee, is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Nominating and Corporate Governance Committee

The Company’s Nominating and Corporate Governance Committee is responsible for, among other things:

•

Determining the qualifications, qualities, skills and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director.

•

Evaluating the current composition, organization and governance of the Board and its committees, determining future requirements and making recommendations to the Board for approval consistent with the criteria approved by our Board.

•

Searching for, identifying, evaluating and selecting, or recommending for selection by the Board, candidates to fill new positions or vacancies on the Board consistent with the criteria approved by our Board, and reviewing any candidates recommended by stockholders.

•

Reviewing and considering any nominations of director candidates validly made by stockholders in accordance with applicable laws, rules and regulations and the provisions of the Company’s certificate of incorporation and bylaws.

•

Evaluating the performance of individual members of the Board eligible for re-election, and selecting, or recommending for the selection of the Board, the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders or any special meeting of stockholders at which directors are to be elected.

•

Considering the Board’s leadership structure, including the appointment of a lead independent director of the Board, for specific purposes, and making such recommendations to the Board with respect thereto as the Nominating and Corporate Governance Committee deems appropriate.

•	Developing and reviewing periodically the policies and procedures for considering stockholder nominees for election to the Board.

•

Evaluating the “independence” of directors and director nominees against the independence requirements of the securities exchange on which the Company’s securities are listed, applicable rules and regulations promulgated by the Securities and Exchange Commission and other applicable laws.

•

Approving, or recommending to the Board for approval, and periodically reviewing the policies and procedures for director candidates, stockholder communications policy and external communications policy, and approve, or recommend to the Board for approval, any changes deemed appropriate.

The Company’s Nominating and Corporate Governance Committee consists of Ted Wang as Chairperson and Tom Killalea and Steven Mnuchin as members. Each of Mr. Wang and Mr. Killalea qualify as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to nominations committee membership. As a foreign private issuer, the Company is exempt from the Nasdaq requirement to have a nominations committee consisting entirely of independent directors. We have determined that the fact that our Nominating and Corporate Governance Committee is not entirely comprised of independent directors does not materially or adversely affect the ability of our Nominating and Corporate Governance Committee to conduct its business in the best interests of the Company. The written charter for the Nominating and Corporate Governance Committee is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Compensation Committee

As a foreign private issuer, the Company is not required to and does not presently have a compensation committee. The Company does intend to form a compensation committee in the future.

Our compensation committee will be responsible for, among other things:

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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to our board of directors regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

The Board will adopt a new written charter for the compensation committee, which will be available on the Company’s website after adoption. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Code of Ethics

Our Board adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on the Company’s website. In addition, the Company has posted on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Compensation of Directors

The Company’s executive compensation program reflects the Company’s compensation policies and philosophies, as they may be modified and updated from time to time.

Decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of the Board. The Company’s executive compensation programs for 2021 are further described below under “Board Of Directors And Executive Management—Executive Compensation”.

Each of our non-employee directors will be paid a cash retainer of $60,000 per year and an additional $20,000 retainer per year will be paid to Brad Halverson, the chairperson of the audit committee. The Company will make an annual grant of equity in the Company valued at $175,000 to each non-employee director which will vest one year following grant.

Executive Officers

The names, ages, and current positions of the Company’s current executive officers are listed in the table below. For biographical information concerning Mr. Kargieman, see “— Board of Directors” above. The business address for our executive officers is c/o Satellogic Inc., Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.

Name	Age	Title
Emiliano Kargieman	46	Chief Executive Officer
Rick Dunn	53	Chief Financial Officer
Aviv Cohen	50	Chief Operations Officer
Gerardo Richarte	47	Chief Information Security Officer
Rebeca Brandys	46	General Counsel

Rick Dunn. Mr. Dunn has served as the Chief Financial Officer of the Company since January 2019. Prior to joining the Company, Mr. Dunn served as Chief Executive Officer of PowerTeam Services, LLC, a super-regional utility service company, from February 2018 to November 2018 and as Executive Vice President and Chief Financial Officer at ACN Inc., a telecommunications company, from October 2014 to January 2018. Mr. Dunn also served as SVP & Chief Financial Officer at Trilogy International Partners, a wireless carrier, and as Corporate Controller for Western Wireless International. In addition, his experience includes 10 years with the public accounting firm of Grant Thornton LLP. Mr. Dunn is a Certified Public Accountant (Inactive) and holds a B.A.A. degree in business accounting from Pacific Lutheran University and an M.B.A. from Seattle University.

Aviv Cohen. Mr. Cohen has served as Chief Operations Officer of the Company since January 2021 and previously served in various roles at Nettar, including as Interim Vice President of Engineering from September

2019 to February 2020, Vice President of Sales from January 2019 to August 2019 and in various business development roles from August 2016 until December 2018. Previously, Mr. Cohen held business development and engineering roles at Nettar. Before joining the Company, Mr. Cohen ran operations and sales for several technology startups, including Fraud Sciences (acquired by PayPal) and Core Security Technologies, where he was instrumental in growing the business from very early start-up stage to a position of industry leadership in their respective markets. Subsequent to the PayPal acquisition, he headed Risk Management for PayPal’s European business unit. Earlier in his career, Mr. Cohen focused on software development and technology.

Mr. Cohen served as an officer in the Israeli Intelligence. Mr. Cohen holds a B.S. in computer science from Tel Aviv University and an M.B.A. and M.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

Gerardo Richarte. Mr. Richarte has served as Chief Information Security Officer of the Company since February 2021 and has served as the Company’s Chief Technology Officer since July 2010. Prior to joining the Company, Mr. Richarte founded Disarmista, a specialized boutique engineering and reverse-engineering services company. Previously, Mr. Richarte co-founded Core Security Technologies, where he has served as R&D Leader and developed the first automated penetration testing software. He has also independently consulted and taught courses for big corporations and government agencies around the world. Mr. Richarte has a background in computer programming, electronics and mathematics.

Rebeca Brandys. Ms. Brandys has served as General Counsel of the Company since February 2021. Prior to joining the Company, Ms. Brandys served as Legal Director of CommScope Inc., a global communications infrastructure network company, overseeing the Middle East, Africa and Southern Europe operations from May 2016 to February 2021. Prior to joining CommScope Inc., Ms. Brandys served as Legal Director, EMEA of Burger King Corporation from May 2015 to May 2016, as General Counsel of Oracle Team USA, the US sailing team competing in the America’s Cup in San Francisco, CA where she managed corporate, commercial, intellectual property, employment, contract and licensing functions for the team globally between March 2009 to January 2014, and as a corporate attorney at several law firms from October 1999 to December 2008, including Stephenson Harwood in Madrid, Spain and Bonelli Erede Pappalardo in Rome, Italy. Ms. Brandys holds a J.D. from Universidad Complutense de Madrid, a French law degree from Aix-Marseille University, an LL.M. from Boston University School of Law and completed a Ph.D. in law program at the European University Institute in Florence, Italy focusing on privacy law on both sides of the Atlantic. Ms. Brandys is qualified to practice law in New York, Spain and Italy.

Executive Compensation

For the year ended December 31, 2021, the Company’s executive officers received cash compensation of $1,854 thousand, termination benefits of $157 thousand, and non-cash compensation of $1,286 thousand totaling $3,297 thousand.

Executive Compensation Plans

At Closing, the Company established an equity incentive plan (the “EIP”) for service providers of the Company and its subsidiaries, which provides for an aggregate share reserve thereunder, together with the current share reserve equal to ten percent of the Ordinary Shares and Warrants issued immediately following the Closing.

Employment Agreements

Chief Executive Officer. Emiliano Kargieman was appointed as Chief Executive Officer of Nettar effective November 13, 2013. He entered into his most recent employment agreement with the Company on October 5, 2021. Under the agreement, Mr. Kargieman will receive an annual salary of €442,130, plus standard Company benefits that may be reviewed, but not necessarily increased, from time to time. In addition, Mr. Kargieman is subject to confidentiality provisions and non-solicitation restrictive covenants for a period following the termination of his employment.

DESCRIPTION OF SECURITIES

Authorized Shares

We are authorized to issue an unlimited number of shares of $0.0001 par value each divided into two classes as follows: class A ordinary shares (referred to herein as Class A Ordinary Shares); and class B ordinary shares (referred to herein as Class B Ordinary Shares).

Register of Members

Under the BVI Act, shares in the Company are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent Continental Stock Transfer & Trust Company. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the Company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the BVI Court for an order that the register be rectified, and the Court may either refuse the application or order the rectification of the register, and may direct the Company to pay all costs of the application and any damages the applicant may have sustained.

Class A Ordinary Shares

The following summarizes the rights of holders of our Class A Ordinary Shares:

•	each holder of Class A Ordinary Shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the election of directors;

•	holders of Class A Ordinary Shares vote together with holders of Class B Ordinary Shares;

•

the holders of our Class A Ordinary Shares are entitled to dividends and other distributions, pari passu with our Class B Ordinary Shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to the Company Governing Documents, all dividends unclaimed for six years after having been declared shall be forfeited and shall revert to the Company; and

•

upon our liquidation, dissolution or winding up, the holders of Class A Ordinary Shares will be entitled to share ratably, pari passu with our Class B Ordinary Shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities.

Class B Ordinary Shares

The following summarizes the rights of holders of our Class B Ordinary Shares:

•

each holder of Class B Ordinary Shares is entitled to 1.463844005 votes per share on all matters to be voted on by shareholders generally, including the election of directors (the “Class B Vote Per Share”) with the Class B Vote Per Share being subject to automatic adjustment as provided for in the manner described in the paragraph below entitled ‘Automatic Adjustment to Class B Vote Per Share’;

•	holders of Class B Ordinary Shares vote together with holders of Class A Ordinary Shares;

•

the holders of our Class B Ordinary Shares are entitled to dividends and other distributions, pari passu with our Class A Ordinary Shares, as may be declared from time to time by our board of directors out of funds legally available for that purpose, if any, and pursuant to the Company Governing Documents, all dividends unclaimed for six years after having been declared shall be forfeited and shall revert to the Company;

•

upon our liquidation, dissolution or winding up, the holders of Class B Ordinary Shares will be entitled to share ratably, pari passu with our Class B Ordinary Shares, in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities;

•	each Class B Ordinary Share shall be convertible into one Class A Ordinary Share at the option of the holder of such Class B Ordinary Shares at any time;

•

each Class B Ordinary Share shall automatically convert into one Class A Ordinary Share: (a) upon the expiry of the period of five years from the date that Class A Ordinary Shares (or depositary receipts therefor) are first listed or quoted on a Recognised Exchange (as defined in the BVI Act); (b) where the holder of the Class B Ordinary Share transfers the Class B Ordinary Shares to a person other than a person who falls into to certain categories of permitted transferee specified in the Company Governing Documents; or (c) where the Class B Ordinary Share concerned is transferred to such a permitted transferee but such transferee ceases to fulfil certain criteria specified in the Company Governing Documents; and

•

each Class B Ordinary Share is subject to restrictions on its transfer by virtue of which a Class B Ordinary Share may only be transferred as permitted by the Company Governing Documents and applicable securities laws.

Automatic Adjustment to Class B Vote Per Share

•	The Class B Vote Per Share as described above is subject to automatic adjustment in the manner described in this paragraph.

•

If before the occurrence of a Cessation Event, the Liberty Warrantholder exercises any Liberty Warrants, then the Class B Vote Per Share shall be automatically increased such that the number of votes represented by all Class B Ordinary Shares is increased by the Class B Vote Ratchet, and the Class B Vote Per Share shall be increased by (i) the Class B Vote Ratchet divided by (ii) the total number of Class B Ordinary Shares then issued and outstanding. Following the occurrence of a Cessation Event, there shall be no further adjustments to the Class B Votes Per Share.

•	For the purposes of the foregoing:

•

a “Cessation Event” occurs when the Liberty Subscriber and/or its Relevant Affiliates carry out a Transfer, in the aggregate with all prior Transfers of Liberty Subscriber Shares, Liberty Subscriber Warrant Shares and Shares purchased by exercise of the Liberty Advisory Fee Warrants by the Liberty Subscriber, Liberty IM and their Relevant Affiliates, to any person(s) who are not Relevant Affiliates of the Liberty Subscriber or Liberty IM economic ownership of a number of Liberty Subscriber Shares, Liberty Subscriber Warrant Shares and Shares purchased by exercise of the Liberty Advisory Fee Warrants such that the Liberty Subscriber, the Liberty IM and their Relevant Affiliates no longer hold the economic ownership in an aggregate of at least 6,666,666 Class A Ordinary Shares and the term “Cessation Event” shall be construed accordingly.

•

“Class B Vote Ratchet” means, for any Liberty Warrants being exercised by a Liberty Warrantholder, a product equal to (i) the number of Class A Ordinary Shares purchased upon the exercise of Liberty Warrants by such Liberty Warrantholder, multiplied by (ii) (A) the remainder of (I) the VWAP Price, minus (II) the applicable exercise price for such Liberty Warrant, divided by (B) the VWAP Price, multiplied by (iii) (A) the number of Class B Ordinary Shares issued and outstanding as of the relevant date, divided by (B) the number of Class B Ordinary Shares issued and outstanding as of the Liberty Closing (adjusted for divisions of Shares, combinations of Shares and the like). For the avoidance of doubt, in the event any Liberty Warrants are exercised on a net settlement basis, the Class B Vote Ratchet with respect to such Liberty Warrants shall equal (i) the number of Class A Ordinary Shares being issued to the Liberty Warrantholder in respect of such exercise multiplied by (ii) (A) the number of Class B Ordinary Shares issued and outstanding as of the relevant date, divided by (B) the number of Class B Ordinary Shares issued and outstanding as of the Liberty Closing (adjusted for divisions of Shares, combinations of Shares and the like).

•	“Liberty Advisory Fee Warrants” means the warrants to purchase Class A Ordinary Shares issued to the Liberty IM as an advisory fee at the Liberty Closing pursuant to the Liberty Letter Agreement.

•	“Liberty Closing” means the date of completion of the purchase of Class A Ordinary Shares and Liberty Warrants pursuant to the Liberty Subscription Agreement.

•	“Liberty IM” means Liberty 77 Capital L.P., a Delaware limited partnership and the manager of the Liberty Subscriber.

•

“Liberty Letter Agreement” means the letter agreement dated as of January 18, 2022 (as amended, modified or supplemented from time to time) between the Company, the Liberty Subscriber and the other parties thereto.

•	“Liberty Lock-Up Period” means the period commencing on the Liberty Closing and expiring on the first (1st) anniversary of the Merger Transaction Closing.

•	“Liberty Subscriber” means Liberty Strategic Capital (SATL) Holdings, LLC, a Cayman Islands limited liability company (or any Permitted Transferee which is a Related Affiliate).

•	“Liberty Subscriber Securities” means the Liberty Subscriber Shares, Liberty Warrants and the Liberty Subscriber Warrant Shares.

•	“Liberty Subscriber Shares” means the Class A Ordinary Shares purchased on the Liberty Closing pursuant to the Liberty Subscription Agreement.

•	“Liberty Subscription Agreement” means the subscription agreement dated as of January 18, 2022 between CF Acquisition Corp. V, the Company and the Liberty Subscriber.

•	“Liberty Subscriber Warrant Shares” means Class A Ordinary Shares issued upon the exercise of a Liberty Warrant.

•

“Liberty Warrants” means the warrants to purchase Class A Ordinary Shares subscribed for by the Liberty Subscriber pursuant to the Liberty Subscription Agreement and by the Liberty IM pursuant to the Liberty Letter Agreement.

•	“Liberty Warrantholder” means the holder of a Liberty Warrant, solely to the extent the Liberty Warrant is held by the Liberty Subscriber or a Relevant Affiliate.

•

“Merger Agreement” means the agreement and plan of merger dated as of July 5, 2021 (as amended, modified or supplemented from time to time) among the Company, CF Acquisition Corp. V, Ganymede Merger Sub 1 Inc., Ganymede Merger Sub 2 Inc., and Nettar Group Inc.

•	“Merger Transactions” means the transactions contemplated by the Merger Agreement.

•	“Merger Transaction Closing” means the consummation of the Merger Transactions.

•

“Permitted Transferee” means any entity to whom Liberty Subscriber or a Permitted Transferee is permitted to Transfer Liberty Subscriber Securities prior to the expiration of the Liberty Lock-Up Period.

•

“Relevant Affiliate” means, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). Notwithstanding the foregoing, in relation to the Liberty Subscriber only entities that are managed by the Liberty IM or an Affiliate (as defined in the Company Governing Documents) of the Liberty IM shall be regarded as being Relevant Affiliates of the Liberty Subscriber.

•	“Transfer” means:

•

sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) with respect to any relevant securities;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any relevant securities; and/or

•	publicly announce any intention to effect any transaction specified in (A) or (B) of this definition.

•

“VWAP Price” means, as of any trading day during which a Warrant is exercised by Liberty Warrantholder, the volume weighted average price of a Class A Ordinary Share over the course of the 30-day period ending on the trading day immediately prior to such trading day.

By way of illustration of how the Class B Vote Per Share shall be subject to adjustment as provided for under this Clause 7.2, if the Class B Vote Per Share is 1.5, as of the Liberty Closing, there were 12,000,000 Class B Ordinary Shares issued and outstanding, as of the applicable date there are 9,000,000 Class B Ordinary Shares issued and outstanding, and (prior to the occurrence of a Cessation Event), a Liberty Warrantholder purchases 1,000,000 Class A Ordinary Shares pursuant to the exercise of Liberty Warrants with an exercise price of US$15.00 on a trading day when the VWAP price of a Class A Ordinary Share is US$20.00, the Class B Vote Ratchet will equal (i) 1,000,000, multiplied by (ii) (A) (I) US$20.00 minus (II) US$15.00, divided by (B) US$20.00, multiplied by (iii) (A) 9,000,000 divided by (B) 12,000,000, the number of votes represented by all Class B Ordinary Shares will be increased by 187,500, and the Class B Vote Per Share will be increased by 187,500 divided by 9,000,000 (i.e. from 1.5, to 1.5020833).

For the avoidance of doubt, if the Liberty Subscriber, the Liberty IM, or any Relevant Affiliate purchases or sells Class A Ordinary Shares other than purchases in connection with the exercise of the Liberty Warrants, the Class B Vote Ratchet will not apply and there will be no change to the Class B Vote Per Share.

Preference Shares

The rights, preferences and privileges of Ordinary Shares are subject to, and may be adversely affected by, the rights of the holders of any other class of shares that we may designate in the future having such rights as specified by the board of directors pursuant to the resolution of directors approving the creation of such class of shares. The directors shall not require any approval of the shareholders or any class of shareholders in respect of the creation or issuance of Preference Shares and the related amendment to the Company Governing Documents.

Warrants

$10.00 Liberty Warrants

Each $10.00 Liberty Warrant is exercisable for one Class A Ordinary Share and only whole warrants are exercisable. The exercise price of the $10.00 Liberty Warrants is $10.00 per share, subject to adjustment as described in the Liberty Warrant Agreement or the Advisory Fee Warrant Agreement, as applicable. The $10.00 Liberty Warrants issuable pursuant to the Liberty Warrant Agreement may be exercised only during the period commencing on the date of the Liberty Closing, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date of the Liberty Closing, (y) the liquidation of the Company or (z) the redemption date as provided in Section 6.1 of the Liberty Warrant Agreement. The $10.00 Liberty Warrants issuable pursuant to the Advisory Fee Warrant Agreement may be exercised only during the period commencing on the date that is one year following the Liberty Closing, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date of the Liberty

Closing, (y) the liquidation of the Company or (z) the redemption date as provided in Section 6.1 of the Advisory Fee Warrant Agreement. The $10.00 Liberty Warrants may be redeemed for cash pursuant to the Liberty Warrant Agreement or Advisory Fee Warrant Agreement, as applicable, once the $10.00 Liberty Warrants become exercisable and prior to their expiration (i) in an amount not less than all of the outstanding $10.00 Liberty Warrants, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. Management has the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Liberty Warrant Agreement or Advisory Fee Warrant Agreement, as applicable. The $10.00 Liberty Warrants may not be redeemed for so long as they are held by Liberty or its permitted warrant transferees.

The foregoing description of the $10.00 Liberty Warrants is qualified in its entirety by reference to the full text of the Liberty Warrant Agreement and the Advisory Fee Warrant Agreement, each filed hereto as Exhibits 10.18 and 10.19, respectively.

$8.63 Warrants

Each $8.63 Warrant is exercisable for one Class A Ordinary Share and only whole warrants are exercisable. The exercise price of the $8.63 Warrants is $8.63 per share, subject to adjustment as described in the $8.63 Warrant Agreement, as applicable. A $8.63 Warrant may be exercised only during the period commencing on the date that is 30 days after the closing of the Business Combination, and terminating at 5:00 p.m., New York City time on the date that is five (5) years after the date of the closing of the Business Combination , (y) the liquidation of the Company or (z) the redemption date as provided in Section 6.1 of the $8.63 Warrant Agreement. The $8.63 Warrants may be redeemed for cash pursuant to the $8.63 Warrant Agreement, once the $8.63 Warrants become exercisable and prior to their expiration (i) in an amount not less than all of the outstanding $8.63 Warrants, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $13.50 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. Management has the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the $8.63 Warrant Agreement. The $8.63 Warrants may not be redeemed for so long as they are held by the Sponsor or its permitted transferees.

The exercise price of the $8.63 Warrants, when issued, was $11.50. On April 1, 2022, the Company informed Continental Stock Transfer & Trust Company that pursuant to Section 4.3.2 of the $8.63 Warrant Agreement as modified and assumed by the Assignment and Assumption Agreement that the Warrant Price (as defined in the $8.63 Warrant Agreement) with respect to the $8.63 Warrants issued and outstanding under the $8.63 Warrant Agreement will be adjusted from $11.50 to $8.63 and the Redemption Price (as defined in the $8.63 Warrant Agreement) of the $8.63 Warrants will be adjusted from $18.00 to $13.50.

The foregoing description of the $8.63 Warrants is qualified in its entirety by reference to the full text of the $8.63 Warrant Agreement, filed hereto as Exhibit 2.5 as modified by the Assumption Agreement, filed hereto as Exhibit 2.6.

$15.00 Liberty Warrants

Each $15.00 Liberty Warrant is exercisable for one Class A Ordinary Share and only whole warrants are exercisable. The exercise price of the $15.00 Liberty Warrants is $15.00 per share, subject to adjustment as described in the Liberty Warrant Agreement. A $15.00 Liberty Warrant may be exercised only during the period commencing on the date of the Liberty Closing, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date of the Liberty Closing, (y) the liquidation of the

Company or (z) the redemption date as provided in Section 6.1 of the Liberty Warrant Agreement. The $15.00 Liberty Warrants may be redeemed for cash pursuant to the Liberty Warrant Agreement, once the $15.00 Liberty Warrants become exercisable and prior to their expiration (i) in an amount not less than all of the outstanding $15.00 Liberty Warrants, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Class A Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. Management has the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Liberty Warrant Agreement. The $15.00 Liberty Warrants may not be redeemed for so long as they are held by Liberty or its permitted warrant transferees.

The foregoing description of the $15.00 Liberty Warrants is qualified in its entirety by reference to the full text of the Liberty Warrant Agreement, filed hereto as Exhibit 10.18.

PIPE Warrants

Each PIPE Warrant is exercisable for one Class A Ordinary Share and only whole warrants are exercisable. The exercise price of the PIPE Warrants is $20.00 per share, subject to adjustment as described in the PIPE Warrant Agreement. A PIPE Warrant may be exercised only during the period commencing on the date of the closing of the Business Combination, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date of the closing of the Business Combination or (y) the liquidation of the Company.

The foregoing description of the PIPE Warrants is qualified in its entirety by reference to the full text of the PIPE Warrant Agreement, filed hereto as Exhibit 10.20.

Columbia Warrant

Subject to the terms and conditions of the Columbia Warrant, the Columbia Warrant may be exercised, until the earlier of March 25, 2046 and the date on which the Columbia Warrant is exercised in full, for 15,931,360 Class A Ordinary Shares of the Company (as such number of shares and exercise price may be adjusted in accordance with the terms of the Columbia Warrant) for an aggregate exercise price of $40,089,033. Subject to securities and other applicable laws and the terms and conditions of the Columbia Warrant, the Columbia Warrant may only be exercised if its holder has the bona fide intention to, following the exercise, effect the consummation of the sale of such shares.

As a condition to any exercise and sale of shares subject to the Columbia Warrant, other than a sale in connection with a change of control transaction, (A) the holder of the Columbia Warrant is entitled to exercise such warrant for a number of Class A Ordinary Shares of the Company equal to (x) the number that is 1% of the total number of outstanding ordinary shares of the Company (assuming full conversion and/or exercise of all derivative securities) (the “Permissible Threshold”) and the shares to be issued upon exercise of the Columbia Warrant (“Warrant Shares”), less (y) the number of Warrant Shares then held by the holder; and (B) even if the holder is holding the Permissible Threshold, the holder will also be entitled to exercise the Columbia Warrant if the holder (1) shall have entered into a bona fide binding definitive agreement with a third party to sell such Warrant Shares to such third party which agreement provides for the consummation of such sale immediately upon exercise of the Columbia Warrant, or the holder shall have provided to the Company other evidence reasonably satisfactory to the Company that such sale shall be consummated immediately upon the exercise of the Columbia Warrant with respect to such Warrant Shares or (2) confirms to the Company its intent to execute a broker sale or other sale within 5 business days of the date on which the Warrant Shares are issued and become available for sale on a t+3 or shorter basis such that it will not hold more than the Permissible Threshold by the close of trading on such 5th business day (as such period may be extended by several days in accordance with the terms and conditions of the Columbia Warrant); provided that during such 5 business days (as may be extended)

the holder will not hold, and the holder will not exercise the Columbia Warrant for a number of Warrant Shares that would result in the holder holding, more than 2% of the total number of outstanding ordinary shares of the Company (assuming full conversion and/or exercise of all derivative securities), and, in each such case, the holder will be required to sell or otherwise dispose of Warrant Shares such that it does not hold more than the Permissible Threshold at the close of trading on such 5th business day (or extended period).

The foregoing description of the Columbia Warrant is qualified in its entirety by reference to the full text of the Columbia Warrant Agreement, filed hereto as Exhibit 10.5.

Preemption

Holders of Ordinary Shares do not have any preemptive or other rights to subscribe for additional shares pursuant to the Company Governing Documents.

Shareholders’ Meetings

The following summarizes certain relevant provisions of BVI law and the Company Governing Documents in relation to our shareholders’ meetings:

•

the directors of the Company may convene meetings of shareholders at such times and in such manner and places within or outside the BVI as the directors consider necessary or desirable; provided that at an annual general meeting must be held each year;

•

upon the written request of shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors are required to convene a meeting of the shareholders while any such request must state the proposed purpose of the meeting;

•	the directors convening a meeting must give not less than ten days’ clear notice of the proposed meeting;

•	a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder;

•

a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy shareholders whose shares represent a majority of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting;

•

a resolution of shareholders is passed where approved by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each shareholder is entitled by the articles of association provided that a resolution of shareholders to approve an amendment to the memorandum of association or articles of association requires the affirmative vote of an absolute majority of the votes of all of the shareholders.

As permitted by BVI law, the Company Governing Documents do not permit the adoption by the shareholders of resolutions in writing. A shareholder resolution must be passed at a meeting of the shareholders.

Shareholders seeking to bring business before an annual general meeting of the Company must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Appointment of Directors

Directors are appointed by resolution of the shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The directors are divided into three classes: Class I, Class II and Class III. The number of directors in each class must be as nearly equal as possible. The directors currently in office are already so designated. The first Class I Directors shall stand elected for a term expiring at the time of the election of directors at the Company’s first annual general meeting or if no directors are elected at the Company’s first annual general meeting, at the conclusion of the Company’s first annual general meeting, the first Class II Directors shall stand elected for a term expiring at the time of the election of directors at the Company’s second annual general meeting or if no directors are elected at the Company’s second annual general meeting, at the conclusion of the Company’s second annual general meeting and the first Class III Directors shall stand elected for a term expiring at the time of the election of directors at Company’s third annual general meeting or if no directors are elected at the Company’s third annual general meeting, at the conclusion of the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected by shareholder resolution for a term of office to expire at the third succeeding annual general meeting after their election. In the interim between annual general meetings or extraordinary general meetings called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the board of directors may be filled by the vote of a majority of the remaining directors then in office. A director may be removed from office by a resolution of the shareholders or of all the directors (other than the director who is subject to removal) for “Cause”, as defined in our articles of association.

Nominations of any individual for election to the board of directors at an annual general meeting or an extraordinary general meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such meeting) may be made at such meeting only: (a) by or at the direction of the board of directors, including by any committee or persons authorized to do so by the Company Board or the Company Governing Documents; or (b) by a shareholder present in person: (i) who was a shareholder both at the time of giving the notice concerned with the nomination of the appointment of the director as provided for in the articles of association and at the time of the meeting; (ii) is entitled to vote at the meeting; (iii) has complied with the requirements of the articles of association for the giving of a notice of nomination for the election of directors.

Shareholder Rights Generally

The BVI Act provides for a series of remedies which may be available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the Company Governing Documents, the Court can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. Where a shareholder considers that the affairs of a company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to the shareholder, the shareholder may apply to the court for an order in respect of such conduct.

Any shareholder of a company may apply to Court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the Court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the Company Governing Documents.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Lock-up Agreement

Concurrently with the execution of the Merger Agreement, CF V and the Company entered into separate Lock-Up Agreements with a number of Nettar Shareholders and holders of Convertible Notes, pursuant to which the Ordinary Shares to be received by such Nettar Shareholders and holders of Convertible Notes are locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The Ordinary Shares held by such Nettar Shareholders and holders of Convertible Notes are locked-up commencing from the Closing until the earliest of: (i) the one year anniversary of the date of the Closing, (ii) the date on which the closing price of the Ordinary Shares equals or exceeds $20.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, (iii) with respect to 25% of the Lock-Up Securities owned by such Company Shareholder or holder of Convertible Notes, the date on which the closing price of the Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 180 days after the Closing Date, and (iv) the date which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.

Financing Engagement Letter

Pursuant to an engagement letter dated August 26, 2021 (the “Financing Engagement Letter”), the Company engaged CF&Co. to act as exclusive financial advisor, placement agent and arranger in respect of one or more debt financing(s) contemplated by the Company from time to time, in connection with which CF&Co. agreed to perform certain customary services for the Company. Pursuant to the Financing Engagement Letter, CF&Co. will be entitled to a fee equal to 2.0% of the aggregate maximum principal amount of any senior or first lien debt committed or available to be committed to the Company, and 3.0% of the aggregate maximum principal amount of any subordinated debt or other junior capital committed or available to be committed to the Company. The fees payable in connection with the Financing Engagement Letter were paid on the Closing Date.

Sponsor PIPE Subscription Agreement in connection with PIPE Investment

Contemporaneously with the execution of the Merger Agreement, CF V entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor. Pursuant to the Sponsor’s PIPE Subscription Agreement, the Sponsor agreed to purchase 2,316,770 Ordinary Shares (subject to adjustment) for a purchase price of $10.00 per share and a purchase price of approximately $23.2 million. The PIPE Shares were issued on the Closing Date.

Amended and Restated Forward Purchase Contract

Contemporaneously with the execution of the Merger Agreement, CF V, the Company and the Sponsor entered into the Amended and Restated Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and the Company agreed to issue and sell to the Sponsor, 1,250,000 Class A Ordinary Shares (subject to adjustment) and 333,333 Warrants to purchase Ordinary Shares for $11.50 each, for an aggregate purchase price of $10,000,000. On the Closing Date, the Forward Purchase Securities were issued to the Sponsor.

On April 1, 2022, the Company informed Continental Stock Transfer & Trust Company that pursuant to Section 4.3.2 of the $8.63 Warrant Agreement as modified and assumed by the Assignment and Assumption Agreement that the Warrant Price (as defined in the $8.63 Warrant Agreement) with respect to the $8.63 Warrants issued and outstanding under the $8.63 Warrant Agreement will be adjusted from $11.50 to $8.63 and the Redemption Price (as defined in the $8.63 Warrant Agreement) of the $8.63 Warrants will be adjusted from $18.00 to $13.50.

Cantor Fees

On January 18, 2022, CF V, the Company and CF&Co. entered into the CF Fee Letter pursuant to which they agreed that of the CF V Transaction Expenses payable to CF&Co., which in aggregate total approximately $21.94 million (comprised of $5.0 million of M&A advisory fees, $8.75 million of business combination marketing fees, and approximately $8.19 million of placement agent fees), only the M&A advisory fees were to be paid in cash while the remainder were to be paid in the form of an aggregate of 2,058,229 newly-issued Class A Ordinary Shares issued on the Closing Date. Such payments and issuances were made on the Closing Date.

Pursuant to the Cantor Fee Letter, CF&Co will be entitled to receive Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 150,000 Additional Shares if the Adjustment Period VWAP is less than $8.00). Based on the 30-day volume weighted average price of our Class A Ordinary Shares of $8.75 on April 25, 2022 85,714 Additional Shares would be issued to CF&Co.

Promissory Note Waiver Letter

On January 18, 2022, CF Securities, the Company and Nettar Group Inc. entered into the Promissory Note Waiver Letter pursuant to which the Company and CF Securities agreed that the Company will repay the Initial Loan, including all principal and interest, on the Closing of the Business Combination by the issuance of 788,021 Class A Ordinary Shares. The shares issuable pursuant to this agreement were issued on the Closing Date.

Pursuant to the Promissory Note Waiver Letter, CF Securities will be entitled to receive Additional Shares if the Adjustment Period VWAP is less than $10.00 (up to a maximum of 197,005 Additional Shares if the Adjustment Period VWAP is less than $8.00). Based on the 30-day volume weighted average price of our Class A Ordinary Shares of $8.75 on April 25, 2022 112,574 Additional Shares would be issued to CF Securities.

Liberty Letter Agreement

On January 18, 2022, the Company, Liberty and Sponsor entered into the Liberty Letter Agreement pursuant to which the Company agreed that, for so long as the Liberty Investor (or affiliates managed by the Liberty Manager or its affiliates) hold, in the aggregate, at least 6,666,666 Class A Ordinary Shares, (i) the Liberty Investor will have the right to nominate two Liberty Directors for election to the Board by the Company shareholders, which director nominees must be reasonably acceptable to the Company, (ii) the Liberty Investor will have the right to nominate one Liberty Director to serve on each committee of the Board, (iii) so long as Class B Ordinary Shares are outstanding, the Company will be required to obtain the consent of the Liberty Investor if the Company were to issue in a transaction, or series of transactions, a number of shares that equals or exceeds 20% of the outstanding Ordinary Shares on a fully diluted basis, subject to exceptions for issuances by the Company in connection with (a) any acquisition by the Company of equity interests, assets, properties or business of any person, (b) any merger, consolidation or other business combination involving the Company, (c) any transaction or series of related transactions involving a change of control of the Company or (d) any equity split, payment of distributions or any similar recapitalization, and (iv) the Company will pay the Liberty Manager an advisory fee for advisory services to be provided by the Liberty Manager to the Company of (x) warrants to purchase 2,500,000 Class A Ordinary Shares to be issued at the Liberty Closing, which will be exercisable beginning on the date that is one year after the Liberty Closing and will expire five years from the date of the Liberty Closing, and (y) the Advisory Fee Cash Payments. The Liberty Investor has agreed to cause the Liberty Manager to be reasonably available from time to time to advise the Company in exchange for the Advisory Fee until the occurrence of a Cessation Event. If a Cessation Event were to occur, (i) the Liberty Investor’s right to nominate two directors will cease immediately and the terms of any then-serving Liberty Directors will expire at the next election of directors (but in no event more than one year following a Cessation Event) and (ii) the Liberty Manager will no longer be entitled to receive any additional Advisory Fee Cash Payments. In addition, so long as a Cessation Event has not occurred, Mr. Kargieman agreed to vote the Ordinary Shares held by him in favor of the election of the Liberty Director nominees. Mr. Kargieman will also cause any transferee of his Class B Ordinary Shares to agree to such obligations (other than in the case of a transfer of

Class B Ordinary Shares to a transferee that would result in automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares in accordance with the Company Governing Documents). In addition, that (i) for so long as Emiliano Kargieman and his affiliates own beneficially at least one-third of the number of shares of the Company owned on the Closing Date (subject to customary adjustments for corporate events), Mr. Kargieman will have the right to designate two directors for election to the Board by the Company’s shareholders, one of whom will be Mr. Kargieman and the other shall be reasonably acceptable to Liberty and Sponsor, who will initially be Marcos Galperin, and (ii) for so long as the Sponsor and its affiliates own beneficially at least one-third of the number of shares of the Company owned on the Closing Date (subject to customary adjustments for corporate events), Howard Lutnick will be designated for election to the Board by the Company’s shareholders.

In connection with the Liberty Restated Letter Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share after giving effect to any forfeitures of Company Class B Ordinary Shares pursuant to Section 2.10 of the Merger Agreement shall equal (x) 20,000,000, divided by (y) (i) 13,662,658, minus (ii) the number of such forfeited Company Class B Ordinary Shares (in no event shall such forfeited shares be more than 651,596 Company Class B Ordinary Shares), but taking into account any adjustment that may have occurred theretofore pursuant to clause 7.2 of the Company’s Memorandum of Association. In the event that any Earnout Shares (as defined in the Merger Agreement) are issued to Mr. Kargieman pursuant to Section 2.11 of the Merger Agreement, the Company, Mr. Kargieman, Liberty and Sponsor agreed to take action to further modify the rights of the holders of Company Class B Ordinary Shares such that the number of votes attributable to each Company Class B Ordinary Share shall be adjusted such that the number of votes attributable to each Company Class B Ordinary Share is reduced in a manner that results in a vote per share as if a number of shares equal to such Earnout Shares had not been forfeited pursuant to Section 2.10 of the Merger Agreement.

MAJOR SHAREHOLDERS

The following table shows the beneficial ownership of Ordinary Shares as of April 25, 2022:

•	each person known to by us to be the beneficial owner of more than 5% of the Ordinary Shares;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of the Closing through the exercise of any option, warrant or any other right.

We have based percentage ownership on 77,031,002 Class A Ordinary Shares and 13,662,658 Class B Ordinary Shares outstanding as of April 25, 2022.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner**	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Emiliano Kargieman	—	—%	13,662,658	100.0%	15.1%
Rick Dunn (2)	673,431	* %	—	—%	* %
Aviv Cohen (3)	523,790	* %	—	—%	* %
Gerardo Richarte (4)	1,806,364	2.3%	—	—%	1.9%
Rebeca Brandys (5)	67,154	* %	—	—%	* %
Ted Wang (6)	578,296	* %	—	—%	* %
Marcos Galperin	26,328	* %	—	—%	* %
Brad Halverson	—	—%	—	—%	—%
Steven Terner Mnuchin(7)	40,000,000	41.2%	—	—%	36.1%
Howard Lutnick(8)	13,776,353	17.8%			15.1%
Joseph Dunford	—	—%	—	—%	—%
Tom Killalea	325,635	* %	—	—	* %
Miguel Gutierrez	—	—%	—	—%	—%
All executive officers and directors as a group (13 individuals)	57,777,351	58.4%	13,662,658	100%	63.4%

5% or More Shareholders:
Cantor Fitzgerald L.P.(8)	13,776,353	17.8%	—	—%	15.1%
Pitanga Invest Ltd.(9)	10,656,546	13.8%	—	—%	11.8%
Hannover Holdings S.A.(10)	7,558,158	9.8%	—	—%	8.3%
Liberty Strategic Capital (SATL) Holdings, LLC(7)	40,000,000	41.2%	—	—%	36.1%

*	Indicates less than 1% ownership
**	Assumes the maximum number of Additional Shares have been issued and that the Forfeited Share Re-issuance has occurred.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Satellogic Inc., Ruta 8 Km 17,500, Edificio 300 Oficina 324 Zonamérica Montevideo, 91600, Uruguay.
(2)	Includes 541,336 options to purchase Class A Ordinary Shares.

(3)	Consists of 523,790 options to purchase Class A Ordinary Shares.
(4)	Includes 276,980 options to purchase Class A Ordinary Shares.
(5)	Consists of 67,154 options to purchase Class A Ordinary Shares.
(6)	Consists of 578,296 options to purchase Class A Ordinary Shares.
(7)	Reflects 20,000,000 Class A Ordinary Shares and 20,000,000 Liberty Share Warrants held by the Liberty Investor or its affiliates that are exercisable within 60 days of Closing.
(8)

The Sponsor is the record holder of 10,396,770 Class A Ordinary Shares, comprised of 600,000 shares converted from CF V Placement Shares, 6,230,000 shares converted from Founder Shares, 1,250,000 Class A Ordinary Shares purchased pursuant to the Forward Purchase Contract, and 2,316,770 PIPE Shares, (ii) CF&Co. is the record holder of 2,058,229 Class A Ordinary Shares issued as consideration for the business combination marketing fee and placement agent fees, and (iii) CF Securities is the record holder of 788,021 Class A Ordinary Shares issued as repayment of amounts outstanding under the Promissory Note. Cantor is the sole member of the Sponsor and indirectly holds a majority of the ownership interests of CF&Co. and CF Securities. CFGM is the managing general partner of Cantor and directly or indirectly controls the managing general partners of CF Securities and CF&Co. Mr. Lutnick is the Chairman and Chief Executive Officer of CFGM and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the Class A Ordinary Shares held directly by the Sponsor, CF&Co. and CF Securities. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Also reflects 200,000 Class A Ordinary Shares issuable upon exercise of the Warrants converted from CF V Placement Warrants and 333,333 Class A Ordinary Shares issuable upon exercise of the Warrants issued under the Forward Purchase Contract which are exercisable within 60 days of the date hereof.

(9)	Information related to Pitanga Invest Ltd.’s beneficial ownership is not available to the Company.
(10)	Information related to Hannover Holdings S.A.’s beneficial ownership is not available to the Company.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to (a) 94,739,154 Class A Ordinary Shares the Company, which include (i) 7,533,463 Class A Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were issued upon the closing of the Business Combination in a private placement, (ii) 1,500,000 Class A Ordinary Shares issued to the Sponsor pursuant to the Forward Purchase Contract, (iii) 535,085 Class A Ordinary Shares issuable to certain former holders of Nettar Series X Preferred Shares, (iv) 6,250,0000 Class A Ordinary Shares issued to the Sponsor and the former independent directors of CF V in exchange for the Sponsor’s and such directors’ CF V Class B Common Stock acquired in connection with the formation of CF V at a price of $0.003 per share, (v) 600,000 Class A Ordinary Shares issued to the Sponsor in exchange for the Sponsor’s Class A Common Stock acquired in connection with the CF V Private Placement at a price of $10.00 per share, (vi) 2,208,229 Class A Ordinary Shares issued to an affiliate of the Sponsor in lieu of advisory and other fees owed to them, (vii) 985,026 Class A Ordinary Shares issued to an affiliate of Sponsor is satisfaction of debt owed to them, (viii) the Liberty Shares (comprising 20,000,000 Class A Ordinary Shares) issued pursuant to the Liberty Subscription Agreement, (ix) 13,662,658 Class A Ordinary Shares issuable upon conversion of our Class B Ordinary Shares, (x) 533,333 Class A Ordinary Shares issuable upon the exercise of $8.63 Warrants, (xi) 7,500,000 Class A Ordinary Shares issuable upon the exercise of the $10.00 Liberty Warrants, (xii) 15,000,000 Class A Ordinary Shares issuable upon the exercise of the $15.00 Liberty Warrants, (xiii) 2,500,000 Class A Ordinary Shares issuable upon the exercise of PIPE Warrants and (xiv) 15,931,360 Class A Ordinary Shares issuable upon conversion of the Columbia Warrants and (b) 41,464,693 Warrants to purchase Class A Ordinary Shares which include (i) 533,333 $8.63 Warrants, (ii) 7,500,000 $10.00 Liberty Warrants, (iii) 15,000,000 $15.00 Liberty Warrants, (iv) 2,500,000 PIPE Warrants and (v) 15,931,360 Columbia Warrants. The Business Combination is described in greater detail in this prospectus. The Selling Securityholders may from time to time offer and sell any or all of the Class A Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Class A Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 77,031,002 Class A Ordinary Shares and 13,662,658 Class B Ordinary Shares outstanding as of April 25, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A Ordinary Shares. As such, we are unable to declare the number of Class A Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Ordinary Shares Beneficially Owned prior to this Offering		Warrants Beneficially Owned prior to this Offering		Maximum Number of Ordinary Shares to be Sold in this Offering		Warrants Offered	Ordinary Shares Beneficially Owned after this Offering		Warrants owned after the offered warrants are sold
Name of Selling Securityholder**	Class A Ordinary Shares	%			Class A Ordinary Shares			Class A Ordinary Shares	%
Alyeska Master Fund, L.P. (1)	1,250,000	1.6%	—		1,250,000			—	*
CFAC Holdings V, LLC (2)	11,615,270	15.0%	533,333	(3)	11,615,270		533,333	—	*	—
Cantor Fitzgerald Securities(4)	985,026	1.3%	—		985,026		—	—	*	—
Cantor Fitzgerald & Co.(5)	2,208,229	2.7%	—		2,208,229		—	—	*	—
LA SAT Holdco LLC (6)	5,625,000	7.1%	2,500,000	(7)	5,625,000		2,500,000	—	*	—
Emiliano Kargieman (8)	13,662,658	15.1%	—		13,662,658		—	—	*	—
Liberty Strategic Capital (SATL) Holdings, LLC (9)	40,000,000	41.2%	22,500,000	(10)	42,500,000	(11)	22,500,000	—	*	—
Meteora Capital Partners (12)	62,500	*	—		12,500		—	50,000	*	—
Kepos Alpha Master Fund L.P. (13)	534,125	*	—		106,825		—	427,300	*	—
Kepos Carbon Transition Master Fund L.P. (14)	90,875	*	—		18,175		—	72,700	*	—
Context Partners Master Fund, L.P. (15)	250,000	*	—		50,000		—	200,000	*	—
Scoggin International Fund Ltd. (16)	375,000	*	—		75,000		—	300,000	*	—
Louis Zurita (17)	10,000	*	—		10,000		—	—	*	—
Natasha Cornstein (18)	10,000	*	—		10,000		—	—	*	—
Columbia River Investment Limited (19)	—	—	15,931,260	(20)	—		15,931,260	—		—

*	Less than one percent of outstanding Ordinary Shares.
**	Assumes the maximum number of Additional Shares have been issued and that the Forfeited Share Re-issuance has occurred.
(1)	Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“AMF”), has voting and investment control of the shares held by AMF. Anand Parekh is the Chief Executive Officer of

Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by AMF. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601. Inclusive of 250,000 Additional Shares that may be issued pursuant to the PIPE Subscription Agreements.
(2)

CFAC Holdings V, LLC is the record holder of 10,396,770 Class A Ordinary Shares, comprised of 600,000 shares converted from CF V Placement Shares, 6,230,000 shares converted from Founder Shares, 1,250,000 Class A Ordinary Shares purchased pursuant to the Forward Purchase Contract, and 2,316,770 PIPE Shares. Also reflects 200,000 Class A Ordinary Shares issuable upon exercise of the Warrants converted from CF V Placement Warrants and 333,333 Class A Ordinary Shares issuable upon exercise of the Warrants issued under the Forward Purchase Contract which are exercisable within 60 days of the date hereof. For more, see “Major Shareholders.” Inclusive of 250,000 Additional Shares that may be issued pursuant to the Forward Purchase Contract, 579,193 Additional Shares that may be issued pursuant to the PIPE Subscription Agreements and reflects the forfeiture of 142,601 Class A Ordinary Shares pursuant to the Sponsor Support Agreement.

(3)	Consists of 533,333 $8.63 Warrants.
(4)

Cantor Fitzgerald Securities is the record holder of 788,021 Class A Ordinary Shares, all of which were issued as repayment of amounts outstanding under the Promissory Note. For more see “Major Shareholders”. Inclusive of 197,005 Additional Shares that may be issued pursuant to the Promissory Note Waiver Letter.

(5)

Cantor Fitzgerald & Co. is the record holder of 2,058,229 Class A Ordinary Shares, all of which were issued as consideration for the business combination marketing fee and placement agent fees. For more, see “Major Shareholders.” Inclusive of 150,000 Additional Shares that may be issued pursuant to the CF Fee Letter.

(6)	Consists of 100% ownership by SLA Holdco I LLC, an affiliate of SoftBank Group Corp. Inclusive of 625,000 Additional Shares that may be issued pursuant to the PIPE Subscription Agreements.
(7)	Consists of 2,500,000 PIPE Warrants.
(8)	Consists of 13,662,658 Class B Ordinary Shares which may be converted into Class A Ordinary Shares at the option of Mr. Kargieman.
(9)

Reflects 20,000,000 Class A Ordinary Shares and 20,000,00 Liberty Share Warrants held by the Liberty Investor or its affiliates that are exercisable within 60 days of the Liberty Closing. Steven T. Mnuchin is the indirect managing member of the Liberty Investor and the indirect managing member of the investment advisor to the Liberty Investor and, therefore may be deemed to beneficially own the shares held by the Liberty Investor. The business address of Steven T. Mnuchin and the Liberty Investor is c/o Liberty 77 Capital LP, 2001 Pennsylvania Avenue NW, Washington, DC 20006.

(10)	Consists of (i) 7,500,000 $10 Liberty Warrants and (ii) 15,000,000 $15 Liberty Warrants.
(11)	Includes 2,500,000 $10.00 Liberty Advisory Fee Warrants which are not exercisable until February 10, 2023.
(12)	Information related to Meteora Capital Partners’ beneficial ownership is not available to the Company.
(13)	Information related to Kepos Alpha Master Fund L.P.’s beneficial ownership is not available to the Company.
(14)	Information related to Kepos Carbon Transition Master Fund L.P.’s beneficial ownership is not available to the Company.
(15)	Information related to Context Partners Master Fund, L.P.’s beneficial ownership is not available to the Company.
(16)	Scoggin International Fund Ltd. is managed by Scoggin Manager LP whose general partner is Scoggin GP LLC.
(17)	Consists of 10,000 Class A Ordinary Shares converted from Founder Shares.
(18)	Consists of 10,000 Class A Ordinary Shares converted from Founder Shares.
(19)	Columbia River Investment Limited is a direct wholly-owned subsidiary of Tencent Holdings Limited. Tencent Holdings Limited is a publicly traded company listed on the Hong Kong Stock Exchange.
(20)	Consists of the Columbia Warrants to purchase 15,931,260 Class A Ordinary Shares.

MATERIAL TAX CONSIDERATIONS

The following summary of the material British Virgin Islands and U.S. federal income tax consequences of an investment in our units, ordinary shares and warrants to acquire our ordinary shares, sometimes referred to collectively in the summary as our “securities,” is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our securities, such as the tax consequences under state, local and other tax laws.

British Virgin Islands Taxation

The Government of the British Virgin Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its securityholders. The British Virgin Islands are not party to any double taxation treaties.

The company and all distributions, interest and other amounts paid by the company to persons who are not persons resident in the British Virgin Islands are exempt from the provisions of the Income Tax Act in the British Virgin Islands and any capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not resident in the British Virgin Islands are exempt from all forms of taxation in the British Virgin Islands. As of January 1, 2007, the Payroll Taxes Act, 2004 came into force. It will not apply to the company except to the extent the company has employees (and deemed employees) rendering services to the company wholly or mainly in the British Virgin Islands. The company at present has no employees in the British Virgin Islands and has no intention of having any employees in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the company or its securityholders.

United States Federal Income Taxation

The following is a discussion of certain U.S. federal income tax consequences for U.S. holders and non-U.S. holders (each as defined below) relating to the acquisition, ownership and disposition of Ordinary Shares and Warrants. This discussion addresses only those holders that hold their Ordinary Shares and Warrants as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding Ordinary Shares or Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Ordinary Shares or Warrants being taken into account in an applicable financial statement;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	holders actually, or through attribution, owning 5% or more (by vote or value) of the Ordinary Shares;

•	regulated investment companies or real estate investment trusts;

•	qualified retirement plans, individual retirement accounts or other tax-deferred accounts; and

•	“qualified foreign pension funds,” as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities or arrangements) and the partners (or other owners) in such partnerships (or such other pass-through entities or arrangements) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Ordinary Shares and/or Warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Ordinary Shares and/or Warrants who or that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Dividends and Other Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on the Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “—Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.” The amount of any such distribution will include any amounts withheld, if any, by us (or another applicable withholding agent). Except as expressly provided herein, it is not expected that the Company will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Amounts treated as dividends that the Company pays to a U.S. holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. holders, under tax laws currently in effect and subject to certain exceptions described below, dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Ordinary Shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under an applicable tax treaty with the United States, and, in each case, the Company is not treated as a PFIC with respect to such U.S. holder at the time the dividend was paid or in the preceding year, and provided certain holding period and other requirements are met. United States Treasury Department guidance indicates that the Ordinary Shares, which are intended to be listed on Nasdaq, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that the Ordinary Shares will be considered readily tradable on an established securities market in later years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” for purposes of investment interest deduction limitations will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. holder. The rules governing foreign tax credits are complex and U.S. holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Ordinary Shares or Warrants, a U.S. holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. holder’s adjusted tax basis in such Ordinary Shares or Warrants. Any gain or loss recognized on the sale, exchange or other taxable disposition of Ordinary Shares or Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Ordinary Shares or Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Any gain or loss recognized on the sale, exchange or other taxable disposition of Ordinary Shares or Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. holder.

Exercise, Lapse or Redemption of Warrants

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize taxable gain or loss on the exercise of a Warrant. The U.S. holder’s tax basis in the Ordinary Share received upon exercise of a Warrant generally will be an amount equal to the sum of the U.S. holder’s adjusted tax basis in the Warrant and the exercise price of such Warrant. It is unclear whether the U.S. holder’s holding period for the Ordinary Shares received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Ordinary Shares received would equal the holder’s basis in the Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Ordinary Shares will commence on the date following the date of exercise or on the date of exercise of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised, and the U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. holder’s tax basis in such Warrants. In that case, a U.S. holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. holder’s tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Warrants. There may also be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If the Company redeems Warrants for cash pursuant to the redemption provisions described in this prospectus or if the Company purchases Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.”

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in this prospectus. An adjustment that has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. holder of the Warrants would be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the Warrant holders’ proportionate interest in the Company assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Ordinary Shares which is taxable to such holders as described under “—Dividends and Other Distributions on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the Warrants received a cash distribution from the Company equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if the Company is treated as a passive foreign investment company, or a PFIC, for any taxable year during which the U.S. holder holds Ordinary Shares or Warrants. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Generally, cash is considered to be held for the production of passive income and therefore is treated as a passive asset. For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Based on the projected composition of the Company’s income and assets, and the fact that the Company is not yet producing significant revenues from its active operations, the Company believes that it may be classified as a PFIC for its current taxable year or in the foreseeable future. PFIC status depends on the composition of the Company’s (and its subsidiaries’) income and assets and the fair market value of its (and its subsidiaries’) assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, no assurance can be provided with respect to the status of the Company as a PFIC for its current taxable year or in a future taxable year.

If the Company is a PFIC for any taxable year during which a U.S. holder owns Ordinary Shares or Warrants and the U.S. holder did not make the qualified electing fund, or QEF, or mark-to-market elections discussed below (including if such elections are not available), the Company or such non-U.S. subsidiary generally will continue to be a PFIC with respect to that U.S. holder for all succeeding years during which the U.S. holder owns Ordinary Shares or Warrants, even if it ceases to meet the thresholds set forth under the asset test or the income test above, unless the U.S. holder makes a “deemed sale” election with respect to its Ordinary Shares. If a U.S. holder makes a “deemed sale” election, it will be deemed to have sold Ordinary Shares at their fair market value and any gain from such deemed sale would be subject to the rules described in the following paragraphs. After the deemed sale election, so long as the Company does not become a PFIC in a subsequent taxable year, Ordinary Shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. holder will not be subject to the rules described below with respect to any “excess distribution” it receives from the Company or any gain from an actual sale or other disposition of Ordinary Shares. U.S. holders are strongly urged to consult their tax advisors as to the possibility and consequences of making a deemed sale election if the Company is and then ceases to be a PFIC and such an election becomes available.

If the Company is a PFIC for any taxable year during which a U.S. holder holds Ordinary Shares, then, unless the U.S. holder makes either an applicable PFIC election (or elections), as further described below, for the first taxable year and each subsequent taxable year of the Company in which it was treated as a PFIC, such U.S. holder generally will be subject to special adverse tax rules with respect to any “excess distribution” that it receives and any gain that it recognizes from a sale or other disposition, including certain pledges, of Ordinary Shares. For this purpose, distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. holder’s holding period for Ordinary Shares will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over the U.S. holder’s holding period for Ordinary Shares;

•

the amount of the excess distribution or recognized gain allocated to the taxable year of distribution or gain, and to any taxable years in the U.S. holder’s holding period prior to the first taxable year in which the Company was treated as a PFIC, will be treated as ordinary income; and

•

the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

If the Company is a PFIC for any taxable year during which a U.S. holder holds Ordinary Shares and any of the Company’s non-U.S. subsidiaries or other corporate entities in which the Company owns equity interests is also a PFIC, the U.S. holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. entity classified as a PFIC (each such entity, a lower-tier PFIC). Rules similar to those described above and below would apply to such shares. There can be no assurance that any of the Company’s non-U.S. subsidiaries will not be classified as a PFIC for any taxable year. U.S. holders should consult their own tax advisor regarding the application of the PFIC rules to the Company’s lower-tier PFICs (if any).

In general, if the Company is determined to be a PFIC, a U.S. holder may avoid the adverse PFIC tax consequences described above in respect of Ordinary Shares (but not Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s (and any lower-tier PFICs’) net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. holder in which or with which the Company’s taxable year ends and each subsequent taxable year. A U.S. holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. holder has made a QEF election with respect to its Ordinary Shares (and any lower-tier PFICs), and the excess distribution rules discussed above do not apply to such shares (because a timely QEF election for the Company (and each lower-tier PFIC) was made in its first taxable year as a PFIC in which the U.S. holder holds (or is deemed to hold) such shares or a purge of the PFIC taint was made pursuant to a purging election, such as the deemed sale election as described above), any gain recognized on the sale of Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. U.S. holders should consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. As discussed above, if the Company is a PFIC for any taxable year, a U.S. holder of Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. holder. The tax basis of a U.S. holder’s shares in a QEF will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. holder will not be subject to the QEF inclusion regime with respect to Ordinary Shares for such a taxable year.

The QEF election is made on a shareholder-by-shareholder basis and once made, can be revoked only with the consent of the IRS. In order to make a QEF election, a U.S. holder must receive a PFIC Annual Information Statement from the Company (or the lower-tier PFIC, if applicable), which includes information about the Company’s (or the lower-tier PFIC’s) ordinary earnings and net capital gain.

Within 120 days after the end of each of the Company’s taxable years for which it reasonably believes that it may be a PFIC, the Company will determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and make those statuses available to its shareholders. If the Company determines that it was, or could reasonably be deemed to have been, a PFIC for any taxable year, the Company shall use commercially reasonable efforts to provide, and cause its non-U.S. subsidiaries that are PFICs, to provide, U.S. holders with tax information necessary to enable a U.S. holder to make a QEF election with respect to the Company and its non-U.S. subsidiaries, including a PFIC Annual Information Statement. the Company’s obligation to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and the Company’s obligation to provide tax information, will last until the later of (x) five years after the end of the Company’s current taxable year, or (y) such time as the Company has reasonably determined that it is not a PFIC for three (3) consecutive taxable years. After such period, the Company currently intends to continue to determine its PFIC status and the PFIC status of each of its non-U.S. subsidiaries, and to provide the necessary information described above (including a PFIC Annual Information Statement) but there can be assurance that the Company will in fact make those determinations or provide the necessary information.

A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

Alternatively, if the Company is a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. holder may avoid the adverse PFIC tax consequences discussed above if such U.S. holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) Ordinary Shares and each subsequent taxable year. Such U.S. holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

Currently, a mark-to-market election may not be made with respect to Warrants. Also, because a mark-to-market election cannot be made for any lower-tier PFICs that the Company may own, if the Company were a PFIC for any taxable year, a U.S. holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such U.S. holder’s indirect interest in any subsidiaries of the Company that are PFICs.

The mark-to-market election is available only for “marketable stock”—generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which Ordinary Shares are intended to be listed). If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S.

holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares under their particular circumstances.

The application of the PFIC rules to Warrants is unclear. Proposed Treasury regulations issued under the PFIC rules generally treats an “option” (which would include a Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury regulations issued under the PFIC rules provides that the QEF election does not apply to options and no mark-to-market election (discussed above) is currently available with respect to options. Therefore, if the proposed Treasury regulations are finalized in their current form, U.S. holders of Warrants would be subject to the PFIC rules described above but would not be able to make any PFIC elections with respect to Warrants.

However, a U.S. holder may make a QEF election with respect to an Ordinary Share acquired upon the exercise of a Warrant and a QEF election previously made with respect to Ordinary Shares will apply to Ordinary Shares newly acquired upon exercise of a Warrant. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which under proposed regulations, will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. holder held Warrants), unless the U.S. holder makes a purging election under the PFIC rules (such as the deemed sale election discussed above). U.S. holders should consult with their own tax advisors regarding the application of the PFIC rules to Warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder may have to file an IRS Form 8621(Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. holder until such required information is furnished to the IRS.

The rules dealing with PFICs and with the purging, QEF, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Ordinary Shares and Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to the Company securities under their particular circumstances.

Information Reporting, Backup Withholding and Additional Reporting Requirements

Dividend payments with respect to the Ordinary Shares and proceeds from the sale, exchange or redemption of the Ordinary Shares or Warrants may be subject to information reporting filed with the IRS unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Certain U.S. holders (and to the extent provided in IRS guidance, certain individual non-U.S. holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares or Warrants, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Ordinary Shares or Warrants. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares or Warrants.

Non-U.S. Holders

Dividends and Other Distributions on Ordinary Shares

Subject to the discussion below concerning backup withholding, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “—U.S. Holders—Possible Constructive Distributions”) received from the Company on Ordinary Shares (or, with respect to constructive distributions, on Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States and, if required under an applicable income tax treaty, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case, a non-U.S. holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “U.S. Holders—Dividends and Other Distributions on Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of such a corporate non-U.S. holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Sale, Taxable Exchange or other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below concerning backup withholding, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Ordinary Shares or Warrants, unless either:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable); or

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, earnings and profits of a corporate non-U.S. holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Exercise, Lapse or Redemption of Warrants

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant, the lapse of a Warrant held by a Non-U.S. Holder, or the Company’s redemption of Warrants for cash generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “—Sale, Exchange, or other Taxable Disposition of Ordinary Shares and Warrants” for a non-U.S. holder’s gain on the sale or other disposition of Warrants.

Information Reporting and Backup Withholding

Payments of dividends on Ordinary Shares and amounts received with respect to the sale or other disposition of Ordinary Shares or Warrants will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns may be filed with the IRS in connection with any payments of dividends on Ordinary Shares paid to the non-U.S. holder or amounts received with respect to the sale or other disposition of Ordinary Shares or Warrants by the non-U.S. holder, regardless of whether any tax was actually withheld.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders from time to time of up to (a) 94,739,154 Class A Ordinary Shares of Satellogic Inc. (the “Company”), which include (i) 7,533,463 Class A Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were issued upon the closing of the Business Combination in a private placement, (ii) 1,500,000 Class A Ordinary Shares issued to the Sponsor pursuant to the Forward Purchase Contract, (iii) 535,085 Class A Ordinary Shares issuable to certain former holders of Nettar Series X Preferred Shares, (iv) 6,250,0000 Class A Ordinary Shares issued to the Sponsor and the former independent directors of CF V in exchange for the Sponsor’s and such directors’ CF V Class B Common Stock acquired in connection with the formation of CF V at a price of $0.003 per share, (v) 600,000 Class A Ordinary Shares issued to the Sponsor in exchange for the Sponsor’s Class A Common Stock acquired in connection with the CF V Private Placement at a price of $10.00 per share, (vi) 2,208,229 Class A Ordinary Shares issued to an affiliate of the Sponsor in lieu of advisory and other fees owed to them, (vii) 985,026 Class A Ordinary Shares issued to an affiliate of Sponsor is satisfaction of debt owed to them, (viii) the Liberty Shares (comprising 20,000,000 Class A Ordinary Shares) issued pursuant to the Liberty Subscription Agreement, (ix) 13,662,658 Class A Ordinary Shares issuable upon conversion of our Class B Ordinary Shares, (x) 533,333 Class A Ordinary Shares issuable upon the exercise of $8.63 Warrants, (xi) 7,500,000 Class A Ordinary Shares issuable upon the exercise of the $10.00 Liberty Warrants, (xii) 15,000,000 Class A Ordinary Shares issuable upon the exercise of the $15.00 Liberty Warrants, (xiii) 2,500,000 Class A Ordinary Shares issuable upon the exercise of PIPE Warrants and (xiv) 15,931,360 Class A Ordinary Shares issuable upon conversion of the Columbia Warrants and (b) 41,464,693 Warrants to purchase Class A Ordinary Shares which include (i) 533,333 $8.63 Warrants, (ii) 7,500,000 $10.00 Liberty Warrants, (iii) 15,000,000 $15.00 Liberty Warrants, (iv) 2,500,000 PIPE Warrants and (v) 15,931,360 Columbia Warrants. The Business Combination is described in greater detail in this prospectus.

We will receive up to an aggregate of $394,691,696.86 if all of the Warrants registered hereby are exercised to the extent such Warrants are exercised for cash. If the market price for our Class A Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants other than the $8.63 Warrants and the Columbia Warrants, which represent $44,691,696.79 in proceeds, will be exercised. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales

Primary Offering

Pursuant to the terms of the Warrants, the Class A Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Class A Ordinary Shares.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the

Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved.

The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and certain of our Warrants are currently listed on the Nasdaq under the symbols “SATL” and “SATLW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the PIPE Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earliest of (a) two years or (b) such time that such Selling Securityholder has disposed of such securities pursuant to Rule 144.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Ordinary Shares by the selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$50,337
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	15,500
Printing Expenses	7,500
Transfer Agent Expenses	10,000
Miscellaneous Expenses	5,000

Total	$238,337

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in the British Virgin Islands and conducts a majority of its operations through its subsidiary, Nettar Group Inc., outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

The validity of the Ordinary Shares has been passed upon by Maples and Calder, British Virgin Islands counsel to the Company.

EXPERTS

The financial statements of Satellogic V Inc. (formerly known as CF Acquisition Corp. V) as of December 31, 2021 and 2020, for the year ended December 31, 2021 and for the period from January 23, 2020 (inception) through December 31, 2020 appearing in this registration statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nettar Group Inc. as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 appearing in this Registration Statement, have been audited by Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.satellogic.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX OF FINANCIAL STATEMENTS

Page
Nettar Group Inc. Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID 1449)	F-2
Consolidated Statements of Profit or Loss and Other Comprehensive Loss for the years ended December 31, 2021, 2020 and 2019	F-3
Consolidated Statements of Financial Position as of December 31, 2021 and 2020	F-4
Consolidated Statements of Changes in Equity for the years ended December 31, 2021, 2020 and 2019	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2021, 2020 and 2019	F-6
Notes to the Consolidated Financial Statements	F-7 - F-44

Satellogic V Inc. (formerly known as CF Acquisition Corp. V.) Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-45
Balance Sheet as of December 31, 2021 and 2020	F-46
Statement of Operations for the year ended December 31, 2021 and for the period from January 23, 2020 (inception) to December 31, 2020	F-47
Statement of Changes in Stockholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from January 23, 2020 (inception) to December 31, 2020	F-48
Statement of Cash Flows for the year ended December 31, 2021 and for the period from January 23, 2020 (inception) to December 31, 2020	F-49
Notes to Financial Statements	F-50 - F-67

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Nettar Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Nettar Group Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of profit or loss and other comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Pistrelli, Henry Martin y Asociados S.R.L.

Member of Ernst & Young Global

We have served as the Company’s auditor since 2017.

City of Buenos Aires, Argentina

April 29, 2022

NETTAR GROUP INC.

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS AND OTHER COMPREHENSIVE LOSS

(Expressed in thousands of US dollars, except per share amounts)

		Year Ended December 31,
	Notes	2021	2020	2019
Revenue	4	$4,247	$—	$—
Cost of sales		(1,876)	—	—
Administrative expenses	5	(36,649)	(8,127)	(4,324)
Research and development	5	(9,640)	(5,879)	(6,372)
Depreciation expense	8	(10,825)	(3,182)	(4,238)
Other operating expenses, net	5	(14,002)	(5,475)	(5,763)

Operating loss		(68,745)	(22,663)	(20,697)

Finance costs, net	6	(11,769)	(7,488)	(4,103)
Embedded derivative (expense) income	17	(42,102)	(84,224)	4,230
Gain on extinguishment of debt	17	3,576	—	—
Other financial income (expense)	6	1,067	597	(112)

Loss before income tax		(117,973)	(113,778)	(20,682)

Income tax benefit (expense)	7	232	(148)	(83)

Net loss (1)		$(117,741)	$(113,926)	$(20,765)

Other comprehensive loss
Exchange differences on translation of foreign operations		(86)	—	—

Total comprehensive loss (1)		$(117,827)	$(113,926)	$(20,765)

Loss per share
Basic and diluted, loss for the period attributable to ordinary equity holders of the parent	13	$(23.35)	$(23.47)	$(4.30)

(1)	Attributable to Ordinary equity holders of the parent.

The accompanying notes are an integral part of the Consolidated Financial Statements.

NETTAR GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in thousands of US dollars)

		Year Ended December 31,
	Notes	2021	2020
Current assets
Cash and cash equivalents		$8,533	$17,267
Accounts receivable - trade		1,196	4
Prepaids and other current assets	9	2,695	772

Total current assets		12,424	18,043

Non-current assets
Property and equipment	8	33,586	34,872
Right-of-use assets	18	2,663	1,341
Deferred income tax assets	7	1,640	48
Other financial assets and other non-current assets		369	314

Total non-current assets		38,258	36,575

Total assets		$50,682	$54,618

Current liabilities
Accounts payable - trade		6,650	2,858
Debt	17	246,189	125,085
Lease liabilities	18	891	362
Contract liabilities	4	935	455
Accrued expenses and other liabilities	12	23,435	2,582

Total current liabilities		278,100	131,342

Non-current liabilities
Accounts payable - trade		2,200	4,697
Debt	17	—	33,795
Lease liabilities	18	1,908	1,036
Contract liabilities	4	1,000	1,000
Other non-current liabilities	12	352	36

Total non-current liabilities		5,460	40,564

Total liabilities		$283,560	$171,906

Shareholders’ equity
Ordinary shares		—	—
Preferred Shares		—	—
Treasury shares		(170,949)	—
Additional paid-in capital		62,045	61,253
Other paid-in capital		12,432	2,464
Warrants		161,432	—
Foreign currency translation reserve		(86)	—
Retained earnings		(297,752)	(181,005)

Equity attributable to equity holders of the parent		$(232,878)	$(117,288)

Total equity (deficit)		$(232,878)	$(117,288)

Total liabilities and shareholders’ equity		$50,682	$54,618

The accompanying notes are an integral part of the Consolidated Financial Statements.

NETTAR GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in thousands of US dollars, except share information)

	Share capital
	Ordinary shares	Value	Preferred Shares	Value	Treasury shares	Additional paid-in capital	Other paid-in capital	Warrants	Retained earnings	Foreign currency translation reserve	Attributable to the equity holders of the parent	Total equity (deficit)
Balance as of January 1, 2019	4,823,645	$—	8,740,398	$—	$—	$60,014	$753	$—	$(46,426)	$—	$14,341	$14,341
Exercise of stock options (Note 10)	9,136	—	—	—	—	16	—	—	—	—	16	16
Net loss	—	—	—	—	—	—	—	—	(20,765)	—	(20,765)	(20,765)
Share-based compensation (Note 11)	—	—	—	—	—	—	852	—	107	—	959	959

Balance as of December 31, 2019	4,832,781	$—	8,740,398	$—	$—	$60,030	$1,605	$—	$(67,084)	$—	$(5,449)	$(5,449)

Issuance of shares (Note 10)	96,481	—	—	—	—	1,223	—	—	—	—	1,223	1,223
Net loss	—	—	—	—	—	—	—	—	(113,926)	—	(113,926)	(113,926)
Share-based compensation (Note 11)	—	—	—	—	—	—	859	—	5	—	864	864

Balance as of December 31, 2020	4,929,262	$—	8,740,398	$—	$—	$61,253	$2,464	$—	$(181,005)	$—	$(117,288)	$(117,288)

Exercise of stock options (Note 10)	333,806	—	—	—	—	792	—	—	—	—	792	792
Preferred shareholder transaction (Note 17)	—	—	(4,128,413)	—	(170,949)	—	—	161,432	—	—	(9,517)	(9,517)
Net loss	—	—	—	—	—	—	—	—	(117,741)	—	(117,741)	(117,741)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(86)	(86)	(86)
Share-based compensation (Note 11)	—	—	—	—	—	—	9,968	—	994	—	10,962	10,962

Balance as of December 31, 2021	5,263,068	$—	4,611,985	$—	$(170,949)	$62,045	$12,432	$161,432	$(297,752)	$(86)	$(232,878)	$(232,878)

The accompanying notes are an integral part of the Consolidated Financial Statements.

NETTAR GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of US dollars)

		Year Ended December 31,
	Notes	2021	2020	2019
Cash flows from operating activities:
Net loss		$(117,741)	$(113,926)	$(20,765)
Adjustments to reconcile Net loss to net cash flows used in operating activities:
Depreciation expense	8	10,825	3,182	4,238
Depreciation on right-of-use assets	18	477	286	—
Income tax (benefit) expense	7	(232)	148	83
Share-based compensation	11	10,962	1,984	959
Interest expense and other	6	11,684	7,509	4,501
Embedded derivative expense (income)	17	42,102	84,224	(4,230)
Gain on debt extinguishment	17	(3,576)	—	—
Interest on lease liabilities	18	49	57	—
Foreign exchange differences		(2,385)	(1,507)	(156)
Disposals of property and equipment	8	588	—	—
Allowance for bad debts	5	1,794	—	—
Changes in operating assets and liabilities:
Accounts receivable - trade		(2,986)	7	12
Prepaids and other current assets		(1,706)	(228)	(170)
Accounts payable - trade		2,135	555	(251)
Contract liabilities		480	455	1,000
Accrued expenses and other liabilities		19,810	(76)	710

Net cash used in operating activities		(27,720)	(17,330)	(14,069)

Cash flows from investing activities:
Capital expenditures		(11,216)	(9,259)	(8,301)
Other financial assets		3	14	—

Net cash used in investing activities		(11,213)	(9,245)	(8,301)

Cash flows from financing activities:
Proceeds from loans, Series X Preferred Shares and issuance of convertible notes debt	17	27,832	18,047	27,000
Payments of lease liabilities	18	(447)	(370)	—
Contributed capital and additional paid-in capital		515	103	16

Net cash provided by financing activities		27,900	17,780	27,016

Net increase (decrease) in cash and cash equivalents		(11,033)	(8,795)	4,646
Effect of foreign exchange rate changes		2,299	1,507	156
Cash and cash equivalents - beginning of period		17,267	24,555	19,753

Cash and cash equivalents - end of period		$8,533	$17,267	$24,555

The accompanying notes are an integral part of the Consolidated Financial Statements.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

1. Description of Business and Basis of Presentation

Nettar Group Inc. is the holding company of Satellogic group (collectively, the “Group”) as of December 31, 2021, 2020 and 2019 and for the years then ended. It was incorporated on October 7, 2014 under the laws of the British Virgin Islands (“BVI”) as an International Business Company. The registered office is located at Kingston Chambers BOX 173 C/O Maples Corporate Services BVI LTD Road Town, Tortola D8 VG1110.

The Group invests in the software, hardware, optics of the aero-space industry, focusing on satellite and image analytics technologies. The goal is to build a planetary scale analytics platform based on a proprietary satellite constellation with the capability to generate insights from images and information, with focus on multi-temporal analysis and high frequency of revisits.

The financial year-end of the Group is December 31.

Nettar Group, Inc., and CF Acquisition Corp. V (Nasdaq: CFV) (“CF V”), a special purpose acquisition company sponsored by Cantor Fitzgerald, announced on July 5, 2021 that they have entered into a definitive merger agreement that will result in Satellogic Inc (a new entity of the Group, formed for the purpose of participating in the merger transaction with CF V) becoming a publicly traded company. Further information related to the merger transaction of the Group consummated after December 31, 2021, see Note 20 (Subsequent Events). Such transaction was initially filed by Satellogic Inc., a whole-owned subsidiary of the Group as of December 31, 2021, with the US Securities and Exchange Commission (SEC) on the Form 8-K on July 6, 2021, then in the Satellogic Inc.’s Registration Statement on Form F-4 initially filed with the SEC on August 12, 2021 and as amended on September 24, 2021, October 19, 2021, November 5, 2021 and November 10, 2021, which was declared effective by the SEC on November 12, 2021 and Satellogic Inc.’s definitive proxy statement filed with the SEC on November 12, 2021.

Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the rules and regulations of the US Securities and Exchange Commission (“SEC”).

The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial instruments that are measured at fair values at the end of each reporting period, as explained in the significant accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. The Consolidated Financial Statements are presented in United States dollars (hereinafter “US dollars” or “$”).

The Consolidated Statements of Profit or Loss and Other Comprehensive Loss, Consolidated Statements of Changes in Equity and Consolidated Statements of Cash Flows are presented for the years ended December 31, 2021, 2020 and 2019 for comparative information. The Consolidated Statements of Financial Position are presented as of December 31, 2021 and 2020 for comparative information.

These Consolidated Financial Statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, were approved by the Group’s Board of Directors on April 29, 2022.

Reclassification

Certain prior period amounts have been reclassified to conform with current period presentation.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Principles of Consolidation

The Consolidated Financial Statements included the accounts of Group and its 100% owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Liquidity and Going Concern

The accompanying Consolidated Financial Statements have been prepared on a going concern basis, which contemplates continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying Consolidated Financial Statements for the years ended December 31, 2021, 2020 and 2019, respectively, the Group incurred net losses of $117,741 thousand, $113,926 thousand and $20,765 thousand and used cash in operations of 27,720 thousand, $17,330 thousand and $14,069 thousand. As mentioned in Note 20 (Subsequent Events), on January 25, 2022 Satellogic Inc. (the “Company”), consummated the transactions contemplated by that previously announced Agreement and Plan of Merger dated as of July 5, 2021. The transaction resulted in the addition of approximately $168 million in cash to the Consolidated Statement of Financial Position in 2022. Refer to Note 20 (Subsequent Events) for additional information. The Group believes that its cash on hand following the consummation of the transaction mentioned above will be sufficient to meet its working capital and capital expenditure requirements for a period of at least 12 months from the end of the reporting period.

2. Significant Accounting Judgements, Estimates and Assumptions and Summary of Significant Accounting Policies

Significant Accounting Judgements, Estimates and Assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Other disclosures relating to the Group’s exposure to risks and uncertainties include:

•	Capital Management (Note 14)

•	Financial instruments risk management and policies (Note 15)

•	Sensitivity analyses disclosures (Note 15)

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the Consolidated Financial Statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

Share-based options

Estimating fair value for share-based options requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

appropriate inputs to the valuation model and making assumptions about them. The Group used the Black Scholes model for measuring the fair value of equity settled awards with employees under the “2015 Share Plan amended June 14, 2016 and June 10, 2019 (the “Plan”)” for the years ended 2021, 2020 and 2019. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 11 (Share-based Compensation).

Fair value measurement of financial instruments

When the fair values of financial assets and financial liabilities recorded in the Statement of Financial Position cannot be measured based on quoted prices in active markets, their fair value is measured using valuation techniques including a discounted cash flow model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. Judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions relating to these factors could affect the reported fair value of financial instruments. See Note 15 (Financial Instruments Risk) for additional information.

Taxes

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant judgment by management is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

The Group has $9,124 thousand and $4,434 thousand of deferred income tax assets as of December 31, 2021 and 2020, respectively. Based on estimations by the Group’s management, the Group has booked an allowance of $7,484 thousand and $4,386 thousand as of December 31, 2021 and 2020, respectively, to reduce the valuation of the net deferred income tax asset to is probable recovery value.

Summary of Significant Accounting Policies

Revenue Recognition

The Group is building a proprietary satellite constellation with the capability to generate insights from images and information, with focus on multi-temporal analysis and high frequency of revisits.

The Group accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable.

The Group recognizes revenue under a contract once control of the deliverable has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Group has a right to payment for the imagery, (ii) the Group has made available the imagery to the customer, (iii) the customer has the right to deploy the imagery in its activities, and (iv) the customer receives the rewards of obtaining the imagery. The Group’s imagery can be delivered to the customers in two ways, either by providing access on the Group’s platform or via electronic delivery.

The Group provides a satellite-as-a-service offering to its customers which allows the customer continued access to a platform to obtain the latest imagery generated by the Group’s satellites throughout a contractual term. The

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Group has fulfilled its performance obligation when the customer receives and consumes the benefit of access to the latest imagery over the contractual term. The Group recognizes revenue on a straight-line basis over the contractual term to reflect the continued benefit to the customer of access to the Group’s satellite imagery.

The Group also provides imagery related to specific requested tasks from customers. The Group’ performance obligation under the contract is met and it recognizes revenue from these transactions at the point-in-time when control of the specific imagery has passed to the customer, which is usually upon delivery of the imagery to the customer.

At times, the Group may grant the customer the ability to name certain satellites. The naming rights of the satellites provides marketing value over the contractual term to the customer and is considered a distinct performance obligation. The Group recognizes the revenue related to the naming rights on a straight-line basis over the contractual period.

The Group also provides technical support of satellite data downlink for customers’ ground stations. The Group considers this service to be a distinct performance obligation. Technical support provides a stand-ready obligation to the customer for any technical issues that may arise in connection with the accessing and downloading of images. The Group recognizes revenue on a straight-line basis over the contractual period.

The Group may also sell some of its imagery as part of contractual arrangements containing multiple deliverables. For each deliverable that represents a distinct performance obligation, total arrangement consideration is allocated based upon the determined selling prices of each performance obligation. When naming rights are present in a contract, the Group may use a third-party valuation specialist to determine the fair value of this right. The Group will then ascribe a proportion of the contract consideration to this performance obligation.

The nature of the Group’s contracts does not currently give rise to variable consideration related to returns or refunds as those are not offered.

The Group evaluates contracts with a minimum purchase commitment to determine whether it expects to be entitled to a breakage amount. The Group considers the requirements on constraining estimates variable consideration. The following factors are evaluated when assessing the increased likelihood of a significant revenue reversal: (i) the amount of consideration is highly susceptible to factors outside the Group’s influence (e.g. volatility in a market, judgment of action of third parties, weather conditions), (ii) the uncertainty about the amount of consideration is not expected to be resolved for a long period of time, (iii) the Group’s experience with similar types of contracts is limited, or that experience has limited predictive value, (iv) the Group has a practice of either offering a broad range of price concessions or changing the payment terms and conditions of similar contracts in similar circumstances, and (v) the contract has a large number and broad range of possible consideration amounts.

The Group excludes amounts collected on behalf of third-parties, such as sales taxes, when determining transaction price.

Contract liabilities consist of payments received from customers, or such consideration that is contractually due, in advance of providing the product or performing services. Contract liabilities are comprised of an advance payment from the Group’s contract with a commercial space technology customer.

The Group currently does not incur any incremental direct costs from obtaining customer contracts.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The Group has elected to use the practical expedient for its performance obligations table to include only those customer contracts that are longer than 12 months at the time of contract inception and those contracts that are non-cancelable.

The Group requests payments for its imagery in advance or with the delivery of the imagery. The Group generally does not enter into any long-term financing arrangements or payment plans with customers. Although the Group’s business practice is not to enter into contracts with non-cash consideration, at times this may occur. In these instances, the Group determines the fair value of the non-cash consideration at contract inception and includes this value as part of the total arrangement consideration. In instances where the Group cannot reasonably estimate the fair value of the non-cash consideration, the Group will measure the consideration indirectly by reference to its stand-alone selling price of the goods promised to the customer in exchange for consideration.

Current Versus Non-current Classification

The Group presents assets and liabilities in the Consolidated Statements of Financial Position based on a current and non-current classification. The Group classifies all amounts to be realized or settled with 12 months after the reporting period to be current and all other amounts to be non-current.

Fair Value Measurement

Financial instruments, such as money market funds and derivative financial liabilities, are measured at fair value at each balance sheet date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability; or

•	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their best economic interest. In determining the fair value, valuation techniques are used which maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the Consolidated Financial Statements are categorized within a fair value hierarchy. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1: Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

•	Level 2: Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.

•	Level 3: Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Assets and liabilities recognized at fair value on a recurring basis in the Consolidated Financial Statements are re-assessed at the end of each reporting period to determine whether any transfers have occurred between levels in the hierarchy. External specialists are involved for valuation of significant liabilities, such as embedded derivatives. Involvement of external specialists is determined annually by management. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. Management decides, after discussions with the Group’s external specialists, which valuation techniques and inputs to use for each case.

For fair value disclosures, classes of assets and liabilities are based on the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy.

Foreign Currencies

The Group’s functional currency is the US dollar. All legal entities have the US dollar as its functional currency, except for Satellogic Solutions S.L. (the Euro) and Telluric Ltd. (the Israeli new shekel). The functional currency for each legal entity is reviewed annually.

For those entities with the US dollar as their functional currency, the monetary assets and liabilities denominated in foreign currencies are translated at the spot rate in effect at the applicable reporting date, non-monetary assets and liabilities are translated at historical exchange rates, and revenues and expenses denominated in foreign currencies are translated at the functional currency spot rate at the date of the transaction is incurred. The resulting foreign currency translation adjustment is recorded as Other financial income (expense) in the Consolidated Statement of Profit or Loss and Comprehensive Loss.

For those entities with other than the US dollar as their functional currency, all assets and liabilities denominated in foreign currencies are translated to US dollar at the spot rate in effect at the applicable reporting date and revenues and expenses denominated in foreign currencies are translated at the functional currency spot rate at the date of the transaction is incurred. The resulting foreign currency translation adjustment is recorded as Other comprehensive income, which is reflected as a separate component of Shareholders’ equity.

Leases

The Group enters into lease contracts, as assessed at contract inception, primarily for real estate and equipment. On the lease commencement date, the Group recognizes a right-of-use (“ROU”) asset and lease liability. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Lease liabilities are recorded based on the present value of the future lease fixed payments. In determining the present value of future lease payments, the Group uses its incremental borrowing rate based on the information available at the commencement date. For real estate and equipment contracts, the Group generally accounts for the lease and non-lease components as a single lease component. In assessing the lease term, the Group includes options to renew only when it is reasonably certain that it will be exercised; a determination which is at the sole discretion of the Group. Variable lease payments are recognized as expenses in the period incurred. For leases with an initial term of 12 months or less, the Group has elected to not record a right-of-use asset and lease liability. The Group records lease expense on a straight-line basis over the shorter of the lease term and estimated useful lives of the assets, beginning on the commencement date.

Financial Instruments

Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instrument. Financial assets are derecognized when the contractual rights to the cash

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs, where applicable.

Financial assets are classified into one of the following categories:

•	amortized cost

•	fair value through profit or loss (“FVTPL”), or

•	fair value through other comprehensive income (“FVOCI”).

In the periods presented the Group does not have any financial assets categorized as FVOCI.

The classification is determined by both:

•	the entity’s business model for managing the financial asset, and

•	the contractual cash flow characteristics of the financial asset.

All income and expenses relating to financial assets that are recognized in the Statement of Profit or Loss and Other Comprehensive Loss are presented within finance costs, embedded derivative (expense) income, finance income or other financial items, except for impairment of trade receivables which is presented within Administrative expenses.

Subsequent measurement of financial assets

Financial assets at amortized cost:

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):

•	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows, and

•	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

After initial recognition, these are measured at amortized cost using the effective interest method (“EIR”). Discounting is omitted where the effect of discounting is immaterial.

Financial assets at fair value through profit or loss (FVTPL):

Financial assets held within a different business model other than ‘hold to collect’ or ‘hold to collect and sell’ are categorized at FVTPL. Further, irrespective of the business model used, financial assets whose contractual cash flows are not solely payments of principal and interest are accounted for at FVTPL. All derivative financial instruments of the Group fall into this category.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Assets in this category are measured at fair value with gains or losses recognized in profit or loss. The fair values of financial assets in this category are determined by reference to active market transactions or using a valuation technique where no active market exists.

Impairment of Financial Assets

For financial assets at amortized cost, the Group recognizes an allowance for expected credit losses (“ECLs”) for all financial assets instruments not held at fair value through the Consolidated Statement of Profit or Loss and Comprehensive Loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default.

The Group considers a financial asset in default when contractual payments are 90 days past due unless the Group has reasonable and supportable information to demonstrate that a more lagging default criterion is more appropriate. In certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows.

Classification and measurement of financial liabilities

Financial liabilities include borrowings, trade and other payables and derivative financial instruments.

All financial liabilities are recognized initially at fair value, including notes debt which is recognized net of directly attributable transaction costs.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in the Consolidated Statement of Profit or Loss and Comprehensive Loss.

All interest-related charges and, if applicable, changes in an instrument’s fair value that are reported in the Statement of Profit or Loss and Comprehensive Loss are included within finance costs or finance income.

Cash and Cash Equivalents

Cash and cash equivalents include deposits in banks and short-term (original maturities of three months or less at the time of purchase), highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in the value due to interest rate changes.

Property and Equipment

Property and equipment produced or acquired are stated at their production or acquisition cost, which includes all costs directly attributable to making the asset ready for use, less accumulated depreciation and any accumulated impairment losses.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Satellite costs include all expenses incurred for the building of individual satellites and comprise the manufacturing, launch and related launch-insurance costs and costs directly attributable to software programming. The Advances for satellites and satellites under construction primarily consist of percentage completion payments for the construction of future satellites and advances paid in respect of launch vehicles and related launch-insurance costs. Studies, direct labor costs, consultancy fees and other costs incurred directly in connection with satellite construction are also capitalized.

The Group calculates depreciation expense using the straight-line method over the estimated useful lives of the assets.

The useful lives of the categories of property and equipment are as follows:

Categories	Estimated Useful Life in years
Satellites	3
Research and development	3-5
Other property and equipment	3-10

The remaining useful lives of property and equipment are reviewed annually based on the satellites forecast utilization and the technical assessment of their useful lives. In instances of significant changes to the estimated remaining useful, the remaining carrying value of the fixed asset is depreciated over the new estimated remaining useful life.

Accounts payable – trade

Accounts payable-trade are recognized when the Group has received an invoice from a vendor or supplier for a product or service that has been completed. The payments terms of the Group’s accounts-payable trade are generally short-term in duration.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the Consolidated Statement of Profit or Loss and Comprehensive Loss, net of any reimbursement. All provisions are reviewed at each balance sheet date and adjusted to reflect the current best estimate of the Group’s management.

Share-based Compensation

The Group measures all equity-based payments using a fair-value-based method as of the award grant date and vesting conditions and records Share-based compensation expense over the requisite service period for each award using the straight-line method in its Consolidated Financial Statements. The expense calculation includes estimated forfeiture rates, which have been developed based upon historical experience. As the Group records Share-based compensation expense, a corresponding increase is recorded to Other paid-in-capital, a component of Shareholders’ Equity.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Taxes

Current Income Tax

Current income tax assets and/or liabilities are those amounts expected to be recovered from or paid to taxation authorities at each reporting or prior reporting date. The current tax payable is measured on taxable income that differs from the Consolidated Statements of Profit and Loss due to permanent and/or temporary timing differences. The tax rates and tax laws used to calculate the current tax are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred Income Tax

Deferred income tax is determined using the liability method of accounting for income tax. The deferred income tax reflects the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the respective tax basis at the reporting date.

Deferred tax is recognized for all taxable temporary differences, except:

•

when the deferred tax liability arises from the initial recognition of goodwill, or an asset or liability (other than in a business combination) and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences, unused tax credit carry forwards and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and liabilities relating to items recognized outside of the Consolidated Statements of Profit or Loss and Comprehensive Loss are recognized in correlation to the underlying transaction either in Other comprehensive income or directly in Shareholders’ Equity.

Deferred income tax assets and liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Uncertain Tax Positions

Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation. Where it is determined that it is not probable that a tax

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

authority will accept an uncertain tax position, the Company reflects the tax effect using one of the following methods, dependent upon the method expected to better predict the resolution of the uncertainty:

•	the most likely amount; or

•	the expected value.

3. Recent Accounting Pronouncements

The following IFRS amendments and interpretations are effective from January 1, 2021 but they do not have a material impact on the Group’s consolidated financial statements:

•	Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest Rate Benchmark Reform – Phase 2

•	Amendments to IFRS 16 – Covid-19-related Rent Concessions beyond 30 June 2021

The new and revised standards and interpretations that are issued but are not yet effective for the periods presented were not early adopted by the Group in preparing these consolidated financial statements.

Standard or interpretation	Effective date	Planned application by Satellogic in reporting year
Amendments to IFRS 3: References to Conceptual Framework	January 1, 2022	2022
Amendments to IAS 37: Onerous contracts—Cost of fulfilling a contract	January 1, 2022	2022
Amendments to IAS 16: Property, Plant and Equipment: Proceeds before Intended Use	January 1, 2022	2022
Annual Improvements to IFRS Standards 2018 - 2020	January 1, 2022	2022
Amendments to IAS 1: Classification of Liabilities as Current or Non-current	January 1, 2023	2023
IFRS 17 and amendments to IFRS 17: Insurance Contracts	January 1, 2023	2023
Amendments to IAS 8: Definition of Accounting Estimates	January 1, 2023	2023
Amendments to IAS 12: Deferred Tax related to Assets and Liabilities arising from a Single Transaction	January 1, 2023	2023
Amendments to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting Policies	January 1, 2023	2023
Amendments to IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	Deferred indefinitely

The Group is still evaluating the potential impact of these issued, but not yet effective new and revised standards and interpretations; however, the Group does not expect the adoption these standards to have a material impact on the Consolidated Financial Statements.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

4. Revenue from Contracts with Customers, Contract Liabilities and Remaining Performance Obligations

The Group’s revenue is derived from selling imagery and its only business activity is building of a satellite constellation to support the selling of imagery. During the year ended December 31, 2021, the Group recognized revenue of $4,247 thousand, of which $3,858 thousand was recognized over time and $389 thousand was recognized at a point-in-time. The Group was pre-revenue prior to the current year.

The Group’s segment information reflects the way the Chief Operating Decision Maker uses internal reporting to evaluate business performance, allocate resources and manage operations. For management purposes, the Group is organized into a single reportable segment.

Information about the Group’s revenue by geography is as follows:

	Year Ending December 31,
	2021	2020	2019
Revenue by geography (1)
Asia Pacific	$3,988	$—	$—
North America	201	—	—
Other	58	—	—

Total revenue	$4,247	$—	$—

(1)	Revenue by geography is based on the geographical location of the customer.

The Group has one customer that accounted for more than 10% of revenue for the twelve months ended December 31, 2021, of which $3,858 thousand of revenue was recognized. The agreement with the customer was originally signed on June 12, 2019 and modified on September 22, 2021. Under the terms of the modified agreement, the Group agreed to deliver imagery over an agreed upon geographical space for a period of 12 years on a take-or-pay basis, in exchange for $38,236 thousand of cash consideration, which is inclusive of VAT, and the right to use a building for an Assembly, Integration and Test facility. The Group also has the ability to earn additional consideration if the customer requests imagery in excess of the service cap. The Group agreed to collect the cash consideration, through quarterly payments of $797 thousand over ten years, which started in November 2021, with the remaining cash consideration collected as upfront milestone payments. The Group has collected $2,072 thousand, of which $1,000 thousand is included as a non-current contract liability, from this customer as of December 31, 2021.

In November 2021, the Group entered a 5-year noncancellable agreement with a technology company that requires the customer to purchase a minimum of $4,000 thousand of multispectral, hyperspectral, full-motion video or private delivery uplift products each year. The Group recognizes revenue as products are delivered to the customer. The customer pays the Group in non-cash consideration in the form of a license to a proprietary software platform, which the Group uses in its internal operations. The access to the platform is granted to the Group regardless of the level of products ordered. The customer has the option of purchasing additional products from the Group in exchange for cash consideration at the Group’s non-discounted standard price. For the year ended December 31, 2021, the Group recognized an insignificant amount of revenue related to this contract.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Contract liabilities and Remaining Performance Obligations

The Group’s contract liabilities consist of payments received from customers, or such consideration contractually due, in advance of providing the satellite imagery or related service. Amounts included in Contract liabilities are as follows:

	Year Ending December 31,
	2021	2020
Non-current	$1,000	$1,000
Current	935	455

Total	$1,935	$1,455

During the year ended December 31, 2021, the Group recognized revenue of $455 thousand that was included as a Contract liability as of December 31, 2020.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The following table represents the total transaction price for the remaining performance obligations as of December 31, 2021 related to non-cancellable contracts longer than 12 months in duration that is expected to be recognized over future periods.

	Within 1 Year	Years 1-2	Years 2-3	Thereafter
Remaining performance obligations	$7,048	$14,096	$13,956	$19,050

5. Cost of sales and Operating Expenses

Cost of sales

Cost of sales includes direct costs related to ground stations, cloud and infrastructure costs, and digital image processing. During the year ended December 31, 2021, the Group began to recognize cost of sales primarily related to a single customer with a commercial space technology company.

Administrative expenses

	Year Ending December 31,
	2021	2020	2019
Administrative expenses
Professional fees related to merger transaction (1)	$(16,263)	$—	$—
Professional fees	(5,439)	(1,684)	(669)
Share-based compensation	(5,355)	(1,371)	(330)
Salaries, wages, and other benefits	(4,432)	(3,377)	(1,763)
Allowance for doubtful accounts (2)	(1,794)	—	—
Other administrative expenses	(3,366)	(1,695)	(1,562)

Total	$(36,649)	$(8,127)	$(4,324)

(1)	Refer to Note 20 (Subsequent Events) for further details on the merger transaction.
(2)	The Group has recognized an allowance for doubtful accounts only in the year ended December 31, 2021 and for an amount of $1,794 thousand.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Research and development

	Year Ending December 31,
	2021	2020	2019
Research and development
Salaries, wages, and other benefits	$(6,296)	$(4,413)	$(4,676)
Share-based compensation	(1,968)	(471)	(597)
Professional fees	(91)	(489)	(543)
Other research and development expenses	(1,285)	(506)	(556)

Total	$(9,640)	$(5,879)	$(6,372)

Other operating expenses, net

	Year Ending December 31,
	2021	2020	2019
Other operating expenses, net
Salaries, wages, and other benefits	$(6,800)	$(3,040)	$(3,165)
Share based compensation expenses	(3,639)	(142)	(33)
Professional fees	(1,310)	(684)	(714)
Other operating income and expenses	(2,253)	(1,609)	(1,851)

Total	$(14,002)	$(5,475)	$(5,763)

6. Finance Costs, net and Other Financial Income (Expense)

	Year Ending December 31,
	2021	2020	2019
Finance costs, net
Interest expense	$(9,326)	$(7,466)	$(4,468)
Accrued dividends - Series X	(2,367)	—	—
Other finance costs, net	(76)	(22)	365

Total	$(11,769)	$(7,488)	$(4,103)

	Year Ending December 31,
	2021	2020	2019
Other financial income (expense)
Foreign exchange differences	$1,019	$597	$(112)
Other financial income	48	—	—

Total	$1,067	$597	$(112)

7. Income Tax

The Group is incorporated in the British Virgin Islands. The British Virgin Islands do not impose corporate income taxes. The Group’s operations are conducted throughout various subsidiaries in a number of countries throughout the world with significant operations in Uruguay. Consequently, income taxes have been provided

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

based on the laws and rates in effect in the countries in which operations are conducted or in which the Group’s subsidiaries are considered resident for corporate income tax purposes. Components of pre-tax loss/income are as follows:

Net income tax provision summary

	Year Ending December 31,
	2021	2020	2019
Current Tax Provision	$(1,387)	$(186)	$(93)
Deferred Tax Benefit
Benefit relating to origination and reversal of temporary differences	1,592	38	10
Adjustments in respect of temporary differences of previous years (and currency fluctuations)	27	—	—

Net Income Benefit/(Expense)	$232	$(148)	$(83)

Current income tax for the years ended December 31, 2021, 2020 and 2019 is an annual tax levied at 30% in Argentina (25% - 30%, depending on taxable income), 25% in China, 23% in Israel, 25% in Spain, 21% in the United States and 25% in Uruguay. A reconciliation of differences between the product of the accounting loss/income multiplied by the weighted average tax rate, as discussed below, and the income tax expense:

Rate reconciliation summary

	Year Ending December 31,
	2021	2020	2019
Loss before income tax expense	$(117,973)	$(113,778)	$(20,682)
Income tax calculated using weight average applicable statutory rates:	4,050	2,221	2,165
U.S. State and Local Income Taxes	(5)	4	—
U.S. - Foreign Derived Intangible Income Deduction	200	—	—
Argentina Tax Inflation Adjustment	381	198	288
Other Permanent Differences	4	20	1
Non-Recognition of Deferred Tax Assets	(3,648)	(1,198)	(898)
Effect of Rates Different than Statutory	(750)	(1,393)	(1,639)

Total	$232	$(148)	$(83)

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The weighted average statutory rate for 2021, 2020, and 2019 is 3.38%, 1.95%, and 10.47%, respectively. The weighted average statutory rates fluctuate due to the mix of earnings between taxable and tax-free jurisdictions. In 2021, 2020, and 2019, approximately 88%, 93%, and 65%, respectively, of the consolidated group’s activity is generated in the British Virgin Islands, where the statutory tax rate is 0% and Uruguay, where the Group operates in a free trade zone, leaving a minimal total weighted average statutory rate.

	Year Ending December 31,
	2021	2020
Deferred Tax Assets:
Stock Options	$1,112	$43
Bad Debts	407	—
Deferred Financing Costs	—	—
Other	14	5
Net Operating Loss	107	—

Total Net Deferred Tax Assets/(Liabilities)	$1,640	$48

Items for which no deferred tax asset/liability has been recognized:
Stock Options	941	89
Other Temporary Items	405	428
Net Operating Loss	6,138	3,869

Total	$7,484	$4,386

The assessment of the realizability of the deferred tax assets is based on all available positive and negative evidence. Such evidence includes, but is not limited to, recent cumulative earnings or losses, expectations of future taxable income by taxing jurisdiction, and the carry-forward periods available for the utilization of deferred tax assets. The assessment of the recoverability of deferred tax assets will not change until there is sufficient evidence to support their realizability. The Group will continue to assess and record any necessary changes to align its deferred tax assets to their realizable value.

	Expiration	Amount Carried Forward (USD)	Amount Recognized as of December 31, 2021
Argentina Net Operating Loss	December 31, 2022 -December 31, 2026	$20,460	$—
China Net Operating Loss	December 31, 2026	401	100
Netherlands Net Operating Loss	December 31, 2027	16	4
Uruguay Net Operating Loss	December 31, 2026	$10	$3

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

8. Property and Equipment

Property and equipment consists of the following:

	Satellites	Advances for satellites and satellites under construction	Research and development	Other	Total
Cost
Balance as of January 1, 2020	$10,325	$18,399	$3,404	$1,524	$33,652
Additions	—	15,277	392	274	15,943
Transfers	26,421	(26,421)	—	—	—
Disposals	—	(289)	—	—	(289)

Balance as of December 31, 2020	36,746	6,966	3,796	1,798	49,306
Additions	—	8,815	202	1,109	10,126
Transfers	4,700	(4,700)	—	—	—
Disposals	—	(522)	(11)	—	(533)

Balance as of December 31, 2021	$41,446	$10,559	$3,987	$2,907	$58,899

Depreciation
Balance as of January 1, 2020	$9,248	$—	$1,242	$678	$11,168
Depreciation expense	2,427	—	463	292	3,182
Disposals and other	—	—	84	—	84

Balance as of December 31, 2020	11,675	—	1,789	970	14,434
Depreciation expense	10,086	—	389	350	10,825
Disposals and other	—	—	54	—	54

Balance as of December 31, 2021	$21,761	$—	$2,232	$1,320	$25,313

Carrying amount
Balance as of December 31, 2021	$19,685	$10,559	$1,755	$1,587	$33,586

Balance as of December 31, 2020	$25,071	$6,966	$2,007	$828	$34,872

Information of the Group’s non-current assets by geography is as follows:

	Year Ending December 31,
	2021	2020
Non-current assets by geography (1) (2) (3)
Uruguay	$34,062	$34,518
Argentina	1,166	819
Spain	787	839
Other countries	234	37

Total non-current assets	$36,249	$36,213

(1)	Non-current assets include all property and equipment and ROU assets.
(2)	Non-current assets are based on the geographic location of the entity that holds the assets.
(3)	The Group does not have any non-current assets in the country of incorporation of the holding company.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

9. Prepaids and Other Current Assets

	Year Ending December 31,
	2021	2020
Prepaids and other current assets
Prepaids	$1,153	$243
Advances to suppliers	829	426
Other current assets	713	103

Total	$2,695	$772

10. Issued Capital and Reserves

During 2021, 2020 and 2019, there are no amendments to Group capital, except for the issuance of Nettar Series X Preferred Shares (classified as liabilities as further described below in this note), the repurchase of Series A, B and B-1 preference shares owned by a former shareholder (see Note 17), and the exercise of stock options and stock awards. The breakdown of each class of share capital as of such dates is as follows:

Shares issued and fully paid

	Year Ending December 31,
Shares issued and fully paid	2021	2020	2019
Ordinary Shares	53	49	48
Series A preference shares	25	47	47
Series B preference shares	14	31	31
Series B-1 preference shares	7	9	9
Series X Preferred Shares	20	—	—

	119	136	135

Except for the number of Ordinary Shares and Nettar Series X Preferred shares which changed in 2021 as explained below, the number of shares authorized for each class remained unchanged for the years in 2019 and 2020 as follows:

Authorized shares

Authorized shares	Number of shares	Face value per share
Ordinary Shares	20,000,000	0.00001
Series A preference shares	4,723,330	0.00001
Series B preference shares	3,117,915	0.00001
Series B-1 preference shares	899,153	0.00001
Series X Preferred Shares	2,500,000	0.00001

The number of authorized Ordinary Shares in year 2021 increased from 15.5 million to 20 million and the Nettar Series X Preferred Shares increased by 2.5 million, while the rest of the classes of authorized Preferred shares remained unchanged.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Ordinary shares issued and fully paid

Ordinary shares	Number of shares	Face value per share	Total
At January 1, 2019	4,823,645	0.00001	48
Issuance of shares	9,136	0.00001	—

At December 31, 2019	4,832,781	0.00001	48
Issuance of shares	96,481	0.00001	1

At December 31, 2020	4,929,262	0.00001	49
Issuance of shares	333,806	0.00001	4

At December 31, 2021	5,263,068	0.00001	53

Preferred shares

Preferred shares	Series A	Series B	Series B-1	Series X		Face value per share	Total
At January 1, 2019	4,723,330	3,117,915	899,153	—		0.00001	87
Redemption / Issuance of shares	—	—	—	—		0.00001	—

At December 31, 2019	4,723,330	3,117,915	899,153	—		0.00001	87
Redemption / Issuance of shares	—	—	—	—		0.00001	—

At December 31, 2020	4,723,330	3,117,915	899,153	—		0.00001	87
Treasury shares(2)	(2,176,000)	(1,725,784)	(226,629)	—		0.00001	(41)
Issuance of shares	—	—	—	2,033,230	(1)	0.00001	20

At December 31, 2021	2,547,330	1,392,131	672,524	2,033,230		0.00001	66

(1)	Issuance of 2,033,320 Nettar Series X Preferred shares were classified as liabilities on the Consolidated Statement of Financial Position.
(2)	See Note 17 in relation to the preferred shareholder transaction.

In accordance with the Articles of Association of Nettar Group Inc., the Purchase Agreements and the Investors’ Right Agreements (hereinafter, the Agreements), each holder of Preferred Shares shall be entitled to convert any or all of its Preferred Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Preferred Share as is determined by dividing the applicable Original Purchase Price by the applicable Conversion Price determined for each series of Preferred and Preference Shares. Furthermore, the Agreements states the events which trigger the automatic conversion of the Preferred and Preference Shares into Ordinary Shares, such as the closing of a Qualified initial public offering (IPO), or with a Requisite Vote to convert all Preferred Shares at the then-effective Conversion Price.

In April 2021, the Group entered into an agreement with investors, through which the Group would issue up to 2,500,000 Nettar Series X Preferred Shares, $0.00001 par value per share, at a purchase price of $10.00. The Nettar Series X Preferred Shares carry an annual 7% cumulative dividend, payable upon a liquidation, dissolution, winding up or upon the conversion or redemption of the Nettar Series X Preferred Shares. During the year ended December 31, 2021, a total of 2,033,230 Nettar Series X Preferred Shares were issued.

Since the Series X Preferred Shares contain a contractual obligation to deliver cash or another financial asset (e.g., variable number of common shares), multiple conversion events are based on the occurrence or

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

non-occurrence of events beyond the issuer’s control (e.g., acquisition by a SPAC, next equity financing, an IPO or conversion at the optional election of shareholders), the Preferred Shares were accounted for as a liability. For those conversion options in the Preferred Shares agreement that are considered derivatives under IFRS 9, whose economic risks are expected not to be closely related to the financial instrument, the Group has recognized a separate derivative measured at fair value.

As further detailed in Note 20 (Subsequent Events), and in connection with the merger transaction closed in January 2022, all of the Group’s Preferred Shares outstanding immediately prior to the effective time of the Initial Merger (other than dissenting shares) were converted into a number of Class A Ordinary Shares as determined in the merger agreement.

11. Share-based Compensation

Employees, including senior executives, of the Group receive incentives in the form of share-based options, whereby employees render services as consideration for equity instruments (equity-settled transactions). The Group maintains a plan under which the share-based option awards are issued or modified. The Plan provides for the direct allocation as well as the sale of shares and the granting of options for the purchase of shares, at the discretion of the Group’s Board of Directors, to certain employees, advisors and/or independent directors. The option incentives are usually granted for a four-year vesting term and have a maximum term of ten years.

The Group recognized share-based compensation expense of $10,962 thousand, $1,984 thousand and $959 thousand for the years ended December 31, 2021, 2020 and 2019 respectively. The following components of Shareholders’ equity were increased as follows:

	Year Ending December 31,
	2021	2020	2019
Other paid-in capital	$9,968	$859	$852
Additional paid-in capital	—	1,120	—
Forfeiture options (reclassified to retained earnings)	994	5	107

Total	$10,962	$1,984	$959

There were no cancellations or modifications to the granted awards in 2021, 2020 and 2019.

The following table illustrates the number and weighted average exercise prices (“WAEP”) of, and movements in, share options during the years 2021, 2020 and 2019:

	Number 2021	WAEP 2021	Number 2020	WAEP 2020	Number 2019	WAEP 2019
Outstanding at January 1st	1,421,314	$2.75	1,238,025	$2.41	678,677	$1.79
Granted during the year	1,080,491	10.45	348,444	4.14	617,173	3.04
Forfeited during the year	(72,115)	4.21	(104,152)	3.93	(22,278)	1.79
Excercised during the year	(333,806)	2.25	(56,577)	1.82	(9,136)	1.79
Expired during the year	(17,475)	2.53	(4,426)	2.37	(26,411)	1.79
Outstanding at December 31st	2,078,409	$6.79	1,421,314	$2.75	1,238,025	$2.41
Excersisable at December 31st	1,001,770	$3.00	992,024	$2.35	771,631	$2.08

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The accumulated amounts related to Share-based options recognized as Other paid-in capital in equity for the years ended December 31, 2021, 2020 and 2019 were 12,432 thousand, 2,464 thousand and 1,605 thousand, respectively. See the Consolidated Statement of Changes in Equity.

The weighted average remaining contractual life for the share options outstanding were 7.95 years, 7.20 years and 7.88 years as of December 31, 2021, 2020 and 2019, respectively.

The following table list the inputs used for the measurement of the Plan during the years ended December 31, 2021, 2020 and 2019, respectively:

	Year Ending December 31,
	2021	2020	2019
Weighted average fair values at the measurement date (grant date)	$23.36	$6.31	$2.05
Dividend yield (%)	—	—	—
Expected volatility (%)	61 - 72	59 - 61	52 - 61
Risk-free interest rate (%)	0.5 - 1.4	0.4 - 0.5	1.3 - 2.2
Contractual life of share options (years)	10	10	10
Weighted average share price (USD)	$6.79	$2.75	$3.04
Model used	Black Scholes	Black Scholes	Black Scholes

The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may not necessarily be the actual outcome.

As further detailed in Note 20 (Subsequent Events), and in connection with the merger transaction closed in January 2022, all options to purchase the Group’s ordinary shares were assumed by Satellogic Inc., the new listed company, and became options to purchase Class A Ordinary Shares of Satellogic Inc., as determined in accordance with the Merger Agreement.

12. Accrued Expenses and Other Liabilities

	Year Ending December 31,
	2021	2020
Accrued expenses and other liabilities
Accrued professional fees related to merger transaction(1)	$(16,263)	$—
Provisions	(2,934)	(462)
Payroll and employee benefits payable	(2,545)	(1,717)
Other taxes payable	(2,045)	(439)

Total	$(23,787)	$(2,618)

Total current	(23,435)	(2,582)

Total non-current	$(352)	$(36)

(1)	Refer to Note 20 (Subsequent Events) for further details on the merger transaction.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

13. Earnings (loss) per Share (“EPS”)

Basic EPS is calculated by dividing the profit (loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is calculated by dividing the profit (loss) attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The Group identified four financial instruments that qualify as potential ordinary shares: 1) the Preferred and Preference Shares described in Note 10 (Issued Capital and Reserves), 2) the share-based options awards mentioned in Note 11 (Share-based Compensation), 3) the warrant described in Note 17 (Debt) and 4) the Notes debt described in Note 17 (Debt). Each of these potential ordinary shares are antidilutive since their conversion to ordinary shares would decrease loss per share from continuing operations. Basic and diluted EPS are equal since the calculation of diluted earnings per share does not assume conversion, exercise, or other issue of potential ordinary shares that would have an antidilutive effect on earnings (loss) per share.

The following table reflects the income (loss) and share data used in the basic and diluted EPS calculations:

	Year Ending December 31,
	2021	2020	2019
Loss for the year attributable to Equity holders of the parent (basic and diluted)	$(117,741)	$(113,926)	$(20,765)
Weighted average number of ordinary shares (basic and diluted)	5,042,885	4,853,668	4,829,625

Loss per share basic and diluted	$(23.35)	$(23.47)	$(4.30)

14. Capital Management

For the purpose of the Group’s capital management, capital includes issued capital, convertible Preferred and Preference Shares, additional paid in capital, treasure shares, warrants, all other equity reserves attributable to the equity holders of the parent, and debt disclosed in Note 17 (Debt). The Group considers both capital and net debt as relevant components of funding. The Group manages its capital to ensure the Group will be able to continue as a going concern while maximizing the shareholders’ value through the optimization of the debt and equity balance. The Group manages its capital structure and makes adjustments in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may search for new sources of funding (either equity or debt), issue new shares or new convertible promissory notes. The Group has historically funded its operations principally through notes payable, common stock and preferred stock issuances.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The breakdown of the Group capital structure for capital management purposes is as follows:

	Year Ending December 31,
	2021	2020
Treasury shares	$(170,949)	$—
Additional paid-in capital	62,045	61,253
Other paid-in capital	12,432	2,464
Warrants	161,432	—
Foreign currency translation reserve	(86)	—
Retained earnings	(297,752)	(181,005)

Total equity	$(232,878)	$(117,288)

Current debt	$246,189	$125,085
Non-current debt	—	33,795

Total debt	$246,189	$158,880

Total capital management structure	$13,311	$41,592

No changes were made in the objectives, policies, or processes for managing capital during the years ended December 31, 2021, 2020 and 2019.

15. Financial Instruments Risk

Risk management objectives and policies

The Group is subject to a number of risks associated with emerging, technology-oriented companies with a limited operating history, including, but not limited to, dependence on key individuals, a developing business model, initial and continued market acceptance of the Group’s services, protection of the Group’s proprietary technology, competition from substitute products and services.

The Group´s activities expose it to a variety of financial risks, including fair value risk, market risk, interest rate risk, credit risk, foreign currency risk and liquidity risk. The Group’s senior management oversees the management of these risks. The Group’s senior management conducts this oversight in close co-operation with the board of directors and focuses on actively securing the entity´s short to medium term cash flows by minimizing the exposure to financial markets. The Group does not actively engage in the trading of financial assets for speculative purposes.

The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Fair value risk

The Group is subject to fair value risk related to the conversion options contained in the Group’s convertible notes debt and Nettar Series X Preferred Shares and the make-whole premium of the Cantor Loan. Fluctuations in the fair value of these financial instruments may arise from changes significant unobservable inputs detailed below (see Description of significant unobservable inputs to valuation).

All of the Group’s outstanding Notes debt, Nettar Series X Preferred Shares and Cantor Loan balances were converted into a number of Class A Ordinary Shares as determined in the merger agreement in connection with the merger transaction with CF Acquisition Corp. V (see Note 20 Subsequent Events).

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Fair value measurement hierarchy

The following table provides the fair value measurement hierarchy of the Group’s assets and liabilities.

There were no transfers between Level 1 and Level 2 during 2021 and 2020.

Fair value of financial instruments that are not measured at fair value (but fair value disclosures are required)

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments, other than those with carrying amounts that are reasonable approximations of fair values.

			Fair value measurement using
Financial instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets for which fair values are disclosed
Fixed term deposit	December 31, 2021	53	—	53	—
Accounts receivables	December 31, 2021	1,196	—	1,196	—
Other receivables (guarantee deposits)	December 31, 2021	135	—	135	—
Liabilities measured at fair value
Notes debt - Embedded derivative	December 31, 2021	117,622	—	—	117,622
Series X Preferred Shares - Embedded derivative	December 31, 2021	188	—	—	188
Cantor Loan - Embedded derivative	December 31, 2021	579	—	—	579
Liabilities for which fair values are disclosed
Notes debt	December 31, 2021	61,856	—	61,856	—
Promissory notes	December 31, 2021	40,925	—	40,925	—
Series X Preferred Shares	December 31, 2021	20,465	—	20,465	—
Cantor Loan	December 31, 2021	6,943	—	6,943	—
Trade, accruals and other payables	December 31, 2021	27,866	—	27,866	—
Assets measured at fair value
Cash equivalents - Money market funds	December 31, 2020	1,088	1,088	—	—
Assets for which fair values are disclosed
Fixed term deposit	December 31, 2020	56	—	56	—
Accounts receivables	December 31, 2020	4	—	4	—
Other receivables (guarantee deposits)	December 31, 2020	130	—	130	—

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

			Fair value measurement using
Financial instruments	Date of valuation	Total	Quoted prices in active markets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities measured at fair value
Notes debt - Embedded derivative	December 31, 2020	96,096	—	—	96,096
Liabilities for which fair values are disclosed
Notes debt	December 31, 2020	55,280	—	55,280	—
Trade and other payables	December 31, 2020	7,478	—	7,478	—

	Year Ending December 31, 2021		Year Ending December 31, 2020
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets measured at amortized cost
Other receivables	$156	$135	$157	$130

Total	$156	$135	$157	$130

Financial liabilities measured at amortized cost
Notes debt	$61,456	$61,856	$62,784	$55,280
Promissory notes	38,095	40,925	—	—
Series X Preferred Shares	21,183	20,465	—	—
Cantor Loan	7,066	6,943	—	—
Trade, accruals and other payables	28,047	27,866	7,981	7,478

Total	$155,847	$158,055	$70,765	$62,758

The Group assessed that the fair values of fixed term deposits, accounts receivables, current other receivables, and current trade and other payables approximate their carrying amounts largely due to the short-term maturities of these instruments.

The following methods and assumptions were used to estimate the fair values:

•	The carrying values of the fixed term deposits and the accounts receivables are considered to approximate their fair values.

•

The fair values of the other receivables and trade and other payables have been estimated using a discounted cash flow model. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management’s estimate of fair value for these receivables.

•

The fair values of the Group’s Notes debt, Nettar Series X Preferred Shares and Cantor Loan are determined by using the “with” and “without” method. As of each Measurement Date, the Group first valued the Notes and Nettar Series X Preferred Shares with the Conversion Options and the Cantor Loan with the make-whole premium in certain scenarios (the “with” scenario) and subsequently valued the Notes and Nettar Series X Preferred Shares without the Conversion Options and the Cantor Loan without the make-whole premium in certain scenarios (the “without” scenario). The difference between

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

the fair values of the Notes in the “with” and “without” scenarios was the concluded fair value of the Conversion Options of the Notes and Nettar Series X Preferred Shares and the make-whole premium of Cantor Loan as of the Measurement Date.

•

The carrying value of the lease liabilities is calculated as the present value of lease payments, discounted at its incremental borrowing rate at the lease commencement date. The Group considers that the incremental borrowing rate remained unchanged, therefore the carrying amount of this liability approximate its fair value.

•

The fair values of the guarantee deposits have been estimated using the discounted cash flow model. Since these deposits relate to leasing activities with similar terms of maturity, they have been discounted at the incremental borrowing rate used for these lease liabilities.

Description of significant unobservable inputs to valuation

The significant unobservable inputs used in the fair value measurements categorized within Level 3 of the fair value hierarchy included the following:

Notes debt embedded derivative:

•	fair value of one Series B preference share,

•	discount rate, and

•	volatility.

When applying a reasonably possible range for alternative assumptions to each unobservable input, a +/- 20% increase/(decrease) in fair value fair value of one Series B preference share would result in an increase/(decrease) in fair value of the liability of approximately $36.1 million / ($36.1) million and $30.0 million / ($30.0) million for the years ended December 31, 2021 and 2020, respectively. No material changes in the liability resulted from sensitivity analyses related to the discount rate (i.e., 1% increase/decrease in rate) or volatility (i.e., 10% increase/decrease in volatility).

Series X embedded and Cantor Loan derivatives:

•	one common share value on fully diluted basis in delayed exit/stay private scenario (for Series X)

•	discount rate, and

•	volatility.

No material changes in the liability resulted when applying a reasonably possible range for alternative assumptions to each unobservable input in the respective sensitivity analyses (i.e, 1% increase/decrease in discount rate, 10% increase/decrease in volatility, 20% increase/decrease in the value of the common share).

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Reconciliation of Level 3 fair value measurements of financial instruments

Fair value - embedded derivative liability(2)
At January 1, 2020	$7,139

Remeasurement loss (1)	84,224
Issues	4,733

At December 31, 2020	$96,096

Remeasurement (gain) - Series X (1)	(1,328)
Remeasurement loss - Notes debt (1)	43,428
Remeasurement loss - Cantor Loan (1)	2
Issues - Series X	1,516
Settlements – Notes debt	(21,902)
Issues - Cantor Loan	577

At December 31, 2021	$118,389

(1)	Recognized in the Statement of Profit or Loss and Comprehensive Loss as of December 31, 2021 and 2020, respectively.
(2)	Includes Notes debt, Series X and Cantor Loan.

There were no transfers in or out of Level 3 during the years ended December 31, 2021, 2020 and 2019.

Market risk analysis

The Group is exposed to market risk through its use of financial instruments and specifically to price risk, currency risk and interest rate risk, which result from both its operating and investing activities.

Refer to fair value risk section for sensitivity analyses.

Foreign currency sensitivity

The Group has determined its financial assets and liabilities are primarily held in US dollars; however, certain foreign subsidiaries of the Group maintain financial assets and liabilities in non-USD functional currencies.

The primary exposure to foreign currency rate fluctuations occurs when the Group incurs transactions other than its functional currency. To mitigate the Group’s exposure to foreign currency risk, exchange rate exposures are managed within approved policy parameters.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The Group’s exposure to currency risk from foreign currency denominated financial assets and financial liabilities as of December 31, 2021 and 2020 are as follows:

	Financial Assets (1)		Financial Liabilities (1)
	Year Ending December 31,		Year Ending December 31,
	2021	2020	2021	2020
Argentine Peso	438	353	(54)	(28)
Euro	143	155	(369)	(694)
Renminbi	130	310	(13)	(28)

(1)	Amounts reflect the December 31, 2021 and 2020 spot rates, respectively

Financial assets and liabilities denominated in Uruguayan pesos and Israeli new shekel were deemed to be immaterial.

Management determined that a reasonably possible change in foreign currency exchange rates in these non-US dollar functional currencies would not have a material impact to the financial statements and does not represent a material risk to the Group.

Interest rate sensitivity

The Group’s policy is to minimize interest rate cash flow risk exposures on long-term financing. Longer-term borrowings are therefore usually at fixed rates. The exposure to interest rates for the Group’s borrowings is considered immaterial. Additionally, all of the Group’s outstanding notes debt, Nettar Series X Preferred Shares and Cantor Loan balances were converted into a number of Class A Ordinary Shares as determined in the merger agreement in connection with the merger transaction with CF Acquisition Corp. V (see Note 20 Subsequent Events).

Credit risk analysis

Credit risk is the risk that a counterparty fails to discharge an obligation to the Group. The Group is exposed to credit risk from financial assets including cash and cash equivalents held at banks, trade and other receivables.

Credit risk management

The credit risk is managed on a group basis based on the Group’s credit risk management policies and procedures. Credit risk of any entity doing business with the Group is systematically analyzed, including aspects of a qualitative nature. The measurement and assessment of the Group total exposure to credit risk covers all financial instruments involving any counterparty risk.

The credit risk in respect of cash balances held with banks and deposits with banks are managed via diversification of bank deposits and are only with major reputable financial institutions.

As the Group’s risk exposure is mainly influenced by the individual characteristics of each customer, it continuously analyzes the creditworthiness of significant debtors. Accounts receivable—trade consist of a select number of customers in various geographical areas. Accounts receivable—trade are non-interest bearing and generally on terms of 30 to 90 days. Satellite imagery customers typically pay the annual amount of the service upfront, mitigating the credit risk. See Note 4 (Revenue from Contracts with Customers, Contract Liabilities and Remaining Performance Obligations) for further details on the Group’s significant customer contracts.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Liquidity risk analysis

Liquidity risk is that the Group might be unable to meet its obligations. The Group manages liquidity risk by using funding obtained mainly from shareholders and other liabilities. See Note 1 (Description of Business and Basis of Presentation) and Note 17 (Debt) for additional information.

The Group manages its liquidity needs by monitoring scheduled debt servicing payments for long-term financial liabilities as well as forecast cash inflows and outflows due in day-to-day business.

The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments:

Financial Liability	Carrying amount	Total undiscounted payments	Less than 3 months	3 to 12 months	1 to 2 years	More than 2 years
2021
Trade and other payables	$8,850	$8,850	$5,193	$1,458	$2,200	$—
Notes debt	61,456	65,073	65,073	—	—	—
Promissory note	38,095	41,896	41,896	—	—	—
Cantor Loan	7,066	7,558	7,558	—	—	—
Series X	21,183	21,427	21,427	—	—	—
Accrued expenses and other liabilities (1)	19,197	19,197	18,269	576	65	287
Lease liabilities	2,799	2,944	305	661	1,593	384

Total	$158,646	$166,945	$159,721	$2,695	$3,858	$671

2020
Trade and other payables	$7,555	$7,555	$606	$2,252	$1,244	$3,453
Notes debt	62,784	72,160	—	55,607	16,553	—
Accrued expenses and other liabilities (1)	462	462	426	—	—	36
Lease liabilities	1,398	1,485	103	293	224	864

Total	$72,199	$81,662	$1,135	$58,152	$18,021	$4,353

(1)	Excludes payroll, employee benefits and other taxes payable

As stated in Note 1 (Description of Business and Basis of Presentation) and Note 17 (Debt) all of the Group’s outstanding Notes debt, Nettar Series X Preferred Shares and Cantor Loan balances were converted into a number of Class A Ordinary Shares as determined in the merger agreement in connection with the merger transaction in 2022, which materially reduced the Group’s liquidity risk (see Note 20).

16. Related Party Disclosures

The Group has Notes debt with certain related parties. The following table provides the notes debt balances and associated finance costs as follows:

	Year Ending December 31,
	2021	2020	2019
Convertible notes debt from related parties
Amounts owed to related parties	$36,690	$48,598	$20,590
Interest expense	$1,010	$2,999	$1,419

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

There are no sales or purchases transactions with entities with significant influence over the Group and key management personnel of the Group.

Compensation of key management personnel of the Group

	Year Ending December 31,
	2021	2020	2019
Short-term employee benefits	$1,854	$2,206	$1,858
Termination benefits	157	202	—
Share-based payment transactions	1,286	1,286	416

Total compensation paid to key management personnel	$3,297	$3,694	$2,274

The amounts disclosed in the table are the amounts recognized as an expense during the reporting periods related to key management personnel.

Directors’ interests in the share-based compensation Plan

Share options held by executive members of the Board of Directors under the share-based compensation Plan have the following expiry dates and exercise prices:

			Shares outstanding
			Year Ending December 31,
Grant Date	Expiration	Weighted average exercise price	2021	2020	2019
2016	2026	$1.79	33,600	33,600	33,600
2019	2029	$3.14	97,972	97,972	97,972
2021	2031	$4.18	67,200	—	—

See Note 11 (Share-based Compensation) for further details on the plan.

17. Debt

Preferred Shareholder Transaction

On March 8, 2021, the Group signed an Exchange Agreement in conjunction with a Loan and Security Agreement and Warrant with a holder of preference shares and convertible notes (the “Investor”). Prior to such date, the Investor had been a note lender under the 2018 and 2019 note purchase agreements, and also owned Series A, B and B-1 preference shares. The Exchange Agreement requires the Investor to sell back to the Group all its outstanding shares and Notes debt, including the cancellation of the convertible feature of the promissory note (as part of the sale of such notes to Nettar Group Inc.) with a fair value of $21,902 thousand, in exchange for a loan and security interest in the principal amount of $40,089 thousand (the “Loan”), including unpaid accrued interest, and a warrant with a transaction fair value of $161,432 thousand. The Group recognized a gain on debt extinguishment of $3,258 thousand related to the transaction and a cost of treasury shares of $170,949 thousand. The loan and security agreement has a fixed interest rate of 5% per year, payable at the maturity date of March 8, 2046, is mandatorily payable upon event of default, change of control, going public or initial coin offering (ICO) transaction, in an amount equal to the sum of all outstanding principal of the Loan, plus accrued and unpaid interest. The loan and security agreement was repaid in connection with the merger transaction with CF Acquisition Corp. V (see Note 20 Subsequent Events).

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The exercise period of warrant is the earlier of 25 years from the effective date (i.e., March 8, 2021) or the date which the warrant is exercised in full. The warrant is freestanding, can be separately exercised from the debt and as of December 31, 2021 is transferrable subject to a right of first refusal in favor of Nettar Group Inc.

The Investor transaction resulted in the derecognition of the convertible notes and related embedded derivative amounting to $30,332 thousand, and recognition of a liability related to the new loan (Promissory Note), treasury shares and a warrant classified as an equity financial instrument.

Debt and Amendments

In September 2020, the Group signed a Note Purchase Agreement (the “NPA”) with certain lenders, which included a compound annual interest rate of 5% with a maturity of 2 years. Such 2020 notes together with the 2018 NPA and 2019 Amended & Restated NPA with similar conditions (compound annual interest rate of 5% with 2 years of maturity) are all the Notes debt issued by the Group.

In April 2021, the Group´s management agreed with its note holders, to extend the maturity date of the 2018 and 2019 convertible notes with original due date in April and September 2021, respectively. The new maturity date for the 2018 and 2019 notes was agreed to be in April 2022. The Group recognized a gain on extinguishment of debt of $318 thousand on the Consolidated Statement of Profit and Loss and Comprehensive Loss for the year ended December 31, 2021, related to the agreement.

In April 2021, the Group incurred $20,332 thousand of indebtedness related to the issuance of Nettar Series X Preferred Shares. See Note 10 (Issued Capital and Reserves).

In December 2021, the Group entered into the Promissory Note with Cantor Fitzgerald Securities (“CF Securities”) and incurred a loan (“Cantor Loan”) for an aggregate total amount of $7,500 thousand.

The breakdown of the debt outstanding as of December 31, 2021 and December 2020, is as follows:

December 31, 2021	Annual interest rate	Maturity	Principal	December 31, 2020	Annual interest rate	Original Maturity	Principal
Current debt				Current debt
Notes debt 2018	5%	2022	$16,540	Notes debt 2018	5%	2020	$19,540
Notes debt 2019	5%	2022	25,000	Notes debt 2019	5%	2021	30,000
Notes debt 2020	5%	2022	15,047	Non-current debt
Series X	7%	2023	20,332	Notes debt 2020	5%	2022	15,047

Cantor Loan	7%	2022	7,500	Total debt			$64,587

Promissory notes	5%	2046	40,089

Total			$124,508

Conversion features

The Group determined the conversion features of the debt instruments represented a derivative instrument, which are not clearly and closed related to the debt host contracts, and therefore were required to be accounted for separately. The convertible debt instruments were separated into debt and conversion options at issuance and a fair value was assigned to each component.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The fair values of the Group’s Notes debt, Nettar Series X Preferred Shares and Cantor Loan are determined by using the “with” and “without” method. As of each Measurement Date, the Group first valued the Notes and Nettar Series X Preferred Shares with the Conversion Options and the Cantor Loan with the make-whole premium in certain scenarios (the “with” scenario) and subsequently valued the Notes and Nettar Series X Preferred Shares without the Conversion Options and the Cantor Loan without the make-whole premium in certain scenarios (the “without” scenario). The difference between the fair values of the Notes in the “with” and “without” scenarios was the concluded fair value of the Conversion Options of the Notes and Nettar Series X Preferred Shares and the make-whole premium of Cantor Loan as of the Measurement Date.

To estimate the fair value of the Convertible Notes, Nettar Series X Preferred Shares and Cantor Loan in the “with” scenario, management considered the Group’s expectations regarding future financings. Management used expectations regarding a next qualified equity financing scenario, SPAC scenario and a dissolution scenario to estimate the fair value of the Convertible Notes, Nettar Series X Preferred Shares and Cantor Loan in the “with” scenario.

Regarding the “without” scenario, the Group also considered scenarios: the next equity financing scenario, SPAC scenario and the dissolution scenario, in order to estimate the fair value of the Convertible Notes, Nettar Series X Preferred Shares and Cantor Loan.

After initial recognition, the host debt is accounted for at amortized cost and effective interest rate is calculated considering residual value assigned. The fair value of the conversion feature and the make-whole premium is determined at each reporting date and fair value change recognized in profit or loss.

The changes in Convertible Notes (Notes debt), Promissory notes, Nettar Series X Preferred Shares and Cantor Loan for the years ended December 31, 2021, 2020 and 2019 that arose from financial activities:

	January 1, 2021	Cash flows	Extinguishment	Exchange of instruments	Interest / Dividend	Changes in fair value	December 31, 2021
Notes debt	$62,784	$—	$(8,749)	$—	$7,421	$—	$61,456
Notes debt - Embedded derivative liability	96,096	—	(21,902)	—	—	43,428	117,622
Promissory notes	—	—	—	36,333	1,762	—	38,095
Series X	—	18,816	—	—	2,367	—	21,183
Series X - Embedded derivative liability	—	1,516	—	—	—	(1,328)	188
Cantor Loan	—	6,923	—	—	143	—	7,066
Cantor Loan - Embedded derivative liability	—	577	—	—	—	2	579

Total	$158,880	$27,832	$(30,651)	$36,333	$11,693	$42,102	$246,189

Total non-current							—

Total current							$246,189

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

	January 1, 2020	Cash flows	Extinguishment	Exchange of instruments	Interest	Changes in fair value	December 31, 2020
Notes debt	$42,004	$13,314	$—	$—	$7,466	$—	$62,784
Notes debt - Embedded derivative liability	7,139	4,733	—	—	—	84,224	96,096

Total	$49,143	$18,047	$—	$—	$7,466	$84,224	$158,880

Total non-current							33,795

Total current							$125,085

	January 1, 2019	Cash flows	Extinguishment	Exchange of instruments	Interest	Changes in fair value	December 31, 2019
Notes debt	$17,431	$20,105	$—	$—	$4,468	$—	$42,004
Notes debt - Embedded derivative liability	4,474	6,895	—	—	—	(4,230)	7,139

Total	$21,905	$27,000	$—	$—	$4,468	$(4,230)	$49,143

Total non-current							28,495

Total current							$20,648

All of the Group’s outstanding Notes debt, Series X and Cantor Loan balances were converted into a number of Class A Ordinary Shares as determined in the merger agreement in connection with the merger transaction with CF Acquisition Corp. V in January 2022 (see Note 20 Subsequent Events),

18. Leases

Group as a lessee

The Group has leases for real estate and equipment. Lease terms range from 2 and 10 years.

Changes in the Group’s right-of-use assets carrying amounts were as follows:

	2021	2020
Balance as of January 1,	$1,341	$—
Depreciation expense	(477)	(286)
Additions	1,824	1,627
Transfers	(25)	—

Balance as of December 31,	$2,663	$1,341

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Changes in the Group’s lease liabilities carrying amounts were as follows:

	2021	2020	2019
Balance as of January 1,	$1,398	$—	$—
Additions to lease liabilities	1,799	1,711	—
Accretion of interest	49	57	—
Payments	(447)	(370)	—

Balance as of December 31,	$2,799	$1,398	$—

Total non-current	1,908	1,036	—

Total current	$891	$362	$—

For information regarding the maturity profile of the Group’s leases liabilities, see Note 15 (Financial Instruments Risk).

The Group recognized in the Consolidated Statement of Profit or Loss the following expenses related to its leases for the years end December 31, 2021, 2020 and 2019:

	2021	2020	2019
Depreciation expense	$477	$286	$—
Interest expense on lease liabilities	49	57	—

Total lease expense	$526	$343	$—

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

19. Subsidiaries of the Group

		Country of	% equity interest
Name	Principal activities	incorporation	2021		2020
Urugus S.A.	Manufacturing, Assembly, Integration, Test and Exports	Uruguay	100%		100%
Nettar S.A.	Intermediate Holding	Uruguay	100%		100%
Satellogic USA, Inc.	Sales and marketing, Product strategy and business development	United States	100%		100%
Telluric Ltd.	Image analytics and user interfaces	Israel	100%		100%
Satellogic S.A.	Research and development services and builds prototypes	Argentina	100%		100%
Satellogic Overseas, Inc.	Supplies fund for non-recurrent expenses management	BVI	100	%(1)	100	%(1)
Satellogic Solutions S.L.	Data science solutions and machine learning over the satellite images	Spain	100	%(1)	100	%(1)
Satellogic China, LTD	Sales and marketing	China	100	%(2)	100	%(2)
Satellogic China Beijing Branch	Sales and marketing	China	100	%(3)	100	%(3)
Satellogic North America LLC	Sales and Marketing	United States	100	%(4)		(7)
Satellogic Netherlands B.V.	High throughput plant	The Netherlands	100	%(5)		(7)
Satellogic, Inc	Created to consummate the transaction with CF V	BVI	100%			(7)
MergerSub 1	Created to consummate the transaction with CF V	BVI	100	%(6)		(7)
MergerSub 2	Created to consummate the transaction with CF V	United States	100	%(6)		(7)

(1)	This entity is controlled through Nettar, S.A. an intermediate holding entity of the Group.
(2)	This entity is controlled through Urugus S.A.
(3)	Dependent branch from Satellogic China LTD
(4)	This entity is controlled throug Satellogic USA, Inc
(5)	This entity is controlled by Satellogic Solutions S.L.
(6)	This entity is controlled by Satellogic Inc
(7)	This entity was created during the year ended December 31, 2021.

20. Subsequent Events

Liberty Subscription Agreement

On January 18, 2022, Satellogic Inc (the “Company”) and Satellogic V Inc (formally known as CF Acquisition Corp. V) (“CF V”) entered into an agreement (“Liberty Subscription Agreement”) with Liberty Strategic Capital (SATL) Holdings, LLC (“Liberty Investor”), pursuant to which the Liberty Investor agreed to purchase, and the

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Company agreed to issue and sell to the Liberty Investor, following satisfaction or waiver of the conditions in the Liberty Subscription Agreement, certain securities of the Company, including (i) 20,000,000 Class A Ordinary Shares (the “Liberty Shares”), (ii) 5,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A Ordinary Share at an exercise price of $10.00 per share (the “$10.00 Liberty Share Warrants”), and (iii) 15,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A Ordinary Share at an exercise price of $15.00 per share (the “$15.00 Liberty Warrants” and, together with the $10.00 Liberty Share Warrants, the “Liberty Share Warrants”), in a private placement for an aggregate purchase price of $150 million. The Liberty Share Warrants are exercisable as and from February 10, 2022, will expire on February 10, 2027, or the fifth anniversary of the closing.

The closing of the Liberty transaction occurred on February 10, 2022.

Cantor Fees and Loan

On January 18, 2022, CF V, the Company and Cantor Fitzgerald & Co. (“CF&Co.”) entered into an agreement to which they agreed that of the out-of-pocket fees and expenses related to the negotiation, documentation and consummation of the merger agreement payable to CF&Co., which in aggregate was approximately $21.9 million and comprised of $8.8 million of business combination marketing fees, $8.2 million of placement agent fees and $5.0 million of mergers and acquisitions advisory fees, only the mergers and acquisitions advisory fees would be paid in cash while the remainder would be paid in the form of an aggregate of 2,058,229 newly-issued Satellogic Inc. Class A Ordinary Shares, which were issued on January 25, 2022 (“Closing Date”), consisting in part of 600,000 Class A Ordinary Shares issued in connection with the placement fee due on the Liberty Investment.

On January 18, 2022, CF Securities, the Company and the Group entered into an agreement pursuant to which the Company and CF Securities agreed that the Company would repay the $7.5 million Cantor Loan executed in December 2021, including all principal and interest by the issuance of 788,021 Class A Ordinary Shares of Satellogic Inc., which repayment occurred on the Closing Date.

Merger Transaction with CF V

On the Closing Date, the Group consummated the transactions (“Business Combination”) contemplated by that previously announced Agreement and Plan of Merger dated as of July 5, 2021 (the “Merger Agreement”), by and among the Group, CF V, Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (BVI) and a direct wholly owned subsidiary of Nettar Group Inc. (“MergerSub 1”), Ganymede Merger Sub 2 Inc., a US Delaware corporation and a direct wholly owned subsidiary of Nettar Group Inc. (“MergerSub 2”), and Nettar Group Inc.

Beginning on January 26, 2022, the combined company began trading under the name Satellogic, Inc. Its common stock trades on Nasdaq under the ticker symbol “SATL” and its warrants trade on Nasdaq under the ticker symbol “SATLW”.

The transaction resulted in cash on the Statement of Financial Position of approximately $168 million in 2022, after transaction expenses and debt repayment, through the contribution of cash held in CF V’s trust account, net of redemptions by CF V’s public stockholders, and a concurrent PIPE offering led by SoftBank’s SBLA Advisers Corp. and CF&Co., among other top-tier institutional investors, and the Liberty Investment.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

The Group believes that its cash on hand following the consummation of the Business Combination will be sufficient to meet its working capital and capital expenditure requirements for a period of at least 12 months from the end of the reporting period.

Management expects the Business Combination will be accounted in 2022 for as a capital reorganization under IFRS. Under this method of accounting, CF V will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Group issuing shares for the net assets of CF V, accompanied by a recapitalization.

Management expects that since CF V does not meet the definition of a business in accordance with IFRS 3, the transaction will be considered a capital reorganization, similar to a reverse acquisition under IFRS 3, along with a share-based payment accounted for within the scope of IFRS 2. Any excess of fair value of the Company shares issued over the fair value of the net assets acquired would represent compensation for the service of a stock exchange listing for its shares and would be expensed as incurred. The net assets would be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination would be deemed to be those of the Group.

Adjustment of Warrant Price and Warrant Redemption Price

On April 1, 2022, the Company informed Continental Stock Transfer & Trust Company that pursuant to a warrant agreement executed by CF V on January 28, 2021, as modified and assumed by an assignment and assumption agreement executed on January 25, 2022 that the warrant price with respect to the $8.63 warrants issued and outstanding will be adjusted from $11.50 to $8.63 and the redemption price the $8.63 Warrants will be adjusted from $18.00 to $13.50.

Hannover Holdings S.A. (“Hannover”) Notice

Hannover holds Convertible Notes of Nettar Group Inc. as of December 31, 2021 which, considering conversion and exchange in 2022 into Satellogic Inc Class A Ordinary Shares amount to approximately 8.3% of the issued and outstanding Satellogic Inc. Ordinary Shares as of April 6, 2022. Hannover also holds Ordinary Shares and Preferred Shares of Nettar Group Inc. as of December 31, 2021.

Hannover sought appraisal, entitling it to be paid the “fair value” for its shares in cash, with respect to all of its holdings in Nettar Group Inc. in connection with the Initial Merger which formed part of the Business Combination, and may bring other claims arising from the Business Combination. Although Hannover asserted that it is entitled to dissenters’ rights on any Ordinary Shares issuable upon conversion of its Convertible Notes (Conversion Shares), at a hearing held on November 8, 2021, a BVI court ruled that Hannover is not entitled to dissenters rights with respect to shares issuable upon conversion of its Convertible Notes upon the consummation of the Business Combination. The order reflecting the court’s ruling was issued on January 21, 2022, and the statutory time for appeal of such order in the BVI has passed without Hannover exercising their right to appeal. On April 6, 2022, a statutory appraisal process conducted pursuant to the laws of the BVI, to determine the “fair value” with respect to a total of 51,700 ordinary shares, 134,735 Series A preference shares, and 15,082 Series B-1 preference shares (Appraised Shares), in each case of Nettar Group Inc. held by Hannover prior to the consummation of the Business Combination, resulted in a determination that the fair value of such shares, as of the relevant date of November 14, 2021 (which date preceded the consummation of the Business Combination), was $5,853 thousand. The Company repurchased all such Hannover shares for such amount in April 2022.

NETTAR GROUP INC.

Notes to Consolidated Financial Statements

(Expressed in thousands of US dollars, except per share data, unless otherwise stated)

Status of Registration Statement

Pursuant to the registration provisions of various agreements to which the Company is a party (the “Registration Provisions”), the Company agreed with the relevant investors that the registration statement registering their Company securities, including the Additional Shares which the issuance of is determined based on the effective date of the registration statement, would be filed on or before February 25, 2022 and would be declared effective on or before April 25, 2022. Although the Company initially filed the registration statement on February 14, 2022 in compliance with the Registration Provisions this registration statement has not been declared effective. Although the Company will use its best efforts to have this registration statement declared effective as soon as practical, there is no assurance the Company will not be further delayed as a result of further comments or other regulatory requirements.

Russian Federation Military Action Against Ukraine

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact on the Group’s financial position, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Satellogic V Inc. (formerly known as CF Acquisition Corp. V)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Satellogic V Inc. (formerly known as CF Acquisition Corp. V) (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the period from January 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from January 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 18, 2022

PCAOB ID Number 100

SATELLOGIC V INC. (FORMERLY KNOWN AS CF ACQUISITION CORP. V)

BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	469,569	—

Total current assets	494,569	25,000
Deferred offering costs associated with proposed initial public offering	—	131,695
Other assets	32,819	—
Cash held in Trust Account	250,020,961	—

Total Assets	$250,548,349	$156,695

Liabilities and Stockholders’ Equity (Deficit):
Current Liabilities:
Accrued expenses	$2,885,820	$94,560
Payables to related party	—	37,640
Sponsor loan — promissory notes	1,272,767	—
Franchise tax payable	200,000	—

Total Current Liabilities	4,358,587	132,200

Mandatorily redeemable Class A common stock liability	226,741,050	—
Warrant liability	4,603,733	—
Forward purchase securities liability	1,966,803	—

Total Liabilities	237,670,173	132,200

Commitments and Contingencies
Class A common stock subject to possible redemption, 2,325,895 and 0 shares at redemption value of $10.00 per share as of December 31, 2021 and 2020, respectively	23,258,950	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of both December 31, 2021 and 2020	—	—
Class A common stock, $0.0001 par value; 240,000,000 shares authorized; 600,000 issued and outstanding (excluding 22,674,105 mandatorily redeemable shares and 2,325,895 shares subject to possible redemption) as of December 31, 2021 and no shares issued and outstanding as of December 31, 2020	60	—
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 6,250,000 and 7,187,500(1) shares issued and outstanding as of December 31, 2021 and 2020, respectively	625	719
Additional paid-in capital	10,826,286	24,281
Accumulated deficit	(21,207,745)	(505)

Total Stockholders’ Equity (Deficit)	(10,380,774)	24,495

Total Liabilities and Stockholders’ Equity (Deficit)	$250,548,349	$156,695

(1)

This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellations of 7,187,500 shares of Class B common stock in December 2020 and 7,187,500 shares of Class B common stock in January 2021. On February 2, 2021, 937,500 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these financial statements.

SATELLOGIC V INC. (FORMERLY KNOWN AS CF ACQUISITION CORP. V)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from January 23, 2020 (Inception) through December 31, 2020
General and administrative costs	$4,163,009	$505
Administrative expenses — related party	109,643	—
Franchise tax expense	202,204	—

Loss from operations	(4,474,856)	(505)
Interest income on investments held in Trust Account	20,961	—
Interest expense on mandatorily redeemable Class A common stock liability	(10,665,317)	—
Changes in fair value of warrant liability	5,745,493	—
Changes in fair value of forward purchase securities liability	(1,966,803)	—

Net loss	$(11,340,522)	$(505)

Weighted average number of shares of common stock outstanding:
Class A — Public shares	21,192,758	—
Class A — Private placement	547,397	—
Class B — Common stock(1)	6,250,000	6,250,000
Basic and diluted net loss per share:
Class A — Public shares	$(0.41)	$—
Class A — Private placement	$(0.41)	$—
Class B — Common stock	$(0.41)	$(0.00)

(1)

For the period from January 23, 2020 (inception) through December 31, 2020, it excludes an aggregate of up to 937,500 shares subject to forfeiture if the over-allotment option was not exercised in full by the underwriter. This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellations of 7,187,500 shares of Class B common stock in December 2020 and 7,187,500 shares of Class B common stock in January 2021 (see Note 6).

The accompanying notes are an integral part of these financial statements.

SATELLOGIC V INC. (FORMERLY KNOWN AS CF ACQUISITION CORP. V)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Year Ended December 31, 2021 and for the Period from January 23, 2020

(Inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance — January 23, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(505)	(505)

Balance — December 31, 2020	—	—	7,187,500	719	24,281	(505)	24,495

Sale of Private Placement Class A common stock	600,000	60	—	—	5,757,380	—	5,757,440
Forfeiture of common stock to Sponsor at $0.0001 par value	—	—	(937,500)	(94)	94	—	—
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—	—	(5,781,755)	(9,866,718)	(15,648,473)
Mandatorily redeemable Class A common stock	—	—	—	—	10,665,317	—	10,665,317
Stock-based compensation	—	—	—	—	160,969	—	160,969
Net loss	—	—	—	—	—	(11,340,522)	(11,340,522)

Balance — December 31, 2021	600,000	$60	6,250,000	$625	$10,826,286	$(21,207,745)	$(10,380,774)

(1)

This number has been retroactively adjusted to reflect the recapitalization of the Company in the form of a 1.25-for-1 stock split and the cancellations of 7,187,500 shares of Class B common stock in December 2020 and 7,187,500 shares of Class B common stock in January 2021. On February 2, 2021, 937,500 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these financial statements.

SATELLOGIC V INC. (FORMERLY KNOWN AS CF ACQUISITION CORP. V)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from January 23, 2020 (Inception) through December 31, 2020
Cash flows from operating activities
Net loss	$(11,340,522)	$(505)
Adjustments to reconcile net loss to net cash provided by operating activities:
General and administrative expenses paid by related party	882,268	—
Interest income on investments held in Trust Account	(20,961)	—
Interest expense on mandatorily redeemable Class A common stock	10,665,317
Changes in fair value of warrant liability	(5,745,493)	—
Changes in fair value of forward purchase securities liability	1,966,803	—
Stock-based compensation	160,969	—
Changes in operating assets and liabilities:		—
Other assets	494,749	—
Accrued expenses	2,791,260	505
Payables to related party	(37,640)	—
Franchise tax payable	200,000	—
Deferred offering costs associated with proposed initial public offering	131,695	—

Net cash provided by operating activities	148,445	—

Cash flows from investing activities
Cash deposited to Trust Account	(250,000,000)	—

Net cash used in investing activities	(250,000,000)	—

Cash flows from financing activities
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from related party — Sponsor loan	1,272,767	—
Proceeds received from initial public offering	250,000,000	—
Proceeds received from private placement	6,000,000	—
Offering costs paid	(5,393,362)	—
Payment of related party payable	(2,027,850)	—

Net cash provided by financing activities	249,851,555	25,000

Net change in cash	—	25,000
Cash — beginning of the period	25,000	—

Cash — end of the period	$25,000	$25,000

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses	$—	$94,055

Offering costs paid with note payable to Sponsor	$91,750	$37,640

Prepaid expenses paid with payables to related party	$997,137	$—

The accompanying notes are an integral part of these financial statements.

SATELLOGIC V INC. (FORMERLY KNOWN AS CF ACQUISITION CORP. V)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Satellogic V Inc. (formerly known as CF Acquisition Corp. V) (the “Company”) was incorporated in Delaware on January 23, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced operations. All activity through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and all activity since the Initial Public Offering, relates to the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of warrant liability and FPS (as defined below) liability as other income (expense).

The Company’s sponsor is CFAC Holdings V, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 28, 2021. On February 2, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000, as described in Note 3. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 600,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $6,000,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $5,500,000, consisting of $5,100,000 of underwriting fees and approximately $400,000 of other costs.

Following the closing of the Initial Public Offering and sale of Private Placement Units on February 2, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (“Trust Account”) located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. See Note 10 — Subsequent Events for additional information.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro-rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

On July 5, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among (i) Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of Satellogic (“PubCo”), (ii) Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), (iii) Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”), and (iv) Nettar Group Inc. (d/b/a Satellogic), a business company with limited liability incorporated under the laws of the British Virgin Islands (“Satellogic”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (a) Merger Sub 1 will merge with and into Satellogic (the “Initial Merger”) whereby the separate existence of Merger Sub 1 will cease and Satellogic will be the surviving corporation of the Initial Merger and become a wholly owned subsidiary of PubCo, and (b) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into the Company (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and the Company will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo.

The board of directors of each of Satellogic and the Company have unanimously approved the Mergers and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). The closing of the Transactions will require the approval of the stockholders of the Company and the shareholders of Satellogic, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Certain existing agreements of the Company, included but not limited to the FPA, have been or will be amended or amended and restated in connection with the Transactions. For more information related to the Transactions, reference should be made to the Form 8-K that was filed by the Company with the SEC on July 6, 2021, PubCo’s Registration Statement on Form F-4 initially filed with the SEC on August 12, 2021 and as amended on September 24, 2021, October 19, 2021, November 5, 2021 and November 10, 2021, which was declared effective by the SEC on November 12, 2021 (the “Form F-4”) and the Company’s definitive proxy statement filed with the SEC on November 12, 2021 (the “Proxy Statement”). See Note 10 — Subsequent Events for additional information.

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $10,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,000,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 250,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination. The FPA was amended and restated on July 5, 2021 in connection with the Company’s entry into the Merger Agreement, as further described in the Company’s Form 8-K filed with the SEC on July 6, 2021.

Failure to Consummate a Business Combination — The Company has until February 2, 2023 to consummate a Business Combination, or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period. The Company entered into the Merger Agreement on July 5, 2021 and the Business Combination closed on January 25, 2022.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of both December 31, 2021 and 2020, the Company had $25,000 of cash in its operating account. As of December 31, 2021 and 2020, the Company had a working capital deficit of $3,864,018 and $107,200, respectively. During the year ended December 31, 2021, $20,961 of the interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through December 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of $148,445 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of December 31, 2021 and 2020, there was $1,272,767 and $0 outstanding, respectively, under the Sponsor Loan. As of both December 31, 2021 and 2020, there was no amounts outstanding under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company used these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. See Note 10 — Subsequent Events for additional information.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability and FPS liability. Such estimates may be subject to change as more current information becomes available and, therefore, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account or Trust Account as of both December 31, 2021 and 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. For the year ended December 31, 2021 and for the period from January 23, 2020 (inception) through December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities (see Note 8).

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period-end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 8 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

Class A Common Stock

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption are classified as liability instruments and initially measured at fair value. Since the Company’s shares of Class A common stock subject to mandatory redemption have a fixed redemption amount that exceeds the initial fair value and a fixed redemption date, the liability is subsequently accreted to the redemption amount through interest expense. For the year ended December 31, 2021, $10,665,317 was accreted through interest expense. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. As of December 31, 2021 and 2020, 22,674,105 shares and 0 shares of Class A common stock, respectively, were subject to mandatory redemption and presented as a non-current liability measured at redemption amount on the Company’s balance sheets. As of December 31, 2021 and 2020, 2,325,895 and 0 shares of Class A common stock subject to possible redemption, respectively, were presented as temporary equity outside of the stockholders’ equity (deficit) section of the Company’s balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A common stock. The change in the carrying value of redeemable Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of both December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss Per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC 260, Earnings Per Share. Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value. Mandatorily redeemable Class A Public Shares are excluded from the weighted average number of shares of common stock outstanding.

The Company has not considered the effect of the warrants to purchase an aggregate of 8,533,333 shares of Class A common stock sold in the Initial Public Offering and Private Placement in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

The following table reflects the calculation of basic and diluted net loss per share of common stock:

	For the Year Ended December 31, 2021			For the Period from January 23, 2020 (Inception) through December 31, 2020
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$(8,586,481)	$(221,784)	$(2,532,257)	$—	$—	$(505)
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	21,192,758	547,397	6,250,000	—	—	6,250,000
Basic and diluted net loss per share of common stock	$(0.41)	$(0.41)	$(0.41)	$—	$—	$(0.00)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public

Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On February 2, 2021, the Sponsor forfeited 937,500 shares of Class B common stock due to the underwriter not exercising the overallotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units).

Note 4 — Related Party Transactions

Founder Shares

On January 23, 2020, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On October 1, 2020, the Company effected a 1.25-for-1 stock split. In December 2020 and January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 7,187,500 Founder Shares, which the Company cancelled. All share and per share amounts have been retroactively adjusted. In January 2021, the Sponsor transferred an aggregate of 20,000 Founder Shares to independent directors of the Company. As a result, the Company recognized approximately $161,000 of compensation expense at fair value in the Company’s statements of operations for the year ended December 31, 2021. On February 2, 2021, the Sponsor forfeited 937,500 shares of Class B common stock, due to the underwriter not exercising the overallotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units), resulting in an aggregate of 6,250,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 600,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($6,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock and one-third of one warrant (the “Private Placement Warrants”). Each whole Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount of $8,750,000, which is equal to 3.5% of the gross proceeds of the Initial Public Offering.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to closing the Initial Public Offering, the amount outstanding under the Pre-IPO Note was $148,445. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the Initial Public Offering and prior to the Company’s initial Business Combination. As of December 31, 2021 and 2020, the Company had borrowed $1,272,767 and $0, respectively, under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both December 31, 2021 and 2020, there was no amounts outstanding under the Working Capital Loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying balance sheets. As of December 31, 2021 and 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of $0 and $37,640, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on January 28, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co., the lead underwriter and an affiliate of the Sponsor, a 45-day option to purchase up to 3,750,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On February 2, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. advised the Company that it would not exercise the over-allotment option.

CF&Co. was paid a cash underwriting discount of $5,000,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the pandemic could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity (Deficit)

Class A Common Stock — The Company is authorized to issue 240,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2021, there were 600,000 shares of Class A common stock issued and outstanding, excluding 22,674,105 mandatorily redeemable shares and 2,325,895 shares subject to possible redemption. As of December 31, 2020, there were no shares of Class A common stock issued and outstanding. The outstanding Class A common stock includes 600,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 30,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 6,250,000 and 7,187,500 shares of Class B common stock issued and outstanding, respectively. In connection with the underwriter advising the Company that it would not exercise its over-allotment option, the Sponsor forfeited 937,500 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Units).

Prior to the consummation of the Business Combination, only holders of Class B common stock have the right to vote on the election of directors. Holders of Class A common stock are not entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On October 1, 2020, the Company effected a 1.25-for-1 stock split. In December 2020 and January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 7,187,500 Founder Shares, which were cancelled. Information contained in the financial statements has been retroactively adjusted for this split and cancellation. On February 2, 2021, the Sponsor forfeited 937,500 shares of Class B common stock, resulting in an aggregate of 6,250,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•	Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

	December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Liabilities:
Warrant liability	$4,495,833	$107,900	—	$4,603,733
FPS liability	—	—	1,966,803	1,966,803

Total Liabilities	$4,495,833	$107,900	$1,966,803	$6,570,536

There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2020.

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s balance sheets. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s statements of operations.

Initial Measurement

The Company established the initial fair value for the warrants on February 2, 2021, the date of the closing of the Initial Public Offering. The Public Warrants and Private Placement Warrants were measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-third of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-third of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to the shares of Class A common stock subject to possible redemption. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilized the OPM to value the warrants as of February 2, 2021, with any subsequent changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability as of February 2, 2021 was determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

The following table provides quantitative information about the inputs utilized by the Company in the fair value measurement of the warrants as of February 2, 2021:

February 2, 2021
Risk-free interest rate	0.61%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

Subsequent Measurement

During the year ended December 31, 2021, the fair value measurement of the Public Warrants was reclassified from Level 3 to Level 2 due to the use of an observable quoted price in an active market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the Private Placement Warrants were reclassified from Level 3 to Level 2 during the year ended December 31, 2021.

As of December 31, 2021, the aggregate fair values of the Private Placement Warrants and Public Warrants were $0.1 million and $4.5 million, respectively.

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of February 2, 2021	$242,560	$10,106,666	$10,349,226
Change in valuation inputs or other assumptions(1)	(134,660)	(5,610,833)	(5,745,493)

Fair value as of December 31, 2021(2)	$107,900	$4,495,833	$4,603,733

(1)	Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the statement of operations.
(2)

Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $5.9 million during the year ended December 31, 2021.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $10.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued compared to the $10.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of December 31, 2021, the probability assigned to the consummation of the Business Combination was 80% which was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and the Sponsor’s track record for consummating similar transactions.

The following table presents a summary of the changes in the fair value of the FPS liability:

FPS Liability
Fair value as of February 2, 2021	$2,667,992
Change in valuation inputs or other assumptions(1)	(701,189)

Fair value as of December 31, 2021	$1,966,803

(1)	Changes in valuation inputs or other assumptions are recognized in Change in fair value of FPS liability in the statement of operations.

Note 9 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense as of December 31, 2021 and for the period from January 23, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the year ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(935,429)	—
State	—	—
Change in valuation allowance	935,429	—

Income tax provision expense	$—	$—

The Company’s net deferred tax assets are as follows as of December 31, 2021 and 2020:

	December 31,
	2021	2020
Deferred tax asset
Startup/Organizational Costs	$863,448	$—
Deferred Compensation	33,803
Net operating loss carryforwards	38,178	—

Total deferred tax assets	935,429	—
Valuation Allowance	(935,429)	—

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2021 and 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2021 and 2020:

	December 31,
	2021	2020
Statutory Federal income tax rate	21.0%	—%
Change in fair value of warrant liability	10.6%	—
Change in fair value of FPA liability	(3.6)%	—
Interest expense on mandatorily redeemable Class A common stock	(19.8)%
Change in Valuation Allowance	(8.2)%	—

Income Taxes Benefit	0.0%	0.0%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the financial statements date through the date that the financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements other than as described below.

As further described in a Form 6-K filed by the Company with the SEC on January 18, 2022, PubCo and the Company entered into a Subscription Agreement (the “Liberty Subscription Agreement”) with Liberty Strategic Capital (SATL) Holdings, LLC (the “Liberty Investor”), a Cayman Islands limited liability company and investment vehicle managed by Liberty 77 Capital L.P., pursuant to which the Liberty Investor agreed to purchase, and PubCo agreed to issue and sell to the Liberty Investor, following satisfaction or waiver of the conditions in the Liberty Subscription Agreement, (i) 20,000,000 Class A ordinary shares of PubCo, par value $0.0001 per share (any Class A ordinary shares of PubCo, “Class A Ordinary Shares” and such shares), (ii) 5,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A Ordinary Share at an exercise price of $10.00 per share, and (iii) 15,000,000 warrants, each warrant providing the holder thereof the right to purchase one (1) Class A Ordinary Share at an exercise price of $15.00 per share, in a private placement for an aggregate purchase price of $150.0 million.

In connection with the entry into the Liberty Subscription Agreement and other related agreements as further described in the Form 6-K filed by the Company with the SEC on January 18, 2022, the Company also filed a proxy statement/prospectus supplement with the SEC which supplemented the proxy statement/prospectus dated November 12, 2021 (the “Proxy Statement”) relating to the special meeting of stockholders (the “Special Meeting”) of the Company at which the Company’s stockholders (the “Company Stockholders”) will consider and vote upon the Business Combination Proposal, as further described in the Proxy Statement, to adopt the Merger Agreement.

Pursuant to a fee letter dated as of January 18, 2022, the Company, PubCo and CF&Co. agreed that of the fees payable to CF&Co. in connection with the closing of the Business Combination, which in aggregate total approximately $21.94 million (comprised of $5.0 million of M&A advisory fees, $8.75 million of business combination marketing fees, and approximately $8.19 million of placement agent fees), only the M&A advisory fees would be paid in cash with the remainder being paid in the form of an aggregate of 2,058,229 newly-issued Class A Ordinary Shares, 600,000 of which are subject to adjustment on the same terms available to the PIPE investors, as further described in the Proxy Statement.

The Special Meeting, originally scheduled for December 8, 2021, was adjourned by the Company to December 20, 2021, December 30, 2021, and then January 24, 2022. The Special Meeting was held on January 24, 2022. Present at the Special Meeting, via the virtual meeting platform or by proxy, were holders of 25,111,974 shares of common stock of the Company representing approximately 78.8% of the voting power of the common stock of the Company as of November 1, 2021, the record date for the Special Meeting, and constituting a quorum for the transaction of business.

At the Special Meeting, the Company Stockholders voted on and approved the Business Combination Proposal, as defined and described in greater detail in the Proxy Statement. The Adjournment Proposal, as defined and described in greater detail in the Proxy Statement, was not presented to the Company Stockholders as the Business Combination Proposal received a sufficient number of votes for approval. Holders of 23,143,646 shares of Class A common stock of the Company elected to redeem their shares redeemed in connection with the Business Combination.

The Company, PubCo and the other parties to the Merger Agreement consummated the transactions contemplated thereby on January 25, 2022, including the SPAC Merger, pursuant to the Company became a direct wholly owned subsidiary of PubCo. The Company’s securities were deregistered from Nasdaq on that date. Subsequent to such closing, the Company changed its name to Satellogic V Inc.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The impact on the Company’s balance sheets, results of operations, and cash flows is also not determinable as of the date of these financial statements.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Company’s memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

None.

Item 8.	Exhibits.

(a)	Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit No.	Description

1.1	Amended and Restated Memorandum of Association and Articles of Association of Satellogic Inc. (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed on January 27, 2022).

2.1#	Agreement and Plan of Merger, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc., Ganymede Merger Sub 2 Inc., Ganymede Merger Sub 1 Inc. and Nettar Group Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764).

2.2	Specimen Class A ordinary share certificate of Satellogic Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4 filed October 19, 2021 (file no. 333-258764)).

2.3	Specimen Class B ordinary share certificate of Satellogic Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-4 filed October 19, 2021 (file no. 333-258764)).

2.4	Specimen warrant certificate of Satellogic Inc. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-4 filed October 19, 2021 (file no. 333-258764)).

2.5	Warrant Agreement, dated January 28, 2021, by and between CF Acquisition Corp. V and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of CF Acquisition Corp. V’s Current Report on Form 8-K filed February 3, 2021).

2.6	Warrant Assumption Agreement among CF Acquisition Corp. V, Satellogic Inc. and Continental Stock Transfer & Trust Company, as Warrant agent, dated as of January 25, 2022 (incorporated by reference to Exhibit 2.6 to the Shell Company Report on Form 20-F filed on January 27, 2022).

5.1*	Opinion of Maples & Calder (BVI) as to validity of Satellogic Inc. Ordinary Shares.

5.2**	Opinion of Greenberg Traurig, P.A. as to the Satellogic Inc. Warrants.

Exhibit No.	Description

10.1	Amended and Restated Forward Purchase Contract, dated as of July 5, 2021, by and among CF Acquisition Corp. V, Satellogic Inc. and CFAC Holdings V, LLC (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 filed August 12, 2021 (file no. 333-258764)).

10.2##	Amended and Restated Service and Cooperation Agreement, dated September 22, 2021, by and between Zhong Ke Guang Qi Space Information Technology Co., Ltd. and Urugus S.A. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 filed September 24, 2021 (file no. 333-258764)).

10.3	Credit Agreement, dated as of April 29, 2020, between JPMorgan Chase Bank, N.A. and Satellogic USA Inc. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 filed August 12, 2021 (file no. 333-258764)).

10.4	Employment Agreement, dated March 1, 2020, by and between Nettar Group Inc. (d/b/a Satellogic) and Emiliano Kargieman (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 filed October 19, 2021 (file no. 333-258764)).

10.5	Warrants, dated as of March 8, 2021, between Nettar Group Inc. and Columbia River Investment Limited (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 filed October 19, 2021 (file no. 333-258764)).

10.6	Side Letter Agreement, dated April 5, 2021 between Nettar Group Inc. and Hannover Holdings S.A. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 filed November 10, 2021 (file no. 333-258764)).

10.7	Loan and Security Agreement, dated as of March 8, 2021, by and among Columbia River Investment Limited and Nettar Group Inc. (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K filed on December 10, 2021).

10.8	Amendment to Loan and Security Agreement, dated as of December 7, 2021, by and among Columbia River Investment Limited and Nettar Group Inc. (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K filed on December 10, 2021).

10.9	Escrow Agreement, dated as of January 25, 2025, by and between CF Acquisition Corp. V and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.9 to the Shell Company Report on Form 20-F filed on January 27, 2022).

10.10	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764).

10.11	Form of Shareholder Support Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764).

10.12	Form of Sponsor Support Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764).

10.13	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-4 filed on August 12, 2021 (file no. 333-258764).

10.14	Subscription Agreement, dated as of January 18, 2022 by and among CF Acquisition Corp. V, Satellogic Inc., and Liberty Strategic Capital (SATL) Holdings, LLC (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K filed on January 18, 2022 (file no. 333-258764)).

10.15	Letter Agreement, dated as of January 18, 2022 by and among Satellogic Inc., Liberty Strategic Capital (SATL) Holdings, LLC and CFAC Holdings V, LLC (incorporated by reference to Exhibit 99.3 to the Report on Form 6-K filed on January 18, 2022 (file no. 333-258764)).

10.16**	Amended and Restated Letter Agreement, dated as of February 10, 2022 by and among Satellogic Inc., Liberty Strategic Capital (SATL) Holdings, LLC and CFAC Holdings V, LLC

Exhibit No.	Description

10.17**	Equity Incentive Plan

10.18**	Warrant Agreement, dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agent for the warrants exercisable at $10.00 per Class A Ordinary Share and $15.00 per Class A Ordinary Share

10.19**	Warrant Agreement, dated February 10, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agent for the warrants exercisable at $10.00 per Class A Ordinary Share

10.20**	Warrant Agreement, dated January 25, 2022, by and between Satellogic Inc. and Continental Stock Transfer & Trust Company, as warrant agent for warrants exercisable at $20.00 per Class A Ordinary Share

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Pistrelli, Henry Martin y Asociados S.R.L. (Member firm of Ernst & Young Global).

107*	Calculation of Filing Fee Tables

*	Filed herewith
**	Previously filed
#	Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.
##

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9.	Undertakings.

(a)	The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the registrant is relying on Rule 430B:

(A)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(ii)

if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby undertakes:

(1)

that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davidson, North Carolina on May 2, 2022.

SATELLOGIC INC.

By:	/s/ Rick Dunn
Name:	Rick Dunn
Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints Emiliano Kargieman as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Emiliano Kargieman Emiliano Kargieman	Chief Executive Officer (principal executive officer)	May 2, 2022

* Ted Wang	Director	May 2, 2022

* Marcos Galperin	Director	May 2, 2022

* Brad Halverson	Director	May 2, 2022

* Steven Mnuchin	Director and Chairperson	May 2, 2022

* Howard Lutnick	Director	May 2, 2022

Signature	Capacity	Date

* Joseph Dunford	Director	May 2, 2022

/s/ Tom Killalea Tom Killalea	Director	May 2, 2022

Miguel Gutierrez	Director	May 2, 2022

*By:	/s/ Emiliano Kargieman
Emiliano Kargieman
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on May 2, 2022.

By:	/s/ Rick Dunn
Name:	Rick Dunn